Exhibit 99.1

infinera®

what THE NETWORK will be

Infinera’s offer to the shareholders of Transmode

Morgan Stanley

Important Information

This offer document (the “Offer Document”) has been prepared in accordance with the Swedish Financial Instruments Trading Act (SFS 1991:980) (the “Trading Act”), the Swedish Act on Public Takeovers on the Stock Market (SFS 2006:451) (the “Takeover Act”) and Nasdaq Stockholm’s Rules Regarding Takeover Offers (the “Takeover Rules”). This Offer Document has been prepared in Swedish and English. In the event of any discrepancy in content between the language versions, the Swedish version shall prevail.

The Swedish version of the Offer Document has been approved and registered by the Swedish Financial Supervisory Authority (Sw: Finansinspektionen) (the “SFSA”) pursuant to the provisions of Chapter 2 of the Takeover Act and Chapter 2 a of the Trading Act. Approval and registration by the SFSA do not imply that the SFSA guarantees that the information provided in this Offer Document is correct or complete.

Infinera Corporation’s (“Infinera”) public offer to the shareholders in Transmode AB (publ) (“Transmode”) in accordance with the terms specified in this Offer Document (the “Offer”) and the Offer Document are governed by Swedish law. The Takeover Rules and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules apply to the Offer. In accordance with the Takeover Act, Infinera has undertaken towards Nasdaq Stockholm to comply with the rules established by Nasdaq Stockholm for such offers and submit to the sanctions that Nasdaq Stockholm may decide upon in the event of violations of these rules. Infinera has informed the SFSA about the commitment to Nasdaq Stockholm on April 9, 2015. Any dispute relating to, or arising in connection with the Offer or the Offer Document, shall be settled exclusively by Swedish Courts with the Stockholm District Court as the court of first instance.

The information in the Offer Document is only provided in contemplation of the Offer and may not be used for any other purpose. There is no guarantee that the information provided in this Offer Document is current as of any date other than the date of the publication of this Offer Document or that there have not been any changes in Infinera’s or Transmode’s business since that date. If the information in this Offer Document becomes subject to any material change, such material change will be made public in accordance with the provisions of the Trading Act, which governs the publication of supplements to the Offer Document.

Except for what is stated on pages 74–75, 105 and 135, or otherwise expressly stated in the Offer Document, no information in the Offer Document has been reviewed by Infinera’s or Transmode’s auditors. The figures reported in the Offer Document have in some cases been rounded off, and as a result the figures in tables may not tally with the stated totals.

Forward-looking statements

The Offer Document contains certain forward-looking statements. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, these statements can be identified by the use of forward-looking terminology such as “expects,” “intends,” “target,” “projects,” “contemplates,” “plans,” “seeks,” “estimates,” “could,” “should,” “feels,” “believes,” “will,” “would,” “may,” “can,” “anticipates,” “potential” and similar expressions or the negative of these terms. Such forward-looking statements are subject to risks and uncertainties that may cause the actual results, performance or achievements of Infinera, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Important factors that could cause Infinera’s actual results to differ include, but are not limited to: the risk that Transmode shareholders fail to tender more than 90 percent of Transmode’s outstanding shares, that any of the other closing conditions are not satisfied, and that the transaction may not close; the risk that Transmode’s and Infinera’s businesses will not be integrated successfully; the risk that synergies will not be realized or realized to the extent anticipated; the risk that the Combined Company will not realize on its financing or operating strategies; the risk that litigation in respect of either company or the transaction could arise; and the risk that disruption caused by the combination of Infinera and Transmode if the Offer is completed would make it difficult to maintain certain strategic relationships. These risks and uncertainties also include those risks and uncertainties that are described in the section “Risk factors.” Any or all of the forward-looking statements in this Offer Document may turn out to be inaccurate and may be affected by inaccurate assumptions or by known or unknown risks and uncertainties. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offer Document may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements. Infinera assumes no obligation to update any such forward-looking statements, except as specifically required by law. Infinera cautions readers not to place considerable reliance on the forward-looking statements contained in this Offer Document.

Important information for shareholders outside Sweden and for banks and other institutions holding nominee-registered shares for persons with residence outside Sweden

The Offer under this Offer Document is not being made to persons whose participation requires that any additional offer document or prospectus be prepared, or that any additional registration be effected or that any other measure be taken in addition to those required under Swedish and U.S. law and regulations.

The Offer Document, the acceptance forms and other documentation regarding the Offer will not be distributed and must not be sent, made available or otherwise distributed, directly or indirectly, in or into jurisdictions in such a way that would require any such additional measures to be taken or would contravene laws and regulations in such jurisdictions, including Australia, Hong Kong, Japan, Canada, New Zealand and South Africa, and does not constitute, or form part of, any offer to acquire, subscribe, sell or exchange or any solicitation of an offer to acquire, subscribe, sell or exchange any securities to any person in such jurisdictions, and there shall be no sale, issue or transfer of the securities referred to in the Offer Document in any jurisdiction in contravention of applicable laws or where such action would require any additional documents, filings or measures other than those pursuant to Swedish and U.S. law and regulations (“Restricted Jurisdictions”). The Offer is not being made, directly or indirectly, in or into any Restricted Jurisdiction, or by use of mail or any other national or international means or instrumentality (including, without limitation, telephone, facsimile transmission, electronic mail and the Internet) or by a device owned by a stock exchange or any other market place in any Restricted Jurisdiction and the Offer cannot be accepted by such means or instrumentality or by such device or from any Restricted Jurisdiction. Banks, brokers and other institutions holding nominee-registered shares on behalf of persons in any Restricted Jurisdiction may not forward the Offer Document or any documentation related to the Offer, or otherwise make the Offer available, to such persons. Any attempt to accept the Offer in violation of the abovementioned restrictions may be disregarded.

In connection with the Offer, Infinera has filed a preliminary prospectus and Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). Shareholders of Transmode should read this Offer Document and the Registration Statement carefully, as well as other documents filed with the SEC and the SFSA, because they will contain important information about the transaction. Infinera may not exchange the common stock referenced in the preliminary prospectus until the Registration Statement filed with the SEC becomes effective. Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings” in the “Company–Investor Relations” portion of Infinera’s website.

Contents

Summary 2

Risk factors 11

The Offer 39

Background and reasons 45

Terms, conditions and instructions 46

Statement by the Board of Directors of Transmode 50

Fairness opinion 56

Information about the Combined Company 59

Information about Infinera 76

Information about Transmode 136

Tax issues 164

Addresses 171

The offer in brief

Infinera offers the shareholders of Transmode to tender their shares in Transmode for any of the following two consideration alternatives (or a combination thereof):

The original consideration alternative (“Original Consideration Alternative”):

in respect of approximately 73.80 percent of the Transmode shares tendered by each shareholder: approximately 0.6376 Infinera Shares per Transmode share (equivalent to a value of approximately SEK 107.05 per Transmode share as of April 8, 20151 and approximately SEK 111.78 per Transmode share as of June 26, 20152); and

in respect of the remaining approximately 26.20 percent of the Transmode shares tendered by each shareholder: SEK 107.05 in cash per Transmode share.

The capped cash alternative (“Capped Cash Alternative”):

cash consideration of SEK 110.00 per Transmode share.3

The acceptance period of the Offer runs from and including July 10, 2015 up to and including August 7, 2015. Settlement is expected to commence around August 20, 2015. Infinera reserves the right to extend the acceptance period, as well as to defer payment of consideration.

For further information regarding the Offer, see “The Offer” and “Terms, conditions and instructions.”

Certain definitions

Infinera means Infinera Corporation or, depending on the context, the group of which Infinera is the parent company including, following completion of the Offer, Transmode.

Transmode means Transmode AB (publ), corp. ID No. 556588-9101, or, depending on the context, the group of which Transmode is the parent company.

Combined Company means the combination of Infinera and Transmode if the Offer is completed.

The Offer means Infinera’s public offer to the shareholders in Transmode in accordance with the terms specified in this Offer Document. The Offer Document means this offer document, which has been prepared in connection with the Offer.

Infinera Shares means shares of Infinera common stock. Euroclear means Euroclear Sweden AB.

Nasdaq Stockholm means the Swedish regulated market, Nasdaq Stockholm, or, depending on the context, its market operator NASDAQ OMX Stockholm AB.

SEK, EUR and USD/$ means Swedish kronor, euro and U.S. dollars, respectively, (M means millions).

1 Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414.

2 Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254.

3 In the event the Offer acceptance levels in the Original Consideration Alternative and the Capped Cash Alternative in aggregate would cause the total cash consideration to be paid by Infinera in the Offer to exceed SEK 2,133,611,172 (the “Aggregate Cash Cap”), a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative will be made. The reduction will be made such that the cash consideration to be paid by Infinera totals not more than the Aggregate Cash Cap and any surplus shares tendered under the Capped Cash Alternative in the Offer shall instead be deemed tendered for consideration of approximately 0.6376 Infinera Shares per Transmode share (i.e. corresponding to the share consideration under the Original Consideration Alternative).

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Summary

Summaries are made up of disclosure requirements known as “Elements,” these elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for the type of securities and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of “not applicable.”

Section A –Introduction and warnings

A.1 Introduction and warnings

This summary should be read as an introduction to the Offer Document.

Any decision to invest in the securities should be based on consideration of the Offer Document as a whole by the investor.

Where a claim relating to the information in this Offer Document is brought before a court, the plaintiff investor might, under the national legislation of the Member States, have to bear the costs of translating the Offer Document before the legal proceedings are initiated.

Civil liability may attach to those persons who produced the summary, including any translation thereof, only if the summary is misleading, inaccurate or inconsistent with other parts of the Offer Document or if, together with other parts of the Offer Document, it fails to provide key information to help investors when considering investing in such securities.

A.2 Consent to the use of the Offer Document for resale or final placement of securities

Not applicable. The Offer is not being marketed by any financial intermediary.

Section B – Issuer

B.1 Legal and commercial name

Infinera’s full corporate name (and trading name) is Infinera Corporation.

B.2 Domicile and legal form

Infinera is a U.S. corporation incorporated in the State of Delaware, under the Delaware corporate number 3325877. The address of Infinera’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, the United States of America.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Summary

B.3	*Nature of operations and principal activities*	Infinera provides optical transport networking equipment, software and services to Tier 1 and Tier 2 telecommunications service providers, Internet content providers ("**ICPs**"), cable operators, wholesale and enterprise carriers, research and education institutions, and government entities (collectively, "**Service Providers**") across the globe. Infinera's technologies and platforms enable Service Providers to automate, converge and scale their metro, long-haul and subsea optical networks. Infinera manufactures large-scale Indium Phosphide photonic integrated circuits ("**PICs**"), which are used as a key differentiating component inside Infinera's Intelligent Transport Network platforms. Infinera's PICs are combined with FlexCoherent Processors to deliver coherent optical transmission and with high-performance Optical Transport Network ("**OTN**") switching capabilities to offer Service Providers a unique combination of highly-scalable transmission capacity and easy to use bandwidth management tools to simplify transport network operations. The Infinera DTN-X platform supports 100 Gigabits per second ("**Gbps**") Wavelength Division Multiplexing ("**WDM**") transmission capacity with 500 Gbps super-channels and also integrates 5 Terabits per second of OTN switching in a single bay. The Infinera DTN-X platform leverages the unique capabilities of Infinera's 500 Gbps PICs to deliver Infinera's high-capacity Intelligent Transport Networks that reduce power, cooling and space requirements while simplifying transport network operations. Infinera's recently introduced Cloud Xpress platform is optimized to help Service Providers scale cloud networks with hyper-scale density, simplified operations and low power. The Cloud Xpress is a high capacity rack and stack platform that is targeted at ICPs, cloud service providers, and data center operators. These types of customers are experiencing tremendous bandwidth pressure on their networks connecting their data centers as a result of the significant increase in server-to-server traffic created by cloud infrastructures.
B.4a	*Recent trends*	Infinera intends to continue to leverage the Infinera DTN-X platform to increase revenue and expand its market share as customers continue to deploy 100 Gbps transport solutions in their networks. In addition to the Infinera DTN-X platform, which is primarily targeted at the long-haul market, Infinera is also optimistic about opportunities in the metro cloud market with its Cloud Xpress platform. This focus on revenue growth will be complemented with overall prudent financial management and continued efforts to drive cost improvements across its products and services. Infinera believes that with sustained revenue growth, Infinera can further leverage its vertically-integrated manufacturing model, which, combined with selling bandwidth capacity into deployed networks, can result in improved future gross profits. Although Infinera will continue to make significant investments in its business, management is committed to managing expenses to deliver bottom line profitability. Management currently believes that research and development expenses, excluding stock-based compensation expenses, will equal approximately 20 percent of Infinera's total revenue. Furthermore, Infinera plans to continue to tightly manage other operating expenses. Infinera's goal is to be the preeminent provider of optical transport networking systems to Service Providers around the world. In 2015 and beyond, Infinera intends to increase its presence with new and existing customers while leveraging its Infinera DTN-X and Cloud Xpress platforms. In addition, Infinera plans to continue to bring new products to market to further expand the size of the market it is able to address. Infinera's revenue growth will depend on the continued acceptance of its products, growth of communications traffic and the proliferation of next-generation bandwidth-intensive services, which are expected to drive the need for increased levels of bandwidth.
B.5	*Group*	Infinera is the parent company in the Infinera group, which comprises 12 subsidiaries in 10 countries.
B.6	*Major shareholders, etc.*	Under the Securities Exchange Act of 1934, as amended, stockholders who hold a 5 percent or greater security interest in the issuer are required to disclose their holdings to the U.S. Securities and Exchange Commission. The following table sets forth each person, known to the board of directors based on such filings, holding a 5 percent or greater security interest in Infinera as of June 27, 2015.

Name of beneficial owners	Number of shares	Percentage of shares and votes beneficially owned
FMR LLC	18,792,952	14.3%
The Vanguard Group	7,728,166	5.9%
BlackRock, Inc.	7,108,991	5.4%
Total three largest stockholders	**33,630,109**	**25.6%**
Other stockholders	97,534,098	74.4%
Total	**131,164,207**	**100 %**

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 3

Summary

B.7 | *Selected historical financial information*

Presented below are Infinera's financial results in brief for fiscal years 2012-2014, as well as for the first quarter of fiscal 2014 and 2015. Infinera's consolidated financial income statements are prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Infinera's selected historical financial information in summary set forth below is derived from Infinera's historical consolidated financial statements, which have been incorporated by reference, and should be read together with the accompanying notes that are an integral part of the historical consolidated financial statements.

Consolidated statement of operations in summary

	Q1 ended (Unaudited)		Years ended		
(USD, in thousands, except per share data)	**March 28, 2015**	**March 29, 2014**	**December 27, 2014**	**December 28, 2013**	**December 29, 2012**
Revenue	186,862	142,815	668,079	544,122	438,437
Cost of revenue	98,750	84,409	379,775	325,483	280,868
Gross profit	**88,112**	**58,406**	**288,304**	**218,639**	**157,569**
Operating expenses:	72,955	59,462	260,962	242,825	240,570
Income (loss) from operations	**15,157**	**(1,056)**	**27,342**	**(24,186)**	**(83,001)**
Total other income (expense), net	(2,175)	(3,070)	(10,930)	(6,279)	(139)
Income (loss) before income taxes	**12,982**	**(4,126)**	**16,412**	**(30,465)**	**(83,140)**
Provision for income taxes	616	248	2,753	1,654	2,190
Net income (loss)	**12,366**	**(4,374)**	**13,659**	**(32,119)**	**(85,330)**
Net income (loss) per common share:					
Basic	0.10	(0.04)	0.11	(0.27)	(0.77)
Diluted	0.09	(0.04)	0.11	(0.27)	(0.77)

Consolidated balance sheet in summary

(USD, in thousands)	**March 28, 2015 (Unaudited)**	**March 29, 2014 (Unaudited)**	**December 27, 2014**	**December 28, 2013**	**December 29, 2012**
ASSETS					
Total current assets	645,234	566,361	651,855	539,070	429,497
Total assets	823,030	697,086	818,016	700,926	528,170
LIABILITIES AND STOCKHOLDERS' EQUITY					
Total current liabilities	150,860	125,311	174,331	140,949	144,047
Stockholders' equity	507,835	426,268	481,907	417,810	356,136
Total liabilities and stockholders' equity	823,030	697,086	818,016	700,926	528,170

Consolidated cash flow statement in summary

	Q1 ended (Unaudited)		Years ended		
(USD, in thousands)	**March 28, 2015**	**March 29, 2014**	**December 27, 2014**	**December 28, 2013**	**December 29, 2012**
Net cash provided by (used in) operating activities	19,842	(15,433(	35,963	35,180	(49,466)
Net cash provided by (used in) investing activities	6,244	(29,247)	(96,059)	(180,800)	48,868
Net cash provided by financing activities	6,181	5,435	22,861	166,110	10,698
Effect of exchange rate changes on cash	(139)	164	(600)	(826)	108
Net change in cash and cash equivalents	32,128	(39,081)	(37,835)	19,664	10,208
Cash and cash equivalents at beginning of period	86,495	124,330	124,330	104,666	94,458
Cash and cash equivalents at end of period	118,623	85,249	86,495	124,330	104,666

4 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Summary

B.7	*Selected historical financial information, continued*	**Consolidated statement of comprehensive income (loss) in summary**

(USD, in thousands)	Q1 ended (Unaudited) March 28, 2015	Q1 ended (Unaudited) March 29, 2014	Years ended December 27, 2014	Years ended December 28, 2013	Years ended December 29, 2012
Net income (loss)	12,366	(4,374)	13,659	(32,119)	(85,330)
Net change in accumulated other comprehensive income (loss)	108	274	(1,132)	(1,258)	(33)
Comprehensive income (loss)	12,474	(4,100)	12,527	(33,377)	(85,363)

Key ratios

Key ratios (%)	Q1 ended (Unaudited) 2015	Q1 ended (Unaudited) 2014	Years ended 2014	Years ended 2013	Years ended 2012
Gross margin	47.2%	40.9%	43.2%	40.2%	35.9%
Operating margin	8.1%	(0.7%)	4.1%	(4.4%)	(18.9%)
Equity/assets ratio	61.7%	61.1%	58.9%	59.6%	67.4%
Debt/equity ratio	23.4%	26.0%	24.3%	26.1%	N/A

B.8 *Selected pro forma financial information*

The unaudited pro forma condensed combined financial information gives effect to the Offer and the proposed acquisition of Transmode by Infinera (the **"Transaction"**). The unaudited pro forma condensed combined statements of operations combines the historical statements of operations of Infinera for the three months ended March 28, 2015 and the year ended December 27, 2014, and Transmode for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, as if the Transaction had been completed as of December 29, 2013. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Infinera as of March 28, 2015 and Transmode as of March 31, 2015, as if the Transaction had been completed on March 28, 2015. The unaudited pro forma condensed combined financial information has been prepared in accordance with U.S. GAAP.

The pro forma information presented herein assumes that all shares in Transmode are tendered under the Original Consideration Alternative. The unaudited pro forma condensed combined financial information are provided for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the Combined Company. Because of its nature, the pro forma condensed combined financial information addresses a hypothetical situation and, therefore, does not represent the Combined Company's actual financial position or results. Furthermore, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the Transaction. The unaudited pro forma condensed combined statements of operations does not reflect any revenue or cost savings (or associated costs to achieve such savings) from synergies that may be directly related to the Transaction.

The selected pro forma financial information set forth below is derived from the section *"Unaudited pro forma condensed combined financial information"* and should be read together with the accompanying notes that are an integral part of the unaudited pro forma condensed combined financial information contained in this Offer Document.

Unaudited pro forma condensed combined balance sheet (USD, in thousands)

As of March 28, 2015	Infinera	Transmode	Pro forma adjustments	Pro forma combined
ASSETS				
Current assets	645,234	75,489	(101,315)	619,408
Total assets	823,030	90,826	264,503	1,178,359
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current liabilities	150,860	27,070	(1,001)	176,929
Total stockholders' equity	507,835	60,733	237,343	805,911
Total liabilities and stockholders' equity	823,030	90,826	264,503	1,178,359

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 5

Summary

B.8 *Selected pro forma financial information, continued*

Unaudited pro forma condensed combined statement of operations
(USD, in thousands, except per share data)

	Three months ended March 28, 2015			
	Infinera	**Transmode**	**Pro forma adjustments**	**Pro forma combined**
Revenue	186,862	34,772	(332)	221,302
Cost of revenue	98,750	16,454	3,150	118,354
Gross profit	**88,112**	**18,318**	**(3,482)**	**102,948**
Operating expenses	72,955	13,101	495	86,551
Income (loss) from operations	**15,157**	**5,217**	**(3,977)**	**16,397**
Other income (expense), net	(2,175)	240	–	(1,935)
Income (loss) before income taxes	**12,982**	**5,457**	**(3,977)**	**14,462**
Provision for income taxes	616	1,154	(985)	785
Net income (loss)	**12,366**	**4,303**	**(2,992)**	**13,677**
Net income (loss) per common share:				
Basic	0.10	0.16		0.10
Diluted	0.09	0.16		0.09

Unaudited pro forma condensed combined statement of operations
(USD, in thousands, except per share data)

	Year ended December 27, 2014			
	Infinera	**Transmode**	**Pro forma adjustments**	**Pro forma combined**
Revenue	668,079	135,568	(1,001)	802,646
Cost of revenue	379,775	66,560	15,782	462,117
Gross profit	**288,304**	**69,008**	**(16,783)**	**340,529**
Operating expenses	260,962	63,455	18,871	343,288
Income (loss) from operations	**27,342**	**5,553**	**(35,654)**	**2,759**
Other income (expense), net	(10,930)	276	–	(10,654)
Income (loss) before income taxes	**16,412**	**5,829**	**(35,654)**	**(13,413)**
Provision for income taxes	2,753	1,122	(6,524)	(2,649)
Net income (loss)	**13,659**	**4,707**	**(29,130)**	**(10,764)**
Net income (loss) per common share:				
Basic	0.11	0.17		(0.08)
Diluted	0.11	0.17		(0.08)

B.9 *Profit forecast*

Infinera provided the following non-GAAP outlook for the quarter ending June 27, 2015 during its conference call with analysts and investors to discuss its first quarter of fiscal 2015 financial results on April 21, 2015:

- Revenue in the range of $195 million – $205 million.
- Gross margin in the range of 45% – 47%.
- Operating expenses in the range of $68 million – $70 million.
- Operating margin in the range of 10% – 12%.
- Based on estimated average weighted diluted shares outstanding of 140 million, earnings per share projected to be $0.16 per diluted share, plus or minus a couple of pennies.

Infinera's guidance for the second quarter as described above is as of April 21, 2015 and based on information available to Infinera at that time. Infinera has not updated its guidance since April 21, 2015 and the inclusion of such guidance in this Offer Document is not meant to be, and should not be read as, a reaffirmation of such guidance or a reflection of Infinera's current forecast for the second quarter. Infinera's actual results may differ materially due to risks and uncertainties. Infinera assumes no obligation to, and does not currently intend to, update its guidance.

B.10 *Qualification of audit report*

Not applicable. There are no qualifications of audit reports.

B.11 *Insufficient working capital*

Not applicable. It is Infinera's assessment that its existing working capital is sufficient for its current needs for at least the next 12 month period.

6 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Summary

Section C – Securities		
C.1	*Securities being offered and admitted to trading*	Infinera common stock, each with a par value of USD 0.001. The Infinera Shares are listed on the NASDAQ Global Select Market (INFN). The CUSIP (Committee on Uniform Securities Identification Procedures) number for the Infinera Shares is 45667G103. The ISIN code is US45667G1031.
C.2	*Currency*	The Infinera Shares have been issued under U.S. laws and are denominated in USD.
C.3	*Number of shares in the issuer*	Pursuant to Infinera's Certificate of Incorporation, the authorized capital stock of Infinera consists of 525,000,000 shares, divided into 500,000,000 shares of common stock and 25,000,000 shares of preferred stock, each with a par value of USD 0.001. The aggregate par value for Infinera's authorized capital stock is USD 525,000. As of June 27, 2015, there were 131,164,207 Infinera Shares issued and outstanding, each with a par value of USD 0.001. All issued and outstanding shares of capital stock have been fully paid.
C.4	*Rights attached to the securities*	Infinera has not paid any cash dividends on the Infinera Shares and does not currently intend to pay any cash dividends on the Infinera Shares in the near future. Should at some future date a dividend be paid on Infinera's Shares, the Infinera Shares issued as consideration in the Offer would carry equal rights with respect to such dividend as the Infinera Shares already issued and entitled to dividends. Delaware law and Infinera's certificate of incorporation provide that each stockholder is entitled to one vote for each Infinera Share held on all matters submitted to a vote of stockholders. Infinera's certificate of incorporation does not provide that stockholders possess any pre-emptive right to subscribe to additional issuances of Infinera's capital stock. Upon the liquidation, dissolution, or winding up of Infinera, the holders of Infinera Shares are entitled to receive ratably the net assets of Infinera available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Infinera Shares do not have redemption rights under the certificate of incorporation and bylaws.
C.5	*Restrictions on the free transferability*	Not applicable. The Infinera Shares are freely transferable.
C.6	*Admission to trading*	The Infinera Shares are listed on the NASDAQ Global Select Market (INFN).
C.7	*Dividend policy*	Infinera has not paid any cash dividends on its common stock. In order to focus on maximizing the Combined Company's prospects, the Combined Company does not currently intend to pay a shareholder dividend in the near future.

Section D – Risks		
D.1	*Key risks specific to the issuer or the industry*	An acceptance of the Offer and ownership of Infinera Shares is associated with risk. Shareholders in Transmode should carefully consider the risk factors deemed of importance for Infinera and its future share price. These risks include the following key risks related to the industry and Infinera's operations: • Infinera's quarterly results may fluctuate significantly, which could make its future results difficult to predict and could cause Infinera's operating results to fall below investor or analyst expectations. • Infinera's gross margin may fluctuate from quarter-to-quarter and may be adversely affected by a number of factors, some of which are beyond Infinera's control. • Aggressive business tactics by Infinera's competitors may cause demand for Infinera's products to decline which may harm its business. • Infinera's ability to increase its revenue will depend upon continued growth of demand by consumers and businesses for additional network capacity. If demand for such bandwidth is weakened, Infinera's product sales may be negatively impacted, which could have an adverse effect on its business and financial condition. • Any delays in the development and introduction of Infinera's products or in releasing enhancements to its existing products may lead to Infinera's competitive position suffering which would harm its business. • The markets in which Infinera competes are highly competitive and Infinera may not be able to compete effectively which would have an adverse effect on its business and financial condition. • Infinera's large customers have substantial negotiating leverage, which may require that Infinera agrees to terms and conditions that result in decreased revenue due to lower average selling prices and potentially higher cost of sales leading to lower gross margin, all of which would harm Infinera's results of operations. • Infinera must respond to rapid technological change and comply with evolving industry standards and requirements for its products to be successful. • Infinera may not be able to successfully integrate its business with the business of Transmode, and may not be able to achieve the anticipated strategic benefits of the proposed combination which could adversely affect the Combined Company's business, financial condition and results of operation.

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 7

Summary

D.1	*Key risks specific to the issuer or the industry, continued*	• Each of Infinera's and Transmode's business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the Offer which could have a material adverse effect on Infinera's and Transmode's business, financial condition and results of operations while the Transaction is pending or after its completed. • The uncertainties associated with Infinera's combination with Transmode may cause key personnel to leave Transmode or Infinera which could have a material adverse effect on Infinera's and Transmode's business, financial condition and results of operations.
D.3	*Key risks specific to the securities*	An acceptance of the Offer and ownership of Infinera Shares is also subject to risks related to the securities, which includes the following key risks: • Uncertainty regarding the completion of the Offer may have a negative impact on the market price of the Infinera Shares and/or Transmode's shares. • Infinera stockholders and Transmode shareholders will have a reduced ownership and voting interest after the completion of the Offer and will exercise less influence over management. • The market price of Infinera Shares may decline due to increased selling pressure as a result of the Offer. • Charges to earnings resulting from acquisition and integration costs may materially adversely affect the market value of Infinera Shares following the completion of the Offer. • Factors affecting the trading price of Infinera Shares may differ from the factors affecting the price of Transmode's shares. • Infinera has not paid any cash dividends on the Infinera Shares and does not currently intend to pay any cash dividends on the Infinera Shares in the near future. • The trading price of the Infinera Shares has been volatile and is likely to be volatile in the future. All of the above factors may cause the price of Infinera Shares to decline. In addition it should be noted that trading in shares is always associated with risk and the pricing of shares is dependent on factors outside Infinera's control. An equity investment may decrease in value and there is no guarantee that investors will get back the capital invested or any capital at all.

Section E – Offer		
E.1	*Net proceeds and expenses*	The total estimated transaction costs of $10.0 million consist of approximately $6.0 million to be incurred by Infinera and approximately $4.0 million to be incurred by Transmode. Transaction costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other services necessary to complete the Transaction.
E.2a	*Reasons for the Offer, use of proceeds*	Market analysts expect the 100G metro market to accelerate in 2016. Anticipating that event, Infinera has previously announced its intentions to introduce a metro core aggregation product by the end of 2015 that would address a portion of that market. It is anticipated that the Combined Company's product portfolio will be able to address the breadth of the metro market. As the metro market becomes more significant, it is also anticipated that the Combined Company will benefit from leveraging Infinera's internally manufactured technologies. Infinera and Transmode have complementary products and minimal customer overlap, which will provide meaningful cross-selling opportunities and revenue synergies for the Combined Company. Infinera's historical strength is in the North American long-haul market, while Transmode's is in the European metro market. The Combined Company will be able to more fully address the dense WDM (**"DWDM"**) market and capitalize on the companies' respective geographical strengths. The Combined Company will have an end-to-end product portfolio to address the entire DWDM market. Historically, certain large Service Providers have preferred vendors with end-to-end portfolios. Infinera develops and manufactures its products utilizing a vertically integrated business model in which it owns a significant portion of its manufacturing facilities and technologies. Over time, the Combined Company will seek to integrate Infinera's technologies (e.g., PICs, DSPs, etc.), where applicable, into the Transmode family of products, which in turn will add value and drive down the cost structure. Additionally, the Combined Company is expected to have access to more favorable pricing from third-party suppliers due to higher purchase volumes. The Combined Company should also see efficiencies in its operating expenses by avoiding certain duplicative costs. Finally, each of Infinera and Transmode has enjoyed strong gross and operating margin results compared to its industry peers. Both companies share disciplined cultures focused on designing for cost and being disciplined in pricing, allowing for a profitable business.

8 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Summary

<table>
<tr>
<td>E.3</td>
<td>Terms and conditions of the Offer</td>
<td>
Infinera offers the shareholders of Transmode to tender all of, or a certain lower number of, their Transmode shares for any of the following two consideration alternatives (or a combination thereof)[1]:
The original consideration alternative ("Original Consideration Alternative"):

in respect of approximately 73.80 percent of the Transmode shares tendered by each shareholder: approximately 0.6376 Infinera Shares per Transmode share, (equivalent to a value of approximately SEK 107.05 per Transmode share as of April 8, 2015[2] and approximately SEK 111.78 per Transmode share as of June 26, 2015[3]); and
in respect of the remaining approximately 26.20 percent of the Transmode shares tendered by each shareholder: SEK 107.05 in cash per Transmode share.

Accordingly, for every 10 Transmode shares tendered under the Original Consideration Alternative, each Transmode shareholder will receive SEK 280.50 in cash and approximately 4.705 Infinera Shares.
The capped cash alternative ("Capped Cash Alternative"):

The Offer consideration under the Capped Cash Alternative consists of cash consideration of SEK 110 per Transmode share.

The total cash consideration to be paid by Infinera under the Original Consideration Alternative and the Capped Cash Alternative in aggregate is limited to SEK 2,133,611,172 (the "Aggregate Cash Cap"), corresponding to 70.0 percent of the outstanding shares in Transmode.[4] In the event the Offer acceptance levels in the Original Consideration Alternative and the Capped Cash Alternative in aggregate would cause the total cash consideration to be paid by Infinera in the Offer to exceed the Aggregate Cash Cap, a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative will be made. The reduction will be made such that the cash consideration to be paid by Infinera totals not more than SEK 2,133,611,172 and any surplus shares tendered under the Capped Cash Alternative in the Offer shall instead be deemed tendered for consideration of approximately 0.6376 Infinera Shares per Transmode share (i.e., equivalent to the share consideration under the Original Consideration Alternative). If the maximum pro rata reduction is made (i.e., where all outstanding Transmode shares are tendered in the Offer under the Capped Cash Alternative), 70.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for cash consideration and 30.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for consideration in the form of Infinera Shares. In such case, for every 10 Transmode shares tendered under the Capped Cash Alternative, each Transmode shareholder will receive SEK 770.00 in cash and approximately 1.913 Infinera Shares.
No pro rata reduction will be made in respect of the Transmode shares tendered under the Original Consideration Alternative.
In a situation where the initial acceptance period has expired and Infinera has declared the Offer unconditional, the consideration offered under the Capped Cash Alternative would no longer be available to the Transmode shareholders during a potential extended acceptance period thereafter (if any). However, Infinera reserves the right to continue to make available the Capped Cash Alternative during any such extended acceptance period in the event that continuing to offer such Capped Cash Alternative could not result in Infinera being obligated to pay cash consideration in the Offer that exceeds, in the aggregate, the Aggregate Cash Cap.
<hr>
[1] The consideration alternatives are presented based on a reduction of SEK 1.95 per Transmode share made as a result of the dividend payment from Transmode with a record date of April 20, 2015.
[2] Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414.
[3] Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254.
[4] Calculated based on a consideration of SEK 110 per Transmode share.
</td>
</tr>
</table>

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 9

Summary

E.3	*Terms and conditions of the Offer, continued*	Completion of the Offer is conditional on: (i) the Offer being accepted to such an extent that Infinera becomes the owner of shares in Transmode representing more than 90 percent of the total number of shares of Transmode; (ii) Infinera's Registration Statement on Form S-4 in the United States, which will register the offer and issuance of the Infinera Shares, becoming effective under the Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order by the SEC; (iii) the Infinera Shares to be issued under the Offer being approved for listing on the NASDAQ Global Select Market; (iv) there being no circumstances, which Infinera did not have knowledge of at the time of the announcement of the Offer, having occurred which would have a material adverse effect or could reasonably be expected to have a material adverse effect on Transmode's sales, results, liquidity, equity ratio, equity or assets; (v) neither the Offer nor the acquisition of Transmode being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of court or public authority, or any similar circumstance, which is actual or can reasonably be anticipated, and which Infinera could not reasonably have foreseen at the time of the announcement of the Offer; (vi) Transmode not taking any action that is likely to impair the prerequisites for making or completing the Offer; (vii) no information made public by Transmode or disclosed by Transmode to Infinera being materially inaccurate, incomplete or misleading, and Transmode having made public all information which should have been made public by it; and (viii) no other party announcing an offer to acquire shares in Transmode on terms more favorable to the shareholders of Transmode than the Offer. Infinera reserves the right to withdraw the Offer in the event it becomes clear that any of the above conditions is not satisfied or cannot be satisfied. With regard to conditions (ii) – (viii), however, such withdrawal will only be made if the non-satisfaction is of material importance to Infinera's acquisition of shares in Transmode. Infinera reserves the right to waive, in whole or in part, one or more of the conditions above, including with respect to condition (i) above, to complete the Offer at a lower level of acceptance.
E.4	*Interests material to the Offer*	The largest shareholder of Transmode, Pod Investment AB (**"Pod"**), has entered into an undertaking to tender its shares in Transmode in the Offer. Board members Tom Nyman, Chairman of the Board of Transmode and Director of Pod, and Axel Roos, Director of the Board of Transmode and CEO and Director of Pod, have, due to conflict of interest, not participated in Transmode's Board of Directors' handling of, or decisions relating to, the original Offer or the revised Offer. The remaining Board members in Transmode are independent of Infinera.
E.5	*Entity offering to sell the security, lock up agreements*	Pod has agreed not to dispose of the Infinera Shares received as consideration for the Transmode shares tendered in the Offer during a certain period (the **"Holding Period"**). The Holding Period will commence upon settlement of the Offer and will continue until all of the Infinera shares received have been released from the holding restrictions pursuant to the following: one-fifth (1/5) of the shares shall be released from the holding restrictions on the forty-fifth day after settlement of the Offer and one-fifth (1/5) of the shares shall be released from the holding restrictions each month thereafter on the same day of the month as the day of the settlement of the Offer. Thomas J. Fallon, CEO of Infinera, and David F. Welch, Co-Founder and President of Infinera, have, subject to certain exceptions, entered into similar restrictions on their shares in Infinera.
E.6	*Dilution*	Assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration Alternative, 13,037,699 Infinera Shares will be issued under the Offer, corresponding to approximately 9.9 percent of Infinera Shares outstanding as of June 27, 2015. Assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro rata reduction is carried out, 5,300,073 Infinera Shares will be issued under the Offer, corresponding to approximately 4.0 percent of Infinera Shares outstanding as of June 27, 2015.
E.7	*Expenses charged to the investor*	No commission will be charged with respect to the settlement of the Transmode shares tendered to Infinera under the Offer.

10 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

An acceptance of the Offer and ownership of Infinera Shares is associated with risk. Shareholders in Transmode should carefully consider the risks described below as well as all other information in the Offer Document, including documents incorporated by reference, before a decision is made to accept the Offer and thereby to receive Infinera Shares. The risks currently considered to be of primary importance to Infinera are described below, without being ranked in particular order of importance. There are risks both regarding circumstances linked to Infinera or the industry and those that are of a more general nature as well as risks associated with owning Infinera’s Shares and risks related to the Offer. Some risks are beyond Infinera’s control. The description below does not purport to be complete and, for natural reasons, not all risk factors can be predicted or described in detail. Therefore, a comprehensive assessment must also include the other information in the Offer Document, as well as a general assessment of extraneous factors. The below risks and uncertainties may have a material adverse effect on Infinera’s business, financial condition and results of operations. They may also cause the Infinera Shares to decrease in value, which may result in Infinera’s stockholders losing all or part of their invested capital. Additional factors of which Infinera is currently unaware, or which it currently deems not to be risks, may also have corresponding negative effects.

Risks related to the Offer

Uncertainty regarding the completion of the Offer may have a negative impact on the market price of the Infinera Shares and/or Transmode’s shares.

Infinera has established certain conditions for completion of the Offer, including the condition that holders of over 90 percent of the shares of Transmode accept the Offer. Since the fulfillment of these conditions is beyond Infinera’s control, there are no guarantees for when the Offer will be completed, or that it will be completed at all. The uncertainty that may occur on the market due to such conditions may negatively affect the market price of the shares in Infinera and/or Transmode.

Both Infinera and Transmode risk negative consequences if the Offer is not completed. For example, the share prices of one or both companies may fall if the Offer is not completed. A portion of the costs associated with the Offer must be paid regardless of whether the Offer is completed, which could harm Infinera’s and Transmode’s respective business, financial condition and results of operations.

The exchange ratios are fixed and will not be adjusted for fluctuations in Infinera’s stock price or fluctuations in currency rates.

Under the Original Consideration Alternative of the Offer, each Transmode shareholder will be entitled to receive a fixed ratio of approximately 0.6376 Infinera

Shares per Transmode share in exchange for approximately 73.80 percent of the Transmode shares tendered by such shareholder, together with a fixed amount of SEK 107.05 in cash (subject to adjustment for dividends, if any, paid by Transmode prior to the settlement of the Offer) per Transmode share in exchange for approximately 26.20 percent of the Transmode shares tendered by such shareholder. Further, in the event the Offer acceptance levels in the Original Consideration Alternative and the Capped Cash Alternative in aggregate would cause the total cash consideration to be paid by Infinera in the Offer to exceed the Aggregate Cash Cap, a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative will be made and any surplus shares tendered under the Capped Cash Alternative in the Offer shall instead be deemed tendered for consideration of approximately 0.6376 Infinera Shares per Transmode share (i.e. equivalent to the share consideration under the Original Consideration Alternative).

Because the market price of the Infinera Shares will fluctuate, Transmode shareholders cannot be sure of the total value, at the time of settlement of the Offer, of the Infinera Shares that are issued as consideration in the Offer, which may decrease. There will be no adjustment to the Offer consideration for changes in the market price of Infinera Shares. Accordingly, the U.S. dollar value of the Infinera Shares that Transmode shareholders

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

will receive upon settlement of the Offer will depend upon the market value of Infinera Shares at the time of settlement of the Offer, which may be lower or higher than USD 19.43, the closing price of Infinera Shares on April 8, 2015, the last day of trading prior to the announcement of the Offer. Fluctuations in the exchange rate between the U.S. dollar and Swedish kronor may further affect the value in Swedish kronor of the Infinera Shares, which are issued as consideration in the Offer, at the time of settlement of the Offer as compared to the value in Swedish kronor of the Infinera Shares on the last trading day prior to announcement of the Offer. There will be no adjustment to the Offer consideration based on fluctuations in currency rates.

In order to mitigate its risk associated with currency rate fluctuations, Infinera has entered into a foreign currency exchange forward contract that may not cover the entire Offer consideration and that will result in exchange rate risk for Infinera.

Because any cash paid to holders of Transmode shares in connection with the Offer will be paid in Swedish kronor, Infinera has entered into a foreign currency exchange forward contract to mitigate the impact of fluctuations in the exchange rate between the U.S. dollar and Swedish kronor. Under this agreement, Infinera has agreed to purchase a fixed amount of Swedish kronor at a specified price (the “Fixed Price”) and a specified time. The fixed amount was based on the consideration in the original Offer and Infinera may enter into an additional foreign currency exchange forward contract to cover the entire Aggregate Cash Cap. If such additional foreign currency exchange forward contract to cover the entire Aggregate Cash Cap is not entered into and depending on the number of Transmode shares tendered in the Offer and the allocation thereof between the Original Consideration Alternative and the Capped Cash Alternative, the fixed amount may be lower than the total cash consideration to be paid by Infinera in the Offer. As a result, Infinera will be exposed to the impact of fluctuations in the exchange rate between the U.S. dollar and Swedish kronor with respect to any consideration amount exceeding the fixed amount of the forward contract. On the other hand, if (i) the Offer is not completed, (ii) the Offer consideration is reduced due to a dividend or other distribution by Transmode to its shareholders or (iii) the Offer is completed at an acceptance level or with an allocation between the consideration alternatives that results in the total Offer consideration to be paid by Infinera being lower than the fixed amount under the applicable foreign currency exchange forward contract, Infinera will still be obligated to purchase Swedish kronor in the quantity, at the price and at the time set forth in such forward contract. If the market value of the Swedish kronor at the time of purchase is less than the Fixed Price, Infinera may be unable to dispose of the Swedish kronor at the price it paid and may suffer a significant financial loss, which may harm Infinera’s business, financial condition and results of operations.

The market price of Infinera Shares may decline due to increased selling pressure as a result of the Offer.

In connection with the Offer, Infinera could issue approximately 13.0 million shares to Transmode shareholders if all Transmode shareholders elect to tender their shares under the Original Consideration Alternative in the Offer. Other than the shares subject to selling restrictions pursuant to a lock-up undertaking signed by Pod Investment AB (“Pod”), the new Infinera Shares to be issued as consideration in the Offer will be freely tradable upon consummation of the Offer. The acquisition of Infinera Shares by Transmode shareholders who may not have the ability or wish to hold shares in a U.S. company, may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Infinera Shares.

Infinera may not be able to successfully integrate its business with the business of Transmode, and may not be able to achieve the anticipated strategic benefits of the proposed combination.

If the Offer is completed, Transmode’s business will become a part of Infinera’s business. This may be a complex, costly and time-consuming process, as it will require the integration of the operations, technology and personnel of two companies based in a number of different countries that currently operate independently. Infinera’s management may face challenges integrating operations as substantial and geographically diverse as those of Transmode, which has installed systems for over 650 customers in more than 50 countries across the globe. The integration process will require substantial management time and attention, which may divert attention and resources from other important areas, including Infinera’s existing business. Additional unanticipated costs may be incurred in the course of integrating the respective businesses of Infinera and Transmode. In connection with the preparation of the Offer, Infinera conducted a limited confirmatory due diligence review of certain business, financial and legal information relating to Transmode, in accordance with applicable Swedish rules. Infinera’s plans for the integration, its assessment of the costs related thereto and the anticipated strategic benefits of the combination is consequently based on a due diligence review that was more limited in scope compared to what would be customary in connection with an acquisition of a non-listed entity. As a result

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

thereof, and as a result of the aforementioned challenges, as well as other challenges and factors that may be unknown to Infinera, Infinera may not successfully integrate its operations with those of Transmode in a timely manner, or at all. In addition, Infinera may not be able to fully realize the anticipated strategic benefits of the combination, which include the ability to achieve revenue synergies, increased negotiating leverage with third-party suppliers as a result of higher volumes, and, to a lesser extent, certain operating expense synergies expected from avoiding duplicative costs. The failure to successfully integrate the two businesses’ operations, including retention of key employees, could impact the Combined Company’s ability to realize the full benefits of the proposed acquisition of Transmode by Infinera (the “Transaction”). If the Combined Company is not able to achieve the anticipated strategic benefits of the combination, it could adversely affect the Combined Company’s business, financial condition and results of operations, and could adversely affect the market price of Infinera Shares if the integration or the anticipated financial and strategic benefits of the acquisition are not realized as rapidly or to the extent anticipated by stock market analysts or investors.

U.S. authorities and others may challenge the Offer on antitrust grounds and take action under antitrust or competition laws, including seeking to enjoin the Offer.

It is Infinera’s assessment that no filing under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), or under Swedish or European Union law, is required in connection with the Offer. However, the Antitrust Division of the Department of Labor and the Federal Trade Commission, which regulate the HSR Act, may challenge the Offer on antitrust grounds notwithstanding the fact that no preliminary filings were required. Additionally, at any time before or after the completion of the Offer, any U.S. state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons, including non-U.S. governmental authorities, could take action under antitrust or competition laws, including seeking to enjoin the Offer. There is no guarantee that a challenge to the Offer will not be made, or that, if a challenge is made, Infinera will prevail.

Each of Infinera’s and Transmode’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the Offer.

In response to the Offer, customers, vendors, licensors, and other third parties with whom Infinera or Transmode do business or otherwise have relationships may experience uncertainty associated with the Offer, and this uncertainty could materially affect their decisions with respect to existing or future business relationships with Infinera or Transmode while the Transaction is pending or with Infinera after the Offer is completed. These business relationships may be subject to disruption as customers and others may elect to delay or defer purchase decisions or switch to other suppliers due to perceived uncertainty about the direction of Infinera’s offerings, or any general perceptions by customers or other third parties that impute operational or business challenges to Infinera arising from the Offer. In addition, customers or other third parties may attempt to negotiate changes in existing business relationships, which may result in additional obligations imposed on Infinera and Transmode. These disruptions could have a material adverse effect on Infinera’s and Transmode’s business, financial condition and results of operations while the Transaction is pending or after it is completed. The adverse effect of any such disruptions could be exacerbated by a delay in the completion of the Offer for any reason. Any loss of customers or other important strategic relationships could have a material adverse effect on Infinera’s and Transmode’s business, financial condition and results of operations and could have a material adverse effect on the trading price of Infinera Shares and Transmode’s shares.

The uncertainties associated with Infinera’s combination with Transmode may cause key personnel to leave Transmode or Infinera.

While Infinera does not intend to make any material changes to either Infinera’s or Transmode’s employee base, terms of employment or locations in the near-term, Infinera’s employees and the employees of Transmode may perceive uncertainty about their future role with the Combined Company until strategies with regard to the combined businesses are announced or executed. Employee retention may be particularly challenging as Infinera’s and Transmode’s employees may experience frustrations during the integration process and uncertainty about their future roles with Infinera following the completion of the Offer. For the combination to be successful, Infinera and Transmode must continue to retain and motivate key employees during the period before the Offer is completed. Furthermore, after the Offer is completed, Infinera must be successful at retaining and motivating key employees in order for the benefits of the Transaction to be fully realized. If key employees depart because of the uncertainty and difficulty of integration or a desire not to become employees of Infinera after the Offer is completed, Infinera may incur significant costs in identifying, hiring, and retaining replacements for departing employees, or customer relationships may suffer, which could substantially reduce or delay Infinera’s ability to realize the anticipated benefits of the combination

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

and could have a material adverse effect on Infinera’s and Transmode’s business, financial condition and results of operations.

Infinera stockholders and Transmode shareholders will have a reduced ownership and voting interest after the completion of the Offer and will exercise less influence over management.

After the completion of the Offer, Infinera stockholders and Transmode shareholders will own a smaller percentage of the Combined Company than they currently own of Infinera and Transmode, respectively. Upon completion of the Offer, and assuming that all of the outstanding Transmode shares are validly tendered in the Offer under the Original Consideration Alternative and not withdrawn, former Infinera stockholders and former Transmode shareholders are anticipated to own approximately 91.0 percent and 9.0 percent, respectively, of the outstanding common stock of the Combined Company immediately after the completion of the Offer (based on 131,164,207 Infinera Shares outstanding as of June 27, 2015). Assuming that all of the outstanding Transmode shares are validly tendered in the Offer under the Capped Cash Alternative and not withdrawn, former Infinera stockholders and former Transmode shareholders are anticipated to own approximately 96.1 percent and 3.9 percent, respectively, of the outstanding common stock of the Combined Company immediately after the completion of the Offer (based on 131,164,207 Infinera Shares outstanding as of June 27, 2015). Consequently, Infinera stockholders, as a group, will have reduced ownership and voting power in the Combined Company compared to their current ownership and voting power in Infinera, and Transmode shareholders, as a group, will have significantly reduced ownership and voting power in the Combined Company compared to their current ownership and voting power in Transmode.

Charges to earnings resulting from acquisition and integration costs may materially adversely affect the market value of Infinera Shares following the completion of the Offer.

In accordance with United States generally accepted accounting principles (“U.S. GAAP”), the Combined Company will account for the completion of the Offer using the acquisition method of accounting. The Combined Company will allocate the total estimated purchase price to Transmode’s net tangible assets, amortizable intangible assets and non-amortized intangibles, and based on their fair values as of the date of completion of the Offer, record the excess of the purchase price over those fair values as goodwill. The Combined Company’s financial results, including earnings per share, could be adversely affected by a number of financial adjustments required by U.S. GAAP including the following:

the Combined Company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the Offer;

the Combined Company may have additional depreciation expense as a result of recording purchased tangible assets at fair value, in accordance with U.S. GAAP, as compared to book value as recorded by Transmode; and

the Combined Company will be required to report under U.S. GAAP and in USD, which is different than the presentation of Transmode’s historical financial statements.

Infinera expects to incur costs associated with the Offer, including financial advisory, legal and accounting fees. In addition, Infinera expects to incur costs associated with realizing synergies from the Offer. Infinera faces potential costs related to employee retention and deployment of physical capital and integration costs. Infinera has not yet determined the amount of these costs. These items will reduce cash balances for the periods in which those costs are paid. Other costs that are not directly related to the Offer, including retention and integration costs, will be recorded as incurred and will negatively impact earnings, which could have a material adverse effect on the price of Infinera Shares.

If as of the closing of the Offer, there are unknown liabilities in connection with Transmode’s business, and those liabilities are not reflected on the closing date balance sheet, Infinera may be required to record a charge during each period when those liabilities become known, probable and estimable. Those charges, if material, could have an unanticipated and significant adverse effect on Infinera’s financial results and stock price.

In addition, from the date of the completion of the Offer, the Combined Company’s results of operations will include Transmode’s operating results, presented in accordance with U.S. GAAP. Transmode’s historical consolidated financial statements for 2012, 2013 and 2014 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the EU, which differ in certain material respects from U.S. GAAP. For instance, U.S. GAAP will generally require Transmode to expense all research and development activities. Accordingly, the U.S. GAAP presentation of Transmode’s results of operations may not be comparable to its historical financial statements.

Intangibles acquired under the Offer may subsequently be impaired and, if so, could increase Infinera’s net accumulated deficit.

As noted above, Infinera is accounting for the combination with Transmode under the acquisition method of accounting in accordance with U.S. GAAP. The purchase

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

price of Transmode will be allocated to the fair value of the identifiable tangible and intangible assets and liabilities that are acquired from Transmode. The excess of the purchase price over Transmode’s net assets and intangibles will be allocated to goodwill. Infinera is required to perform periodic impairment tests on goodwill and certain intangibles to evaluate whether the intangible assets and goodwill as a result of the Offer continue to have fair values that meet or exceed the amounts recorded on Infinera’s balance sheet. If the fair values of such assets decline below their carrying value on the balance sheet, Infinera may be required to recognize an impairment charge related to such decline. Infinera cannot predict whether or when there will be an impairment charge, or the amount of such charge, if any. However, if the charge is significant, it could cause the market price of Infinera Shares to decline.

Infinera expects to expend cash in connection with the Offer, which will partially deplete its cash balance, which could have an adverse effect on Infinera’s financial and operational flexibility.

Transmode shareholders who accept the Original Consideration Alternative of the Offer will receive cash consideration in exchange for approximately 26.20 percent of the Transmode shares they tender and Transmode shareholders who accept the Capped Cash Alternative of the Offer will receive cash consideration for between 70 and 100 percent of the Transmode shares they tender. Infinera also expects to incur costs as it integrates Transmode’s business and operations with those of Infinera. Additionally, if Infinera acquires more than 90 percent, but less than 100 percent, of the shares in Transmode, which is necessary to initiate compulsory acquisition proceedings under Swedish law, Infinera intends to purchase the remaining Transmode shares for cash, pursuant to such compulsory acquisition proceedings. The actual price per share purchased pursuant to Swedish compulsory acquisition proceedings, initiated after a share exchange offer, will be determined by an arbitration tribunal. As a result of the compulsory acquisition proceedings under Swedish law, Infinera may ultimately have to pay, in the aggregate, a higher price per share in order to purchase the remaining Transmode shares that are outstanding after completion of the Offer, further depleting Infinera’s cash reserves.

On the assumption that all Transmode shareholders accept the Original Consideration Alternative of the Offer, the cash portion of the Offer will be approximately USD 96.0 million, excluding financial advisory, legal and accounting fees (a portion of which must be paid whether or not the Offer is completed). Assuming that all Transmode shareholders accept the Capped Cash Alternative of the Offer, the cash portion of the Offer will be approximately USD 263.5 million, excluding financial advisory, legal and accounting fees (a portion of which must be paid whether or not the Offer is completed). In addition, Infinera expects to incur costs associated with realizing synergies from the Offer. As of March 28, 2015, Infinera had approximately USD 403.5 million in available cash, cash equivalents and investments, and as of March 31, 2015, Transmode had approximately SEK 319.5 million (USD 37.1 million, based on a SEK/USD exchange rate of 8.60 as of March 31, 2015) in available cash and cash equivalents (thereafter, on April 23, 2015, Transmode distributed a dividend to its shareholders of SEK 1.95 per Transmode share (in total approximately SEK 54.0 million)). As a result of these expenditures, the Combined Company’s overall liquidity after completion of the Offer may be reduced relative to Infinera’s current liquidity, which could have an adverse effect on Infinera’s financial and operational flexibility.

Holders of Transmode shares that do not accept the Offer and whose Transmode shares are acquired in the compulsory acquisition proceedings may not receive payment for a significant period of time after completion of the Offer.

As described above, in the event that Infinera obtains more than 90 percent, but less than 100 percent, of the Transmode shares, Infinera intends to commence a compulsory acquisition procedure under the Swedish Companies Act to acquire all remaining Transmode shares. It may take 18 months or more from initiation of the compulsory acquisition procedure until the arbitration tribunal decides on the purchase price. Thereafter, the purchase price will be distributed to the holders of Transmode shares acquired through the compulsory acquisition procedure, together with interest thereon at a market rate set by the Swedish Central Bank pursuant to Swedish law. If advance title (Sw. förhandstillträde) to the Transmode shares is obtained by Infinera (which means that full ownership is obtained by Infinera with respect to the remaining Transmode shares before the arbitration proceedings regarding the purchase price have been completed), Infinera may be required to make payment for part of the compulsory acquisition price prior to completion of the arbitration proceedings. In particular, following an award of advance title and at the request of a party to the proceedings or the legal representative for the minority shareholders, the arbitration tribunal may, but is not required to, issue a separate award with respect to that portion of the purchase price that is not disputed by Infinera. In that case, Infinera would be obliged to pay such portion prior to the final arbitration award. There is no guarantee, however, that such early payment will be awarded.

As a result, holders of Transmode shares that do not accept the Offer and whose Transmode shares are

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Risk factors

subsequently acquired in the compulsory acquisition proceedings may not receive payment for a significant period of time after completion of the Offer.

Full integration of Infinera’s business with Transmode’s business may not be achieved until Infinera compulsorily acquires the remaining shares of Transmode shareholders and may not be achieved if Infinera elects to waive the closing condition requiring acceptance of the Offer by holders of more than 90 percent of the outstanding shares of Transmode.

Infinera’s obligation to consummate the Offer is subject to a condition that, before the end of the acceptance period of the Offer, the holders of more than 90 percent of the outstanding shares in Transmode validly accept the Offer. This closing condition is also required to effect a compulsory acquisition under Swedish law. It is possible that Infinera will elect to waive the above condition and consummate the Offer, even though it does not hold more than 90 percent of Transmode’s outstanding shares. As a result, Infinera would not be able to effect a compulsory acquisition of the remaining outstanding shares of Transmode, which could prevent or delay Infinera from realizing some or all of the anticipated strategic benefits of its acquisition of Transmode (e.g., by being somewhat limited in Infinera’s freedom to manage Transmode by the shareholder minority protection rules in the Swedish Companies Act). Even if Infinera acquires more than 90 percent of the outstanding shares in Transmode, full integration of Infinera’s business with Transmode’s business may not be achieved until Infinera has compulsorily acquired the remaining shares of Transmode shareholders.

Upon the receipt of Infinera Shares in the Offer, Transmode’s shareholders will become stockholders in a Delaware corporation, which will change certain rights and privileges that they hold as shareholders of a Swedish company.

Infinera is governed by the laws of the United States, the State of Delaware and by its certificate of incorporation and bylaws. The Delaware General Corporation Law (the “DGCL”) extends to stockholders certain rights and privileges that may not exist under Swedish law and, conversely, does not extend certain rights and privileges that Transmode shareholders may have as shareholders of a company governed by Swedish law. Infinera’s constitutive documents could hamper a third party’s attempt to acquire, or discourage a third party from attempting to acquire control of, Infinera. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These constitutive documents also could limit the price investors are willing to pay in the future for Infinera Shares and make it more difficult to change the composition of Infinera’s board in any one year. Certain provisions include Infinera’s staggered board with three classes of directors serving staggered three-year terms and advance notice requirements for stockholders to nominate directors and make proposals. Infinera also is afforded the protections of Section 203 of the DGCL, which will prevent it from engaging in a business combination with a person who acquires at least 15 percent of its common stock for a period of three years from the date such person acquired such common stock, unless it receives prior approval from the board of directors or subsequent approval from the board of directors and 66 2/3 percent of the stockholders. Any delay or prevention of a change of control transaction or changes in Infinera’s board or management could deter potential acquirers or prevent the completion of a transaction in which Infinera’s stockholders could receive a substantial premium over the then-current market price for their shares.

Factors affecting the trading price of Infinera Shares may differ from the factors affecting the price of Transmode’s shares.

Upon completion of the Offer, holders of Transmode shares that receive Infinera Shares as consideration in the Offer will become holders of Infinera Shares. The Combined Company’s business differs from that of Transmode, and the Combined Company’s results of operations, as well as the trading price of Infinera Shares, may be affected by factors different from those affecting Transmode’s results of operations and the price of Transmode shares. Pod may have interests in the Offer that may be different from, or in addition to, the interests of the other Transmode shareholders.

Pod, which as of June 27, 2015 holds, approximately

33.3 percent of the total number of shares and votes in Transmode, has entered into an irrevocable undertaking agreement with Infinera, pursuant to which Pod has agreed to accept the Offer, subject to certain conditions. In addition, Pod entered into a lock-up undertaking with Infinera, pursuant to which Pod is restricted for a certain period from transferring the Infinera Shares it receives pursuant to the Offer. As a result of these agreements, Pod may have interests in the Offer that are different from, or in addition to, or may be deemed to conflict with, interests of the other Transmode shareholders. Transmode shareholders are encouraged to evaluate the Offer based on their own individual circumstances.

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The Infinera Shares are only listed in the U.S. which will expose non-U.S. stockholders to additional risks.

Infinera has decided not to proceed with a secondary listing on Nasdaq Stockholm and the Infinera Shares to be delivered as consideration in the Offer will only be listed on the NASDAQ Global Select Market. The Infinera Shares are traded in USD and the value of the shares for a non-U.S. stockholder will not only be dependent on the value of the Combined Company, but also on the SEK/USD exchange rate. Changes in the SEK/USD exchange rate may have an adverse effect on the value in SEK of Infinera Shares, notwithstanding the absence of any material events affecting the Combined Company’s business and its stock price. Further, the fact that the Infinera Shares are not listed in Sweden may cause additional transaction costs and logistical challenges for persons holding their Infinera Shares through Euroclear, such as delays in effecting transactions in Infinera Shares.

Dual affiliation with securities depositories may entail logistical and technical challenges for stockholders whose shares are registered with Euroclear.

The Infinera Shares are deposited with the Depository Trust Company (“DTC”) and the Infinera Shares used as consideration in the Offer will be delivered through the system of Euroclear Sweden AB (“Euroclear”). It is possible that this arrangement will entail logistical and technical challenges for stockholders whose shares are registered with Euroclear. Such challenges may include delays in transfers of shares between the depositories, receiving any dividends, notices distributed via the depositories, and difficulties in exercising any or all of the stockholder’s rights, such as attending annual stockholder meetings.

Transmode contracts containing change of control clauses could lead to counterparties having the right to terminate material agreements as a consequence of the Offer.

Transmode has informed Infinera that, as far as Transmode is aware, Transmode is not party to any material agreements where the counterparty will have a right to terminate such agreement upon completion of the Offer. However, it cannot be ruled out that such agreements exist and that Transmode’s counterparties will terminate such agreements or try to negotiate better terms with Transmode, which may have an adverse effect on the Combined Company’s business, financial condition and results of operations.

Infinera has not paid any cash dividends on the Infinera Shares and does not currently intend to pay any cash dividends on the Infinera Shares in the near future.

The payment of future cash dividends, if any, will be made at the discretion of the Board of Directors of Infinera (the “Board”). Infinera has never paid any cash dividends on the Infinera Shares and does not intend to pay any cash dividends on Infinera Shares in the near future. The Combined Company’s ability to pay cash dividends in the future depends on numerous factors including, but not limited to, the Combined Company’s business, future profits, financial position, results of operations, distributable reserves, cash flows, prospects, capital requirements, the ability of its subsidiaries to pay dividends to Infinera, credit terms, general economic and statutory restrictions, and other factors that the Board deems significant from time to time. In the event that no cash dividend is paid, any return on the Infinera Shares will be generated only through the appreciation of the price of the shares.

If Infinera were to pay dividends in the future with respect to the Infinera Shares, it would administer payment of such dividends to holders of shares registered with Euroclear through Euroclear. However, the methodology for providing payments of dividends through Euroclear has not yet been established and no agreement with Euroclear regarding administration of dividends has been entered into. The absence of an agreement with Euroclear does not deprive holders of Infinera Shares registered with Euroclear of the right to receive any future dividend payments, but may cause delays and other problems in relation to the administration of the dividend.

Furthermore, any dividends paid to holders of shares registered with Euroclear would be subject to the risk of exchange rate fluctuations. If the Combined Company were to pay dividends in the future with respect to the Infinera Shares, such dividends will be paid in USD. However, investors whose shares are registered with Euroclear would receive dividend distributions in SEK. Any depreciation of the USD in relation to SEK could reduce the value of the investment or of any dividends. In addition, the holding of shares registered with Euro-clear by an investor whose principal currency is not SEK would expose the investor to additional foreign currency exchange rate risk.

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Risk factors

Risks related to Infinera, the industry and the Infinera Shares

Infinera’s quarterly results may fluctuate significantly, which could make its future results difficult to predict and could cause Infinera’s operating results to fall below investor or analyst expectations.

Infinera’s quarterly results may fluctuate due to a variety of factors, many of which are outside of its control. Over the past eight fiscal quarters, looking back from the first quarter of fiscal 2015, Infinera’s revenue has ranged from USD 138.4 million to USD 186.9 million and its operating income (loss) has ranged from income of USD 15.2 million to a loss of USD 8.6 million. In fiscal years prior to the fiscal year ended December 27, 2014, Infinera had significant operating losses and there is no guarantee that Infinera will be able to sustain profitability in the future. As of March 28, 2015, Infinera’s accumulated deficit was USD 578.5 million. As a result, comparing Infinera’s operating results on a period-to-period basis may not be meaningful. Infinera’s budgeted expense levels are based, in large part, on its expectations of future revenue and the development efforts associated with these future revenue. Given the relatively fixed nature of Infinera’s operating costs including those relating to its personnel and facilities, particularly for the engineering personnel, any substantial adjustment to Infinera’s expenses to account for lower levels of revenue will be difficult and may take time. Consequently, if Infinera’s revenue does not meet projected levels in the short-term, its inventory levels and operating expenses would be high relative to revenue, resulting in potential operating losses.

In addition to other risks discussed in this section, factors that may contribute to fluctuations in Infinera’s quarterly results include:

fluctuations in demand, sales cycles and prices for products and services, including discounts given in response to competitive pricing pressures;

fluctuations in Infinera’s customer or product mix, including the impact of new customer deployments, which typically carry lower gross margins;

changes in customers’ budgets for optical transport network equipment purchases and changes in their purchasing cycles;

order cancellations or reductions or delays in delivery schedules by Infinera’s customers;

the payment terms offered to Infinera’s customers;

Infinera’s ability to control costs, including its operating expenses and the costs of components Infinera purchases for its products;

readiness of customer sites for installation of Infinera’s products;

the timing of product releases or upgrades by Infinera or by its competitors;

any significant changes in the competitive dynamics of Infinera’s market, including any new entrants, or customer or competitor consolidation;

availability of third party suppliers to provide contract engineering and installation services for Infinera;

the timing of recognizing revenue in any given quarter, including the impact of revenue recognition standards and any future changes in U.S. GAAP or new interpretations of existing accounting rules;

the impact of a significant natural disaster, such as an earthquake, severe weather, or tsunami or other flooding, as well as interruptions or shortages in the supply of utilities such as water and electricity, in a key location such as Infinera’s Northern California facilities, which is located near major earthquake fault lines and in a designated flood zone; and

general economic conditions in domestic and international markets.

Many factors affecting Infinera’s results of operations are beyond its control and make it difficult to predict the results for a particular quarter or to accurately predict future revenue beyond a one-quarter time horizon. If Infinera’s revenue or operating results fall below the expectations of investors or securities analysts or below any guidance Infinera provides to the market, the price of the Infinera Shares may decline substantially.

Infinera’s gross margin may fluctuate from quarter-to-quarter and may be adversely affected by a number of factors, some of which are beyond Infinera’s control.

Infinera’s gross margin fluctuates from period-to-period and varies by customer and by product specification. Over the past eight fiscal quarters, looking back from the first quarter of fiscal 2015, Infinera’s gross margin has ranged from 37 percent to 47 percent. The gross margin is likely to continue to fluctuate and will be affected by a number of factors, including:

the mix in any period of the types of customers purchasing Infinera’s products as well as the product mix;

significant new customer deployments, often with a higher portion of lower margin common equipment as Infinera tries to build footprint;

price discounts negotiated by Infinera’s customers;

charges for excess or obsolete inventory;

changes in the price or availability of components for Infinera’s products;

changes in Infinera’s manufacturing costs, including fluctuations in yields and production volumes; and

increased warranty or repair costs.

It is likely that the average unit prices of Infinera’s products will decrease over time in response to competitive pricing pressures, increased negotiated sales discounts,

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

new product introductions by Infinera or its competitors or other factors. In addition, some of Infinera’s customer contracts contain annual discounts that require Infinera to decrease the sales price of its products to these customers. In response, Infinera will need to reduce the cost of its products through manufacturing efficiencies, design improvements and cost reductions. If these efforts are not successful or if Infinera is unable to reduce its costs to a greater extent than the reduction in the price of the products, Infinera’s revenue and gross margin will decline, causing its operating results to decline. Fluctuations in gross margin may make it difficult to manage Infinera’s business and achieve or maintain profitability.

Aggressive business tactics by Infinera’s competitors may harm its business.

The markets in which Infinera competes are extremely competitive and have resulted in aggressive business tactics by Infinera’s competitors, including:

aggressively pricing their optical transport products and other portfolio products, including offering significant one-time discounts and guaranteed future price decreases;

offering optical products at a substantial discount or free when bundled together with the customers’ router or wireless equipment purchases;

providing financing, marketing and advertising assistance to customers;

influencing customer requirements to emphasize different product capabilities, which better suit their products;

offering to repurchase Infinera’s equipment from existing customers; and

asserting intellectual property rights.

The level of competition and pricing pressure tend to increase when competing for larger high-profile opportunities or during periods of economic weakness when there are fewer network build-out projects. If Infinera fails to compete successfully against its current and future competitors, or if Infinera’s current or future competitors continue or expand aggressive business tactics, including those described above, demand for its products could decline, Infinera could experience delays or cancellations of customer orders, or could be required to reduce its prices to compete in the market.

Infinera’s ability to increase its revenue will depend upon continued growth of demand by consumers and businesses for additional network capacity.

Infinera’s future success depends on factors that increase the amount of data transmitted over communications networks and the growth of optical transport networks to meet the increased demand for optical capacity. These factors include the growth of mobility, video, cloud-based services, increased broadband connectivity and the continuing adoption of high-capacity, revenue-generating services. If demand for such bandwidth does not continue, or slows down, the need for increased bandwidth across networks and the market for optical communications network products may not continue to grow and Infinera’s product sales would be negatively impacted. In addition, if general economic conditions weaken, Infinera’s customers and potential customers may slow or delay their purchase decisions, which would have an adverse effect on its business and financial condition.

Any delays in the development and introduction of Infinera’s products or in releasing enhancements to its existing products may harm Infinera’s business.

Because Infinera’s products are based on complex technology, including, in some cases, the development of next-generation photonic integrated circuits (“PICs”) and specialized application-specific integrated circuits (“ASICs”), Infinera may experience unanticipated delays in developing, improving, manufacturing or deploying these products. The development process for Infinera’s PICs is lengthy, and any modifications to the PICs, including the development of Infinera’s next-generation PICs, entail significant development costs and risks.

At any given time, various new product introductions and enhancements to Infinera’s existing products, such as future products based on Infinera’s next-generation PICs, are in the development phase and are not yet ready for commercial manufacturing or deployment. Infinera relies on third parties, some of which are relatively early stage companies, to develop and manufacture components for its next-generation products, which can require custom development. The maturing process from laboratory prototype to customer trials, and subsequently to general availability, involves a significant number of simultaneous development efforts. These efforts often must be completed in a timely manner so that they may be introduced into the product development cycle for Infinera’s systems, and include:

completion of product development, including the completion of any associated PIC development, such as Infinera’s next-generation PICs, and the completion of associated module development, including modules developed by third parties;

the qualification and multiple sourcing of critical components;

validation of manufacturing methods and processes;

extensive quality assurance and reliability testing and staffing of testing infrastructure;

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Risk factors

validation of software; and

establishment of systems integration and systems test validation requirements.

Each of these steps, in turn, presents risks of failure, rework or delay, and any one of which could decrease the speed and scope of product introduction and marketplace acceptance of Infinera’s products. New generations of Infinera’s PICs, specialized ASICs and intensive software testing are important to the timely introduction of new products and enhancements to its existing products, and are subject to these development risks. In addition, unexpected intellectual property disputes, failure of critical design elements, and a host of other development execution risks may delay, or even prevent, the introduction of new products or enhancements to Infinera’s existing products. If Infinera does not develop and successfully introduce or enhance products in a timely manner, Infinera’s competitive position will suffer. In addition, if Infinera does not develop and successfully introduce or enhance products in sufficient time so as to satisfy Infinera’s customer expectations, Infinera may lose future business from such customers and harm its reputation and customer relationships, either of which would harm Infinera’s business and results of operations.

The markets in which Infinera competes are highly competitive and Infinera may not be able to compete effectively.

Competition in the optical transport equipment market is intense, and Infinera expects such competition to increase. In the long-haul market, Infinera’s main competitors include current Wavelength Division Multiplexing (“WDM”) suppliers, such as Alcatel-Lucent, Ciena Corporation, Coriant, Huawei and ZTE. These companies have historically set the competitive benchmarks for price and functionality. In the metro cloud market, Infinera’s potential competitors include well established companies as well as a number of smaller public and private companies that have announced plans to develop or have developed products that would compete with Infinera in this market. Competition in these markets is based on price, commercial terms, functionality, manufacturing capability, existing business and customer relationships, scalability and quality of services to meet Infinera’s customers’ immediate and future network requirements. In addition to the current competitors, other companies have, or may in the future develop, products that are or could be competitive with Infinera’s products. In particular, if a competitor develops a photonic integrated circuit with similar functionality to Infinera’s PICs, Infinera’s business could be harmed. Infinera also expects to encounter further consolidation in the markets in which it competes. Consolidation among Infinera’s competitors could lead to a changing competitive landscape, capabilities and market share, which could harm Infinera’s results of operations.

Some of Infinera’s competitors have substantially greater name recognition and technical, financial and marketing resources along with better established relationships with incumbent carriers and other potential customers than Infinera has. Many of Infinera’s competitors have more resources to develop or acquire, and more experience in developing or acquiring, new products and technologies and in creating market awareness for those products and technologies. In addition, many of Infinera’s competitors have the financial resources to offer competitive products at aggressive pricing levels that could prevent Infinera from competing effectively. Further, many of Infinera’s competitors have built long-standing relationships with some of Infinera’s prospective customers and have the ability to provide financing to customers and could, therefore, have an inherent advantage in selling products to those customers.

Infinera also competes with low-cost producers from China that can increase pricing pressure on Infinera and a number of smaller companies that provide competition for a specific product, customer segment or geographic market. These competitors often base their products on the latest available technologies. Due to the narrower focus of their efforts, these competitors may achieve commercial availability of their products more quickly than Infinera can and may provide attractive alternatives to Infinera’s customers.

Infinera’s large customers have substantial negotiating leverage, which may require that Infinera agrees to terms and conditions that result in decreased revenue due to lower average selling prices and potentially higher cost of sales leading to lower gross margin, all of which would harm Infinera’s results of operations.

Substantial changes in the optical transport networking industry have occurred over the last few years. Many potential customers have confronted static or declining revenue. Many of Infinera’s customers have substantial debt burdens, many have experienced financial distress, and some have gone out of business, been acquired by other service providers, or announced their withdrawal from segments of the business. Consolidation in the markets in which Infinera competes has resulted in changes in the structure of the communications networking industry, with greater concentration of purchasing power in a small number of large service providers, cable operators and Internet Content Providers (“ICPs”). The increased concentration among Infinera’s customer base may also lead to increased competition for new network deployments and increased negotiating power for Infinera’s

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Risk factors

customers. This may require Infinera to decrease its average selling prices, which would have an adverse impact on Infinera’s results of operations.

Further, many of Infinera’s customers are large service providers that have substantial purchasing power and leverage in negotiating contractual arrangements. Infinera’s customers have and may continue to seek advantageous pricing, payment and other commercial terms. Infinera has and may continue to be required to agree to unfavorable commercial terms with these customers, including reducing the average selling price of Infinera’s products or agreeing to extended payment terms in response to these commercial requirements or competitive pricing pressures. To maintain acceptable operating results, Infinera will need to comply with these commercial terms, develop and introduce new products and product enhancements on a timely basis and continue to reduce its costs.

Infinera must respond to rapid technological change and comply with evolving industry standards and requirements for its products to be successful.

The optical transport networking equipment market is characterized by rapid technological change, changes in customer requirements and evolving industry standards. Infinera continually invests in research and development to sustain or enhance its existing products, but the introduction of new communications technologies and the emergence of new industry standards or requirements could render Infinera’s products obsolete. Further, in developing its products, Infinera has made, and will continue to make, assumptions with respect to which standards or requirements will be adopted by customers and competitors. If the standards or requirements adopted by Infinera’s prospective customers are different from those on which Infinera has focused its efforts, market acceptance of its products would be reduced or delayed and Infinera’s business would be harmed.

Infinera is continuing to invest a significant portion of its research and development efforts in the development of next-generation products. Infinera expects its competitors to continue to improve the performance of their existing products and to introduce new products and technologies and to influence customers’ buying criteria so as to emphasize product capabilities that Infinera does not, or may not, possess. To be competitive, Infinera must properly anticipate future customer requirements and must continue to invest significant resources in research and development, sales and marketing, and customer support. If Infinera does not anticipate these future customer requirements and invest in the technologies necessary to enable Infinera to have and to sell the appropriate solutions, it may limit its competitive position and future sales, which would have an adverse effect on its business and financial condition. Infinera may not have sufficient resources to make these investments and may not be able to make the technological advances necessary to be competitive.

Infinera is dependent on sole source and limited source suppliers for several key components, and if Infinera fails to obtain these components on a timely basis, Infinera will not meet Infinera’s customers’ product delivery requirements.

Infinera currently purchases several key components for its products from single or limited sources. In particular, Infinera relies on its own production of certain components of its products, such as PICs, and on third parties as sole source suppliers for certain of the components of its products, including ASICs, field-programmable gate arrays, processors, and other semiconductor and optical components. Infinera purchases these items on a purchase order basis and has no long-term contracts with many of these sole source suppliers. Infinera has increased its reliance on third parties to develop and manufacture components for certain products, some of which require custom development. If any of Infinera’s sole or limited source suppliers suffer from capacity constraints, lower than expected yields, deployment delays, work stoppages or any other reduction or disruption in output, they may be unable to meet the delivery schedule which could result in lost revenue, additional product costs and deployment delays that could harm Infinera’s business and customer relationships. Further, Infinera’s suppliers could enter into exclusive arrangements with its competitors, refuse to sell their products or components to Infinera at commercially reasonable prices or at all, go out of business or discontinue their relationships with Infinera. Infinera may be unable to develop alternative sources for these components.

The loss of a source of supply, or lack of sufficient availability of key components, could require Infinera to redesign products that use such components, which could result in lost revenue, additional product costs and deployment delays that could harm its business and customer relationships. If Infinera does not receive critical components for its products in a timely manner, it will be unable to deliver those components to its contract manufacturer in a timely manner and would, therefore, be unable to meet the prospective customers’ product delivery requirements. In addition, the sourcing from new suppliers may require Infinera to re-design its products, which could cause delays in the manufacturing and delivery of the products. In the past, Infinera has experienced delivery delays because of lack of availability of components or reliability issues with components that Infinera was purchasing. In addition, some of its suppliers have gone out of business, merged with another supplier, or limited their

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Risk factors

supply of components to Infinera, which may cause Infinera to experience longer than normal lead times and supply delays. Infinera may in the future experience a shortage of certain components as a result of its own manufacturing issues, manufacturing issues at its suppliers or contract manufacturers, capacity problem experiences by its suppliers or contract manufacturers, or strong demand in the industry for such components. A return to growth in the economy is likely to continue to create pressure on Infinera and its suppliers to accurately project overall component demand and manufacturing capacity. These supplier disruptions may continue to occur in the future, which could limit Infinera’s ability to produce Infinera’s products and cause Infinera to fail to meet a customer’s delivery requirements. Such events could harm its reputation and its customer relationships, either of which would harm Infinera’s business and results of operations.

If Infinera fails to accurately forecast demand for its products, Infinera may have excess or insufficient inventory, which may increase its operating costs, decrease its revenue and harm its business.

Infinera is required to generate forecasts of future demand for its products several months prior to the scheduled delivery to the prospective customers. This requires Infinera to make significant investments before it is known if corresponding revenue will be recognized. Lead times for materials and components, including ASICs, that Infinera needs to order for the manufacture of its products vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. In the past, Infinera has experienced lengthening in lead times for certain components. If the lead times for components are lengthened, Infinera may be required to purchase increased levels of such components to satisfy the delivery commitments to its customers.

If Infinera overestimates market demand for its products and, as a result, increases its inventory in anticipation of customer orders that do not materialize, Infinera will have excess inventory, which could result in increased risk of obsolescence and significant inventory write-downs. Furthermore, this will result in reduced production volumes and Infinera’s fixed costs will be spread across fewer units, increasing per unit costs. If Infinera underestimates demand for its products, it will have inadequate inventory, which could slow down or interrupt the manufacturing of its products and result in delays in shipments and Infinera’s ability to recognize revenue. In addition, Infinera may be unable to meet the supply commitments to customers, which could result in a loss of certain customer opportunities or a breach of customer agreements resulting in payment of damages.

Infinera is dependent on a small number of key customers for a significant portion of its revenue and the loss of, or a significant reduction in, orders from one or more of the key customers would reduce the revenue and harm its results of operations.

A relatively small number of customers account for a large percentage of Infinera’s revenue. As a result, the business will be harmed if any of the key customers do not generate as much revenue as forecasted, stop purchasing from Infinera, or substantially reduce their orders. In addition, Infinera’s business will be harmed if Infinera fails to maintain its competitive advantage with its key customers.

Infinera’s ability to continue to generate revenue from its key customers will depend on its ability to maintain strong relationships with these customers and introduce new products that are desirable to these customers at competitive prices, and Infinera may not be successful at doing so. In most cases, Infinera’s sales are made to these customers pursuant to standard purchase agreements rather than long-term purchase commitments, and orders may be canceled or reduced readily. In the event of a cancellation or reduction of an order, Infinera may not have enough time to reduce operating expenses to minimize the effect of the lost revenue on the business. Infinera’s operating results will continue to depend on its ability to sell Infinera’s products to its key customers.

If Infinera fails to expand sales of products into the metro market, its ability to increase revenue will be harmed.

Infinera believes that, in order to grow revenue, Infinera must successfully sell products into the metro market. This will depend on Infinera’s ability, to timely and in a cost-effective manner, develop new products with unique requirements focused on space, power consumption and cost. In order for Infinera to address a portion of this market, Infinera recently announced the introduction of the Cloud Xpress family of metro optical platforms, which is believed to address a new opportunity in the metro cloud market. In order to succeed in its sales efforts, Infinera will hire additional sales personnel to meet the increasing needs of these customers and develop the necessary relationships. Infinera may also have to incur substantial unanticipated costs to market and identify the appropriate partners to increase any sales of new products. The success of new product introductions depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, Infinera’s ability to manage the risks associated with new product production ramp-up issues, the effective management of

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

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purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and at expected costs to meet anticipated demand, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. Accordingly, if Infinera does not succeed in its efforts to address the metro market, the size of Infinera’s total addressable market will be limited. This, in turn, would harm the ability to grow its customer base and increase revenue.

If Infinera’s contract manufacturers do not perform as expected, Infinera’s business may be harmed.

Infinera relies on third party contract manufacturers to perform a portion of the manufacturing of its products, and Infinera’s future success will depend on the ability to have sufficient volumes of products manufactured in a cost-effective and quality-controlled manner. Infinera has engaged third parties to manufacture certain elements of the products at multiple contract manufacturing sites located around the world but does not have long-term agreements in place with some of these manufacturers and suppliers. There are a number of risks associated with dependence on contract manufacturers, including:

reduced control over delivery schedules, particularly for international contract manufacturing sites;

reliance on the quality assurance procedures of third parties;

potential uncertainty regarding manufacturing yields and costs;

potential lack of adequate capacity during periods of high demand;

potential uncertainty related to the use of international contract manufacturing sites;

limited warranties on components;

potential misappropriation of Infinera’s intellectual property; and

potential manufacturing disruptions (including disruptions caused by geopolitical events, military actions or natural disasters).

Any of these risks could impair Infinera’s ability to fulfill orders. The contract manufacturers may not be able to meet the delivery requirements of customers, which could decrease customer satisfaction and harm product sales. Infinera does not have long-term contracts or arrangements with the contract manufacturers that will guarantee product availability, or the continuation of particular pricing or payment terms. If the contract manufacturers are unable or unwilling to continue manufacturing the products or components of products in required volumes or Infinera’s relationship with any of the contract manufacturers is discontinued for any reason,

Infinera would be required to identify and qualify alternative manufacturers, which could cause Infinera to be unable to meet supply requirements to its customers and result in the breach of customer agreements. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and if Infinera is required to change or qualify a new contract manufacturer, Infinera could lose revenue and damage its customer relationships.

Infinera’s manufacturing process is very complex and the partial or complete loss of a manufacturing facility, or a reduction in yields or an inability to scale capacity to meet customer demands could harm Infinera’s business.

The manufacturing process for certain components of Infinera’s products, including the PICs, is technically challenging. In the event that any of the manufacturing facilities utilized to build these components were fully or partially destroyed, as a result of fire, water damage, or otherwise, Infinera’s ability to produce products would be limited. Because of the complex nature of Infinera’s manufacturing facilities, such loss would take a considerable amount of time to repair or rebuild. The partial or complete loss of any of Infinera’s manufacturing facilities, or an event causing the interruption in Infinera’s use of such facility for any extended period of time would cause Infinera’s business, financial condition and results of operations to be harmed.

Minor deviations in the PIC manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. In the past, Infinera has had significant variances in its PIC yields, including production interruptions and suspensions and may have continued yield variances, including additional interruptions or suspensions in the future. Infinera expects its manufacturing yield for the next-generation PICs to be lower initially and increase as full production is achieved. Poor yields from Infinera’s PIC manufacturing process or defects, integration issues or other performance problems in the products could limit its ability to satisfy customer demand requirements, and could damage customer relations and cause business reputation problems, harming its business and results of operations.

Infinera’s inability to obtain sufficient manufacturing capacity to meet demand, either in its own facilities or through foundry or similar arrangements with third parties, could harm its relationships with its customers, business and results of operations.

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If Infinera fails to protect its intellectual property rights, its competitive position could be harmed or Infinera could incur significant expense to enforce its rights.

Infinera depends on its ability to protect proprietary technology. Infinera relies on a combination of methods to protect its intellectual property, including limiting access to certain information, and utilizing trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. The steps Infinera has taken to protect its proprietary rights may be inadequate to preclude misappropriation or unauthorized disclosure of the proprietary information or infringement of intellectual property rights, and Infinera’s ability to police such misappropriation, unauthorized disclosure or infringement is uncertain, particularly in countries outside of the United States. This is likely to become an increasingly important issue as Infinera expands its operations and product development into countries that provide a lower level of intellectual property protection. Infinera does not know whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require Infinera to narrow its claims, and even if patents are issued, they may be contested, circumvented or invalidated. Moreover, the rights granted under any issued patents may not provide Infinera with a competitive advantage, and, as with any technology, competitors may be able to develop similar or superior technologies to Infinera’s now or in the future.

Protecting against the unauthorized use of products, trademarks and other proprietary rights is expensive, difficult, time consuming and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend intellectual property rights, to protect trade secrets or to determine the validity or scope of the proprietary rights of others. Such litigation could result in substantial cost and diversion of management resources, either of which could harm Infinera’s business, financial condition and results of operations. Furthermore, many of Infinera’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than Infinera does. Accordingly, despite all efforts, Infinera may not be able to prevent third parties from infringing upon or misappropriating its intellectual property.

Claims by others that Infinera infringes their intellectual property could harm Infinera’s business.

The industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, many leading companies in the optical transport networking industry, including Infinera’s competitors, have extensive patent portfolios with respect to optical transport networking technology. Infinera expects that infringement claims may increase as the number of products and competitors in Infinera’s market increases and overlaps occur. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to Infinera’s business or seek to invalidate the proprietary rights that Infinera holds. Competitors or other third parties have, and may continue to assert claims or initiate litigation or other proceedings against Infinera or its manufacturers, suppliers or customers alleging infringement of their proprietary rights, or seeking to invalidate Infinera’s proprietary rights, with respect to Infinera’s products and technology. In addition, Infinera has had certain patent licenses with third parties that have not been renewed, and if Infinera cannot successfully renew these licenses, claims of infringement could be faced. In the event that Infinera is unsuccessful in defending against any such claims, or any resulting lawsuit or proceedings, Infinera could incur liability for damages and/or have valuable proprietary rights invalidated.

Any claim of infringement from a third party, even one without merit, could cause Infinera to incur substantial costs defending against the claim, and could distract Infinera’s management from running its business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires Infinera to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Infinera from offering its products. In addition, Infinera might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, Infinera may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful. Any of these events could harm its business, financial condition and results of operations. Competitors and other third parties have and may continue to assert infringement claims against Infinera’s customers and sales partners. Any of these claims would require Infinera to initiate or defend potentially protracted and costly litigation on their behalf, regardless of the merits of these claims, because Infinera generally indemnifies its customers and sales partners from claims of infringement of proprietary rights of third parties. If any of these claims succeed, Infinera may be forced to pay damages on behalf of its customers or sales partners, which could have an adverse effect on the business, financial condition and results of operations.

Infinera incorporates open source software into its products. Although Infinera monitors its use of open source software closely, the terms of many open source

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on its ability to commercialize its products. In such event, Infinera could be required to seek licenses from third parties in order to continue offering its products, to re-engineer its products or to discontinue the sale of Infinera’s products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect its business, results of operations and financial condition.

Infinera is involved in litigation with Cambrian Science Corporation (“Cambrian”) whereby Cambrian alleged that Infinera and seven of Infinera’s customers infringe one of Cambrian’s patents. The nature of the Cambrian claim involves allegations of infringement of patent no. 6,775,312 (the “’312 Patent”) resulting from defendants’ use of certain products and systems in the defendants’ networks, including the Infinera DTN platform. The district court has granted Infinera’s motion for summary judgment on non-infringement and entered a final judgment of non-infringement of the ’312 Patent. On August 1, 2014, Cambrian filed a notice of appeal regarding the ruling of non-infringement to the Court of Appeals for the Federal Circuit (“CAFC”) and Cambrian’s appeal brief was filed on November 6, 2014. Infinera filed a response brief on January 5, 2015, and on February 2, 2015, Cambrian filed their reply brief. Oral argument of this appeal took place on May 5, 2015 and the matter was submitted to the CAFC for decision. On June 29, 2015, the CAFC affirmed the district court’s claim construction and grant of summary judgment of non-infringement.

Because the outcome of such legal matters is inherently unpredictable and subject to uncertainty, there is a risk that Cambrian’s or some other third party’s claim against Infinera may be successful, which could have an adverse effect on Infinera’s business, financial condition and results of operations.

The trading price of the Infinera Shares has been volatile and is likely to be volatile in the future.

The trading prices of the Infinera Shares and the securities of other technology companies have been and may continue to be highly volatile. Factors affecting the trading price of the Infinera Shares include:

variations in Infinera’s operating results;

announcements of technological innovations, new services or service enhancements, strategic alliances or agreements by Infinera or its competitors;

the gain or loss of customers;

recruitment or departure of key personnel;

changes in the estimates of Infinera’s future operating results or external guidance on those results or changes in recommendations by any securities analysts that elect to follow Infinera Shares;

market conditions in Infinera’s industry, the industries of Infinera’s customers and the economy as a whole; and

adoption or modification of regulations, policies, procedures or programs applicable to Infinera’s business.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of Infinera Shares could decline for reasons unrelated to its business, financial condition or operating results. The trading price of Infinera Shares might also decline in reaction to events that affect other companies in the industry even if these events do not directly affect Infinera. Each of these factors, among others, could harm the value of your investment in Infinera Shares. Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. If a suit were filed against Infinera, regardless of its merits or outcome, it could result in substantial costs and divert management’s attention and resources.

Unfavorable macroeconomic and market conditions may adversely affect Infinera’s industry, business and gross margin.

Infinera’s business depends on the overall demand for additional bandwidth capacity and on the economic health and willingness of its customers and potential customers to make capital commitments to purchase the products and services. As a result of macroeconomic or market uncertainty, Infinera may face new risks that have not yet been identified. In addition, a number of the risks associated with Infinera’s business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration.

In the past, unfavorable macroeconomic and market conditions have resulted in sustained periods of decreased demand for optical communications products. These conditions may also result in the tightening of credit markets, which may limit or delay Infinera’s customers’ ability to obtain necessary financing for their purchases of Infinera’s products. A lack of liquidity in the capital markets or the continued uncertainty in the global economic environment may cause Infinera’s customers to delay or cancel their purchases, increase the time they take to pay or default on their payment obligations, each of which would negatively affect Infinera’s business and results of operations. Continued weakness and uncertainty in the global economy could cause some of Infinera’s customers to become illiquid, delay payments or adversely affect the collection of their accounts, which could result in a higher level of bad debt expense. In addition, currency fluctuations could negatively affect Infinera’s international customers’ ability or desire to purchase products.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

Challenging economic conditions have from time to time contributed to slowdowns in the telecommunications industry in which Infinera operates. Such slowdowns may result in:

reduced demand for Infinera’s products as a result of constraints on capital spending by customers;

increased price competition for Infinera’s products, not only from competitors, but also as a result of customer’s or potential customer’s utilization of inventoried or underutilized products, which could put additional downward pressure on Infinera’s near term gross profits;

risk of excess or obsolete inventories;

excess manufacturing capacity and higher associated overhead costs as a percentage of revenue; and

more limited ability to accurately forecast Infinera’s business and future financial performance.

A lack of liquidity and economic uncertainty may adversely affect suppliers or the terms on which Infinera purchases products from these suppliers. It may also cause some of Infinera’s suppliers to become illiquid. Any of these impacts could limit Infinera’s ability to obtain components for products from these suppliers and could adversely impact the supply chain or the delivery schedule to customers. This also could require Infinera to purchase more expensive components, or re-design products, which could cause increases in the cost of products and delays in the manufacturing and delivery of products. Such events could harm Infinera’s gross margin and harm its reputation and customer relationships, either of which could harm Infinera’s business and results of operations.

Product performance problems, including undetected errors in hardware or software, or deployment delays could harm Infinera’s business and reputation.

The development and production of products with high technology content is complicated and often involves problems with software, components and manufacturing methods. Complex hardware and software systems, such as Infinera’s products, can often contain undetected errors when first introduced or as new versions are released. In addition, errors associated with components Infinera purchases from third parties, including customized components, may be difficult to resolve. Infinera has experienced issues in the past in connection with the Infinera DTN and Infinera DTN-X platforms, including failures due to the receipt of faulty components from Infinera’s suppliers. Infinera suspects that errors, including potentially serious errors, may be found from time to time in Infinera’s products. Infinera’s products may suffer degradation of performance and reliability over time.

If reliability, quality or network monitoring problems develop, a number of negative effects on Infinera’s business could result, including:

delays in Infinera’s ability to recognize revenue;

costs associated with fixing software or hardware defects or replacing products;

high service and warranty expenses;

delays in shipments;

high inventory excess and obsolescence expense;

high levels of product returns;

diversion of Infinera’s engineering personnel from its product development efforts;

delays in collecting accounts receivable;

payment of liquidated damages, performance guarantees or similar penalties;

reduced orders from existing customers; and

declining interest from potential customers.

Because Infinera outsources the manufacturing of certain components of its products, Infinera may also be subject to product performance problems as a result of the acts or omissions of third parties.

From time to time, Infinera encounters interruptions or delays in the activation of its products at a customer’s site. These interruptions or delays may result from product performance problems or from issues with installation and activation, some of which are outside Infinera’s control. If Infinera experiences significant interruptions or delays that cannot promptly be resolved, the associated revenue for these installations may be delayed or confidence in its products could be undermined, which could cause Infinera to lose customers and fail to add new customers.

If Infinera loses key personnel or fail to attract and retain additional qualified personnel when needed, its business may be harmed.

Infinera’s success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing, and finance personnel, many of whom would be difficult to replace. For example, senior members of Infinera’s engineering team have unique technical experience that would be difficult to replace. Infinera does not have long-term employment contracts or key person life insurance covering any of Infinera’s key personnel. Because the products are complex, Infinera must hire and retain a large number of highly trained customer service and support personnel to ensure that the deployment of Infinera’s products do not result in network disruption for its customers. Infinera believes its future success will depend in large part upon its ability to identify, attract and retain highly skilled managerial, engineering, sales, marketing, finance and customer service and support personnel. Competition for these individuals is intense in Infinera’s industry, especially in the San Francisco Bay Area where Infinera is headquartered. Infinera may not succeed in identifying, attracting and retaining appropriate personnel. The

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

loss of the services of any of Infinera’s key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, particularly engineers and sales personnel, could make it difficult for Infinera to manage its business and meet key objectives, such as timely product introductions.

Infinera’s debt obligations may adversely affect its ability to raise additional capital and will be a burden on its future cash flows and cash resources, particularly if these obligations are settled in cash upon maturity or sooner, for example upon an event of default.

In May 2013, Infinera issued USD 150.0 million of 1.75% convertible senior notes due June 1, 2018 (the “Convertible Senior Notes”). The degree to which Infinera is leveraged could have important consequences, including, but not limited to, the following:

Infinera’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, litigation, general corporate or other purposes may be limited;

a substantial portion of Infinera’s future cash balance may be dedicated to the payment of the principal of its indebtedness as Infinera has the intention to pay the principal amount of the Convertible Senior Notes in cash upon conversion if specified conditions are met or when due, such that Infinera would not have those funds available for use in its business; and

if, upon any conversion of the Convertible Senior Notes, Infinera is required to satisfy its conversion obligation with Infinera Shares or if a make-whole fundamental change occurs (such as an acquisition of Infinera), the then-existing stockholders’ interest in Infinera would be diluted (including the interest of Transmode shareholders accepting the Offer).

Infinera’s ability to meet its payment obligations under its debt instruments depends on future cash flow performance. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that may be beyond Infinera’s control. There can be no assurance that Infinera’s business will generate positive cash flow from operations, or that additional capital will be available to Infinera, in an amount sufficient to enable Infinera to meet its debt payment obligations and to fund other liquidity needs. If Infinera is unable to generate sufficient cash flow to service its debt obligations, Infinera may need to refinance or restructure its debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If Infinera were unable to implement one or more of these alternatives, Infinera may be unable to meet its debt payment obligations. As a result, Infinera may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

The Convertible Senior Notes will mature on June 1, 2018, unless earlier purchased by Infinera or converted. Holders may convert their Convertible Senior Notes on or after December 1, 2017, but also under certain specified circumstances, including upon the occurrence of specified corporate events, such as a consolidation, merger or binding share exchange, or where the last reported sale price of the Infinera Shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days is greater than or equal to 130 percent of the conversion price on each applicable trading day. During the three months ended June 27, 2015, the closing price of Infinera Shares exceeded 130 percent of the applicable conversion price of the Convertible Senior Notes on at least 20 of the last 30 consecutive trading days of the quarter; therefore, holders of the Convertible Senior Notes may convert their Convertible Senior Notes during the third quarter of 2015. Should the closing price conditions be met during the 30 consecutive trading days prior to the end of the third quarter of 2015 or a future quarter, the Convertible Senior Notes will be convertible at their holders’ option during the immediately following quarter. Based on the closing price of the Infinera Shares of USD 19.59 on March 27, 2015, the if-converted value of the Convertible Senior Notes exceeded their principal amount by approximately USD 83.6 million. Even though Infinera, under current market conditions, does not expect the Convertible Senior Notes to be converted in the short-term, any conversion of the Convertible Senior Notes prior to their maturity or acceleration of the repayment of the Convertible Senior Notes could have a material adverse effect on Infinera’s cash flows, business, results of operations and financial condition.

Infinera may issue additional Infinera Shares in connection with the conversion of the Convertible Senior Notes, and thereby dilute its then-existing stockholders (including Transmode shareholders accepting the Offer) and potentially adversely affect the market price of Infinera Shares.

The Convertible Senior Notes will mature on June 1, 2018, unless earlier purchased by Infinera or converted. Holders may convert their Convertible Senior Notes on or after December 1, 2017, but also under certain specified circumstances described above.

In the event that some or all of the Convertible Senior Notes are converted into Infinera Shares, the ownership interests of existing stockholders (including Transmode shareholders accepting the Offer) will be diluted, and any sales in the public market of any Infinera Shares issuable upon such conversion of the Convertible Senior Notes could adversely affect the prevailing market price

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

of Infinera Shares. In addition, the anticipated conversion of the Convertible Senior Notes could depress the market price of Infinera Shares.

The make-whole fundamental change provisions of the Convertible Senior Notes may delay or prevent an otherwise beneficial takeover attempt of Infinera.

If a make-whole fundamental change such as an acquisition of Infinera occurs prior to the maturity of the Convertible Senior Notes, under certain circumstances, the conversion rate for the Convertible Senior Notes will increase such that additional Infinera Shares will be issued upon conversion of the Convertible Senior Notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective and the price paid (or deemed paid) per Infinera Share in such transaction. This increase will be dilutive to Infinera’s then-existing stockholders, including Transmode shareholders accepting the Offer. Infinera’s obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change may, in certain circumstances, delay or prevent a takeover of Infinera that might otherwise be beneficial to the stockholders.

If Infinera needs additional capital in the future, it may not be available on favorable terms, or at all.

Infinera’s business requires significant capital. Infinera has historically relied on outside debt or equity financing as well as cash flow from operations to fund Infinera’s operations, capital expenditures and expansion. Infinera may require additional capital from equity or debt financings in the future to fund Infinera’s operations or respond to competitive pressures or strategic opportunities. Infinera has a history of significant operating losses, including a net loss of USD 32.1 million for 2013. In the event that Infinera requires additional capital, Infinera may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on Infinera’s financial and operating flexibility. If Infinera raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, Infinera’s then-existing stockholders (including Transmode shareholders accepting the Offer) could suffer dilution in their percentage ownership of Infinera, and any new securities issued could have rights, preferences and privileges senior to those of holders of Infinera Shares. If Infinera is unable to obtain adequate financing or financing on satisfactory terms, if and when it is required, Infinera’s ability to grow or support its business and to respond to business challenges could be limited and Infinera’s business will be harmed.

Infinera’s sales cycle can be long and unpredictable, which could result in an unexpected revenue shortfall in any given quarter.

Infinera’s products can have a lengthy sales cycle, which can extend from six to twelve months and may take even longer for larger prospective customers. Infinera’s prospective customers conduct significant evaluation, testing, implementation and acceptance procedures before they purchase Infinera’s products. Infinera incurs substantial sales and marketing expenses and expends significant management effort during this time, regardless of whether Infinera makes a sale.

Because the purchase of Infinera’s equipment involves substantial cost, most of Infinera’s customers wait to purchase Infinera’s equipment until they are ready to deploy it in their network. As a result, it is difficult for Infinera to accurately predict the timing of future purchases by its customers. In addition, product purchases are often subject to budget constraints, multiple approvals and unplanned administrative processing and other delays. If sales expected from customers for a particular quarter are not realized in that quarter or at all, Infinera’s revenue will be negatively impacted.

Infinera’s international sales and operations subject Infinera to additional risks that may harm its results of operations.

Infinera markets, sells and services its products globally. During the first quarter of fiscal 2015 and in fiscal years 2014 and 2013, Infinera derived approximately 32 percent, 29 percent and 36 percent respectively, of its revenue from customers outside of the United States. Infinera expects that significant management attention and financial resources will be required for its international activities over the foreseeable future as Infinera continues to expand its international presence. Infinera has a limited history and experience selling its products into developing international markets, such as Asia Pacific, Middle East and Africa, and Latin America. Furthermore, in some countries, Infinera’s success in selling its products and growing revenue will depend in part on Infinera’s ability to form relationships with local partners. Infinera’s inability to identify appropriate partners or reach mutually satisfactory arrangements for international sales of its products could impact its ability to maintain or increase international market demand for its products. In addition, many of the companies Infinera competes against internationally have greater name recognition and a more substantial sales and marketing presence.

Infinera has sales and support personnel in numerous countries worldwide. In addition, Infinera has established development centers in India, China and Canada and expects to continue to increase hiring of personnel for these facilities. There is no assurance that Infinera’s

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

reliance upon development resources in India, China or Canada will enable Infinera to achieve meaningful cost reductions or greater resource efficiency.

Infinera’s international operations are subject to inherent risks, and its future results could be adversely affected by a variety of factors, many of which are outside of Infinera’s control, including:

greater difficulty in collecting accounts receivable and longer collection periods;

difficulties of managing and staffing international offices, and the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

political, social and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions;

tariff and trade barriers and other regulatory requirements or contractual limitations on Infinera’s ability to sell or develop its products in certain foreign markets;

less effective protection of intellectual property than is afforded to Infinera in the United States or other developed countries;

local laws and practices that favor local companies, including business practices that Infinera is prohibited from engaging in by the U.S. Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

certification requirements;

potentially adverse tax consequences; and

effects of changes in currency exchange rates, particularly relative increases in the exchange rate of the U.S. dollar versus other currencies that could negatively affect Infinera’s financial results and cash flows.

International customers may also require that Infinera comply with certain testing or customization of its products to conform to local standards. The product development costs to test or customize Infinera’s products could be extensive and a material expense for Infinera.

Infinera’s international operations are subject to increasingly complex foreign and U.S. laws and regulations, including but not limited to anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act and equivalent laws in other jurisdictions, antitrust or competition laws, and data privacy laws, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against Infinera, its officers or employees, prohibitions on the conduct of Infinera’s business and on its ability to offer products and services in one or more countries, and could also materially affect Infinera’s reputation, its international expansion efforts, its ability to attract and retain employees, its business, and its results of operations. Although Infinera has implemented policies, procedures and training designed to ensure compliance with these laws and regulations, there can be no complete assurance that any individual employee, contractor, or agent will not violate Infinera’s policies. Additionally, the costs of complying with these laws (including the costs of investigations, auditing and monitoring) could also adversely affect Infinera’s current or future business.

As Infinera continues to expand its business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations. Infinera’s failure to manage any of these risks could harm its international operations and reduce its international sales.

Infinera may be adversely affected by fluctuations in currency exchange rates.

A portion of Infinera’s sales are to countries outside of the United States, and are in currencies other than USD, and therefore subject to foreign currency fluctuation. Accordingly, fluctuations in foreign currency rates could have a material impact on Infinera’s revenue in future periods. Infinera also has exposure to currency exchange rates as a result of the growth in Infinera’s non-U.S. dollar denominated operating expense in Europe, Asia and Canada. Infinera currently enters into foreign currency exchange forward contracts to reduce the impact of foreign currency fluctuations on accounts receivable denominated in euro and the British pound. These forward contracts reduce the impact of currency exchange rate movements on certain transactions, but do not cover all foreign-denominated transactions and therefore do not entirely eliminate the impact of fluctuations in exchange rates that could negatively affect Infinera’s results of operations and financial condition.

If Infinera fails to maintain effective internal control over financial reporting in the future, the accuracy and timing of its financial reporting may be adversely affected.

Infinera is required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. The provisions of the act require, among other things, that Infinera maintain effective internal control over financial reporting and disclosure controls and procedures. Preparing Infinera’s financial statements involves a number of complex processes, many of which are done manually and are dependent upon individual data input or review. These processes include, but are not limited to, calculating revenue, deferred revenue and inventory costs. While Infinera continues to automate its processes and enhance its review and put in place controls to reduce the likelihood for errors, Infinera expects that for the foreseeable future, many of the processes will remain manually intensive and thus subject to human error.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

Any future acquisitions Infinera makes, in addition to the acquisition contemplated by the Offer, could disrupt its business and harm its financial condition and operations.

Infinera has made strategic acquisitions of technologies and other assets in the past. The expansion of Infinera’s business through acquisitions allows Infinera to complement its technological capabilities. In the event of any future acquisitions, Infinera may not ultimately strengthen its competitive position or achieve its goals, or they may be viewed negatively by customers, financial markets or investors and Infinera could:

issue stock that would dilute Infinera’s then-current stockholders’ (including Transmode shareholders accepting the Offer) percentage ownership;

incur debt and assume other liabilities;

use a substantial portion of Infinera’s cash resources; or

incur amortization expenses related to other intangible assets and/or incur large and immediate write-offs.

Acquisitions also involve numerous risks that could disrupt Infinera’s ongoing business and distract its management team, including:

problems integrating the acquired operations, technologies or products with Infinera’s own;

diversion of management’s attention from Infinera’s core business;

assumption of unknown liabilities;

adverse effects on existing business relationships with suppliers and customers;

increased accounting compliance risk;

risks associated with entering new markets; and

potential loss of key employees.

Infinera’s failure to adequately manage the risks associated with an acquisition, in addition to the acquisition contemplated by the Offer, could have an adverse effect on its business, financial condition and results of operations.

Unforeseen health, safety and environmental costs could harm Infinera’s business.

Infinera’s manufacturing operations use substances that are regulated by various federal, state and international laws governing health, safety and the environment, including the Waste Electrical and Electronic Equipment and Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment regulations adopted by the European Union (“EU”). If Infinera experiences a problem with these substances, it could cause an interruption or delay in its manufacturing operations or could cause Infinera to incur liabilities for any costs related to health, safety or environmental remediation. Infinera could also be subject to liability if these substances are not handled in compliance with safety standards for storage and transportation and applicable laws. If Infinera experiences a problem or fails to comply with such safety standards, its business, financial condition and results of operations may be harmed.

Infinera is subject to governmental regulations that could adversely affect Infinera’s business.

Infinera is subject to export control laws that limit which products Infinera sells and where and to whom its products are sold. U.S. export control laws also limit Infinera’s ability to conduct product development activities in certain countries. In addition, various countries regulate the import of certain technologies and have enacted laws that could limit Infinera’s ability to distribute its products or could limit its customers’ ability to implement Infinera’s products in those countries. Changes in Infinera’s products or changes in import and export regulations may create delays in the introduction of Infinera’s products in international markets, prevent Infinera’s customers with international operations from deploying its products throughout their global systems or, in some cases, prevent the import and export of Infinera’s products to certain countries altogether. Any change in import and export regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of Infinera’s products by, or in the decreased ability to export or sell its products to, existing or potential customers with international operations. Failure to comply with these and similar laws on a timely basis, or at all, decreased use of Infinera’s products or any limitation on its ability to export or sell its products would adversely affect Infinera’s business, financial condition and results of operations.

Infinera’s product or manufacturing standards could also be impacted by new or revised environmental rules and regulations or other social initiatives. For instance, the SEC adopted new disclosure requirements in 2012 relating to the sourcing of certain minerals from the Democratic Republic of Congo and certain other adjoining countries. Those rules, which required reporting for the first time in the calendar year 2014, could adversely affect Infinera’s costs, the availability of minerals used in its products and Infinera’s relationships with customers and suppliers.

The Federal Communications Commission (“FCC”) has jurisdiction over the entire U.S. communications industry and, as a result, Infinera’s products and its U.S. customers are subject to FCC rules and regulations. Current and future FCC regulations, including any future regulation on net neutrality, affecting communications services, Infinera’s products or customers’ businesses

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Risk factors

could negatively affect Infinera’s business. In addition, international regulatory standards could impair Infinera’s ability to develop products for international customers in the future. Moreover, many jurisdictions are evaluating or implementing regulations relating to cyber security, privacy and data protection, which can affect the market and requirements for networking and communications equipment. Delays caused by Infinera’s compliance with regulatory requirements could result in postponements or cancellations of product orders. Further, Infinera may not be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate its business. Any failure to obtain such approvals could harm Infinera’s business and results of operations.

Natural disasters, terrorist attacks or other catastrophic events could harm Infinera’s operations.

Infinera’s headquarters and the majority of its infrastructure, including its PIC fabrication manufacturing facility, are located in Northern California, an area that is susceptible to earthquakes, floods and other natural disasters. Further, a terrorist attack aimed at Northern California or at the United States’ energy or telecommunications infrastructure could hinder or delay the development and sale of Infinera’s products. In the event that an earthquake, terrorist attack or other man-made or natural catastrophe were to destroy any part of Infinera’s facilities, or certain of its contract manufacturers’ facilities, destroy or disrupt vital infrastructure systems or interrupt Infinera’s operations for any extended period of time, Infinera’s business, financial condition and results of operations would be harmed.

Security incidents, such as data breaches and cyber-attacks, could compromise Infinera’s intellectual property and proprietary or confidential information and cause significant damage to Infinera’s business and reputation.

In the ordinary course of business, Infinera maintains sensitive data on its networks, including data related to intellectual property and data related to Infinera’s business, customers and business partners, which is considered proprietary or confidential information. Infinera believes that companies in the technology industry have been increasingly subject to a wide variety of security incidents, cyber-attacks and other attempts to gain unauthorized access. While the secure maintenance of this information is critical to Infinera’s business and reputation, its network and storage applications may be subject to unauthorized access by hackers or breached due to operator error, malfeasance or other system disruptions. It may be difficult to anticipate or immediately detect such security incidents or data breaches and the damage caused as a result. Accordingly, a data breach, cyber-attack, or unauthorized access or disclosure of

Infinera’s information, could compromise its intellectual property and reveal proprietary or confidential business information. In addition, these security incidents could cause Infinera to incur significant remediation costs and expenses, disrupt key business operations, subject Infinera to liability and divert attention of management and key information technology resources, any of which could cause significant harm to Infinera’s business and reputation.

Anti-takeover provisions in Infinera’s charter documents and Delaware law could discourage, delay or prevent a change in control of Infinera and may affect the trading price of the Infinera Shares.

Infinera is a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, which apply to Infinera, may discourage, delay or prevent a change in control by prohibiting Infinera from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to Infinera’s then-existing stockholders (including Transmode shareholders accepting the Offer). In addition, Infinera’s amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in Infinera’s management or control over Infinera that stockholders may consider favorable. Infinera’s amended and restated certificate of incorporation and amended and restated bylaws:

authorize the issuance of “blank check” convertible preferred stock that could be issued by the Board to thwart a takeover attempt;

establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

provide that vacancies on the Board, including newly-created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

prevent stockholders from calling special meetings; and

prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

Risks related to Transmode’s business

Transmode’s business is dependent on the capital spending patterns of its customers, and any decrease or delay in capital spending by its customers could reduce revenues and harm its business.

Demand for Transmode’s products depends on the magnitude and timing of capital spending in optical networks by telecommunications service providers, cable-TV operators, multiple system operators, other alternative service providers, such as Internet operators and smaller telecommunication operators, and individual enterprises as they construct, expand and upgrade the capacity of their optical networks. Capital spending is also cyclical in Transmode’s industry and spending by individual customers can change on short notice. The capital spending patterns of these customers are dependent on a variety of factors, including:

consumer demand for new services, such as internet video/media streaming, broadband services;

video-on-demand, HDTV, peer-to-peer file sharing and data usage by customers;

competitive pressures, including pricing pressures;

the timing of annual budget approvals;

free cash flow and access to external sources of capital;

timing of major network upgrades;

evolving industry standards and network architectures; and

changes in government regulations.

The telecommunications industry has experienced severe downturns in the past. In a downturn, companies may substantially reduce their capital spending on new equipment. In addition, uncertain and volatile capital markets may depress market values and restrict access to capital, resulting in delays or cancellations of projects of Transmode’s customers and potential customers. Any future decisions by Transmode’s customers to reduce capital spending, whether caused by economic cycles, changes in government regulations relating to telecommunications and data networks, or other reasons, could have a material adverse effect on Transmode’s business, results of operations and financial condition.

The market in which Transmode competes is highly competitive and many of its competitors are larger, have a longer operating history and/or have greater financial resources than Transmode.

Transmode operates in a highly competitive industry. Transmode’s competitors range in size from being similar to Transmode to large, multinational companies which may have substantially greater financial, technical, operational, research and development and marketing resources than Transmode. Merger activity among some of Transmode’s larger competitors may increase their economies of scale and affect the competitive landscape. Transmode’s industry has also experienced increased competition, which has given rise to pricing pressures, in particular from low-cost producers in Asia. Transmode’s key competitors include Adva, Alcatel-Lucent and Ciena Corporation. Other competitors include Cisco, Ericsson, Huawei, Nokia Siemens Networks, Tellabs, CYAN, Coriant and ZTE. In addition, there are also several smaller, but established, companies that offer one or more products that compete directly or indirectly with Transmode’s offerings. These competitors, along with its other current and future competitors, could reduce Transmode’s market share, require Transmode to lower its prices, or both. Continued industry consolidation may also adversely impact customers’ perceptions of the viability of companies that are not large multinational companies and, consequently, customers’ willingness to purchase from such companies. Additionally, consolidation among Transmode’s customers may adversely impact Transmode’s competitive position as these customers may become more attractive to larger competitors or change their focus from the markets and segments in which Transmode operates. Transmode expects competition to remain intense in the future as its existing competitors seek to increase their penetration in Transmode’s market and potential new competitors introduce new and more competitive products. These pressures could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode’s ability to forecast sales volumes is limited due to the short order and delivery cycle of its products.

Transmode’s sales are made predominantly pursuant to purchase orders, and it has not entered into long-term, committed volume purchase contracts with its customers. Its standard delivery time for its products is between four to eight weeks. Consequently, order backlog, and the ability to forecast revenue based on order backlog, is typically only four to eight weeks. Transmode’s customers generally make project based purchases. Additionally, many of Transmode’s customers use a dual vendor strategy whereby Transmode is made aware of a future project but the project or a part of it may be awarded to either Transmode or another vendor. Although Transmode has forecasting procedures in place in order to try to predict future sales volumes, these are based on internal forecasts and non-binding customer estimations which may not correspond to the actual outcome. Large discrepancies between the predicted and actual outcome of the number of incoming orders could have a material adverse effect on Transmode’s business, results of operations and financial condition.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

Transmode depends upon the development of new products and enhancements to its existing products, and its product development efforts require substantial research and development expense.

Transmode’s future success will depend on its ability to develop and enhance products to keep up with technological changes and comply with new market requirements. Transmode expends significant resources on the research and development of new products and technologies and the enhancement of its existing products. However, research and development in the optical networking industry is complex. Unlike many of its competitors, Transmode focuses its research and development efforts on a limited number of technologies and applications that it believes will have commercial use. While it seeks to work closely with its customers to ensure its products have the desired functionalities, there can be no assurance that its research and development efforts will be technically and/or commercially successful. If Transmode does not keep pace with product and technology advances, or its efforts do not lead to the successful introduction of sufficient numbers of competitive products, this could have a material adverse effect on its business, results of operations and financial condition. In addition, if Transmode’s competitors, many of whom have substantially greater research and development resources, introduce new or enhanced products or technologies, Transmode’s existing technologies and products may no longer be competitive and may become obsolete.

In addition, it is common for research and development projects to encounter delays due to unforeseen problems, resulting in low initial volume production, fewer product features than originally considered desirable and higher production costs than initially budgeted, which may result in lost market opportunities. Delays in product development may also prevent Transmode from being ahead of the competition, potentially depriving it of a key competitive advantage. Furthermore, any new products or product enhancements that Transmode introduces may not achieve any significant degree of market acceptance or be accepted by its channel partners, which may result in market opportunities being less successfully exploited than anticipated. There could be a material adverse effect on Transmode’s business, results of operations and financial condition due to such delays or deficiencies in the development and delivery of new products or due to poor market acceptance.

Once a product is in the marketplace, its selling price often decreases over the life of the product, especially after a new competitive product is introduced to the market. To lessen the effect of price decreases, in addition to developing new products and enhancing existing products, Transmode’s operations and research and development teams seek to reduce manufacturing and component purchasing costs. This is partly done through price negotiations and partly in cooperation with its contract manufacturers and suppliers in the redesign of products. However, if these cost reductions cannot be achieved or do not occur in a timely manner, there could be a material adverse effect on Transmode’s results of operations and market share. In addition, customers may delay decisions to purchase existing products until new or improved versions of those products are available, which may delay Transmode’s sales and have a material adverse effect on Transmode’s business, results of operations and financial condition.

A significant portion of Transmode’s revenue is generated from a limited number of key customers.

Transmode’s five largest customers accounted for 53 percent and 51 percent of its total invoicing in 2013 and 2014, respectively, and its ten largest customers accounted for 70 percent and 68 percent of its total invoicing in 2013 and 2014, respectively. In 2014, Transmode’s largest customer accounted for 22 percent of its total invoicing for the year. Although Transmode believes that its business is not dependent on any single customer or market segment, Transmode’s five largest customers continue to account for a significant portion of its revenue and revenue derived from these customers has fluctuated in the past both on a year-to-year and quarter-to-quarter basis. Accordingly, any loss of these customers or a significant decrease in their purchases from Transmode in the future could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode’s dependence on outside suppliers of certain critical components and two outside contract manufacturers could result in product delivery delays, adversely impact its product development and/or damage its customer relations.

Transmode depends on a limited number of suppliers for the supply of certain critical components of its products. Accordingly, there is a risk that those suppliers will increase their prices or change their terms, particularly as some components used by Transmode in its products are available only from limited suppliers. While Transmode seeks to maintain, at a minimum, a dual source supply for critical components, certain components are often single source supplied where the technology is relatively new and there are few available suppliers. Accordingly, there is a risk that Transmode will be unable to obtain the components it needs to produce its products at all, or on commercially acceptable terms, which could have a

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode also relies on two external contract manufacturers, Kitron Microelectronics AB (“Kitron”) and PartnerTech AB (publ), to manufacture all of its printed circuit cards, including Transmode’s printed circuit board assembly and mechanical and optical assembly. Transmode submits purchase orders to its component suppliers and contract manufacturers that describe, among other things, the type and quantities of its products or components to be supplied by the applicable component supplier, or manufactured by the manufacturer, and the delivery date and other delivery terms. Transmode’s component suppliers and contract manufacturers, however, do not generally have any obligation to Transmode to prioritize its supply or manufacturing orders over those of their other customers and may have contractual obligations to prioritize other customers’ orders over Transmode’s orders. As result, during periods of high demand for Transmode’s component suppliers’ and contract manufacturers’ services, which typically coincide with periods of high demand for Transmode’s and its competitors’ products, its component suppliers and contract manufacturers may not be able, and are not obligated, to supply the components that Transmode uses in its products or manufacture any or all of Transmode’s products. If Transmode’s component suppliers or its contract manufacturers experience capacity constraints, work stoppages or other reductions or disruptions in output, they may not be able to meet, or may choose not to meet, Transmode’s requested delivery schedules. Transmode has recently experienced some supply constraints due to a lack of capacity in one of its component suppliers. Additionally, while Kitron has a number of different production sites in both Sweden and abroad, currently all of Kitron’s manufacturing for Transmode takes place at Kitron’s facility in Jönköping, Sweden and in the facility in China. In the event that operations at the Jönköping facility or the facility in China were disrupted Transmode would likely experience difficulties or delays in the manufacturing of its products.

Certain of the components that Transmode purchases include components and materials from regions that are exposed to natural disasters due to, e.g., climate changes. For example, Transmode has experienced severe delays in delivery of certain components due to flooding in Thailand. Another region from which Transmode purchases components is Japan, a country that has been subject to earthquakes and other natural disasters. In the event of an earthquake or other natural disaster in a region from where Transmode purchases components, Transmode may experience increased lead times or shortages in certain suppliers’ deliveries that include such components and materials, which could have an adverse effect on Transmode’s business, results of operations and financial condition.

In the event that one of Transmode’s component suppliers is acquired by one of Transmode’s competitors or enters into a strategic alliance with one of Transmode’s competitors, there can be no guarantee that the component supplier in question would continue to deliver products or components to Transmode, or it could do so at a much higher price or at less favorable terms. Transmode also works closely with its component suppliers in the development of its products, therefore the loss of one or more of its suppliers could adversely impact its product development.

In addition, although Transmode maintains the testing and quality control of its products in-house, there can be no assurance that the products and components produced by its component suppliers and contract manufacturers will meet Transmode’s quality standards. If the supply of Transmode’s products or components is disrupted or if its quality standards are not met, this could damage Transmode’s customer relations, result in product delivery delays or product recalls and have a material adverse effect on Transmode’s business, results of operations and financial condition. Certain contracts with Transmode’s customers also impose penalties on Transmode if it exceeds certain delivery times. Additionally, if Transmode does not detect quality deficiencies that arise through the manufacturing process, this could lead to product returns, warranty claims and product liability claims. The agreements with Transmode’s component suppliers and contract manufacturers contain limitations on liability that may affect its ability to recover damages from them. Even if alternative suppliers are available, Transmode may have difficulty identifying them in a timely manner. It may also incur significant additional expense in changing suppliers and may experience difficulties or delays in the manufacturing of its products. Furthermore, alternative suppliers or manufacturers may not be able to meet Transmode’s design requirements or quality standards, which could also have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode outsources the manufacturing of all of its products and in the past has from time to time placed orders in excess of its requirements and may also do so in the future.

Transmode’s customers frequently require delivery of products within a relatively short time frame, and an increasing proportion of sales are for delivery during the same quarter in which the customers place their orders. While Transmode seeks to ensure that it places orders with its contract manufacturers after it has received purchase orders from its customers, it from time to time places advance orders with its contract manufacturers to ensure prompt delivery of products to its customers. Similarly,

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

the suppliers of certain of the components necessary for the manufacture of Transmode’s products may not be able to provide components within the requisite time frame for its customer orders. In addition, Transmode requires its contract manufacturers and certain of its component suppliers to maintain a buffer stock of certain of Transmode’s key products and components, which may lead to additional cost as Transmode may be required to purchase certain slow moving or obsolete inventory that Transmode has required them to maintain. In the past, as a result of inaccurate forecasts on the timing and product mix of anticipated sales, Transmode has from time to time placed product orders or required its contract manufacturers or component suppliers to maintain buffer stock levels that have exceeded anticipated customer demand, which has led to excess inventory levels and has negatively affected Transmode’s results of operations, working capital and cash flow. Transmode cannot provide any assurance that excess product orders and resulting excess inventory levels will not occur in the future which could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode is subject to export controls that could impair its ability to compete in international markets.

Under EU regulations Transmode is required to obtain export licenses to ship its products to customers outside of the EU. Transmode is allowed to use a general license, the EU001 license, for the shipment of its products to customers in the United States, Canada, Australia, New Zealand, Norway, Switzerland and Japan. For customers outside of the EU, United States, Canada, Australia, New Zealand, Norway, Switzerland and Japan, Transmode is required by EU regulations to obtain individual export licenses prior to the shipping of products to these customers. While Transmode has received such export licenses in the past, there can be no assurance that it will receive export licenses in the future. The failure to obtain export licenses in the future could decrease Transmode’s sales and negatively impact its long term strategy. In addition, Transmode exports its products to Russia, a country upon which the EU has imposed sanctions. While Transmode has procedures in place to ensure that the relevant rules are complied with, there can be no assurance that all such sanctions and rules are complied with at all times. Any breach of such rules or sanctions could lead to substantial fines for Transmode.

Transmode is susceptible to certain financial risks associated with its operations.

Transmode is subject to a number of risks as a result of its international operations, including funding, credit and currency risks. Transmode’s international sales are generally denominated in currencies other than the SEK, and, accordingly, Transmode’s revenue could be materially affected by foreign currency fluctuations. 94 percent and 93 percent of Transmode’s total invoicing was in other currencies than the SEK in 2013 and 2014, respectively. Transmode’s primary exposures are to fluctuations in exchange rates for the SEK (in which most of Transmode’s operating costs are denominated) against the EUR, the British pound and the USD (the three currencies in which the majority of Transmode’s sales are recorded). Many of the components used in Transmode’s products are also priced in the USD. Changes in foreign currency exchange rates can therefore materially adversely affect Transmode’s reported revenue and operating profit. Entering into forward currency exchange contracts may not adequately protect Transmode from exposure to changes in foreign currency exchange rates. Entering into forward currency exchange contracts has had, and may in the future have, a negative effect on Transmode’s results of operations and cash flow. In addition, Transmode holds interest-bearing assets in the form of bank balances, which are subject to interest rate fluctuations, which could have a material negative impact on Transmode’s revenue in future periods.

Transmode’s exposure to the credit risks of its customers may make it difficult to collect accounts receivable. A small number of Transmode’s customers account for a relatively large percentage of Transmode’s accounts receivable.

After Transmode completes sales to customers, it may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. Although Transmode has a large number of customers, a small number of them represent a relatively high share of outstanding accounts receivable. For example, as of December 31, 2014, Transmode’s five largest customers represented 39.1 percent of total outstanding accounts receivable.

Transmode has no credit insurance for outstanding accounts receivable. If any of these significant customers does not pay, or if Transmode’s customers experience prolonged liquidity problems, Transmode’s earnings, financial condition and liquidity could suffer.

Transmode relies on channel partners to assist in selling its products, and if Transmode does not manage its current relationships effectively, and develop new relationships as planned, its ability to generate revenue and control expenses could be adversely affected.

Transmode sells its products through its direct sales force and through channel partners. Transmode’s continued success is highly dependent on the efforts of its direct sales force and its ability to continue to establish

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

and maintain successful relationships with its channel partners. Invoicing derived through channel partners accounted for 20 percent and 23 percent of Transmode’s total invoicing by value in 2013 and 2014, respectively. At December 31, 2014, Transmode had approximately 30 channel partners in more than 30 countries. Although Transmode has entered into contracts with each of its channel partners and cooperates closely with its channel partners in supporting their sales and customer relations activities, its contractual arrangements are not exclusive, generally lack a minimum purchase requirement and do not obligate its channel partners to order, purchase or distribute solely Transmode’s products. Transmode’s channel partners, at their discretion, may choose to purchase products from its competitors rather than from Transmode, and its ability to generate significant revenue through its channel partners is highly dependent on their willingness to continue cooperation with Transmode. Some of Transmode’s channel partners may in the future develop products that compete with Transmode’s products or may already have other product offerings that they may choose to offer and support in lieu of Transmode’s products. Divergence in strategy, change in focus, competitive product offerings, potential contract defaults, and changes in ownership or management of a channel partner may interfere with Transmode’s ability to market, implement or support its products with such channel partner, which in turn could harm Transmode’s business. If Transmode fails to maintain and increase sales from its channel partners, this could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode’s products are highly technical and may contain undetected hardware defects or software bugs or other errors, which subject its business to the risks of warranty returns, product liability, product recalls and product defects.

Transmode’s products are highly technical and complex and, when deployed, are critical to the operation of an optical network. The products may contain undetected hardware defects or software errors, bugs or security-related vulnerabilities. Some errors in Transmode’s products may only be discovered after a product has been installed and used by customers. In addition, some of Transmode’s customers have purchased extended warranties from Transmode that cover certain hardware and software issues in its products for up to ten years and may also require Transmode to provide at least six months’ notice prior to discontinuing a product. Any errors, bugs, defects or security vulnerabilities discovered in Transmode’s products after commercial release could result in loss of sales, product recalls, loss of customers, damage to Transmode’s brand and reputation, and increased expenses due to remediation and service and warranty costs, any of which could have a material adverse effect on its business, results of operations and financial condition. In addition, Transmode could face claims for product liability, tort and breach of warranty. Certain of Transmode’s contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of Transmode and its products. In addition, if Transmode’s business and product liability insurance coverage or insurance amounts prove inadequate, or are unavailable in the future on acceptable terms or at all, this could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode’s business is subject to the risks of natural disasters, and to interruption by manmade problems such as network security breaches, computer viruses or terrorism.

Transmode’s operations are dependent in part upon smooth-functioning IT infrastructure, partly for its ongoing research and development, but also to ensure an effective delivery process. While IT security is a high priority, and Transmode has designed contingency plans for disruptions caused by unforeseen events, these measures may be insufficient to cover all of the potential disruptions that may occur. Any disruption to Transmode’s operations, whether caused by a natural disaster or by manmade problems, could adversely affect its business. To the extent that any such disruptions result in delays or cancellations of customer contracts or impede Transmode’s suppliers’ ability to timely deliver its components or products, the deployment of Transmode’s solutions and its business, results of operations and financial condition could be adversely affected.

Claims by others that Transmode infringes their proprietary technology could harm Transmode’s business.

Third parties may in the future assert claims of infringement of intellectual property rights against Transmode or against its customers or channel partners for which Transmode may be liable. Due to the rapid pace of technological change in Transmode’s industry, much of its business and many of its products rely on proprietary technologies of third parties, and Transmode may not be able to retain, or continue to obtain, licenses from such third parties on reasonable terms or at all. As the number of products and competitors in Transmode’s market increases and overlaps occur, Transmode expects that infringement claims may arise. Any claim of infringement by a third-party, even those without merit, could cause Transmode to incur substantial costs defending

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

itself against the claim and could distract Transmode’s management from its business. Furthermore, a successful claimant could secure a judgment that may require Transmode to pay substantial damages or prevent it from distributing certain products or performing certain services. In addition, Transmode might be required to seek a license for the use of such intellectual property, which may not be available on commercially acceptable terms, or at all. Alternatively, Transmode may be required to develop non-infringing technologies, which could require significant effort and expense and may ultimately not be successful. Any of these events could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode’s products must interoperate with many software applications and hardware found in Transmode’s customers’ optical networks. If Transmode is unable to ensure that its products interoperate properly with current or future standards, Transmode’s business would be harmed.

Transmode’s products must interoperate with its customers’ optical networks, which often have varied and complex specifications, utilize multiple protocol standards, software applications and hardware products from multiple vendors, and contain multiple product generations that have been added over time. As a result, Transmode must continually ensure that its products interoperate properly with its customers’ networks. To meet these requirements, Transmode must undertake development efforts that require substantial capital investment and employee resources. Transmode may not accomplish these development efforts cost-effectively, or at all.

In addition, if Transmode finds errors in the existing software, defects in the hardware used in its customers’ networks or problematic network configurations or settings, or if new protocol standards are introduced to Transmode’s customers’ networks, it may have to modify its software or hardware so that its products will inter-operate with its customers’ networks. This could cause longer installation times for Transmode’s products and could cause order cancellations, either of which could have a material adverse effect on Transmode’s business, results of operations and financial condition.

If Transmode is unable to hire and retain qualified employees, its results of operations may suffer.

Transmode is dependent on its ability to retain and motivate its current personnel and to attract new personnel. If Transmode loses skilled employees and is unable to hire qualified replacements in a timely manner, its ability to develop, sell and deliver products and services would be harmed, and its revenue, results of operations and ability to implement its long term strategy would likely be negatively affected. Competition for qualified management, technical and other personnel can be intense, and Transmode may not be successful in attracting and retaining such personnel. While Transmode’s employees are required to sign standard agreements concerning confidentiality and ownership of inventions, Transmode has not entered into non-competition agreements with all of its skilled personnel and Transmode cannot assure that it will not lose its skilled personnel to its competitors. Any non-competition agreement may also prove difficult or impossible to enforce. The loss of the services of Transmode’s skilled personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly executive officers and engineers and other technical personnel, could have a material adverse effect on Transmode’s business, results of operations and financial condition.

Transmode is subject to a number of governmental regulations and industry standards in the jurisdictions in which it operates, including the EU and the United States. If Transmode’s products fail to comply with such regulations or industry standards, Transmode could be subject to penalties and sanctions.

Transmode’s business is affected by laws, governmental regulations and industry standards involving, in particular, electrical and electronic equipment. Transmode’s products must meet certain industry standards and requirements in the European and United States markets. In Europe, Transmode’s products must meet the industry standards set by the European Telecommunications Standards Institute for fixed, mobile, radio, converged, broadcast and internet technologies and the safety, health and environmental requirements to obtain a CE mark to attest that its products meet such requirements in the EU. In the United States, Transmode’s products must comply with the product safety standards set by Underwriters Laboratories Inc., an independent product safety certification organization, and certain of its products must comply with the Network Equipment-Building System, a set of safety, spatial and environmental design guidelines applied to telecommunications equipment. Transmode must invest financial and managerial resources to comply with these industry standards and other laws, regulations and standards, and because they change from time to time and different customers apply them differently, Transmode cannot predict the future costs of compliance. New laws, regulations, differences in customer adherence or standards could increase Transmode’s expenditures and any failure by Transmode to comply with them could subject Transmode to various sanctions and harm the image of its business and its products, which could have a material adverse effect on Transmode’s

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Risk factors

business, results of operations and financial condition. Transmode must comply with directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE”) which promotes waste recovery with a view to reducing the quantity of waste for disposal and saving natural resources, in particular by reuse, recycling, composting and recovering energy from waste. The WEEE directive covers all electrical and electronic equipment used by consumers and electronic equipment intended for professional use. WEEE requires that all new electrical and electronic equipment placed for sale in the EU be appropriately labeled regarding waste disposal and contains other obligations regarding the collection and recycling of waste of electrical and electronic equipment. In addition, under WEEE each member state has certain latitude to adopt its own rules which may differ from rules adopted by other member states. Transmode’s products fall within the scope of the WEEE directive and the related rules adopted by member states, and it may be difficult or costly to ensure that Transmode’s products comply with the differing rules of the member states where Transmode does business.

Transmode must also comply with directive 2011/65/EC on the Restriction of the Use of certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”). The RoHS directive lists a number of substances, including, among others, lead, mercury, cadmium and hexavalent chromium, which must either be removed, or reduced to within maximum permitted concentrations, in any products containing electrical or electronic components that are sold within the EU. Transmode’s products fall within the scope of the RoHS directive and all of Transmode’s products sold in the EU since July 2006 are designed to comply with the RoHS directive and the related rules adopted by member states, without otherwise adversely affecting the quality and functionalities of such products. Another EU environmental requirement which impacts Transmode’s business is Regulation 1907/2006 of 18 December 2006, which requires the registration, evaluation, authorization and restriction of a large number of chemicals (“REACH”). REACH requires the registration of certain chemicals which are manufactured or imported in quantities of one tonne or more per annum. Based on the type and quantity of the chemicals imported and the precautionary measures implemented in their use, EU regulators determine whether various restriction or authorization procedures should be required.

Transmode believes that it has procedures in place to ensure its continued compliance with WEEE, RoHS and REACH. However, these directives are highly technical and complex and there can be no assurance that Transmode is, or will in the future, be compliant with WEEE, RoHS, REACH or any related directive, rule or regulation adopted by the EU. If Transmode’s products fail to comply with the WEEE, RoHS or REACH directives or any other directives, rules or regulations issued from time to time by the EU, its member states and other countries, Transmode could be subject to significant penalties and other sanctions that could have a material adverse effect on Transmode’s business, results of operations and financial condition.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

The Offer

The Offer

On April 9, 2015, Infinera announced a recommended public offer to acquire all shares in Transmode for consideration consisting of a mixture of cash and Infinera Shares. According to the announcement, for every 10 Transmode shares tendered, each Transmode shareholder was to receive SEK 300 in cash and approximately 4.705 Infinera Shares.

The Annual General Meeting of Transmode, held on April 16, 2015, resolved on a dividend payment of SEK 1.95 per Transmode share, with a record date of April 20, 2015. The dividend was distributed on April 23, 2015. As a result, the Offer consideration was reduced by SEK 1.95 per Transmode share. Accordingly, for every 10 Transmode shares tendered, each Transmode shareholder was to receive SEK 280.50 in cash and approximately 4.705 Infinera Shares.

On June 29, 2015, Infinera announced that its recommended public offer to the shareholders of Transmode had been enhanced, by allowing shareholders the choice between the Original Consideration Alternative and the Capped Cash Alternative (as described in further detail below). Additionally, Transmode shareholders can allocate their tenders between the two alternatives. Infinera believes the revised terms offer greater flexibility to Transmode shareholders by providing more upfront liquidity and less variability in the value of the Offer consideration in the Capped Cash Alternative while preserving the ability to select the Original Consideration Alternative and thereby benefit from potential increases in the value of Infinera Shares.

The Offer valued as of April 8, 2015 each Transmode share at SEK 107.05 and the total Offer value represented approximately SEK 2,966 million (SEK 109 per share and SEK 3,020 million in total before the dividend adjustment described above).1 The implied value of the Original Consideration Alternative has increased from SEK 107.05 per Transmode share as of April 8, 2015 to approximately SEK 110.54 per Transmode share as of June 26, 20152 an increase corresponding to approximately 3.3 percent, and may change further throughout the Offer period. Under the revised Offer, all Transmode shareholders are offered to tender all of, or a certain lower number of, their Transmode shares for any of the following two consideration alternatives (or a combination thereof).3

The Original Consideration Alternative

The Offer consideration consideration under the Original Consideration Alternative consists of:4 in respect of approximately 73.80 percent of the Transmode shares tendered by each shareholder: approximately 0.6376 Infinera Shares per Transmode share (equivalent to a value of approximately SEK 107.05 per Transmode share as of April 8, 20155 and approximately SEK 111.78 per Transmode share as of June 26, 20156); and

in respect of the remaining approximately 26.20 percent of the Transmode shares tendered by each shareholder: SEK 107.05 in cash per Transmode share.

Accordingly, for every 10 Transmode shares tendered under the Original Consideration Alternative, each Transmode shareholder will receive SEK 280.50 in cash and approximately 4.705 Infinera Shares.

The Capped Cash Alternative

The Offer consideration under the Capped Cash Alternative consists of cash consideration of SEK 110 per Transmode share. In the event the aggregate cash consideration to be paid by Infinera in the Offer would exceed the Aggregate Cash Cap (SEK 2,133,611,172), Infinera will, in respect of a certain pro rata portion of the Transmode shares tendered under the Capped Cash Alternative, instead convert consideration into the form of approximately 0.6376 Infinera shares per Transmode share as set out below.

The total cash consideration to be paid by Infinera under the Original Consideration Alternative and the Capped Cash Alternative in aggregate is limited to the Aggregate Cash Cap, corresponding to 70.0 percent of

1 Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414, and assuming 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode).

2 Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254 and adjusted for the dividend payment from Transmode of SEK 1.95 per share with a record date of April 20, 2015.

3 The consideration alternatives are presented based on a reduction of SEK 1.95 per Transmode share made as a result of the dividend payment from Transmode with a record date of April 20, 2015.

4 Certain numbers are rounded. The actual numbers that will be used to calculate the consideration for accepting Transmode shareholders are as follows: (i) For the rounded number 73.80 percent, the exact number is 73.7972909855208 percent, (ii) for the rounded number 26.20 percent, the exact number is 26.2027090144792 percent, and (iii) for the rounded number 0.6376 Infinera Shares, the exact number is 0.637581893984515 Infinera Shares.

5 Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414.

6 Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

The Offer

the outstanding shares in Transmode.[7] In the event the Offer acceptance levels in the Original Consideration Alternative and the Capped Cash Alternative in aggregate would cause the total cash consideration to be paid by Infinera in the Offer to exceed the Aggregate Cash Cap, a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative will be made. The reduction will be made such that the cash consideration to be paid by Infinera totals not more than SEK 2,133,611,172 and any surplus shares tendered under the Capped Cash Alternative in the Offer shall instead be deemed tendered for consideration of approximately 0.6376[8] Infinera Shares per Transmode share (i.e., equivalent to the share consideration under the Original Consideration Alternative). If the maximum pro rata reduction is made (i.e., where all outstanding Transmode shares are tendered in the Offer under the Capped Cash Alternative), 70.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for cash consideration and 30.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for consideration in the form of Infinera Shares. In such case, for every 10 Transmode shares tendered under the Capped Cash Alternative, each Transmode shareholder will receive SEK 770.00 in cash and approximately 1.913 Infinera Shares.

No pro rata reduction will be made in respect of any Transmode shares tendered under the Original Consideration Alternative.

Consequently, the outcome for the Transmode shareholders having tendered their shares in the Capped Cash Alternative may vary, depending on the total number of Transmode shares tendered in the Offer on an aggregate basis and the distribution of all such tenders between the two consideration alternatives. The below table illustrates the consideration to be received for 100 Transmode shares tendered by a Transmode shareholder under each of the consideration alternatives, based on the assumption that 100 percent of the outstanding shares in Transmode are tendered in the Offer and with different examples of the aggregate distribution of shares tendered between the Original Consideration Alternative and the Capped Cash Alternative.

100% of the outstanding Transmode shares tendered and distributed between:		100 Transmode shares tendered by a shareholder in the Original Consideration Alternative	100 Transmode shares tendered by a shareholder in the Capped Cash Alternative
Original Consideration Alternative	**Capped Cash Alternative**		
100%	0%	SEK 2,805 + 47.05 Infinera Shares*	N/A
50%	50%	SEK 2,805 + 47.05 Infinera Shares*	SEK 11,000
40%	60%	SEK 2,805 + 47.05 Infinera Shares*	SEK 10,963 + 0.21 Infinera Shares*
30%	70%	SEK 2,805 + 47.05 Infinera Shares*	SEK 9,798 + 6.97 Infinera Shares*
20%	80%	SEK 2,805 + 47.05 Infinera Shares*	SEK 8,924 + 12.03 Infinera Shares*
0%	100%	N/A	SEK 7,700 + 19.13 Infinera Shares*

* The numbers of Infinera Shares are rounded to two decimal numbers in the above table. At settlement only whole Infinera Shares will be delivered to Transmode shareholders who accept the Offer and fractions of shares will be combined and sold on the NASDAQ Global Select Market on behalf of the Transmode shareholders, as further described in "*Terms, conditions and instructions–Excess shares, etc.*"

Each Transmode shareholder will have the possibility to elect a combination of the two consideration alternatives by filling out the relevant number of tendered shares in the acceptance form under each of the consideration alternatives. A shareholder can thereby elect to tender a number of his or her Transmode shares under the Original Consideration Alternative and a number of his or her Transmode shares under the Capped Cash Alternative. The shareholder may also elect to tender all of his or her Transmode shares for either the Original Consideration Alternative or the Capped Cash Alternative. The ultimate consideration for those shares tendered for the Capped Cash Alternative will be dependent on the aggregate distribution of shares tendered between the Original Consideration Alternative and the Capped Cash Alternative by all shareholders.

In a situation where the initial acceptance period has expired and Infinera has declared the Offer unconditional, the consideration offered under the Capped Cash Alternative would no longer be available to the Transmode shareholders during a potential extended acceptance period thereafter (if any). However, Infinera reserves the right to continue to make available the Capped Cash Alternative during any such extended acceptance period in the event that continuing to offer such Capped Cash Alternative could not result in Infinera being obligated to pay cash consideration in the Offer that exceeds, in the aggregate, the Aggregate Cash Cap.

If Transmode pays any additional dividends, or makes any other distributions to its shareholders, with a record date occurring prior to the settlement of the Offer, the Offer consideration under both the Original Consideration Alternative and the Capped Cash Alternative will be reduced accordingly.

Dilution, etc.

Assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration

[7] Calculated based on a consideration of SEK 110 per Transmode share.
[8] For the rounded number 0.6376 Infinera Shares, the exact number is 0.637581893984515 Infinera Shares.

40 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

The Offer

Alternative, 13,037,699 Infinera Shares will be issued under the Offer, corresponding to approximately 9.9 percent of Infinera Shares outstanding as of June 27, 2015. Following completion of the Offer, former Transmode shareholders would, based on the aforementioned assumption, hold Infinera Shares representing approximately 9.0 percent of the outstanding shares of and voting power in the Combined Company and approximately 8.7 percent of the Combined Company on a fully diluted basis.[9]

Assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro rata reduction, as set out above, is carried out, 5,300,073 Infinera Shares will be issued under the Offer, corresponding to approximately 4.0 percent of Infinera Shares outstanding as of June 27, 2015. Following completion of the Offer, former Transmode shareholders would, based on the aforementioned assumptions, hold Infinera Shares representing approximately 3.9 percent of the outstanding shares of and voting power in the Combined Company and approximately 3.7 percent of the Combined Company on a fully diluted basis.[10]

Only whole Infinera Shares will be delivered to Transmode shareholders who accept the Offer. Fractions of shares will be combined and sold on the NASDAQ Global Select Market on behalf of the Transmode shareholders concerned, and the average net proceeds will thereafter be distributed among such shareholders in relation to the size of each shareholder's fraction of an Infinera Share, following conversion to SEK. For further information see *"Terms, conditions and instructions– Excess shares, etc."*

No commission will be charged with respect to the settlement of the Transmode shares tendered to Infinera under the Offer.

The Offer is subject to the terms and instructions, including the conditions for completion of the Offer. For further information see *"Terms, conditions and instructions."*

Offer value and premium calculations

The Offer valued as of April 8, 2015 each Transmode share at SEK 107.05 and the total Offer value represented approximately SEK 2,966 million (SEK 109 per share and SEK 3,020 million in total before the dividend adjustment described above).[11] The implied value of the Original Consideration Alternative has increased from SEK 107.05 per Transmode share as of April 8, 2015 to approximately SEK 110.54 per Transmode share as of June 26, 2015[12], an increase corresponding to approximately 3.3 percent, and may change further throughout the Offer period.

The table below illustrates the premiums for the Original Consideration Alternative and the Capped Cash Alternative compared to the volume-weighted average share price for the Transmode share on Nasdaq Stockholm during each of the time periods set out below and compared to the Transmode share closing price on Nasdaq Stockholm on April 8, 2015, the last trading day prior to announcement of the Offer.

	Unadjusted for dividend payment from Transmode of SEK 1.95 per share with record date on April 20, 2015		Adjusted for dividend payment from Transmode of SEK 1.95 per share with record date on April 20, 2015			
	Transmode share price	Premium of Original Consideration Alternative (SEK 109[3])	Transmode share price	Premium of Original Consideration Alternative as of April 8 (SEK 107.05[3])	Premium of Original Consideration Alternative as of June 26 (SEK 110.54[4])	Premium of Capped Cash Alternative (SEK 110.00[5])
Six month VWAP[1]	SEK 74.80	46%	SEK 72.85	47%	52%	51%
Three month VWAP[1]	SEK 82.75	32%	SEK 80.80	32%	37%	36%
One month VWAP[1]	SEK 90.58	20%	SEK 88.63	21%	25%	24%
Closing share price[2]	SEK 96.50	13%	SEK 94.55	13%	17%	16%

[1] Volume-weighted average share price up to and including April 8, 2015, the last trading day prior to announcement of the Offer.
[2] On April 8, 2015, the last trading day prior to announcement of the Offer.
[3] Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414.
[4] Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254.
[5] Assuming no pro rata reduction as a result of exceeding the Aggregate Cash Cap.

[9] Based on 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode), 131,164,207 outstanding shares in Infinera as of June 27, 2015 and 137,303,750 Infinera Shares on a fully diluted basis as of March 28, 2015. Based on 129,093,644 outstanding shares in Infinera as of March 28, 2015, and assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration Alternative, former Transmode shareholders would hold Infinera Shares representing approximately 9.2 percent of the outstanding shares of and voting power in the Combined Company following completion of the Offer.
[10] Based on 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode) 131,164,207 outstanding shares in Infinera as of June 27, 2015 and 137,303,750 Infinera Shares on a fully diluted basis as of March 28, 2015. Based on 129,093,644 outstanding shares in Infinera as of March 28, 2015, and assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro rata reduction is carried out, former Transmode shareholders would hold Infinera Shares representing approximately 3.9 percent of the outstanding shares of and voting power in the Combined Company following completion of the Offer.
[11] Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414, and assuming 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode).
[12] Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254 and adjusted for the dividend payment from Transmode of SEK 1.95 per share with a record date of April 20, 2015.

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 41

The Offer

The Offer implies a ratio of approximately 2.9 times enterprise value to fiscal year 2014 sales (EV/Sales) of Transmode and a ratio of approximately 49 times the value of the Offer to Transmode’s fiscal year 2014 earnings (P/E).13

Right to receive dividend

Infinera has not paid any cash dividends on its common stock and does not currently intend to do so in the near future. Should at some future date a dividend be paid on Infinera’s common stock, the Infinera Shares issued as consideration under the Offer would carry equal rights with respect to such dividend as the Infinera Shares already issued and entitled to dividends, provided that the record date for such dividend occurs after the settlement of the Offer.

Infinera’s shareholding in Transmode

Infinera does not hold any Transmode shares or any financial instruments that give financial exposure to Transmode shares, nor has Infinera acquired or agreed to acquire any Transmode shares or any financial instruments that give financial exposure to Transmode shares during the six months preceding the announcement of the Offer.

Infinera may acquire, or enter into arrangements to acquire, shares in Transmode outside the Offer. Any purchases made or arranged will be done in accordance with Swedish law and Nasdaq Stockholm’s Takeover Rules and will be disclosed in accordance with applicable rules.

Acceptance period

The acceptance period of the Offer runs from and including July 10, 2015 up to and including August 7, 2015. Settlement will begin as soon as practicable after Infinera has announced that the terms of the Offer have been fulfilled, or otherwise decided to complete the Offer. Provided that such announcement is made at the latest on August 12, 2015, settlement is expected to commence around August 20, 2015. Infinera reserves the right to extend the acceptance period for the Offer, as well as to defer payment of consideration. For further information see “Terms, conditions and instructions.”

Board recommendation

On April 9, 2015 the Board of Directors of Transmode unanimously recommended that Transmode shareholders accept the Offer, and on June 29, 2015, the Board of Directors announced that it is positive to the enhanced Offer and referred to its earlier recommendation of the Offer.

Since the largest shareholder of Transmode, Pod, has entered into an undertaking to tender its shares in Transmode in the Offer (see “–Undertaking to accept the Offer and lock-up undertaking” below), Transmode Board members Tom Nyman, Chairman of the Board of Transmode and Director of Pod, and Axel Roos, Director of the Board of Transmode and CEO and Director of Pod, have, due to conflict of interest, not participated in Transmode’s Board of Directors’ handling of, or decisions relating to, the original Offer or the revised Offer. The remaining Board members in Transmode are independent of Infinera.

The Board of Directors of Transmode has obtained a Fairness Opinion from Lenner & Partners regarding the Offer. Lenner & Partners’ opinion is that the Offer is fair from a financial point of view for the shareholders in Transmode.

The Board of Directors of Transmode’s recommendation announced on April 9, 2015, the Board of Directors of Transmode’s press release regarding the enhanced Offer announced on June 29, 2015 and the Fairness Opinion from Lenner & Partners can be found on pages 50–58 in this Offer Document.

Undertakings to accept the Offer and lock-up undertaking

Undertakings to accept the Offer

Pod, holding in aggregate 9,223,140 Transmode shares, representing approximately 33.3 percent of the total number of shares and votes in Transmode, has undertaken to tender its shares in Transmode in the Offer, subject to certain conditions described below. In addition, Lannebo Fonder, Ferd AS and Lancelot Asset Management holding in aggregate 5,756,711 Transmode shares corresponding to approximately 20.8 percent of the total number of shares and votes in Transmode (together with Pod the “Accepting Shareholders”), have undertaken to accept the revised Offer, subject to certain conditions. As a result, shareholders representing in aggregate approximately 54.1 percent of the total number of shares and votes in Transmode have undertaken to accept the revised Offer, subject to certain conditions, by tendering all their Transmode shares in either the Original Consideration Alternative or the Capped Cash Alternative (or a combination thereof), but have not committed to one specific form of consideration. In the event that before the expiration of the acceptance period (including any extension) under the Offer, a third party announces a public offer to acquire all the shares in Transmode for a price which exceeds the price in the Offer by more than eight (8) percent (the “8 Percent

13 Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414, and assuming 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode) prior to adjustment for any dividend.

42 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

The Offer

Hurdle”) and such offer is recommended by the Board of Directors of Transmode (a “Superior Offer”), and provided that Infinera has not publicly announced an increased Offer that is recommended by the Board of Directors of Transmode (“Increased Offer”) no later than on the date preceding the last day of the acceptance period (excluding any extension of it) under the Superior Offer (the “Right to Match”), then the undertaking to accept the Offer shall lapse and the Accepting Shareholders shall be entitled to withdraw any acceptance of the Offer and accept the Superior Offer. In case an Increased Offer is made and the Superior Offer is thereafter increased to exceed the Increased Offer and such increased Superior Offer is recommended by the Board of Directors of Transmode (an “Increased Superior Offer”), and provided that Infinera does not exercise its Right to Match, then the Accepting Shareholders’ undertaking to accept the Offer shall lapse and the Accepting Shareholders shall be entitled to withdraw any acceptance of the Offer and accept the Increased Superior Offer. The 8 Percent Hurdle shall apply to a Superior Offer only (but not to any subsequent Increased Superior Offer), whereas the Right to Match shall apply to each and every Superior Offer and each and every Increased Superior Offer.

For the purposes of determining whether a Superior Offer exceeds the 8 Percent Hurdle, or, as the case may be, an Increased Superior Offer exceeds an Increased Offer, the following shall apply: (i) where the Offer or the Increased Offer contains more than one consideration alternative, the consideration alternative that has the highest value out of these shall be the basis of the determination of the offer value and any alternative forms of consideration shall be disregarded, whereby in case the offer consideration contains a pro rata reduction element, it shall be assumed that the maximum pro rata reduction is made (i.e. that 100 percent of the outstanding shares in Transmode are deemed tendered under the relevant consideration alternative); (ii) the part of the consideration that consists of listed securities under the Offer or, as the case may be, an Increased Offer shall be valued based on the Prevailing Conditions (as defined below) on the last completed trading day before announcement of the Offer or, as the case may be, the Increased Offer (which, for the avoidance of doubt, in respect of the revised Offer means the last completed trading day before announcement of the revised Offer); (iii) if the Superior Offer or, as the case may be, the Increased Superior Offer contains more than one consideration alternative, the consideration alternative that has the highest value out of these shall be the basis of the determination of the offer value and any alternative forms of consideration shall be disregarded, whereby in case the offer consideration contains a pro rata reduction element, it shall be assumed that the maximum pro rata reduction is made; and (iv) if the consideration under the Superior Offer or, as the case may be, the Increased Superior Offer consists (wholly or partly) of listed securities, such offer shall be valued based on the Prevailing Conditions (as defined below) on the last completed trading day before announcement of the Superior Offer or, as the case may be, the Increased Superior Offer. The “Prevailing Conditions” shall mean (i) the quotation or price (as derived from the relevant exchange) of Infinera’s or the third party’s securities, as relevant, at the close of business on the above specified trading day and (ii) if the currency of the consideration under an offer is not in SEK, the currency conversion shall be calculated based on the applicable currency/SEK exchange rate on the day immediately preceding the date the offer was publicly announced, as derived from the European Central Bank daily foreign exchange reference rate at close of business.

The Accepting Shareholders’ undertakings to accept the Offer shall terminate automatically and be of no further force or effect if the Offer lapses or is withdrawn, or the undertaking has lapsed due to a Superior Offer in accordance with the above, i.e., in cases where Infinera has not exercised its Right to Match. Furthermore, all of the Accepting Shareholders’ obligations under the undertaking will lapse, at the option of each Accepting Shareholder, if (a) the Offer is not being declared unconditional before September 15, 2015; (b) a circumstance has occurred, which could not have been reasonably known or anticipated by such Accepting Shareholder at the time of entering into the undertaking, which would have a material adverse effect, or could reasonably be expected to have a material adverse effect, on Infinera’s liquidity, sales, results, solidity, assets or equity; or (c) any information made public by Infinera or disclosed by Infinera to such Accepting Shareholder or Transmode is materially inaccurate, incomplete or misleading in respects that could reasonably be expected to have a materially adverse effect on Infinera’s liquidity, sales, results, solidity, assets or equity. Moreover, the Accepting Shareholders’ undertakings are conditional upon Infinera in all material aspects complying with applicable laws and the provisions of the Takeover Rules.

Lock-up undertaking

Pod has agreed not to dispose of the Infinera Shares received as consideration for the Transmode shares tendered in the Offer during a certain period (the “Holding Period”). The Holding Period will commence upon settlement of the Offer and will continue until all of the Infinera Shares received have been released from the holding restrictions pursuant to the following: one-fifth (1/5) of the shares shall be released from the holding restrictions on the forty-fifth day after settlement of the Offer and one-fifth (1/5) of the shares shall be released from the holding restrictions each month thereafter on the same day of the month as the day of the settlement of the Offer.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 43

The Offer

Thomas J. Fallon, CEO of Infinera, and David F. Welch, Co-Founder and President of Infinera, have, subject to certain exceptions, entered into similar restrictions on their shares in Infinera, see “Board of Directors, Executive Officers and Auditor–Lock-up undertakings.”

Listing on NASDAQ Global Select Market

In connection with announcement of the Offer on April 9, 2015, Infinera had initiated discussions with Nasdaq Stockholm and evaluated whether to apply for a secondary listing on Nasdaq Stockholm, in addition to its current listing on the NASDAQ Global Select Market in the United States. Due to the revised Offer and taking into account among other things the feedback from several shareholders in Transmode, Infinera decided not to proceed with a secondary listing on Nasdaq Stockholm. The Infinera Shares will remain listed on NASDAQ Global Select Market in the United States.

Financing of the Offer

The Offer is not subject to any financing conditions. Infinera will finance the cash portion of the Offer consideration through its existing cash resources.

Approvals from authorities

The Offer does not require pre-clearance filing with competition authorities.

Due diligence

Infinera has conducted a limited confirmatory due diligence review of certain business, financial and legal information relating to Transmode in connection with the preparation of the Offer. In connection with such due diligence review, Infinera has received information regarding some of Transmode’s financial results for the first quarter of 2015, a summary of which was published in a press release issued by Transmode on the same day as the Offer announcement. Transmode has advised Infinera that, apart from the above, Infinera has not received any information that has not been previously disclosed and which could reasonably be expected to affect the price of the shares in Transmode in connection with the due diligence review.

In addition, Transmode has performed a limited confirmatory due diligence review of certain business, financial and legal information relating to Infinera, in accordance with applicable Swedish rules.

Statement from the Swedish Securities Council

The Swedish Securities Council (Sw. Aktiemarknadsnämnden) has approved an extension of the period for preparing and filing the Offer Document with the Swedish Financial Supervisory Authority (the “SFSA”) (Sw. Finansinspektionen) from four weeks after the announcement of the Offer, to eight weeks after such date. The reasons for the extension are the time-consuming process of preparing pro forma financial statements, including converting Transmode’s financial statements from IFRS to U.S. GAAP, and that Infinera has certain filing requirements with the SEC (see ruling AMN 2015:06).

Applicable law and disputes

The Offer, as well as the agreements entered into between Infinera and the Transmode shareholders as a result of the Offer, shall be governed and construed in accordance with substantive Swedish law. Any dispute regarding the Offer, or which arises in connection therewith, shall be exclusively settled by Swedish courts, and the City Court of Stockholm (Sw. Stockholms tingsrätt) shall be the court of first instance.

The Takeover Rules and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) rulings and statements on the interpretation and application of the Takeover Rules, including, where applicable, the Swedish Securities Council’s rulings and statements on the interpretation and application of the formerly applicable Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock

Exchange Committee (Sw. Näringslivets Börskommitté), are applicable to the Offer. Furthermore, Infinera has, in accordance with the Swedish Takeover Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), on April 8, 2015 contractually undertaken towards Nasdaq Stockholm to comply with said rules, rulings and statements and to submit to any sanctions that can be imposed on Infinera by Nasdaq Stockholm in the event of a breach of the Takeover Rules. On April 9, 2015, Infinera informed the SFSA of the Offer and the abovementioned undertakings towards Nasdaq Stockholm.

44 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Background and reasons

Market analysts expect the 100G metro market to accelerate in 2016. Anticipating that event, Infinera has previously announced its intentions to introduce a metro core aggregation product by the end of 2015 that would address a portion of that market. It is anticipated that the Combined Company’s product portfolio will be able to address the breadth of the metro market. As the metro market becomes more significant, it is also anticipated that the Combined Company will benefit from leveraging Infinera’s internally manufactured technologies.

Infinera and Transmode have complementary products and minimal customer overlap, which will provide meaningful cross-selling opportunities and revenue synergies for the Combined Company. Infinera’s historical strength is in the North American long-haul market, while Transmode’s is in the European metro market. The Combined Company will be able to more fully address the dense WDM (“DWDM”) market and capitalize on the companies’ respective geographical strengths.

The Combined Company will have an end-to-end product portfolio to address the entire DWDM market. Historically, certain large Service Providers (as defined below) have preferred vendors with end-to-end portfolios.

Infinera develops and manufactures its products utilizing a vertically integrated business model in which it owns a significant portion of its manufacturing facilities and technologies. Over time, the Combined Company will seek to integrate Infinera’s technologies (e.g., PICs, Digital Signal Processors (“DSPs”), etc.), where applicable, into the Transmode family of products, which in turn will add value and drive down the cost structure. Additionally, the Combined Company is expected to have access to more favorable pricing from third-party suppliers due to higher purchase volumes. The Combined Company should also see efficiencies in its operating expenses by avoiding certain duplicative costs.

Finally, each of Infinera and Transmode has enjoyed strong gross and operating margin results compared to its industry peers. Both companies share disciplined cultures focused on designing for cost and being disciplined in pricing, allowing for a profitable business.

The Board of Directors of Transmode has participated in the preparation of the description of Transmode on pages 136–162 of the Offer Document.

Apart from what is stated above, Infinera is responsible for the contents of the Offer Document. Infinera hereby declares that, having taken all reasonable care to ensure that such is the case, the information in the Offer Document is, to the best of Infinera’s knowledge, in accordance with the facts and contains no omission likely to affect its import.

Sunnyvale, California, USA, July 7, 2015

Infinera Corporation

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 45

Terms, conditions and instructions

The Offer

Infinera offers the shareholders of Transmode to tender their shares in Transmode for any of the two consideration alternatives (or a combination thereof)1:

The Original Consideration Alternative2:

in respect of approximately 73.80 percent of the Transmode shares tendered by each shareholder: approximately 0.6376 Infinera Shares per Transmode share (equivalent to a value of approximately SEK 107.05 per Transmode share as of April 8, 20153 and approximately SEK 111.78 per Transmode share as of June 26, 20154); and

in respect of the remaining approximately 26.20 percent of the Transmode shares tendered by each shareholder: SEK 107.05 in cash per Transmode share.

Accordingly, for every 10 Transmode shares tendered each Transmode shareholder will receive SEK 280.50 in cash and approximately 4.705 Infinera Shares.

The Capped Cash Alternative:

The Offer consideration under the Capped Cash Alternative consists of cash consideration of SEK 110 per Transmode share.

The total cash consideration to be paid by Infinera under the Original Consideration Alternative and the Capped Cash Alternative in aggregate is limited to the Aggregate Cash Cap (SEK 2,133,611,172), corresponding to 70.0 percent of the outstanding shares in Transmode.5 In the event the Offer acceptance levels in the Original Consideration Alternative and the Capped Cash Alternative in aggregate would cause the total cash consideration to be paid by Infinera in the Offer to exceed the Aggregate Cash Cap, a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative will be made. The reduction will be made such that the cash consideration to be paid by Infinera totals not more than SEK 2,133,611,172 and any surplus shares tendered under the Capped Cash Alternative in the Offer shall instead be deemed tendered for consideration of approximately 0.6376 Infinera Shares per Transmode share (i.e., equivalent to the share consideration under the Original Consideration Alternative). If the maximum pro rata reduction is made (i.e., where all outstanding Transmode shares are tendered in the Offer under the Capped Cash Alternative), 70.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for cash consideration and 30.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for consideration in the form of Infinera Shares. In such case, for every 10 Transmode shares tendered under the Capped Cash Alternative, each Transmode shareholder will receive SEK 770.00 in cash and approximately 1.913 Infinera Shares.

No pro rata reduction will be made in respect of the Transmode shares tendered under the Original Consideration Alternative.

Offer consideration adjustments, etc.

If Transmode pays any dividends, or makes any other distributions to its shareholders, with a record date occurring prior to the settlement of the Offer, the Offer consideration will be reduced accordingly.

No commission will be charged with respect to the settlement of the Transmode shares tendered to Infinera under the Offer.

1 The consideration alternatives are presented based on a reduction of SEK 1.95 per Transmode share made as a result of the dividend payment from Transmode with a record date of April 20, 2015.

2 Certain numbers are rounded. The actual numbers that will be used to calculate the consideration for accepting Transmode shareholders are as follows: (i) For the rounded number 73.80 percent, the exact number is 73.7972909855208 percent, (ii) for the rounded number 26.20 percent, the exact number is 26.2027090144792 percent, and (iii) for the rounded number 0.6376 Infinera Shares, the exact number is 0.637581893984515 Infinera Shares.

3 Based on USD 19.43, which was the closing price for Infinera Shares on April 8, 2015 (the last trading day prior to announcement of the Offer), i.e., SEK 167.90 based on a SEK/USD exchange rate of 8.6414.

4 Based on USD 21.24, which was the closing price for Infinera Shares on June 26, 2015 (the last trading day prior to announcement of the revised Offer), i.e., SEK 175.31 based on a SEK/USD exchange rate of 8.254.

5 Calculated based on a consideration of SEK 110 per Transmode share.

46 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Terms, conditions and instructions

Conditions for completion of the Offer

Completion of the Offer is conditional on:

(i) the Offer being accepted to such an extent that Infinera becomes the owner of shares in Transmode representing more than 90 percent of the total number of shares of Transmode;

(ii) Infinera’s Registration Statement on Form S-4 in the United States, which will register the offer and issuance of the Infinera Shares, becoming effective under the Securities Act of 1933, as amended (the “Securities Act”), and not being the subject of any stop order or proceeding seeking a stop order by the SEC;

(iii) the Infinera Shares to be issued under the Offer being approved for listing on the NASDAQ Global Select Market;

(iv) there being no circumstances, which Infinera did not have knowledge of at the time of the announcement of the Offer, having occurred which would have a material adverse effect or could reasonably be expected to have a material adverse effect on Transmode’s sales, results, liquidity, equity ratio, equity or assets;

(v) neither the Offer nor the acquisition of Transmode being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of court or public authority, or any similar circumstance, which is actual or can reasonably be anticipated, and which Infinera could not reasonably have foreseen at the time of the announcement of the Offer;

(vi) Transmode not taking any action that is likely to impair the prerequisites for making or completing the Offer;

(vii) no information made public by Transmode or disclosed by Transmode to Infinera being materially inaccurate, incomplete or misleading, and Transmode having made public all information which should have been made public by it; and

(viii) no other party announcing an offer to acquire shares in Transmode on terms more favorable to the shareholders of Transmode than the Offer.

Infinera reserves the right to withdraw the Offer in the event it becomes clear that any of the above conditions is not satisfied or cannot be satisfied. With regard to conditions (ii) – (viii), however, such withdrawal will only be made if the non-satisfaction is of material importance to Infinera’s acquisition of shares in Transmode.

Infinera reserves the right to waive, in whole or in part, one or more of the conditions above, including with respect to condition (i) above, to complete the Offer at a lower level of acceptance.

Acceptance

Shareholders in Transmode whose shares are directly registered with Euroclear who wish to accept the Offer must, during the period from and including July 10, 2015 up to and including August 7, 2015, at 17.00 CET, sign and submit a duly completed acceptance form to:

SEB Issue Department

R B6

SE-106 40 Stockholm

The acceptance form must be submitted or sent by mail, in the enclosed pre-paid envelope, in ample time before the last day of the acceptance period so that it may be received by SEB Issue Department no later than 17.00 CET on August 7, 2015. The acceptance form may also be delivered to bank offices or to other securities institutions in Sweden to be forwarded to SEB Issue Department.

The securities account and the current number of shares held in Transmode are pre-printed on the acceptance form which has been sent out together with this Offer Document to shareholders in Transmode who are directly registered. Shareholders should verify that the pre-printed information on the acceptance form is correct.

Note that acceptance forms which are incomplete or incorrectly completed may be disregarded.

Nominee registered holdings

Shareholders in Transmode whose holdings are registered in the name of a nominee, i.e., a bank or other nominee, will receive neither this Offer Document nor a pre-printed acceptance form. Such shareholders are instead requested to contact their nominee in order to obtain a copy of this Offer Document. Acceptances must be made in accordance with instructions received by the nominee.

Pledged shares

If shares in Transmode are pledged in the Euroclear system, both the shareholder and the pledgee must sign the acceptance form and confirm that the pledge will be terminated should the Offer be completed. The pledge on the relevant shares in Transmode must be de-registered in the Euroclear system at the time of delivery of the shares to Infinera.

Offer Document and acceptance form

This Offer Document and the acceptance form will be available on the following websites: the transaction website (www.infinera.se), the SEB homepage for prospectuses and offer documents (www.sebgroup.com/ prospectuses) and the SFSA website (www.fi.se) (Offer Document only).

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 47

Terms, conditions and instructions

Right to extend the Offer

The acceptance period for the Offer runs from and including July 10, 2015 up to and including August 7, 2015. Infinera reserves the right to extend the acceptance period for the Offer, as well as to postpone the settlement date. A notice of any such extension or postponement will be announced by Infinera through a press release in accordance with applicable laws and regulations.

In a situation where the initial acceptance period has expired and Infinera has declared the Offer unconditional, the consideration offered under the Capped Cash Alternative would no longer be available to the Transmode shareholders during a potential extended acceptance period thereafter (if any). However, Infinera reserves the right to continue to make available the Capped Cash Alternative during any such extended acceptance period in the event that continuing to offer such Capped Cash Alternative could not result in Infinera being obligated to pay cash consideration in the Offer that exceeds, in aggregate, the Aggregate Cash Cap.

Right to withdraw acceptance

Shareholders in Transmode have the right to withdraw their acceptances of the Offer. To be valid, such withdrawal must have been received by SEB Issue Department (address on page 47) before Infinera has announced that the conditions for the completion of the Offer have been satisfied or, if such announcement has not been made during the acceptance period, by 17.00 (CET) on the last day of the acceptance period. If conditions to the Offer, which Infinera has reserved the right to waive, remain during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer. Shareholders in Transmode whose shares are nominee registered wishing to withdraw acceptance shall do so in accordance with instructions from the nominee.

Confirmation and transfer of shares in Transmode to blocked securities accounts

After SEB Issue Department has received and registered an acceptance form which has been duly completed, the shares in Transmode will be transferred to a new blocked securities account (Sw. apportkonto) which has been opened for each shareholder in Transmode. In connection therewith, Euroclear will send a notification (“VP-notice”) showing the number of shares in Transmode that have been removed from the original securities account and a VP-notice showing the number of shares in Transmode that have been entered in the newly opened blocked securities account.

Settlement and information about potential pro rata reduction

Settlement of consideration will be initiated as soon as practicable after Infinera announces that the conditions for the Offer have been satisfied or Infinera otherwise decides to complete the Offer, and if, and to what extent (if any), a potential pro rata reduction has been made, in accordance with the terms and conditions of the Capped Cash Alternative (for further details see “–The Offer”). Provided that such announcement is made by August 12, 2015, at the latest, settlement is expected to be initiated around August 20, 2015.

Settlement of consideration is performed by sending a contract note to the persons who have accepted the Offer. If the holding is registered with a nominee, settlement is made through the nominee. The cash settlement amount will be paid to the yield account that is connected to the shareholder’s securities account. Shareholders in Transmode who do not have a yield account connected to their securities account or whose yield account is a bank giro or postal giro account will receive the cash settlement amount in accordance with the instructions on the transaction note. The newly issued shares in Infinera will be delivered to the securities account indicated on the acceptance form. In connection with this, the shareholders are sent a securities account notification that reports the registration of the new shares on the original securities account. No securities account notification giving account of the de-registration of the Transmode shares from the blocked account will be sent. If the holding is registered with a nominee, the notification will be sent to the nominee. Settlement of proceeds of the sale of excess holdings of shares in Infinera will be performed in the manner described below.

By accepting the Offer, the holders authorize SEB Issue Department to subscribe for new Infinera shares on their behalf, and to deliver shares in Transmode to Infinera in accordance with the Offer.

Excess shares, etc.

The Offer can be accepted for each shareholder’s entire holding of shares in Infinera, even if the shares do not correspond to whole shares in Infinera.

Only whole shares in Infinera will be delivered to shareholders in Transmode who accept the Offer. If a shareholder in Transmode is entitled to a fraction of a new share in Infinera, such fraction will, after aggregation with fractions which other shareholders of Transmode are entitled to, be sold by Morgan Stanley & Co. LLC on the NASDAQ Global Select Market on behalf of the shareholder. The proceeds of the sale will be distributed

48 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Terms, conditions and instructions

to the shareholders in question, or their nominees, around August 20, 2015, and each shareholder will obtain its relative share of the total proceeds of the sale, following conversion to SEK by a bank appointed by Morgan Stanley & Co. LLC, and after rounding off to the nearest SEK 0.50. There will be no commission fee for the sale.

By accepting the Offer, the shareholder in Transmode authorizes Morgan Stanley & Co. LLC to sell any fractions on its behalf and convert the sale proceeds from USD to SEK.

Listing of and trading in Infinera Shares

The Infinera Shares are listed on the NASDAQ Global Select Market (INFN). Trading of the shares delivered as consideration in the Offer is expected to commence on the NASDAQ Global Select Market on the first trading day after settlement of the Offer, which is expected to occur on or around August 20, 2015. The CUSIP (Committee on Uniform Securities Identification Procedures) number for the Infinera Shares is 45667G103. The ISIN code is US45667G1031.

Shareholders in Transmode receiving Infinera Shares as consideration in the Offer are referred to their bank or broker for further information regarding how acquisitions or transfers of Infinera Shares registered by Euroclear are executed on the NASDAQ Global Select Market. For further information see “Risk Factors–The Infinera Shares are only listed in the U.S. which will expose non-U.S. stockholders to additional risks.”

Right to dividend

Infinera has not paid any cash dividends on the Infinera Shares and does not currently intend to pay any cash dividends on the Infinera Shares in the near future. Should at some future date a dividend be paid on Infinera’s Shares, the Infinera Shares issued as consideration in the Offer would carry equal rights with respect to such dividend as the Infinera shares already issued and entitled to dividends, provided that the record date for such dividend occurs after the settlement of the Offer.

Compulsory acquisition of the shares in Transmode and de-listing

If Infinera becomes the owner of more than 90 percent of the shares of Transmode, Infinera intends to initiate a compulsory acquisition procedure in respect of the remaining shares in Transmode under the Swedish

Companies Act (Sw. aktiebolagslagen (2005:551)). In connection therewith, Infinera will promote a de-listing of the Transmode shares from Nasdaq Stockholm.

Other information

SEB Issue Department acts as settlement agent in relation to the Offer, which means that it performs certain administrative services relating to the Offer. This does not mean that a person who accepts the Offer (the “Participant”) will be automatically regarded as a customer of SEB. A Participant will be regarded as a customer only if SEB has provided advice to the Participant or has otherwise contacted the Participant personally regarding the Offer, or if the Participant has accepted the Offer via SEB’s branches, Internet bank or telephone bank. If the Participant is not regarded as a customer, the rules regarding the protection of investors pursuant to the Swedish Securities Market Act (Sw. lag (2007:528) om värdepappersmarknaden) will not be applicable to the acceptance. This means, among other things, that neither customer categorization nor the appropriateness test will be performed with respect to the Offer. Each Participant is therefore responsible for ensuring that it has sufficient experience and knowledge to understand the risks associated with the Offer.

Questions regarding the Offer

For questions regarding the Offer, please contact SEB Issue Department on telephone +46 8 639 2750. Information is also available on SEB’s homepage for prospectuses and offer documents (www.sebgroup.com/prospectuses) and the transaction website www.infinera.se.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 49

Statement by the Board of Directors of Transmode

Press release of April 9, 2015

Press Release transmode

Statement by the Board of Directors of Transmode in relation to Infinera’s public offer

Stockholm, Sweden – 9 April 2015 – The Board of Directors of Transmode has resolved to unanimously recommend the shareholders of Transmode to accept the public offer from Infinera

Background

This statement is made by the Board of Directors (the “Board’) of Transmode AB (publ) (“Transmode” or the “Company”) pursuant to section 11.19 of the rules concerning takeover bids on the stock market adopted by Nasdaq Stockholm (the “Takeover Rules”). Since Pod Investment AB (“Pod”) has entered into an undertaking to tender its shares in Transmode in the Offer (as defined below), the Board members Tom Nyman, Chairman of the Board of Transmode and Director of Pod, and Axel Roos, Director of the Board of Transmode and CEO and Director of Pod, have, due to conflict of interest, not participated in the Board of Directors’ handling of, or decisions relating to, the Offer, including this statement. The remaining Board members in Transmode are independent of Infinera Corporation (“Infinera”).

Infinera, a company incorporated in the State of Delaware, United States, and whose shares are listed on the NASDAQ Global Select Market in the United States, has today, through a press release, announced a public offer to the shareholders of Transmode to transfer all of their shares in Transmode to Infinera for a consideration consisting of a mixture of cash and new shares of common stock in Infinera (the “Offer”). Infinera is offering each Transmode shareholder:

in respect of approximately 72.48 percent of the Transmode shares tendered by such shareholder: approximately 0.6492 Infinera shares per Transmode share; and in respect of the remaining approximately 27.52 percent of the Transmode shares tendered by such shareholder: SEK 109.00 in cash per Transmode share1.

Based on Infinera’s closing share price of USD 19.432 as of 8 April 2015, the Offer values each Transmode share at SEK 109.00, and the total value of the Offer is approximately SEK 3,020 million3. The Offer represents a premium of:

1 If Transmode pays dividends, including the dividend of SEK 1.95 per share as proposed by the Transmode Board of Directors on 5 February 2015, or makes any other distributions to shareholders, for which the record date occurs prior to the settlement of the Offer, the Offer consideration will be reduced accordingly. Assuming a dividend distribution of SEK 1.95 per share, Infinera would be offering: in respect of approximately 73.80 percent of the Transmode shares tendered by such shareholder approximately 0.6376 Infinera shares per Transmode share, equivalent to a value of approximately SEK 107.05 per Transmode share; and in respect of the remaining approximately 26.20 percent of the Transmode shares tendered by such shareholder SEK 107.05 in cash per Transmode share.

2 Corresponding to SEK 167.90, based on a SEK/USD mid exchange rate published by the Swedish Central Bank (Sw. Riksbanken) on 8 April 2015.

3 Based on 27,709,236 outstanding shares in Transmode (i.e. excluding 79,440 own shares held in treasury by Transmode).

50 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Statement by the Board of Directors of Transmode

approximately 46 percent compared to the six month volume-weighted average share price of SEK 74.80 for the Transmode share on Nasdaq Stockholm, up to and including 8 April 2015, the last trading day prior to announcement of the Offer;

approximately 32 percent compared to the three month volume-weighted average share price of SEK 82.75 for the Transmode share on Nasdaq Stockholm, up to and including 8 April 2015, the last trading day prior to announcement of the Offer, approximately 20 percent compared to the one month volume-weighted average share price of SEK 90.58 for the Transmode share on Nasdaq Stockholm, up to and including 8 April 2015, the last trading day prior to announcement of the Offer, and approximately 13 percent compared to the closing share price of SEK 96.50 for the Transmode share on Nasdaq Stockholm on 8 April 2015, the last trading day prior to announcement of the Offer.

The acceptance period for the Offer is expected to run from and including 26 June 2015 to and including 17 July 2015. The Offer is conditional upon, inter alia, that it is accepted to the extent that Infinera becomes the owner of more than 90 percent of the total number of shares in Transmode, that Infinera’s Registration Statement on Form S-4 in the United States, which will register the offer and issuance of the new Infinera shares, becomes effective under the Securities Act of 1933, as amended, and not being the subject of any stop order or proceeding seeking a stop order by the Securities and Exchange Commission and that the new Infinera shares to be issued under the Offer are approved for listing on NASDAQ Global Select Market. The Offer is not conditional upon financing. For further details, please refer to Infinera’s Offer announcement.

In Infinera’s Offer announcement, it is stated that Infinera has initiated discussions with Nasdaq Stockholm and is evaluating whether to apply for a secondary listing on Nasdaq Stockholm, in addition to its current listing on the NASDAQ Global Select Market in the United States.

The Board has, at the written request of Infinera, permitted Infinera to carry out a limited confirmatory due diligence review of certain business, financial and legal information relating to Transmode in connection with the preparation of the Offer. In connection with such due diligence investigation, Infinera has received information regarding some of Transmode’s financial results for the first quarter of 2015, a summary of which will be published by Transmode today in a separate press release. Besides the above, Infinera has not received any information which has not been previously disclosed and which could reasonably be expected to affect the price of the shares in Transmode in connection with its due diligence investigation. Transmode has also, with the assistance of PwC and Hannes Snellman, performed a limited due diligence review of certain business, financial and legal information relating to Infinera.

Pod, the largest shareholder in Transmode who holds approximately 33 percent of the shares in Transmode, has entered into an undertaking with Infinera to accept the Offer, subject to certain conditions, as further described in Infinera’s Offer announcement. Pod has also agreed not to dispose of the Infinera shares received as consideration for the Transmode shares tendered in the Offer during a certain period (the “Holding Period”). The Holding Period will commence upon settlement of the Offer and will continue until all of the Infinera shares received have been released from the holding restrictions pursuant to the following. One-fifth (1/5) of the shares shall be released from the holding restrictions on the forty-fifth day after settlement of the Offer. One-fifth (1/5) of the shares shall be released from the holding restrictions each month thereafter on the same day of the month as the day of the settlement of the Offer.

The Board’s recommendation

The Board’s opinion of the Offer is based on a joint assessment of a number of factors that the Board has considered relevant in relation to the evaluation of the Offer. These factors include, but are not limited to, Transmode’s present position, the expected future development of the Company and thereto related possibilities and risks.

In the Board’s opinion, Transmode has a well defined and viable strategy going forward, however the Board views a combination of Transmode and Infinera as positive and believes it to be strategically merited, and the share consideration allows the Company’s shareholders to take part of the combined accelerated growth story and combination benefits.

The combination of Infinera and Transmode would create one of the leading global vendors of end-to-end optical transport solutions, spanning Longhaul and Metro applications. The combined worldwide sales operations will increase market coverage and open a larger part of the growing optical

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 51

Statement by the Board of Directors of Transmode

networking market fuelling new growth opportunities. Furthermore a broader and enhanced product portfolio can be developed combining expertise from the Company and Infinera in OTN, Ethernet and optical technologies. The combined Infinera and Transmode operations will together be well positioned to face challenges associated with growing in the networking equipment industry, including the requirement to invest in new markets and products.

The Board believes there are a number of strategic benefits to Transmode from combining its operations with Infinera:

Differentiated and comprehensive product portfolio with Transmode Metro aggregation and access products, combined with Infinera long-haul products

World class R&D and engineering organization with complementary strengths to develop market leading solutions. The companies’ similar engineering culture will create a strong platform for successful integration

Complementary geographical footprint with Transmode strengths in Europe and Infinera strengths in North America

Cross-selling opportunities to complementary customer-bases

Addressing a larger portion of the optical networking market and engineer better products with fast time-to-market

Since the initial public offering of Transmode, the Transmode shareholder base has been concentrated and the liquidity of Transmode’s share has been limited. During the last twelve months up to and including 8 April 2015, 25 percent of the outstanding shares of the Company have been traded. The Board views the relatively higher liquidity in the Infinera share as positive for the shareholders of Transmode.

The Board has had discussions with other industrial companies, but the combination with Infinera is in the view of the Board the best current option.

In its evaluation of the Offer, the Board also takes into account that Transmode’s largest shareholder, Pod, representing approximately 33 percent of the shares, has expressed its support for the Offer by signing an undertaking to accept the Offer and entering into a lock-up agreement. Furthermore, the Board notes that Thomas J. Fallon, CEO of Infinera, and David F. Welch, Co-Founder of Infinera, have, subject to certain exemptions, entered into similar lock-up restrictions on their shares in Infinera.

Furthermore, the Board has obtained a fairness opinion from Lenner & Partners regarding the Offer which was delivered to the Board on 9 April 2015. Lenner & Partners’ opinion, which is set forth in an appendix to this press release, is that the Offer is fair from a financial point of view for the shareholders in Transmode, Appendix 1.

Under the Takeover Rules, the Board shall also, based on what Infinera has expressed in its announcement of the Offer, present its views on the impact the completion of the Offer will have on Transmode, especially employment, and its views on Infinera’s strategic plans for Transmode and the impact these could be expected to have on employment and on Transmode’s business locations. The Board notes that Infinera in its offer announcement states that Infinera recognizes the skills and capabilities of Transmode’s management and employees and wishes to maintain an excellent relationship with them. It is further stated that for the near-term, Infinera does not intend to make any material changes to Transmode’s employees or to Transmode’s existing organization and operations, including the terms of employment and locations of the business. Each company’s engineering structure is anticipated to remain substantively intact and Infinera intends to have Transmode’s current CEO lead the Metro Aggregation business operations of the combined company. Infinera states that for the long-term, the optimal structures of each function will be determined during the period following the completion of the Offer and the creation of the combined company, after an assessment of the combined company’s optimal structure and staffing. The Board has no reason to question these statements regarding employment, Infinera’s strategic plans for Transmode and the impact these could be expected to have on employment and on Transmode’s business locations.

Based on the above, the Board of Directors unanimously recommends Transmode’s shareholders to accept Infinera’s Offer.

As part of the Board’s evaluation of the Offer, the Board has engaged Lazard as financial advisors and Hannes Snellman as legal advisors.

52 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Statement by the Board of Directors of Transmode

This statement shall in all respects be governed by and construed in accordance with Swedish law. Disputes arising from this statement shall be settled exclusively by Swedish courts.

Stockholm, 9 April 2015 Transmode AB (publ) The Board of Directors

This statement has also been drafted in a Swedish language version. In case of any discrepancies between the Swedish and the English text, the Swedish text shall prevail.

Transmode discloses the information provided herein pursuant to the Swedish Securities Market Act and the Takeover Rules. The information was submitted for publication on 9 April 2015 at 07:45 CET.

For more information please contact:

Helena Stangberg

Telephone: +46 709 71 12 53

Email: Helena.stangberg@halvarsson.se

About Transmode

Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on Wavelength Division Multiplexing (WDM) and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages such as cost efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.

Transmode is headquartered in Stockholm, Sweden and is listed on the NASDAQ OMX Stockholm Exchange (TRMO). Since 2000 the company has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe.

For additional information about Transmode, please visit www.transmode.com.

Important Information

The Offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The acceptance period for the Offer for shares of Transmode described in this communication has not commenced.

In connection with the proposed combination of Infinera and Transmode, an offer document related to the Offer will be filed with and published by the Swedish Financial Supervisory Authority (the “SFSA”). In addition, Infinera intends to file a Registration Statement on Form S-4 with the SEC. Shareholders of Transmode should read the above referenced documents and materials carefully when such documents and materials become available, as well as other documents filed with the SEC and with the SFSA, because they will contain important information about the transaction. Infinera may not exchange the common stock referenced in the preliminary prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings’ in the “Company - Investor Relations” portion of Infinera’s website.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 53

Statement by the Board of Directors of Transmode

Press release of June 29, 2015

Press Release transmode

Statement by the Board of Directors of Transmode in relation to Infinera’s enhanced public offer

Stockholm, Sweden – 29 June 2015 – The Board of Directors of Transmode is positive to the enhanced public offer from Infinera

Infinera Corporation (“Infinera”) has today announced that the public offer to the shareholders of Transmode AB (publ) (“Transmode”) as announced on 9 April 2015 (the “Offer”) has been enhanced to provide Transmode shareholders a potential all cash consideration alternative.

The Board of Directors’ (the “Board”) of Transmode is positive to the enhanced Offer providing Transmode shareholders an additional consideration alternative consisting of potentially all cash. As previously stated in a press release on 9 April 2015, the Board unanimously recommends the Offer.

As set out in Infinera’s press release regarding the enhanced Offer, Infinera is now offering Transmode shareholders the choice between tendering their shares for SEK 110 per Transmode share in cash consideration, subject to a maximum total cash consideration in the Offer of SEK 2,133,611,172 (the “Capped Cash Alternative”) or the original Offer consideration in the form of a mix of cash and shares of common stock in Infinera (adjusted for the dividend payment from Transmode of SEK 1.95 per share) (the “Original Consideration Alternative”). Additionally, Transmode shareholders can allocate their tenders between the two alternatives. In the event the aggregate cash consideration to be paid by Infinera in the Offer would exceed SEK 2,133,611,172, Infinera will, in respect of a certain pro rata portion of the Transmode shares tendered under the Capped Cash Alternative, instead pay consideration in the form of approximately 0.6376 Infinera shares per Transmode share. If the maximum pro rata reduction is made (i.e., where all outstanding Transmode shares are tendered in the Offer under the Capped Cash Alternative), 70.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for cash consideration and 30.0 percent of the Transmode shares tendered in the Capped Cash Alternative will be acquired for consideration in the form of Infinera shares. For further information regarding the enhanced Offer, please see Infinera’s press release of today.

The Board would like Transmode shareholders to note that the value of the consideration in the Original Consideration Alternative, as well as in a combination of the two consideration alternatives, will differ from time to time, depending on the share price of the Infinera share and the USD/SEK exchange rate. Whether the Capped Cash Alternative or the Original Consideration Alternative, or a combination thereof, is more advantageous to a shareholder must be based on an individual evaluation made by each Transmode shareholder.

The Board notes that Infinera in its press release today states that Infinera has decided not to proceed with a secondary listing of the Infinera shares at Nasdaq Stockholm. Transmode shareholders who receive Infinera shares as consideration in the Offer will thus not be able to trade in such Infinera shares at Nasdaq Stockholm. The Infinera shares will remain listed on NASDAQ Global Select Market in the United States.

The Board further refers to its statement of 9 April 2015 regarding the Offer.

This statement shall in all respects be governed by and construed in accordance with Swedish law. Disputes arising from this statement shall be settled exclusively by Swedish courts.

1 Since Pod Investment AB (“Pod”) has entered into an undertaking to tender its shares in Transmode in the Offer, the Board members Tom Nyman, Chairman of the Board of Transmode and Director of Pod, and Axel Roos, Director of the Board of Transmode and CEO and Director of Pod, have, due to conflict of interest not participated in the Board of Directors’ handling of, or decisions relating to, the Offer. The remaining Board members in Transmode are independent of Infinera.

54 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Statement by the Board of Directors of Transmode

Stockholm, 29 June 2015 Transmode AB (publ) The Board of Directors

This statement has also been drafted in a Swedish language version. In case of any discrepancies between the Swedish and the English text, the Swedish text shall prevail.

Transmode discloses the information provided herein pursuant to the Swedish Securities Market Act and the Takeover Rules. The information was submitted for publication on 29 June 2015 at 08:15 CET.

For more information please contact:

Helena Stangberg

Telephone: +46 709 71 12 53

Email: Helena.stangberg@halvarsson.se

About Transmode

Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on Wavelength Division Multiplexing (WDM) and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages such as cost efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.

Transmode is headquartered in Stockholm, Sweden and is listed on the Nasdaq Stockholm Exchange (TRMO). Since 2000 the company has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe.

For additional information about Transmode, please visit www.transmode.com.

Important Information

The Offer will not be made to, nor will exchanges be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The acceptance period for the Offer for shares of Transmode described in this communication has not commenced.

In connection with the proposed combination of Infinera and Transmode, an offer document related to the Offer will be approved and published by the Swedish Financial Supervisory Authority (the “SFSA”). In addition, Infinera has filed a Registration Statement on Form S-4 with the SEC. Shareholders of Transmode should read the above referenced documents and materials carefully when such documents and materials become available, as well as other documents filed with the SEC and with the SFSA, because they will contain important information about the transaction. Infinera may not exchange the common stock referenced in the preliminary prospectus until the Registration Statement on Form S-4 filed with the SEC becomes effective. Shareholders of Transmode may obtain free copies of these documents and materials, any amendments or supplements thereto and other documents containing important information about Infinera and the transaction, once such documents and materials are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents and materials filed with the SEC by Infinera will also be available free of charge from Infinera’s website (www.infinera.com) under the heading “SEC Filings” in the “Company - Investor Relations” portion of Infinera’s website.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 55

Fairness opinion

LENNER & PARTNERS

Stockholm 9 April 2015

To the Board of Transmode AB (publ)

Infinera Corporation (“Infinera”) has on 9 April 2015 announced a public offer to the shareholders of Transmode AB (“Transmode”) to tender all their shares in Transmode to Infinera.

The offer consideration values each Transmode share at SEK 109.001 and the total offer value represents approximately SEK 3,020 million2. The total offer consideration is a mixture of new shares of common stock in Infinera and cash (the “Offer”). Infinera is offering each Transmode shareholder in respect of approximately 72.48 percent of the Transmode shares tendered approximately 0.6492 Infinera shares per Transmode share and in respect of the remaining approximately 27.52 percent of the Transmode shares tendered in cash. Accordingly, for every 10 Transmode shares tendered, each Transmode shareholder will receive SEK 300 in cash and approximately 4.705 Infinera Shares. If Transmode pays dividends or other value transfers to shareholders prior to closing, the cash portion of the Offer will be reduced accordingly. The Offer is among other things conditional on the Offer being accepted to such extent that Infinera becomes the owner of shares in Transmode representing more than 90 percent of the total number of shares in Transmode and that all regulatory approvals are obtained.

Transmode’s largest shareholder, Pod Investment AB has on certain terms, agreed to tender all of its shares in the Offer.

The Board of Transmode has engaged Lenner & Partners Corporate Finance AB (“Lenner & Partners”) to provide an opinion, a so called fairness opinion, regarding the Offer from a financial point of view for the shareholders in Transmode.

In the analysis of the Offer, Lenner & Partners has among other things reviewed:

the terms of the Offer and a draft of the press release regarding the announcement of the Offer;

publicly available information, such as annual reports, interim reports and broker reports regarding both Transmode and Infinera;

trading statistics, other financial and stock market related information concerning Transmode and Infinera and similar information for certain other comparable companies;

1 Based on USD 19.43, which was the closing price for Infinera Shares on 8 April 2015 (the last trading day prior to announcement of the Offer), and USD/SEK exchange rate of 8.6414, based on USD/SEK mid exchange rate published by the Swedish Central Bank (Sw. Riksbanken) on 8 April 2015.

2 Based on 27,709,236 outstanding shares in Transmode (i.e. excluding 79,440 own shares held in treasury by Transmode). The total Offer value corresponds to approximately USD 350 million, based on a USD/SEK exchange rate of 8.6414.

Lenner & Partners Jakobsbergsgatan 7, S-111 44 Stockholm +46 (0)8 54 50 61 00 +46 (0)8 54 50 61 02 (fax)

56 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Fairness opinion

selected mergers and acquisitions that have been viewed to be comparable to the Offer;

internal forecasts and forward looking information regarding Transmode;

discussions with members of the management and the Board of Transmode and representatives for Transmode’s other advisors; and

internal reports and materials compiled by Transmode’s other advisors.

Lenner & Partners’ fairness opinion is based on several generally accepted valuation methods that are typically used in this type of analysis. The analyses have been produced solely to enable Lenner & Partners to provide the Board of Transmode with a fairness opinion whether or not the Offer is fair from a financial point of view.

Lenner & Partners’ assignment does not include commenting on any other potential transactions that could be more favourable for the shareholders of Transmode.

Lenner & Partners has not conducted a due diligence in order to control or verify the received information. Lenner & Partners has relied on the information received from Transmode and its advisors. The information is assumed to be true and fair and complete.

Lenner & Partners’ fairness opinion is based on current conditions and the information that has been received to date. A portion of the Offer consideration consists of newly issued Infinera shares to Transmode shareholders in exchange for their existing. Lenner & Partners’ fairness opinion does not include any assessment of what prices the Infinera share will trade at in the future or any future changes in currency rates. Lenner & Partners is not responsible for any events after the current date that could affect this fairness opinion and the assumptions on which the fairness opinion is based.

Lenner & Partners’ fairness opinion has been provided as information and documentation to the Board of Transmode. This fairness opinion is not a recommendation whether or not shareholders in Transmode should tender their shares in the Offer.

Lenner & Partners will be paid a fixed fee for this fairness opinion and the fee is not dependent on the outcome of the Offer.

Lenner & Partners has noticed the strong development of the share price of Infinera during the last six month-period. Brokers’ forecasts and assessments, that Lenner & Partners has reviewed, however support the current share price. Infinera’s large market capitalisation relative Transmode and good liquidity have also been noted, as well as the fact that an investment in the Infinera share means exposure to changes in the exchange rate between US dollar and Swedish krona.

Based on above and other circumstances, that Lenner & Partners considers being relevant, Lenner & Partners’ current opinion regarding the Offer is that it is fair from a financial point of view for the shareholders in Transmode.

2

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 57

Fairness opinion

Swedish law is applicable on this Fairness Opinion.

Lenner & Partners Corporate Finance AB

Lars Lenner

Patrik Tillman

3

58 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

This section contains certain market and industry data provided by third parties. Although the information has been accurately reproduced and Infinera regards the sources as reliable, the information contained in third-party sources has not been independently verified by Infinera, and therefore it cannot be guaranteed that this information is accurate or complete. However, as far as Infinera is aware and can verify by comparison with other information made public by these sources, no information has been omitted in such a way as to render the information reproduced incorrect or misleading.

Infinera in brief

Infinera Corporation (NASDAQ: INFN) is a U.S. corporation incorporated in the State of Delaware, USA. Infinera’s shares are traded on the NASDAQ Global Select Market. Infinera was incorporated in December 2000, and is headquartered in Sunnyvale, California, USA. Infinera’s principal executive offices are located at 140 Caspian Court, Sunnyvale, CA 94089, USA.

Infinera provides optical transport networking equipment, software and services to Tier 1 and Tier 2 telecommunications service providers, ICPs, cable operators, wholesale and enterprise carriers, research and education institutions, and government entities (collectively, “Service Providers”) across the globe. Infinera’s technologies and platforms enable Service Providers to automate, converge and scale their metro, long-haul and sub-sea optical networks. As of December 27, 2014, Infinera had 1,495 employees. A total of 567 of those employees were located outside of the United States. Total revenue was USD 668.1 million in 2014 and USD 544.1 million in 2013. Infinera’s market capitalization as of June 27, 2015 was approximately USD 2,786 million.

Transmode in brief

Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost-effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on WDM and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages such as cost efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.

Transmode is headquartered in Stockholm, Sweden and is listed on Nasdaq Stockholm, Mid Cap (TRMO). Since 2000, Transmode has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe.

The Combined Company

General

The Combined Company will have an end-to-end product portfolio that will enable it to broadly address the DWDM market: metro, long-haul and subsea. As there is minimal customer overlap between Infinera’s customers and Transmode’s customers, the Combined Company can provide a full range of metro products to existing Infinera long-haul customers, while Transmode can offer Infinera’s long-haul and subsea products, powered by PICs, to its existing customers. Based on data from Dell’Oro’s January 2015 Optical Report, the combined 2014 product revenues of Infinera and Transmode would place the Combined Company as the fifth largest worldwide in metro plus long-haul WDM. The Combined Company would be better positioned to win business from larger Service Providers that value vendors with end-to-end capabilities.

Infinera intends to serve three different markets that all are transitioning, or will transition, to 100 Gigabits per second (“Gbps”) optical line side capacity – long-haul/ subsea, metro cloud and metro aggregation. When providers transition from 10G to 100G it opens up an opportunity to position a new network build out. Infinera has been addressing the long-haul and subsea market with its 100G Infinera DTN-X product since 2012, when that market started transitioning to 100G in earnest. Infinera recently started selling the Cloud Xpress to serve the metro cloud market, with 40 Gigabit Ethernet (“GbE”) and 10 GbE versions of the Cloud Xpress. Infinera plans to unveil its 100 GbE version of the Cloud Xpress in the second half of 2015, in line with an expected demand for 100 GbE from ICPs and other Service Providers. Additionally,

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 59

Information about the Combined Company

Infinera has disclosed plans to introduce a metro core aggregation product by the end of 2015 that will serve the core/regional portion of the metro aggregation market, coinciding with Infinera’s expectation that the metro aggregation market will begin its transition to 100G in late 2015 or early 2016. Transmode brings products in metro aggregation including core, edge and access products along with a rich set of applications including broadband aggregation, Ethernet business services and mobile fronthaul and backhaul applications. The combination of the two companies is expected to fill out Infinera’s metro portfolio and to accelerate Infinera’s ability to more fully address and gain footprint in the fast growing 100G metro aggregation market.

Infinera believes that the Combined Company will be a much stronger player in the optical transport market and will be better positioned to compete with the many larger companies in this space. In particular, the Combined Company will be well equipped to offer end-to-end solutions to each company’s existing customers, which appreciate Infinera’s and Transmode’s technology and customer service, but have had to utilize alternative vendors for products Infinera and Transmode did not offer. In particular, Infinera believes that combining Infinera and Transmode at the beginning of the expected 100G metro aggregation upgrade cycle will be beneficial, as Service Providers around the world are expected to upgrade gear to 100G in certain portions of the metro aggregation market. Additionally, as 100G becomes more prevalent, the Combined Company will benefit from leveraging Infinera’s internally manufactured PICs and coherent DSP technology, in particular.

Infinera believes that its PICs and coherent DSP offer differentiated technology experiences, and enables a material cost advantage over competitors that purchase such technology components from merchant providers.

Infinera’s management believes that by combining the operations of Infinera and Transmode, meaningful revenue synergies can be achieved. Because Infinera and Transmode have complementary products and customer bases, there should be significant cross-selling opportunities. Infinera’s historical focus has been the long-haul transport market and more recently, in December 2014, Infinera added a product for the nascent metro cloud market. In 2014, greater than 95 percent of Infinera’s revenue was from sales in the long-haul market. To date, the sale of Transmode’s products has been in the metro aggregation market. Transmode does not have a long-haul or metro cloud product. In 2014, 76 percent of Infinera’s revenue was from North America and 82 percent of Transmode’s revenue was from EMEA. Currently, Infinera and Transmode only make sales to four common customers. Infinera believes that this will provide a significant opportunity for Infinera to offer Transmode’s metro products to Infinera’s customers, particularly those in North America.

Conversely, Infinera believes that the combination will provide an opportunity for Infinera to offer Infinera’s long-haul products to Transmode’s customers, particularly those in Europe. Per Infonetics’ Q4 2014 Market Forecast, the Combined Company’s total addressable market is expected to be USD 15.3 billion by 2019. Infinera believes that the Combined Company will ultimately be well positioned with its product, customer and geographic synergies, to address the entire DWDM market.

Product strategy

Infinera would seek to integrate Transmode’s portfolio of products and solutions under a common network management umbrella, which is anticipated to be Infinera’s current suite of market-leading network and service management tools. In addition, in order to maximize the ability to enable end-to-end networking and deliver the associated benefits, Infinera foresees working closely with Transmode to port value-added technologies across each company’s product lines. Such technologies may include, but are not limited to, PICs, analog DSPs, Optical Transport Network (“OTN”) switching/mapping, ASICs, synchronization protocols and techniques, Ethernet and Multi-Protocol Label Switching (“MPLS”) protocol stacks, optical system designs, service management tools, software defined networks (“SDN”) controllers, and others. Currently there is very limited product overlap between Infinera and Transmode’s product portfolios, thus allowing the Combined Company to move quickly to achieve revenue synergies without having to decide on which company’s products to sell.

Organization

Infinera recognizes the skills and capabilities of Transmode’s management and employees and wishes to maintain an excellent relationship with them. For the near-term, Infinera does not intend to make any material changes to Transmode’s employees or to Transmode’s existing organization and operations, including the terms of employment and locations of the business. Each company’s engineering structure is anticipated to remain substantively intact and Infinera intends to have Transmode’s current CEO lead the metro aggregation business operations of the Combined Company. A positive impact is expected from combining the talents of both companies’ engineering teams, which will have a larger combined R&D knowledge base to utilize. For the long-term, the optimal structures of each function will be determined during the period following the completion of the Offer and the creation of the Combined Company, after an assessment of the Combined Company’s optimal structure and staffing. Over time, Infinera expects to invest in both Transmode’s current R&D team as well as possible additional engineering talent from Sweden. Competing for engineering talent in the Silicon Valley and India, in particular, can be challenging.

60 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

Infinera believes that with this combination it will facilitate increased access to engineering talent in Sweden, a country known for having strong and talented engineers in both telecommunications and networking.

A successful integration process is crucial in order to realize expected synergies. The success of the integration is incumbent upon contributions and support of management teams of both companies. Infinera intends to retain key members of Transmode’s current senior management team to ensure successful integration and to benefit from their knowledge and experience over time. It is expected that the Combined Company will maintain Infinera’s and Transmode’s current facilities. It is not expected that any member of Transmode’s management or Board of Directors will join the Infinera Board following the completion of the Offer. The exact structure and assignments of the Combined Company’s senior management team will be determined over the course of the integration.

Dividend policy

Infinera has not paid any cash dividends on its common stock. In order to focus on maximizing the Combined Company’s prospects, the Combined Company does not currently intend to pay a shareholder dividend in the near future.

Stockholder structure

The Combined Company’s top three stockholders (based on Infinera’s stockholder structure and shares outstanding as of June 27, 2015 and assuming that all outstanding shares in Transmode are tendered under Original Consideration Alternative) are:

1. FMR LLC (13.0 percent of the outstanding shares of and voting power in the Combined Company)1

2. The Vanguard Group (5.4 percent of the outstanding shares of and voting power in the Combined Company)2

3. BlackRock Fund Advisors (4.9 percent of the outstanding shares of and voting power in the Combined Company)3

Assuming that all outstanding shares in Transmode are tendered under the Capped Cash Alternative, FMR LLC would hold 13.8 percent, The Vanguard Group would hold 5.7 percent and the BlackRock Fund Advisors would hold 5.2 percent of the outstanding shares of and voting power in the Combined Company. For further information about Infinera’s major stockholders, see “Shares and ownership structure–Major stockholders.” Infinera has no publicly available information about other significant stockholders. Pod, which as of June 27, 2015 holds approximately 33.3 percent of all issued shares in Transmode has expressed its full support for the combination by signing an undertaking to accept the Offer and entering into a lock-up undertaking. Assuming that all outstanding shares in Transmode, including those held by Pod, are tendered under Original Consideration Alternative, Pod will hold approximately 3.0 percent of the outstanding shares of and voting power in the Combined Company, and assuming that all outstanding shares in Transmode, including those held by Pod, are tendered under Capped Cash Alternative, Pod will hold approximately 1.3 percent of the outstanding shares of and voting power in the Combined Company, based on the Infinera Shares outstanding as of June 27, 2015.

Assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration Alternative, 13,037,699 Infinera Shares will be issued under the Offer, corresponding to approximately 9.9 percent of Infinera Shares outstanding as of June 27, 2015. Following completion of the Offer, former Transmode shareholders would, based on the aforementioned assumption, hold Infinera Shares representing approximately 9.0 percent of the outstanding shares of and voting power in the Combined Company and approximately 8.7 percent of the Combined Company on a fully diluted basis.4 Assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro rata reduction is carried out, 5,300,073 Infinera Shares will be issued under the Offer, corresponding to approximately 4.0 percent of Infinera Shares outstanding as of June 27, 2015. Following completion of the Offer, former Transmode shareholders would, based on the aforementioned assumptions, hold Infinera Shares representing approximately 3.9 percent of the outstanding shares of and voting power in the Combined Company and approximately 3.7 percent of the Combined Company on a fully diluted basis.5

1 According to Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC (“FMR”), FMR is deemed to be the beneficial owner of 18,792,952 Infinera Shares.

2 According to a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”), Vanguard is the beneficial owner of 7,728,166 Infinera Shares.

3 According to a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 7,108,991 Infinera Shares.

4 Based on 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode), 131,164,207 outstanding shares in Infinera as of June 27, 2015 and 137,303,750 Infinera Shares on a fully diluted basis as of March 28, 2015. Based on 129,093,644 outstanding shares in Infinera as of March 28, 2015, and assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration Alternative, former Transmode shareholders would hold Infinera Shares representing approximately 9.2 percent of the outstanding shares of and voting power in the Combined Company following completion of the Offer.

5 Based on 27,709,236 outstanding shares in Transmode (i.e., excluding 79,440 own shares held in treasury by Transmode) 131,164,207 outstanding shares in Infinera as of June 27, 2015 and 137,303,750 Infinera Shares on a fully diluted basis as of March 28, 2015. Based on 129,093,644 outstanding shares in Infinera as of March 28, 2015, and assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro rata reduction is carried out, former Transmode shareholders would hold Infinera Shares representing approximately 3.9 percent of the outstanding shares of and voting power in the Combined Company following completion of the Offer.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 61

Information about the Combined Company

Legal structure

Immediately after completion of the Offer, Transmode will be a subsidiary of Infinera in the Infinera group structure and the subsidiaries in the Transmode group will remain in their current group structure, but with Infinera as the ultimate parent company.

Synergies and financial implications of the Offer

Infinera’s management believes that by combining the operations of Infinera and Transmode, greater revenue synergies can be achieved since there is minimal product overlap. This allows for significant cross-selling opportunities since Infinera and Transmode have complementary products, markets and customer base. Over time, the Combined Company will seek to integrate Infinera’s technologies (e.g., PICs, DSPs, SDN), where applicable, into the Transmode family of products, which in turn will add value and drive down the cost structure. Additionally, the Combined Company is expected to have access to more favorable pricing from third-party suppliers due to higher purchase volumes. The Combined Company should also see efficiencies in its operating expenses by avoiding duplicative costs.

Infinera’s management further believes that the combination is expected to be neutral to slightly dilutive to Infinera’s non-GAAP6 earnings per share for the remainder of 2015 and is expected to be accretive to Infinera’s non-GAAP6 earnings per share in 2016.

6 Excludes non-cash stock-based compensation expenses, amortization of debt discount on Infinera’s Convertible Senior Notes, acquisition-related costs including amortization of acquired intangible assets.

62 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information gives effect to the Offer and the Transaction. The unaudited pro forma condensed combined statements of operations combines the historical statements of operations of Infinera for the three months ended March 28, 2015 and the year ended December 27, 2014, and Transmode for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, as if the Transaction had been completed as of December 29, 2013. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Infinera as of March 28, 2015 and Transmode as of March 31, 2015, as if the Transaction had been completed on March 28, 2015. The historical financial statements of Infinera are presented in USD and have been prepared in accordance with U.S. GAAP. The historical financial statements of Transmode are presented in SEK and have been prepared in accordance with IFRS as adopted by the EU, and also in accordance with the Swedish Annual Accounts Act (Sw. Årsredovisningslagen (1995:1554) and the Swedish Financial Reporting Board’s (Sw. Rådet för finansiell rapportering) recommendation RFR 1.

The unaudited pro forma condensed combined financial information has been prepared under U.S. GAAP using the acquisition method of accounting under Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Infinera treated as the accounting acquirer. The unaudited pro forma condensed combined financial information also conforms to the rules specified in Annex II item 7 of Commission Regulation (EC) No 809/2004.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma matters that are: (1) directly attributable to the Transaction and (2) factually supportable. The unaudited pro forma condensed combined statement of operations also includes non-recurring items that are directly related to the Transaction, including, but not limited to Transaction related legal and advisory fees. Additionally, certain pro forma adjustments have been made to the historical consolidated financial statements of Transmode in order to (i) convert their financials to U.S. GAAP, (ii) conform their accounting policies to those applied by the Infinera and (iii) present them in a manner consistent with Infinera’s presentation.

The acquisition method of accounting is dependent upon certain valuations and other studies that must be prepared as of the completion date of the Transaction and because there are limitations to the type of information that can be exchanged between Infinera and Transmode at this time, the unaudited pro forma condensed combined financial information is primarily based upon publicly available information of Transmode and is preliminary. Until the Transaction is complete, Infinera will not have complete access to all the relevant information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the Combined Company. Because of its nature, the unaudited pro forma condensed combined financial information addresses a hypothetical situation and, therefore, does not represent the Combined Company’s actual financial position or results. Furthermore, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the Transaction. The unaudited pro forma condensed combined statements of operations does not reflect any revenue or cost savings (or associated costs to achieve such savings) from synergies that may be directly related to the Transaction.

The unaudited condensed combined pro forma information should be read in conjunction with:

the accompanying notes to the unaudited pro forma condensed combined financial information;

the unaudited condensed consolidated financial statements of Infinera included in Infinera’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2015 and incorporated by reference into this Offer Document;

the audited consolidated financial statements of Infinera included in Infinera’s Annual Report on Form 10-K for the year ended December 27, 2014 and incorporated by reference into this Offer Document;

the unaudited condensed consolidated financial statements of Transmode as of and for the three months ended March 31, 2015 included in this Offer Document;

the audited consolidated financial statements of Transmode as of and for the years ended December 31, 2012–2014 which are available on Transmode’s website (www.transmode.com); and

the other information contained in this Offer Document.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 63

Information about the Combined Company

Unaudited pro forma condensed combined balance sheet as of March 28, 2015

	Infinera as of March 28, 2015	Transmode as of March 31, 2015								
	(USD thousands)	(SEK millions)					(USD thousands)	(USD thousands)		
	U.S. GAAP (A)	IFRS (B)	Note	U.S. GAAP adjustments (C)	Note	U.S. GAAP (D)=(B+C)	U.S. GAAP Note 2 (E)	Pro forma adjustments (F)	Note	Pro forma combined as of March 28, 2015 (G)=(A+E+F)
ASSETS										
Current assets:										
Cash and cash equivalents	118,623	319.5		-		319.5	37,151	(95,994)	5a	51,277
								(9,500)	5b	
								7,229	5c	
								(6,232)	5l	
Short-term investments	215,080	-		-		-	-	-		215,080
Accounts receivable	131,224	191.2		-		191.2	22,233	-		153,457
Inventory	157,195	102.1		-		102.1	11,872	3,182	5f	172,249
Prepaid expenses and other current assets	23,112	36.4		-		36.4	4,233	-		27,345
Total current assets	**645,234**	**649.2**		-		**649.2**	**75,489**	**(101,315)**		**619,408**
Property, plant and equipment, net	82,661	34.2	2a	-		34.2	3,977	-		86,638
Intangible assets, net	-	-		-				125,000	5e	125,000
Goodwill	-	88.4		-		88.4	10,279	(10,279)	5h	251,097
								251,097	5h	
Capitalized research and development	-	127.8		(127.8)	3a	-	-	-		-
Long-term investments	69,835	-		-		-	-	-		69,835
Cost-method investment	14,500	-		-		-	-	-		14,500
Long-term restricted cash	5,108	-		-		-	-	-		5,108
Other non-current assets	5,692	9.3	2a	-		9.3	1,081	-		6,773
Total assets	**823,030**	**908.9**		**(127.8)**		**781.1**	**90,826**	**264,503**		**1,178,359**

64 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

Unaudited pro forma condensed combined balance sheet as of March 28, 2015

	Infinera as of March 28, 2015	Transmode as of March 31, 2015								
	(USD thousands)	(SEK millions)					(USD thousands)	(USD thousands)		
	U.S. GAAP (A)	IFRS (B)	Note	U.S. GAAP adjustments (C)	Note	U.S. GAAP (D)=(B+C)	U.S. GAAP Note 2 (E)	Pro forma adjustments (F)	Note	Pro forma combined as of March 28, 2015 (G)=(A+E+F)
LIABILITIES AND STOCKHOLDERS' EQUITY										
Current liabilities:										
Accounts payable	50,183	126.6		-		126.6	14,721	-		64,904
Accrued expenses	28,061	73.4	2a	-		73.4	8,535	-		36,596
Accrued compensation and related benefits	24,406	-		-		-	-	-		24,406
Accrued warranty	11,453	9.9	2a	-		9.9	1,151	-		12,604
Deferred revenue	36,757	22.9	2a	-		22.9	2,663	(1,001)	5g	38,419
Total current liabilities	**150,860**	**232.8**		-		**232.8**	**27,070**	**(1,001)**		**176,929**
Long-term debt, net	118,951	-		-		-	-	-		118,951
Accrued warranty, non-current	14,086	2.4	2a	-		2.4	279	-		14,365
Deferred revenue, non-current	12,119	7.6	2a	-		7.6	884	(332)	5g	12,671
Other long-term liabilities	19,179	44.1	2a	(28.1)	3b	16.0	1,860	28,493	5i	49,532
Stockholders' equity:										
Common stock	129	5.6		-		5.6	651	(651)	5d	142
								13	5a	
Additional paid-in capital	1,090,676	537.0		-		537.0	62,442	(62,442)	5d	1,387,010
								296,334	5a	
Accumulated other comprehensive loss	(4,510)	0.9		-		0.9	105	(105,)	5d	(4,510)
Accumulated deficit	(578,460)	78.5		(99.7)	3a	(21.2)	(2,465)	2,465	5d	(576,731)
								(5,500)	5b	
								7,229	5c	
Total stockholders' equity	**507,835**	**622.0**		**(99.7)**		**522.3**	**60,733**	**237,343**		**805,911**
Total liabilities and stockholders' equity	**823,030**	**908.9**		**(127.8)**		**781.1**	**90,826**	**264,503**		**1,178,359**

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 65

Information about the Combined Company

Unaudited pro forma condensed combined statement of operations for the three months ended March 28, 2015

	Infinera three months ended March 28, 2015	Transmode three months ended March 31, 2015								
	(USD thousands, except per share data)	(SEK millions, except per share data)					(USD thousands, except per share data)	(USD thousands, except per share data)		
	U.S. GAAP (A)	IFRS (B)	Note	U.S. GAAP adjustments (C)	Note	U.S. GAAP (D)=(B+C)	U.S. GAAP Note 2 (E)	Pro forma adjustments (F)	Note	Pro forma combined three months ended March 28, 2015 (G)=(A+E+F)
Revenue:										
Product	160,843	269.5		-		269.5	32,392	-		193,235
Services	26,019	19.8		-		19.8	2,380	(332)	5g	28,067
Total revenue	**186,862**	**289.3**		**-**		**289.3**	**34,772**	**(332)**		**221,302**
Cost of revenue:										
Cost of product	89,506	132.6	2b	(0.7)	3a	131.9	15,853	3,150	5e	108,509
Cost of services	9,244	5.0	2b	-		5.0	601	-		9,845
Total cost of revenue	**98,750**	**137.6**		**(0.7)**		**136.9**	**16,454**	**3,150**		**118,354**
Gross profit	**88,112**	**151.7**		**0.7**		**152.4**	**18,318**	**(3,482)**		**102,948**
Operating expenses:										
Research and development	39,257	46.2		3.3	3a	49.5	5,950	(144)	5e	45,063
Sales and marketing	21,042	48.8		-		48.8	5,865	1,139	5e	28,046
General and administrative	12,656	10.7		-		10.7	1,286	(500)	5b	13,442
Total operating expenses	**72,955**	**105.7**		**3.3**		**109.0**	**13,101**	**495**		**86,551**
Income (loss) from operations	**15,157**	**46.0**		**(2.6)**		**43.4**	**5,217**	**(3,977)**		**16,397**
Other income (expense), net:										
Interest income	414	0.3	2c	-		0.3	36	-		450
Interest expense	(2,890)	(0.2)	2c	-		(0.2)	(24)	-		(2,914)
Other gain (loss), net	301	1.9	2c	-		1.9	228	-		529
Total other income (expense), net	**(2,175)**	**2.0**		**-**		**2.0**	**240**	**-**		**(1,935)**
Income (loss) before income taxes	**12,982**	**48.0**		**(2.6)**		**45.4**	**5,457**	**(3,977)**		**14,462**
Provision for (benefit from) income taxes	616	10.2		(0.6)	3b	9.6	1,154	(985)	5i	785
Net income (loss)	**12,366**	**37.8**		**(2.0)**		**35.8**	**4,303**	**(2,992)**		**13,677**
Net income (loss) per common share:										
Basic	0.10	1.36					0.16	-	5j	0.10
Diluted	0.09	1.36					0.16	-	5j	0.09
Weighted average shares used in computing net income (loss) per common share:										
Basic	127,840	27,709					27,709	13,038	5k	140,878
Diluted	137,304	27,709					27,709	13,038	5k	150,342

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

66 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

Unaudited pro forma condensed combined statement of operations for the year ended December 27, 2014

	Infinera year ended December 27, 2014 (USD thousands, except per share data)	Transmode year ended December 31, 2014 (SEK millions, except per share data)					Transmode year ended December 31, 2014 (USD thousands, except per share data)	(USD thousands, except per share data)		
	U.S. GAAP (A)	IFRS (B)	Note	U.S. GAAP adjustments (C)	Note	U.S. GAAP (D)=(B+C)	U.S. GAAP Note 2 (E)	Pro forma adjustments (F)	Note	Pro forma combined year ended December 27, 2014 (G)=(A+E+F)
Revenue:										
Product	572,276	857.2		-		857.2	124,956			697,232
Services	95,803	72.8		-		72.8	10,612	(1,001)	5g	105,414
Total revenue	**668,079**	**930.0**		-		**930.0**	**135,568**	**(1,001)**		**802,646**
Cost of revenue:										
Cost of product	340,856	437.7	2b	(2.2)	3a	435.5	63,484	12,600	5e	420,122
								3,182	5f	
Cost of services	38,919	**21.1**	2b	-		**21.1**	3,076	-		**41,995**
Total cost of revenue	**379,775**	**458.8**		**(2.2)**		**456.6**	**66,560**	**15,782**		**462,117**
Gross profit	**288,304**	**471.2**		**2.2**		**473.4**	**69,008**	**(16,783)**		**340,529**
Operating expenses:										
Research and development	133,484	157.8		39.6	3a	197.4	28,776	(685)	5e	161,575
Sales and marketing	79,026	199.1		-		199.1	29,023	4,556	5e	112,605
General and administrative	48,452	38.8		-		38.8	5,656	10,000	5b	69,108
								5,000	5e	
Total operating expenses	**260,962**	**395.7**		**39.6**		**435.3**	**63,455**	**18,871**		**343,288**
Income (loss) from operations	**27,342**	**75.5**		**(37.4)**		**38.1**	**5,553**	**(35,654)**		**(2,759)**
Other income (expense), net:										
Interest income	1,456	3.2	2c	-		3.2	466	-		1,922
Interest expense	(11,021)	-	2c	-		-	-	-		(11,021)
Other gain (loss), net	(1,365)	(1.3)	2c	-		(1.3)	(190)	-		(1,555)
Total other income (expense), net	**(10,930)**	**1.9**		-		**1.9**	**276**	-		**(10,654)**
Income (loss) before income taxes	**16,412**	**77.4**		**(37.4)**		**40.0**	**5,829**	**(35,654)**		**(13,413)**
Provision for (benefit from) income taxes	2,753	15.9		(8.2)	3b	7.7	1,122	(6,524)	5i	(2,649)
Net income (loss)	**13,659**	**61.5**		**(29.2)**		**32.3**	**4,707**	**(29,130)**		**(10,764)**
Net income (loss) per common share:										
Basic	0.11	2.22					0.17		5j	(0.08)
Diluted	0.11	2.22					0.17		5j	(0.08)
Weighted average shares used in computing net income (loss) per common share:										
Basic	123,672	27,714					27,714	13,038	5k	136,710
Diluted	128,565	27,714					27,714	13,038	5k	136,710

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 67

Information about the Combined Company

Notes to unaudited pro forma condensed combined financial statements

Note 1: Description of Transaction

On April 9, 2015, Infinera issued a press release in Sweden and in the U.S. announcing its intent to combine with Transmode, pursuant to a public offer to acquire all issued (excluding treasury shares) and outstanding shares of Transmode. On June 29, 2015, Infinera announced that its recommended public offer to the shareholders of Transmode had been enhanced by providing a potential all cash consideration alternative.

In the revised Offer, Infinera is offering Transmode’s shareholders to tender their shares in Transmode against any of the following two consideration alternatives (or a combination thereof):

The Original Consideration Alternative:

with respect to approximately 73.80 percent of the Transmode shares tendered by each shareholder, approximately 0.6376 new shares of Infinera’s common stock per Transmode share; and

with respect to the remaining approximately 26.20 percent of the Transmode shares tendered by such shareholder, SEK 107.05 in cash per Transmode share.

The Capped Cash Alternative:

cash consideration of SEK 110.00 per Transmode share, subject to the Aggregate Cash Cap, corresponding to 70.0 percent of the outstanding shares in Transmode.

The foregoing consideration alternatives reflect the payment by Transmode to its shareholders of a dividend of SEK 1.95 per share on April 23, 2015. If Transmode pays another dividend or makes any other distributions to its shareholders, with a record date occurring prior to the settlement of the Offer, the Offer consideration will be reduced accordingly.

The total cash consideration to be paid by Infinera under the Original Consideration Alternative and the Capped Cash Alternative in aggregate is limited to the Aggregate Cash Cap (SEK 2,133,611,172), corresponding to 70.0 percent of the outstanding shares in Transmode (calculated based on a consideration of SEK 110 per Transmode share).

In the event the aggregate cash consideration to be paid by Infinera in the Offer would exceed the Aggregate Cash Cap, Infinera will, in respect of a certain pro rata portion of the Transmode shares tendered under the Capped Cash Alternative, instead convert consideration into the form of approximately 0.6376 Infinera Shares per Transmode share.

If the Original Consideration Alternative under the Offer is accepted in its entirety, 13,037,699 Infinera Shares will be issued and the cash portion would be approximately $96.0 million. If the Capped Cash Alternative under the Offer is accepted in its entirety, 5,300,073 Infinera Shares will be issued and the cash portion of the Offer would be approximately $263.5 million. Infinera will finance the cash portion of the Offer through its existing cash resources including investments. The foregoing numbers in this paragraph are based on 27,709,236 outstanding shares in Transmode as of March 31, 2015 (excluding 79,440 of its own shares held in treasury by Transmode).

In the event that any cash payment is required pursuant to the compulsory acquisition proceedings under Swedish law, the impact of such cash payments has not been considered in determining the amount of cash consideration required under either the Original Consideration Alternative or the Capped Cash Alternative (or combination thereof).

The Offer is not subject to any financing conditions. The Offer is subject to certain closing conditions, including the Offer being accepted by Transmode shareholders to the extent that Infinera becomes owner of shares representing more than 90 percent of the total number of shares of Transmode and that there has been no material adverse effect on Transmode’s financial condition or operations.

The Transaction will be accounted for under the acquisition method of accounting in accordance with ASC 805, with Infinera treated as the accounting acquirer. Under the acquisition method of accounting, all of Transmode’s acquired assets and liabilities assumed in the Transaction will be recorded by Infinera at their acquisition date fair values, with certain exceptions, while all transaction costs associated with the Transaction will be expensed as incurred.

Note 2: Basis of presentation

Transmode’s consolidated financial statements as of and for the three months ended March 31, 2015 and the year ended December 31, 2014 have been prepared in accordance with IFRS as adopted by the EU and use the local currency, SEK, as the reporting currency. As a result, Transmode’s consolidated financial statements have been converted from IFRS to U.S. GAAP and translated from SEK to USD for the preparation of the unaudited pro forma condensed combined financial information herein. Furthermore, there are differences in the period end dates of Infinera and Transmode. These differences are within permissible limits and each reporting period is comparable.

The unaudited pro forma condensed combined financial information presented herein assumes that all Transmode shares are tendered under the Original Consideration

68 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

sideration Alternative. Please refer to Note 6 for further details on the potential impact of the Capped Cash Alternative on pro forma financial information.

The unaudited pro forma financial information has been presented in USD, which is Infinera's functional and reporting currency. Transmode's historical financial information is translated based on the exchange rates as quoted by OANDA.com using the following rates:

- the unaudited pro forma condensed combined statements of operations for the three months ended March 28, 2015 and the year ended December 27, 2014 were translated using the average exchange rate for the periods of 8.32 SEK per USD and 6.86 SEK per USD, respectively; and
- the unaudited pro forma condensed combined balance sheet was translated at the closing rate of 8.60 SEK per USD as of March 31, 2015.

Based on information known and assessed on the date of the Offer Document and on the amounts reported in the statements of operations and balance sheets of Infinera and Transmode as of and for the three months ended March 28, 2015 and March 31, 2015, respectively, and statement of operations for the year ended December 27, 2014, and December 31, 2014, respectively, certain financial line items included in Transmode's historical financial statement presentation have been reclassified to conform to corresponding line items included in Infinera's historical financial statement presentation. These classifications have no material impact on the historical operating income, net income, total assets, liabilities or stockholders' equity previously reported by Transmode. Additionally, based on a comparison of Transmode's summary of significant accounting policies as disclosed in Transmode's financial statements, with those of Infinera, the nature and amount of any adjustments to the historical financial statements of Transmode to conform its accounting policies to those of Infinera are not expected to be material, other than the adjustments required to conform to U.S. GAAP as discussed in Note 3. The pro forma financial information is based on information available as of the date of the Offer document. Upon completion of the Transaction, further review of Transmode's accounting policies and financial statements may result in further revisions to these adjustments to conform to Infinera's financial statement presentation.

The reclassifications discussed above are summarized as follows (SEK millions):

(a) To reclass Transmode's software licenses included in other intangible assets to property, plant and equipment, to combine deferred tax assets and other financial assets with other non-current assets, and to reclass liabilities that are greater than twelve months to long-term to be consistent with Infinera's presentation.

	Transmode presentation March 31, 2015		Reclassified presentation March 31, 2015
Intangible assets	6.4		
Tangible assets	27.8		
Deferred tax asset	3.4	Property, plant and equipment, net	34.2
Other financial assets	5.9	Other non-current assets	9.3
Total assets reclassed	**43.5**	**Total asset reclassed**	**43.5**
Current liabilities:		**Current liabilities:**	
Provisions	10.6	Accrued expenses	73.4
Other recurrent liabilities	103.2	Accrued warranty	9.9
		Deferred revenue	22.9
		Non-current liabilities:	
Long-term liabilities:		Accrued warranty, non-current	2.4
Provisions	5.4	Deferred revenue, non-current	7.6
Other long-term liabilities	41.1	Other long-term liabilities	44.1
Total liabilities reclassed	**160.3**	**Total liabilties reclassed**	**160.3**

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 69

Information about the Combined Company

(b) To reclass Transmode's cost of goods and services reported to be consistent with Infinera's presentation to cost of product and cost of services on separate financial statement lines.

Transmode presentation	Year ended December 31, 2014	Three months ended March 31, 2015
Cost of goods and services provided	458.8	137.6

Reclassified presentation	Year ended December 31, 2014	Three months ended March 31, 2015
Cost of product	437.7	132.6
Cost of services	21.1	5.0
Total cost of revenue	**458.8**	**137.6**

(c) To reclass exchange gain/loss included in other income, other operating expenses, financial income and expenses in the Transmode income statements to other gain (loss), net to be consistent with Infinera's presentation.

Transmode presentation	Year ended December 31, 2014	Three months ended March 31, 2015
Other income	0.1	1.1
Other operating expenses	(5.0)	-
Financial income	7.1	-
Financial expense	(0.3)	-
Net financial income expense	-	0.9
	1.9	2.0

Reclassified presentation	Year ended December 31, 2014	Three months ended March 31, 2015
Interest income	3.2	0.3
Interest expense	-	(-0.2)
Other gain (loss), net	(1.3)	1.9
	1.9	2.0

Note 3: Adjustments to reconcile to U.S. GAAP

Transmode's financial statements have been prepared in accordance with IFRS as adopted by the EU, which differs in certain respects from U.S. GAAP. The following adjustments are made to convert Transmode's historical balance sheet as of March 31, 2015 and statement of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 to U.S. GAAP for purposes of the pro forma presentation.

(a) Transmode capitalizes its development expenses in accordance with International Accounting Standards 38, Intangible Assets. Capitalized development expenses are amortized over a product's estimated economic life, subject to a maximum of seven years. Under U.S. GAAP, all expenditures for the development of products should be expensed as incurred. The adjustments to the statement of operations represent the reversal of previously recorded amortization of capitalized development costs and expensing of current period expenditures (in SEK millions):

	Year ended December 31, 2014	Three months ended March 31, 2015
Amortization of capitalized development to cost of product	(2.2)	(0.7)
Amortization of capitalized development to research and development	(30.7)	(9.1)
Capitalization of development expense – research and development	70.3	12.4
Total adjustment	**37.4**	**2.6**

The following adjustments to the balance sheet represent the write-off of the capitalized development costs as of March 31, 2015: SEK 127.8 million to capitalized research and development, SEK 28.1 million of deferred tax included in other long-term liabilities and SEK 99.7 million to accumulated deficit.

(b) The above adjustments have been tax effected using the statutory tax rate in Sweden of 22 percent.

70 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

Note 4: Purchase accounting

Preliminary purchase price

The preliminary purchase price for the Transaction under the Original Consideration Alternative is estimated as follows (in USD thousands):

Fair value of Infinera shares issued for Transmode shares

outstanding 296,347

Cash consideration 95,994

Total preliminary purchase price 392,341

Infinera is offering Transmode shareholders Infinera Shares for 73.80 percent for the outstanding Transmode shares and cash for the remaining 26.20 percent of Transmode shares. The preliminary purchase price was computed using Transmode’s shares outstanding as of March 31, 2015 of 27,709,236. The fair value of Infinera Shares were calculated based on an exchange ratio of 0.6376 Infinera Shares per Transmode share and Infinera’s stock price of USD 22.73, which was the closing price for Infinera Shares on June 22, 2015. The cash consideration was based on SEK 107.05 per Transmode share exchanged and was translated using the exchange rate as of June 22, 2015 of 8.0968 SEK per USD.

Preliminary purchase price allocation

Under the acquisition method of accounting, the estimated purchase price, calculated as described above, is allocated to the tangible and intangible assets acquired and liabilities assumed by Infinera based on their estimated fair values as of the closing date of the Transaction, with any excess being allocated to goodwill. The allocation of the purchase price is preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of the identifiable intangible assets, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock issued, as of the date the Transaction is consummated. The purchase price allocation will remain preliminary until Infinera completes a final valuation of identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the Transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented below.

The allocation of the preliminary purchase price (for financial accounting purposes) is as follows (in USD thousands):

Cash and cash equivalents 26,919

Accounts receivable 22,233

Inventory 15,054

Prepaid expenses and other assets 5,314

Property, plant and equipment, net 3,977

Intangible assets, net 125,000

Goodwill 251,097

Current liabilities (26,069)

Other long-term liabilities (31,184)

Total preliminary purchase price 392,341

The amount allocated to identifiable intangible assets has been attributed to the following assets:

Fair value

(USD, in thousands)

Trade name 5,000

Customer relationships 41,000

Developed technology 63,000

In-process technology 16,000

Total identifiable intangible assets 125,000

Preliminary valuation

For purposes of preparing the preliminary valuation, Infinera used publicly available information, as well as a variety of other assumptions, including market participant assumptions, cost and development assumptions, expected synergies and other cost savings that a market participant would be expected to realize as a result of the Transaction and certain other high-level assumptions.

The estimated fair values of identifiable intangibles assets were determined using the following methodologies:

Trade name – relief from royalty

Customer relationships – with/with-out method supported by excess earnings

Proprietary technology (developed technology and in-process technology) – excess earnings

The trade name, customer relationships and developed technology are amortized using a straight-line basis over their estimated useful lives ranging from one to nine years. In-process technology is tested for impairment as if it were indefinite-lived. Upon completion of the development process for the acquired in-process technology, Infinera will determine the useful life of the asset resulting from research and development activities. Abandoned research and development projects acquired will be written-off. The carrying value of the intangible assets will be periodically reviewed to determine if the facts and circumstances suggest that a potential impairment may have occurred. Impairment charges, if any, will be recorded in the period in which the impairment occurs.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 71

Information about the Combined Company

Note 5: Pro forma adjustments

The pro forma information presented herein assumes that all Transmode shares are tendered under the Original Consideration Alternative. The pro forma adjustments included in the unaudited condensed combined financial information are as follows:

(a) To record the cash consideration of $96.0 million paid, and the par value of $13,038 and the additional paid-in capital of $296.3 million to reflect the issuance of the 13,037,699 Infinera Shares in connection with the Offer. Refer to Note 4 for further details on the calculation of the preliminary purchase price.

(b) The total estimated transaction costs of $10.0 million consist of approximately $6.0 million to be incurred by Infinera and approximately $4.0 million to be incurred by Transmode. Transaction costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other services necessary to complete the Transaction. The unpaid transaction costs are reflected in the pro forma balance sheet as of March 28, 2015 as a decrease in cash of $9.5 million and a corresponding charge of Infinera's estimated transaction costs to accumulated deficit of $5.5 million and Transmode's estimated transaction costs of $4.0 million to goodwill. Transaction costs of $0.5 million incurred by Infinera during the three months ended March 28, 2015 have been removed from the March 28, 2015 pro forma statement of operations and included in the $10.0 million for the year ended December 27, 2014.

(c) On April 9, 2015, Infinera entered into a foreign currency forward contract with a notional amount of SEK 831 million ($95.3 million) at an exchange rate of 8.7402 to hedge currency exposures associated with the cash portion of the Offer. This adjustment is to record the estimated gain or loss on settlement of the forward contract on the close of the Transaction. The estimated gain or loss is calculated based on the USD/SEK spot rate as of June 22, 2015 and is subject to change when Infinera settles the forward contract.

(d) To eliminate Transmode historical shareholders' equity accounts.

(e) To record the fair value of intangible assets acquired (as discussed in Note 4) and related amortization expense during the respective periods. Also represents reversal of Transmode's historical amortization related to certain intangible assets.

(USD, in thousands)	Three months ended March 28, 2015	Year ended December 27, 2014
Trade name	-	5,000
Customer relationships	1,139	4,556
Developed technology	3,150	12,600
Reversal of Transmode's historical amortization	(144)	(685)
Total identifiable intangible assets	**4,145**	**21,471**

(f) To record fair value of inventory at March 28, 2015 and impact on cost of sales due to the step-up in inventory that is recognized on the sale of finished goods for the year ended December 27, 2014.

(g) To record fair value of deferred revenue at March 28, 2015 and reversal of revenue recognized for the three months ended March 28, 2015 and the year ended December 27, 2014 as a result of the fair value adjustment in the deferred revenue balance.

(h) To eliminate the historical goodwill of $10.3 million for Transmode and to record the excess of the consideration transferred over the fair value of the assets acquired and liabilities assumed as goodwill in the amount of $251.1 million. This amount includes a deferred tax liability of $28.5 million provided, at the Swedish statutory rate of 22 percent, for the tax bases differences of the acquired assets and liabilities. The goodwill will not be amortized but will be tested for impairment at least annually.

(i) Represents the deferred tax liability of $28.5 million at the Swedish statutory tax rate of 22 percent associated with the fair value adjustment for inventories, intangible assets, for the temporary differences arising from applying the acquisition method of accounting. Income tax effect at the Swedish rate of 22 percent on the pro forma adjustments excluding the transaction costs of Infinera of $6.0 million for the year ended December 31, 2014 and $0.5 million for the three months ended March 31, 2015.

(j) Pro forma combined basic and diluted net income (loss) per share is computed by dividing pro forma combined net income (loss) by the weighted average pro forma number of shares outstanding during the three months ended March 28, 2015 and the year ended December 27, 2014, assuming that the shares issued by Infinera as consideration has been outstanding since December 29, 2013.

72 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

(k) To reflect the issuance of 13,037,699 shares of Infinera Shares to Transmode's shareholders in connection with the Offer, which is based on 27,709,236 outstanding shares in Transmode as of March 31, 2015 using the exchange ratio of shares and cash described in Note 3.

(l) Represents adjustment for dividend paid by Transmode to its shareholders of SEK 1.95 per share, which has also been reduced in estimating the purchase price.

Note 6: Potential Impact of the Original Consideration Alternative and the Capped Cash Alternative on Pro Forma Financial Information

As mentioned in Note 1, Infinera has enhanced the original Offer by including a potential all cash option subject to the Aggregate Cash Cap. Depending on the election of the Transmode shareholders, the estimated purchase price would change based on the mix of cash and stock used as purchase consideration. In the tables below, the impact of the range of possible alternatives on the unaudited condensed combined pro forma financial statements is described, whereas the scenario based on the assumption that all Transmode shares are tendered under the Original Consideration Alternative is described as the Original Consideration Alternative and the scenario based on the assumption that all Transmode shares are tendered under the Capped Cash Alternative is described as the Capped Cash Alternative.

The following table shows the impact to the preliminary purchase price and certain items of the pro forma balance sheet as of March 28, 2015 (in USD thousands).

Transmode stockholder's election	Total preliminary purchase price	Cash and investments	Goodwill	Common stock	Additional paid-in capital	Stockholders' equity
Original Consideration Alternative	392,341	336,192	251,097	142	1,387,010	805,911
Capped Cash Alternative	383,984	168,673	242,740	134	1,211,142	630,035

Additionally, basic and diluted earnings per share will depend on Transmode stockholders' election of cash consideration. The differences between the Original Consideration Alternative and the Capped Cash Alternative scenarios on basic and diluted net income (loss) per common share are as follows:

	Three months ended March 28, 2015			
	Weighted average shares outstanding		Net income per common share	
Transmode stockholder's election	Basic	Diluted	Basic	Diluted
Original Consideration Alternative	140,878	150,342	0.10	0.09
Capped Cash Alternative	133,140	142,604	0.10	0.10

	Year ended December 27, 2014			
	Weighted average shares outstanding		Net income per common share	
Transmode stockholder's election	Basic	Diluted	Basic	Diluted
Original Consideration Alternative	136,710	136,710	(0.08)	(0.08)
Capped Cash Alternative	128,972	128,972	(0.08)	(0.08)

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 73

Information about the Combined Company

Independent Assurance Report on Pro Forma Financial Information

To the Board of Directors of Infinera Corporation

We have completed our assurance engagement to report on the compilation of the unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) of Infinera Corporation (the “Company”) by the Company’s Board of Directors and Management (the “Management”). The Pro Forma Financial Information consists of the unaudited pro forma condensed combined balance sheet as of March 28, 2015, the unaudited pro forma condensed combined statements of operations of the Company for the three month period ended March 28, 2015, and the fiscal year ended December 27, 2014 and accompanying notes, which are set out on pages 64–73 of the Company’s Offer Document dated July 7, 2015. Management has compiled the Pro Forma Financial Information in accordance with the Commission’s Regulation (EC) No 809/2004.

The Pro Forma Financial Information has been compiled by Management to illustrate the impact of the acquisition set out on page 68 of the Company’s Offer Document as if the acquisition had taken place at March 28, 2015 for the unaudited pro forma condensed combined balance sheet as of March 28, 2015 and December 29, 2013 for the unaudited pro forma condensed combined statements of operations for the three month period ended March 28, 2015 and the year ended December 27, 2014. As part of this process, information about (i) the Company’s financial position and financial performance has been extracted from the Company’s consolidated financial statements for the year ended December 27, 2014, on which an audit report has been issued, and the Company’s condensed consolidated financial statements as of March 28, 2015 and the three month period then ended, on which no review report has been issued; and (ii) the financial information for Transmode has been extracted from Transmode’s consolidated financial statements for the year ended December 31, 2014, on which an audit report has been issued, and Transmode’s unaudited condensed consolidated financial statements as of March 31, 2015 and the three month period then ended, on which no review report has been issued; and the financial information for Transmode has been adjusted for unaudited pro forma adjustments to comply with the recognition and measurement requirements of Generally Accepted Accounting Principles in the United States (US GAAP) as described on page 70 of the basis of the applicable criteria.

Management’s responsibility for the Pro Forma Financial Information

Management is responsible for compiling the Pro Forma Financial Information in accordance with the requirements of Commission Regulation (EC) No 809/2004.

Practitioner’s responsibilities

Our responsibility is to express an opinion, as required by Annex II item 7 of Commission Regulation (EC) No 809/2004, about whether the pro forma financial information has been compiled, in all material respects, by Management on the basis of the requirements of Commission Regulation (EC) No 809/2004.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420,

Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner comply with ethical requirements and plan and perform procedures to obtain reasonable assurance about whether the Company has compiled, in all material respects, the pro forma financial information on the basis of the requirements of Commission Regulation (EC) No 809/2004.

The historical financial information of Transmode, for the year ended December 31, 2014 used in the compilation of the Pro Forma Financial Information, was audited by other auditors and accordingly we do not accept any responsibility for any historical financial information reported on by other auditors.

The historical financial information of Transmode as of March 31, 2015 and for the three months then ended is unaudited and accordingly we do not accept any responsibility for that information.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the Pro forma Financial Information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the Pro Forma Financial Information.

The purpose of Pro Forma Financial Information is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction would have been as presented.

74 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about the Combined Company

A reasonable assurance engagement to report on whether the Pro Forma Financial Information has been compiled, in all material respects, on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by Management in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

The related pro forma adjustments give appropriate effect to those criteria; and

The pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the pro forma financial information has been compiled, in all material respects, on the basis of the applicable criteria and such basis is consistent with the accounting policies of Infinera Corporation.

Restriction on distribution and use of the report

This report is issued for the sole purpose of including in the Offer Document prepared pursuant to the Commission Regulation (EC) No 809/2004. Therefore, this report is not appropriate in other jurisdictions and should not be used or relied upon for any purpose other than the share exchange offer described above. We accept no duty or responsibility to and deny any liability to any party in respect of any use of, or reliance upon, this report in connection with any type of transaction, including the sale of securities other than the share exchange offer described above.

San Jose, California, USA

July 7, 2015

Ernst & Young LLP

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 75

Information about Infinera

This section contains certain market and industry data provided by third parties. Although the information has been accurately reproduced and Infinera regards the sources as reliable, the information contained in third-party sources has not been independently verified by Infinera, and therefore it cannot be guaranteed that this information is accurate or complete. However, as far as Infinera is aware and can verify by comparison with other information made public by these sources, no information has been omitted in such a way as to render the information reproduced incorrect or misleading. Further, Infinera’s position on the market is described in relation to its competitors. These statements are based on comparing Infinera’s revenues to Infinera’s assessment of the size of the relevant markets and its competitors’ revenues.

Industry background

Optical transport networking equipment carries digital information using light waves over fiber optic networks. The advent of WDM systems has enabled the transmission of larger amounts of data by using multiple wavelengths over a single optical fiber. Service Providers often use WDM systems to carry communications traffic between cities, referred to as long-haul networks, and within large metropolitan areas, referred to as metro networks. Fiber optic networks are generally capable of carrying most types of communications traffic, including conventional long-distance telephone calls, e-mails, web sessions and high-definition video streams. As service traffic grows, Service Providers add transmission capacity to existing optical networks or purchase and deploy additional systems to keep pace with bandwidth demands and service expansion.

Infinera believes that a number of trends in the communications industry are increasing demand for network capacity and ultimately will increase demand for optical transport networking systems. These trends include growth in bandwidth-intensive services like streaming high-definition video services, the proliferation of 4G and WiFi mobile broadband due to the availability of smart-phones and tablets, and the growth of cloud services.

Consumers and businesses increasingly rely on the cloud for their application needs. As cloud adoption increases, large network operators are reporting a magnification effect on incoming traffic, such that a single request from an end user can generate many times the amount of traffic between data centers than was contained in the request. This server-to-server traffic is also called east-west traffic and this magnification effect is accelerating the deployment of high-capacity transport solutions into the metro and long-haul cloud networks.

Infinera believes that Service Providers seek the following solutions that will allow them to increase their revenue and/or expand their service offerings:

high-capacity solutions that scale optical transmission capacity to meet increasing bandwidth demand;

efficient solutions that optimize performance and increase reliability while reducing physical space, power consumption and heat dissipation; and

easy to use solutions that reduce the time to deploy new transmission capacity while lowering operational expenses.

Infinera believes that the Infinera Intelligent Transport Network architecture is uniquely enabled to deliver improvements in these areas compared to competitive WDM systems that still rely on discrete optical components rather than PICs. Infinera also believes that Infinera’s Intelligent Transport Network architecture enables Service Providers to deploy reliable, high-capacity, efficient optical transport network solutions that are easy to use and improve the integration between the layers of Service Provider networks resulting in the lowest total cost of ownership.

For further information on revenue per region see

“–Selected consolidated historical financial information–Segments and revenue by geographic region.”

For further information about Infinera’s competitors see “–Competition.”

Business description

Overview

Infinera provides optical transport networking equipment, software and services to Service Providers across the globe. Optical transport networks are deployed by Service Providers facing significant demands for transmission capacity prompted by increased use of high-speed Internet access, mobile broadband, high-definition video streaming services, business Ethernet services and cloud-based services.

76 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Infinera’s technologies and platforms enable Service Providers to deliver vast amounts of bandwidth with greater ease. Infinera leverages its unique large scale PICs to deliver innovative optical networking solutions for the most demanding network environments. The Infinera Intelligent Transport Network is an architecture that enables Service Providers to automate, converge and scale their long-haul, subsea, and metro optical networks. This architectural approach helps Service Providers to rapidly deploy reliable, differentiated services while reducing their operating costs through scale, multi-layer convergence and automation.

Infinera manufactures large-scale Indium Phosphide PICs, which are used as a key differentiating component inside Infinera’s Intelligent Transport Network platforms. Infinera’s first and second generation PICs transmit and receive 100 Gbps of WDM transmission capacity and incorporate the functionality of over 60 discrete optical functions into a pair of PICs approximately the size of a fingernail. Infinera’s third generation PICs, commercially available since 2012, transmit and receive 500 Gbps, incorporating over 600 discrete optical functions into a pair of PICs. Infinera’s PICs are combined with FlexCoherent Processors to deliver coherent optical transmission and with high-performance OTN switching capabilities to offer Service Providers a unique combination of highly-scalable transmission capacity and easy to use bandwidth management tools to simplify transport network operations.

Similar to how silicon integrated circuits changed the dynamics of the computing industry by increasing computing performance and reliability while reducing physical size, power consumption and heat dissipation, Infinera believes that its PICs change the dynamics of the optical transport network industry by increasing optical performance and reliability while reducing physical size, power consumption and heat dissipation. Infinera fabricates PICs and develops the software and strategic hardware elements that together comprise the optical transport network platforms at the foundation of Infinera’s Intelligent Transport Network architecture. Infinera sells these optical transport network platforms to Service Providers along with a comprehensive suite of installation, management and support services. Infinera believes that the Service Providers facing increasing demand for greater optical transport network transmission capacity and the need for more favorable network economics will adopt the optical network solutions.

The Infinera DTN-X platform supports 100 Gbps WDM transmission capacity with 500 Gbps super-channels and also integrates 5 Terabits per second (“Tbps”) of OTN switching in a single bay. The Infinera DTN-X platform leverages the unique capabilities of Infinera’s 500 Gbps PICs to deliver Infinera’s high-capacity Intelligent Transport Networks that reduce power, cooling and space requirements while simplifying transport network operations. The Infinera DTN platform currently supports 10 Gbps WDM transmission capacity combined with integrated switching capabilities.

In addition to Service Providers that are looking for network architectures to respond to continued demand for bandwidth across their long-haul and subsea networks, Service Providers are now starting to build networks to support data center interconnections across metro cloud and campus environments. Infinera’s recently introduced Cloud Xpress platform is optimized to help Service Providers scale cloud networks with hyper-scale density, simplified operations and low power. The Cloud Xpress is a high capacity rack and stack platform that is targeted at ICPs, cloud service providers, and data center operators. These types of customers are experiencing tremendous bandwidth pressure on their networks connecting their data centers as a result of the significant increase in server-to-server traffic created by cloud infrastructures. This platform delivers 1 Tbps of input and output in 2 rack units (3.75”) in height. The Cloud Xpress does not have any integrated switching function so is primarily designed for point-to-point connections between data centers.

Infinera has also announced its intention to introduce a product for the metro aggregation market by the end of 2015. This product will be aimed at the metro core portion of the market.

The Infinera strategy

Infinera’s goal is to be the preeminent provider of optical transport networking systems to Service Providers around the world. Infinera aims to accomplish this goal while operating an increasingly profitable business. In 2014 and 2013, Infinera increased revenue by 23 percent and 24 percent, respectively, on a year over year basis. In those time periods Infinera grew operating margin faster than revenue. Infinera’s vertically integrated business model and commitment to generating a fair return on each transaction are key facets that enable Infinera to grow profitably.

Key aspects of Infinera’s strategy to achieve this goal are as follows:

Increasing its customer base and expanding its geographical footprint. Infinera continues to diversify its customer base across multiple markets. In 2015 and beyond, Infinera intends to increase its penetration with new and existing customers while leveraging its Infinera DTN-X and Cloud Xpress platforms. In 2014, Infinera further increased its presence outside of the United States with the addition of new customers across multiple regions.

Penetrating adjacent markets. In addition to long-haul, Infinera is developing and building new products for specific markets, including the metro cloud and metro

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 77

Information about Infinera

aggregation markets. In 2014, Infinera increased its addressable markets by introducing the Cloud Xpress platform for the metro cloud market. In addition, Infinera plans to introduce a product to address the metro aggregation market towards the end of 2015, allowing Infinera to further expand its total addressable market. Infinera intends to continually add functionality to its existing products and to develop the service and support infrastructure needed to address the long-haul, metro cloud and metro aggregation markets.

Continuing commitment to provide world-class support services to its customers. Infinera believes that its lead in customer experience capabilities is a major differentiator. Infinera’s global customer service and technical support team is committed to making its customers successful by providing the highest quality support services to deploy, operate and maintain their networks.

Maintaining and extending its technology lead. Infinera plans to incorporate the functionality of additional discrete functions into its PICs in order to continue to increase its technology lead. In addition, Infinera intends to pursue the expansion of its digital switching and bandwidth management capabilities in order to enhance the performance, scalability and economic advantages of its products.

Continuing investment in PIC manufacturing activities. Infinera believes that its vertical integration and manufacturing capabilities serve as competitive advantages. Infinera intends to continue to invest in the manufacturing capabilities needed to produce new generations of PICs.

Investing in Software Defined Networking. Infinera is seeing a trend in which Service Providers are looking for more programmable networks and plans to add application programming interfaces to the Intelligent Transport Network architecture so they can be used by Service Providers to build more agile networks that can deliver competitive services. Although this trend has not really taken hold yet in the wide area networking space, Infinera believes that the products are uniquely architected to handle the needs SDN with large pools of intelligent bandwidth.

Customers

As of March 28, 2015, Infinera has sold its Intelligent Transport Network platform to 144 customers worldwide, including:

Tier-1 carriers for domestic and international networks;

Tier-2 carriers;

internet content provider/data center operators;

wholesale and enterprise carriers;

multiple system operators/cable companies; and

research and education/government entities.

As of March 28, 2015, Infinera had 62 customers who have purchased the Infinera DTN-X platform. Infinera’s customers as of March 28, 2015 include:

17 Tier-1 carriers globally;

3 of the top 4 global ICPs;

4 of the top 5 multiple system operator/cable companies; and

multiple wholesale and enterprise carriers.

Infinera does not have long-term sales commitments from its customers. In 2014 approximately 19 percent of Infinera’s revenue was derived from one customer and for the three months ended March 28, 2015, two customers individually accounted for 18 and 16 percent of the total revenue respectively. No individual customer accounted for over 10 percent of Infinera’s revenue in 2013 or 2012.

Technology

Intelligent Transport Network architecture

Infinera was founded with a vision of increasing the functionality and improving the economics of optical transport systems. To that end, Infinera’s core engineering team consists of optical component and systems experts who have collaborated to create an innovative optical networking architecture that combines the delivery of large amounts of low-cost bandwidth with distributed switching and the embedded software intelligence of bandwidth management to manage larger networks and deliver high-capacity services quickly and cost-effectively. Infinera has focused its efforts, time and capital on developing multiple platforms based on its Intelligent Transport Network architecture.

Infinera’s Intelligent Transport Network architecture enables Service Providers to create rich end-user experiences based on efficient, high-capacity transport by combining the following elements:

Scalability. The proliferation of data centers, rise of big data and increasing consumption of video are fundamentally changing traffic characteristics in operator networks. The Infinera Intelligent Transport Network delivers 500 Gbps FlexCoherent super-channels today and is designed to scale without compromise to enable terabit super-channels and terabit Ethernet in the future.

Convergence. Networks are growing in complexity with the proliferation of chassis, network layers and fiber interconnects. Complexity increases the time it takes to plan and deploy network services and increases the cost of maintenance, operation, power, space and cooling. By converging packet and OTN switching functions with WDM, the Infinera Intelligent Transport Network is designed to reduce complexity while lowering overall network spending without compromising performance.

78 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Automation. Network operators face intensifying competition to meet customer demand for immediate bandwidth needs and better visibility into the network. The Infinera Intelligent Transport Network features intelligent software control and open SDN application programming interfaces (“APIs”) to help simplify multi-layer provisioning. Automation allows the end-user to control its own network services. Furthermore, the Infinera Instant Bandwidth offering enables Infinera’s customers to align service revenue to transport network growth by instantly provisioning additional capacity when it is needed.

Infinera PICs

Infinera believes that its proprietary PICs are a key source of its value proposition and competitive advantage. Infinera manufactures and packages its PICs at its own facilities for use exclusively with its Infinera DTN, Infinera DTN-X and Cloud Xpress platforms. Infinera began the design and manufacture of Infinera’s PICs shortly after it was founded in December 2000. Infinera employs a multi-disciplinary approach towards the development and manufacture of its PICs, with significant interaction between the manufacturing, system engineering and advanced technology groups. As a leader in the development of photonic integration, Infinera has protected the intellectual property associated with Infinera’s PIC manufacturing through a combination of trade secrets, patents and contractual protections. Infinera believes that as a result of the combination of the multiple disciplines that were required to develop its PIC, together with the intellectual property protections that is established, it will be difficult for others to duplicate the technology that Infinera has developed.

The Infinera DTN platform transmits optical capacity in increments of 100 Gbps, utilizing a pair of PICs. The Infinera DTN-X and Cloud Xpress transmit 500 Gbps super-channels, utilizing a pair of PICs. The first and second generation 100 Gbps PICs integrate the functionality of 60 optical functions onto a pair of chips, and the third generation 500 Gbps PICs have increased this integration to over 600 discrete functions per pair of chips. Infinera believes that large-scale photonic integration enables significantly improved manufacturing economics for optical networking, allowing future optical transport cost reductions to be viably sustained on a cost curve defined by volume manufacturing efficiencies, greater functional integration, increased device density and manufacturing yield enhancements.

Infinera FlexCoherent Processor

The term “coherent transmission” generally implies the combination of a number of technologies used to transmit data over optical transport networks. These optical transmission methodologies are based on varying optical technologies, namely: phase modulation, polarization multiplexing, coherent detection and advanced digital signal processing. These “coherent technologies” are used by Service Providers to enable higher data capacities to be transmitted over their existing optical fiber infrastructure, typically using the same or better design rules than those used for 10 Gbps transmission. Typically, a coherent transmitter uses a more complex optical circuit and requires a significantly greater number of optical components than more traditional non-coherent transmission methodologies. Infinera has integrated proprietary coherent technologies onto its FlexCoherent Processor, which works in conjunction with the 500 Gbps PICs to construct a single module. This module incorporates Infinera’s long-haul FlexCoherent 500 Gbps WDM super-channels with software selectable modulation formats and exceptional optical transport performance.

Super-channels

The Infinera DTN-X and Cloud Xpress platforms support five channels of 100 Gbps capacity in a single line card. This 500 Gbps pool of bandwidth is managed as a super-channel that can be deployed in a single operational motion. Competitive solutions would require the installation of five discrete line modules, each turned up with its own operational motion, in order to achieve the same system capacity. This results in competitive advantages in the areas of space and power consumption, leading to lower operational costs and long-term system reliability, as well as significant reductions in time to install and repair.

Integrated OTN switching

OTN offers a highly-structured approach to service multiplexing and switching which enables customers to reduce operational costs and more efficiently utilize higher-capacity bandwidth in their networks. Historically, the OTN switching and WDM transport functions have been deployed by Service Providers in separate systems. Infinera’s unique PIC technology allows the Infinera DTN and Infinera DTN-X platforms to fully integrate WDM transport and OTN switching capabilities in a single platform, without compromising overall system functionality or capacity. This is achieved by reducing the number of elements and fiber connections in the network, as well as lowering space and power requirements. This results in an improved total cost of ownership for the customer.

Infinera Instant Bandwidth

Infinera Instant Bandwidth enables Service Providers to license the 500 Gbps super-channel pool of bandwidth in 100 Gbps increments. With the Infinera Instant Bandwidth program, Service Providers can instantly provision an additional 100G of transmission capacity on demand without the deployment of any incremental equipment. The Instant Bandwidth program is uniquely enabled by Infinera’s super-channel capability and PICs.

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Information about Infinera

Infinera IQ Network Operating System

The Infinera IQ Network Operating System is Infinera’s embedded software operating system, which enables Infinera’s Service Providers to simplify and speed up the tasks they perform to deliver, differentiate, and manage services and to optimize the utilization of their networks. The IQ Network Operating System supports generalized MPLS for end-to-end provisioning, protection and restoration services, and a host of performance monitoring and software-definable testing capabilities.

Infinera Line System

Infinera’s Intelligent Transport Network platforms are built upon and connected to one another using an optical “line system.” The Infinera Line System (“ILS”) provides optical amplification and enables the management communication channel between network nodes. ILS currently supports up to 1.6 Tbps of optical capacity on a single fiber using the Infinera DTN platform. The latest version of ILS, called FlexILS, supports up to 9.5 Tbps of capacity using the Infinera DTN-X platform. ILS is fully integrated into Infinera’s management and control software and can be managed across platforms. Infinera’s bandwidth management capabilities allow Infinera’s customers to manage and utilize the available capacity as a single pool of bandwidth to satisfy customer requirements, including services at speeds from 1 Gbps up to 100 Gbps.

Products and services

Infinera’s product portfolio consists of the Infinera DTN-X and the Infinera DTN platforms targeted primarily for long-haul and subsea networks and the Cloud Xpress and ATN platforms targeted primarily for metro networks. Infinera also provides software solutions to increase the efficiency and optimization of the network.

Long-haul and subsea network products

The Infinera DTN and Infinera DTN-X platforms are carrier-class, which means that they comply with applicable Telcordia and equivalent major international standards for central office-based network elements.

The Infinera DTN and Infinera DTN-X platforms are modular in design and enable Service Providers to add capacity in a cost-efficient manner. While the initial deployment of these products at a customer site involves the installation of a line system (including common equipment, such as a chassis, amplifiers, management controllers and related equipment), Service Providers can increase the capacity of the Infinera DTN and Infinera DTN-X platforms by purchasing Infinera’s Digital Line Modules, Tributary Adapter Modules and Tributary Optical Modules. Infinera believes that the density and the modular architecture of the Infinera DTN and Infinera

DTN-X platforms enable significant flexibility and scalability for Service Providers.

Infinera DTN platform

The Infinera DTN platform is based on Infinera’s first and second generation PIC technology to enable digital processing and management of data with the capability to generate WDM wavelengths and to add, drop, switch, manage, protect and restore network traffic digitally using integrated OTN switching. The Infinera DTN platform can automate the connection of circuits and provisioning of new services without costly and cumbersome manual intervention.

Infinera’s current Infinera DTN platform delivers 10 Gbps wavelengths enabling fiber capacity of 1.6 Tbps and per-chassis I/O capacity of 400 Gbps. The Infinera DTN platform supports a broad range of optical service interfaces including 1 GbE, 10 GbE, 40 GbE and 100GbE, and separate synchronous optical network/synchronous digital hierarchy.

Infinera DTN-X platform

The Infinera DTN-X platform is based on Infinera’s third generation 500 Gbps PICs that integrate more than 600 discrete optical functions delivering the world’s first 500 Gbps FlexCoherent super-channels, based on 100 Gbps per channel. The Infinera DTN-X platform delivers a step function improvement in network economics to help Service Providers more efficiently manage the explosive growth of traffic brought on by video, mobile and cloud-based services. The Infinera DTN-X platform is a next-generation multi-terabit packet optical transport platform that is fundamentally multiple products in one:

a WDM transmission system based on the world’s first 500 Gbps super-channels, which enable cost-effective WDM transmission capacity; and

an integrated OTN switching system that will scale from 5 Tbps in its first release in a single bay and in the future up to 12 Tbps in a single bay and up to 240 Tbps in multi-bay configurations in the future and will enable operators to efficiently manage larger data transmission with grooming of traffic down to 1 Gbps granularity.

Infinera is also developing additional features for the Infinera DTN-X platform including the following:

a packet switching module that is able to terminate Ethernet VLAN and MPLS tunnels and provides highly-efficient packet-optical transport, which enables Service Providers to use their transport more efficiently in order to interconnect routers as well as to actually deliver Carrier Ethernet and MPLS services from the Infinera DTN-X and reduce the number of expensive router ports required to offer these services;

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Infinera FastSMP that is a new resiliency technique for networks to recover from local and network-wide multiple failures without the need to dedicate backup bandwidth for every active circuit and which can allow Service Providers to reduce router ports by migrating away from MPLS fast reroute; and

the Open Transport Switch software that runs on a Linux server and enables programmatic control of the Infinera DTN-X network by SDN controller software and other application and orchestration software developed by Infinera or third parties.

Infinera believes that the convergence of network layers can only be achieved when the best-in-class performance of each individual layer is realized in a single platform. In most competitive solutions, a Service Provider must make a choice between maximizing either the system’s transmission capacity or its OTN switching capability. The Infinera DTN-X platform, unlike other competitive offerings, was designed from the beginning to converge switching with WDM transport without compromising the performance of either function. This purpose-built design centers around three unique technology building blocks – PICs paired with a FlexCoherent Processor, custom switching ASICs and a software-defined control plane. Infinera believes that the platform is the only platform available in the market that will allow all components, including the optical functions based on Infinera’s PIC technology, to scale in a manner consistent with Moore’s Law-like semiconductor manufacturing economics and, therefore, deliver simultaneously best-of-breed switching, integrated with best-of-breed WDM.

Infinera DTN-X platform for submarine network applications

For submarine transport applications, Infinera delivers Soft-Decision Forward Error Correction enabled super-channel line cards. With these modules, the Infinera DTN-X platform can be used as a Submarine Line Terminating Equipment (“SLTE”) node, increasing the total optical capacity of traditional submarine systems to a maximum of up to 9.5 Tbps and distances of up to 10,000 km. The Infinera DTN-X platform leverages its digital operations and software automation to allow Infinera’s SLTE solution to significantly reduce engineering complexity for submarine cable upgrades and to enable lower cost, faster deployment of additional capacity on existing systems.

Metro network products

Infinera Cloud Xpress platform

The Cloud Xpress platform is a family of metro optical products, designed for network operators delivering cloud-based services to consumers and businesses worldwide. The Cloud Xpress platform is optimized for the metro cloud, the transport network that interconnects multiple data centers within a metro area. In addition, the Cloud Xpress platform is designed to simplify the deployment of high-bandwidth connections while lowering the power and space required to scale metro cloud networks.

The Cloud Xpress platform is designed to provide the following benefits for Infinera’s metro cloud customers:

Hyper-scale Density – The Cloud Xpress platform delivers 1 Tbps of combined input and output capacity in just two rack units (“RUs”) with up to 500 Gbps of line-side capacity and a 40 GbE client-side interface. Infinera is currently developing offerings of 10 GbE and 100 GbE client-side interfaces. For network operators that need to scale the metro cloud in the least amount of space, the Cloud Xpress leads the industry with 21 Tbps of combined input and output capacity per 42 RUs.

Simplified Operations – Cloud data centers use a different operational model than traditional Service Provider central offices. The Cloud Xpress platform is designed with a rack-and-stack form factor and a new software approach that will enable it to plug into existing cloud provisioning systems using open SDN APIs. By offering an experience similar to the server and storage infrastructure currently deployed in the cloud, the Cloud Xpress platform enables smooth integration into existing operational processes enabling cloud providers to scale quickly, reduce human errors and lower operational costs.

Low Power – The Cloud Xpress platform consumes half as much power as compared to other similar metro cloud solutions currently in the market.

Infinera ATN platform

The ATN platform is a metro-optimized coarse WDM (“CWDM”) and DWDM aggregation and transport solution with 400 Gbps of combined input and output capacity. The ATN platform is a cost-effective, efficient multiservice aggregation and transport platform with features to enhance simplicity of use and operation. The ATN platform supports direct wavelength connectivity to Infinera DTN and Infinera DTN-X nodes, reducing equipment costs and providing unique network management capabilities across Infinera’s Intelligent Transport Network. The ATN platform can be used to extend the

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benefits of the Infinera DTN and Infinera DTN-X platforms, or can also be used as a standalone WDM access system.

Software and services

Infinera Management Suite

The Infinera Management Suite is a network element management system used by Service Providers to manage their Infinera DTN, Infinera DTN-X, ATN and Cloud Xpress platforms. Infinera’s management suite of software includes the Digital Network Administrator, a scalable, robust, feature-rich element management system, and Infinera’s Graphical Node Manager, an easy-to-use web-based management interface. Infinera’s hardware products, the Infinera DTN, Infinera DTN-X, ATN and Cloud Xpress platforms, are managed in an integrated fashion by the Infinera Management Suite.

Customer support services

In connection with the product offerings, Infinera provides a comprehensive range of support services for all hardware and software products. These support services cover all phases of network ownership, from the initial installation through day-to-day maintenance activities and professional services. Infinera’s support services are designed to efficiently manage and maintain customer network operations in the face of today’s ever-increasing demands for lower operational costs and minimized downtime.

Infinera’s support organization continues to scale and provide world-class services that successfully support customers in over 70 countries around the world. In addition, Infinera continues to expand its services portfolio in order to meet the needs of its customers.

Sales and marketing

Infinera markets and sells its products and related support services primarily through its direct sales force, supported by marketing and product management personnel. Infinera also uses distribution or support partners to enter new markets or when requested by a potential customer. Infinera’s sales team has significant previous experience with the buying process and sales cycles typical of high-value telecommunications products. Infinera expects to continue to add sales and support employees as the business grows.

The sales process for Infinera’s products entails discussions with prospective customers, analyzing their networks and identifying how they can utilize Infinera’s systems capabilities within their networks. This process requires developing strong customer relationships, and Infinera expects to leverage its sales force and customer support capabilities to establish relationships with both domestic and international Service Providers.

Over the course of the sales cycle, Service Providers often test Infinera’s products before buying. Prior to commercial deployment, the Service Provider will generally perform a field trial of Infinera’s products. Upon successful completion, the Service Provider generally accepts the products installed in its network and may continue with commercial deployment of additional products. Infinera anticipates that Infinera’s sales cycle, from initial contact with a Service Provider through the signing of a purchase agreement, may, in some cases, take several quarters.

Infinera’s sales team sells directly to Service Providers worldwide. Infinera maintains a sales presence throughout the United States, as well as in a number of international locations, including Argentina, Belgium, China, France, Germany, Hong Kong, Italy, Japan, Netherlands, Singapore, South Africa, Spain, Sweden, Russia and the United Kingdom. Infinera continued to expand its sales force in 2014 and addressed new geographical markets to support the sales of its expanded portfolio of products. Going forward, the addition of incremental sales headcount is expected to be success-based and in support of new customer accounts.

Infinera has and will continue to employ business consultants, resale partners and sales agents to assist in its sales efforts and to accelerate and strengthen the customer relationships. Infinera expects to work with business partners to assist Infinera’s customers in the sale, deployment and maintenance of its systems and has entered into distribution and resale agreements to facilitate the sale of its products. In particular to facilitate sales of the Cloud Xpress product, Infinera expects to more extensively utilize channel partners than it has historically with its long-haul products.

Marketing and product management

Infinera’s product management team is responsible for defining the product features and development plan required to maximize Infinera’s success in the marketplace. Product management supports Infinera’s sales efforts with product and application expertise. Infinera’s marketing team works to create demand for its products by communicating the value proposition and differentiation through direct customer interaction, public relations, attendance at tradeshows and other events, as well as programs via the Internet and other marketing channels.

Research and development

Continued investment in research and development is critical to Infinera’s business. To this end, Infinera has assembled a team of engineers with expertise in various fields, including systems, sub-systems, software and components. Infinera’s research and development efforts are currently focused in Sunnyvale, California; Allentown, Pennsylvania; Beijing, China; Bangalore, India; and Kanata, Canada. Infinera has invested significant

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time and financial resources into the development and enhancement of new and existing products. Infinera will continue to expand its product offerings and the capabilities of existing products in the future and plan to dedicate significant resources to these continued research and development efforts. Infinera is continually increasing the scalability and software features of its current platforms. Infinera is also working to develop new generations of PICs, and intends to enable further integration in its Intelligent Transport Network architecture through continued research and development. Infinera believes that these efforts will continue to allow Infinera to be competitive in the markets it currently serves but will allow Infinera to address adjacent markets to fuel future growth.

Infinera’s research and development expenses were USD 133.5 million, USD 124.8 million and USD 117.2 million in 2014, 2013 and 2012, respectively.

Manufacturing

Infinera has invested significant time and capital to develop and improve the manufacturing process to produce and package its products. This includes significant investments in personnel, equipment and the facilities needed to manufacture and package Infinera’s products in Sunnyvale, California and Allentown, Pennsylvania. Infinera has also invested in automating its manufacturing process and in training and maintaining the quality of its manufacturing workforce. As a leader in the development of photonic integration, Infinera’s manufacturing processes have been developed over several years and are protected through a combination of trade secrets, patents and contractual protections. Infinera believes that the investments made towards the manufacturing and packaging of its products provide Infinera with a significant competitive advantage. Infinera also believes that its current manufacturing facilities can accommodate an increase in production capacity as Infinera’s business continues to grow.

Infinera also uses contract manufacturers to assemble portions of Infinera’s products. Each contract manufacturer procures components necessary to assemble the products in Infinera’s forecast according to its specifications and bills of material. Despite outsourcing certain manufacturing operations for cost-effective scale and flexibility, Infinera performs rigorous in-house quality control testing to ensure the reliability of its products. Infinera’s supply chain risk mitigation strategies are continuous and are institutionalized in Infinera’s supply chain design for external manufacturing and for procurement of components. Infinera currently have three contract manufacturers in four different countries, China, Malaysia, Mexico and Thailand, as well as the capability to redirect manufacturing to U.S. qualified factories of two electronic manufacturing services partners.

Backlog

As of December 27, 2014 and December 28, 2013, Infinera’s total order backlog was approximately USD 124.4 million and USD 59.0 million, respectively. Infinera’s backlog is subject to future events that could cause the amount or timing of the related revenue to change, and, in certain cases, may be canceled without penalty. Orders in backlog may be fulfilled several quarters following receipt or may relate to multi-year support service obligations. As a result, Infinera believes that backlog should not be viewed as an accurate indicator of future operating results for any particular period. A backlogged order may not result in revenue in a particular period, and the actual revenue may not be equal to Infinera’s backlog amounts. Infinera’s presentation of backlog may not be comparable with that of other companies in Infinera’s industry.

Competition

Infinera’s current technologies and platforms support two transport equipment markets – long-haul/subsea and metro cloud.

The transport network equipment market for long-haul/subsea networks is highly competitive but has consolidated significantly over the last decade. The metro cloud transport equipment market is a relatively new market that Infinera expects to be highly competitive. Competition in the markets Infinera serves is based on any one or a combination of the following factors:

price and other commercial terms;

functionality;

form factor or density;

power consumption;

customer qualification testing;

existing business and customer relationships;

the ability of products and services to meet customers’ immediate and future network requirements;

installation simplicity;

service and support;

scalability and investment protection; and

length of product lead times.

Competition in the optical transport networking for both markets is dominated by a combination of very large, multi-national companies and smaller companies. Many of Infinera’s competitors have substantially greater name recognition and technical, financial and marketing resources, along with greater manufacturing capacity, as well as better established relationships with the incumbent carriers, than Infinera does. Many of Infinera’s competitors have more resources to develop or acquire, and more experience in developing or acquiring new products and technologies and in creating market awareness for these products and technologies. In

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addition, many of Infinera’s competitors have the financial resources to offer competitive products at below market pricing levels that could prevent Infinera from competing effectively. Further, many of Infinera’s competitors have built long-standing relationships with some of Infinera’s prospective customers and a number of competitors have the ability to provide financing to customers and could, therefore, have an inherent advantage in selling products to those customers.

The long-haul/subsea market historically included numerous competitors. Today, as a result of consolidation and attrition, Infinera’s main competitors have been reduced to WDM suppliers such as Alcatel-Lucent, Ciena Corporation, Coriant, Huawei and ZTE. These companies have historically set the competitive benchmarks for price and functionality. In the emerging metro cloud and metro aggregation markets, Infinera expects significant competition from public and private companies. These companies include the aforementioned competitors in long-haul/subsea, plus other companies such as Adva, BTI, Cisco, Cyan, Fujitsu and MRV. Infinera expects a similar wave of consolidation and attrition to occur in the metro market over the next five years, as occurred in the long-haul market. The driver of this consolidation will be the transition from 10G to 100G for their metro deployments, which will necessitate industry participants to invest more extensively in R&D and in coherent technologies. Smaller companies will find it difficult to survive the evolution to 100G and may look to be acquired to best position themselves for this transition.

Beyond long-haul/subsea, metro cloud and metro aggregation, if Infinera expands into new markets or as other companies develop products that are competitive with Infinera, Infinera may compete with additional companies.

Intellectual property

Infinera’s success as a company depends upon its ability to protect its core technology and intellectual property. To accomplish this, Infinera relies on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary contractual protections.

Infinera relies primarily on trade secret protection for its PICs and PIC manufacturing processes, including design, fabrication and testing of its PICs. However, there can be no assurances that trade secrets will be sufficient to provide Infinera with a competitive advantage or that others have not or will not reverse engineer Infinera’s designs or discover, develop or disclose the same or similar designs and manufacturing processes.

As of December 27, 2014, Infinera held 298 U.S. patents and 56 international patents expiring between 2021 and 2032, and held 140 U.S. and 63 foreign pending patent applications. As of March 28, 2015, Infinera held 309 U.S. patents and 56 international patents expiring between 2021 and 2032, and held 141 U.S. and 63 foreign pending patent applications. Infinera does not know whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require Infinera to narrow its claims.

Infinera may not receive competitive advantages from the rights granted under its patents and other intellectual property. Any patents granted to Infinera may be contested, circumvented or invalidated over the course of its business, and Infinera may not be able to prevent third parties from infringing these patents. Therefore, the exact effect of the protection of these patents cannot be predicted with certainty.

Infinera believes that the frequency of assertions of patent infringement is increasing as patent holders, including entities that are not in Infinera’s industry and who purchase patents as an investment or to monetize such rights by obtaining royalties, use such actions as a competitive tactic as well as a source of additional revenue. For example, Infinera is involved in litigation with Cambrian for alleged infringement of their patents. For further information see “–Legal considerations and supplementary information–Legal and arbitration proceedings–Cambrian Science patent infringement litigation.” Any claim of infringement from a third party, even those without merit, could cause Infinera to incur substantial costs defending against such claims, and could distract Infinera’s management from running Infinera’s business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires Infinera to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Infinera from selling its products. In addition, Infinera might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms or at all. Alternatively, Infinera may be required to develop non-infringing technology, which would require significant effort and expense and may ultimately not be successful.

In addition to trade secret and patent protections, Infinera generally controls access to and the use of its proprietary software and other confidential information. This protection is accomplished through a combination of internal and external controls, including contractual protections with employees, contractors, customers and partners, and through a combination of U.S. and international copyright laws. Infinera incorporates a number of third party software programs into Infinera’s products pursuant to license agreements.

Infinera licenses some of its software pursuant to agreements that impose restrictions on its customers’ ability to use such software, such as prohibiting reverse engineering and limiting the use of copies. Infinera also seeks to avoid disclosure of its intellectual property by

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relying on non-disclosure and assignment of intellectual property agreements with its employees and consultants that acknowledge Infinera's exclusive ownership of all intellectual property developed by the individual during the course of his or her work with Infinera. The agreements also require that each person maintain the confidentiality of all proprietary information disclosed to them. Other parties may not comply with the terms of their agreements with Infinera, and Infinera may not be able to enforce its rights adequately against these parties. Infinera also relies on contractual rights to establish and protect its proprietary rights in its products.

Infinera incorporates open source software into its products. Although Infinera monitors its use of open source software closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on Infinera's ability to commercialize Infinera's products. In such event, Infinera could be required to seek licenses from third parties in order to continue offering its products, to re-engineer Infinera's products or to discontinue the sale of Infinera's products in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect Infinera's business, operating results and financial condition.

"Infinera," "Infinera DTN," "Infinera DTN-X," "ATN," "Infinera Intelligent Transport Network," "FlexCoherent," and "Infinera Instant Bandwidth" are trademarks or service marks of Infinera Corporation in the United States, certain other countries and/or the European Union. Any other trademarks or trade names mentioned are the property of their respective owners.

Environmental matters

Infinera's business and operations are subject to environmental laws in various jurisdictions around the world including the directive 2002/96/EC on waste electrical and electronic equipment and the directive 2011/65/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment adopted by the EU. Infinera seeks to operate its business in compliance with such laws. Environmental regulation is increasing and Infinera expects that its operations will be subject to additional environmental compliance requirements, which may incur additional costs. Infinera is also subject to disclosure requirements related to the presence of "conflict minerals" in its products. To date, the compliance costs relating to environmental regulations have not resulted in a material adverse effect on Infinera's business, results of operations or financial condition.

Organization and employees

Operational structure

Infinera is headquartered in Sunnyvale, California, with employees located throughout the Americas, Europe and the Asia Pacific region. Infinera expects to continue to hire additional personnel in the United States and internationally to develop its products and provide additional geographic sales and technical support coverage.

Subsidiaries

Infinera is the parent company of the Infinera group, which consists of 12 entities with operations in 10 countries. The following table sets forth details of Infinera's subsidiaries.

Subsidiary	Country of incorporation	Percentage of shares and votes
Infinera Acquisition Corporation	Delaware, USA	100
Infinera Argentina S.A.	Argentina	100
Infinera Asia Limited	Hong Kong	100
Infinera Canada Inc.	Canada	100
Infinera India Private Limited	India	100
Infinera International Corporation	Delaware, USA	100
Infinera Japan K.K.	Japan	100
Infinera Limited	United Kingdom	100
Infinera Technology Beijing Co., Ltd.	China	100
Infinera Optics B.V.	The Netherlands	100
Infinera GmbH	Germany	100
LLC Infinera	Russia	100

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Employees

Infinera had 1,530 employees as of March 28, 2015. A total of 576 of those employees were located outside of the United States. None of Infinera's U.S. employees are subject to a collective bargaining agreement. Employees in certain foreign jurisdictions may be represented by local workers' councils and/or collective bargaining agreements, as may be customary or required in those jurisdictions. Infinera has not experienced any work stoppages, and Infinera considers its employee relationships to be good.

Number of employees	December 27, 2014	December 28, 2013	December 29, 2012
At the end of the period (total)	1,495	1,318	1,242
By geography			
United States	928	834	811
Outside the United States	567	484	431

Company history

- Infinera was founded in December 2000, originally operated under the name "Zepton Networks."
- In 2004, Infinera introduced the industry's first large-scale PIC.
- In 2007, Infinera reached a market-leading position within the 10G wave market (47%). During 2007, Infinera also completed its initial public offering on the NASDAQ Global Select Market.
- In 2008, Infinera had the largest market share within the North American long-haul market.
- In 2010, Infinera decided to leapfrog the 40G wave market and instead focused on the 100G wave market to anticipate future direction of its peers, which were primarily focused on 40G.
- In 2012, Infinera began shipping 500G PIC-based Infinera DTN-X.
- In 2014, Infinera reached a market-leading position within the 100G WDM market, excluding China.
- In March 2014, Infinera was named as the top optical equipment vendor in the world by Infonetics.
- In September 2014, Infinera introduced the Cloud Xpress to serve the metro cloud market.

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Selected consolidated historical financial information

The information below is a summary of Infinera's financial results and positions for the fiscal years 2012-2014 and for the first three months of 2014 and 2015. Infinera's consolidated financial income statements are prepared in accordance with U.S. GAAP. The information should be read in conjunction with the section "*–Capitalization, indebtedness and other financial information*" below and Infinera's financial statements for the fiscal years 2012-2014 and the first three months of 2015, which are incorporated by reference into this Offer Document, see "*–Historical financial information.*" For further information on Infinera's accounting policies, see "*Significant Accounting Policies*" on page 60 and onwards in Infinera's Annual Report on Form 10-K for the fiscal year ended December 27, 2014.

Infinera has one business activity. Accordingly, Infinera is considered to be in a single reporting segment and operating unit structure.

Consolidated statements of operations

	Q1 ended (Unaudited)		Years ended		
	March 28, 2015	March 29, 2014	December 27, 2014	December 28, 2013	December 29, 2012
	(USD, in thousands, except per share data)				
Revenue:					
Product	160,843	124,242	572,276	465,424	380,035
Services	26,019	18,573	95,803	78,698	58,402
Total revenue	**186,862**	**142,815**	**668,079**	**544,122**	**438,437**
Cost of revenue:					
Cost of product	89,506	78,438	340,856	295,715	259,437
Cost of services	9,244	5,971	38,919	29,768	21,431
Total cost of revenue	**98,750**	**84,409**	**379,775**	**325,483**	**280,868**
Gross profit	**88,112**	**58,406**	**288,304**	**218,639**	**157,569**
Operating expenses:					
Research and development	39,257	29,346	133,484	124,794	117,233
Sales and marketing	21,042	17,862	79,026	72,778	75,862
General and administrative	12,656	12,254	48,452	45,253	47,475
Total operating expenses	**72,955**	**59,462**	**260,962**	**242,825**	**240,570**
Income (loss) from operations	**15,157**	**(1,056)**	**27,342**	**(24,186)**	**(83,001)**
Other income (expense), net:					
Interest income	414	336	1,456	923	911
Interest expense	(2,890)	(2,677)	(11,021)	(6,061)	–
Other gain (loss), net	301	(729)	(1,365)	(1,141)	(1,050)
Total other income (expense), net	**(2,175)**	**(3,070)**	**(10,930)**	**(6,279)**	**(139)**
Income (loss) before income taxes	**12,982**	**(4,126)**	**16,412**	**(30,465)**	**(83,140)**
Provision for income taxes	616	248	2,753	1,654	2,190
Net income (loss)	**12,366**	**(4,374)**	**13,659**	**(32,119)**	**(85,330)**
Net income (loss) per common share:					
Basic	0.10	(0.04)	0.11	(0.27)	(0.77)
Diluted	0.09	(0.04)	0.11	(0.27)	(0.77)
Weighted average shares used in computing net income (loss) per common share:					
Basic	127,840	121,352	123,672	117,425	110,739
Diluted	137,304	121,352	128,565	117,425	110,739

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Consolidated balance sheets

	March 28, 2015 (Unaudited)	March 29, 2014 (Unaudited)	December 27, 2014	December 28, 2013	December 29, 2012
	(USD, in thousands, except par values)				
ASSETS					
Current assets:					
Cash and cash equivalents	118,623	85,249	86,495	124,330	104,666
Short-term investments	215,080	226,705	239,628	172,660	76,146
Accounts receivable, net	131,224	107,405	154,596	100,643	107,039
Inventory	157,195	126,465	146,500	123,685	127,809
Prepaid expenses and other current assets	23,112	20,537	24,636	17,752	13,837
Total current assets	**645,234**	**566,361**	**651,855**	**539,070**	**429,497**
Property, plant and equipment, net	82,661	78,801	81,566	79,668	80,343
Long-term investments	69,835	32,756	59,233	64,419	2,874
Cost-method investment	14,500	9,000	14,500	9,000	9,000
Long-term restricted cash	5,108	4,392	5,460	3,904	3,868
Other non-current assets	5,692	5,776	5,402	4,865	2,588
Total assets	**823,030**	**697,086**	**818,016**	**700,926**	**528,170,**
LIABILITIES AND STOCKHOLDERS' EQUITY					
Current liabilities:					
Accounts payable	50,183	37,843	61,533	39,843	61,428
Accrued expenses	28,061	20,244	26,441	22,431	26,288
Accrued compensation and related benefits	24,406	21,377	38,795	33,899	22,325
Accrued warranty	11,453	14,351	12,241	12,374	7,262
Deferred revenue	36,757	31,496	35,321	32,402	26,744
Total current liabilities	**150,860**	**125,311**	**174,331**	**140,949**	**144,047**
Long-term debt, net	118,951	111,024	116,894	109,164	–
Accrued warranty, non-current	14,086	12,034	14,799	10,534	9,220
Deferred revenue, non-current	12,119	4,886	10,758	4,888	3,210
Other long-term liabilities	19,179	17,563	19,327	17,581	15,557
Stockholders' equity:					
Preferred stock, $0.001 par value Authorized shares—25,000	–	–	–	–	–
Common stock, $0.001 par value Authorized shares—500,000	129	123	126	120	112
Additional paid-in capital	1,090,676	1,038,216,	1,077,225	1,025,661	930,618
Accumulated other comprehensive loss	(4,510)	(3,212)	(4,618)	(3,486)	(2,228)
Accumulated deficit	(578,460)	(608,859)	(590,826)	(604,485)	(572,366)
Total stockholders' equity	**507,835**	**426,268**	**481,907**	**417,810**	**356,136**
Total liabilities and stockholders' equity	**823,030**	**697,086**	**818,016**	**700,926**	**528,170**

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Consolidated statements of comprehensive income (loss)

Q1 ended (Unaudited) Years ended

March 28, 2015 March 29, 2014 December 27, 2014 December 28, 2013 December 29, 2012

(USD, in thousands)

Net income (loss) 12,366 (4,374) 13,659 (32,119) (85,330)

Other comprehensive loss:

Reclassification of realized gain on auction rate securities – – 13,659 (32,119) (85,330)

Unrealized gain (loss) on all other available-for-sale investments 267 50 -320 -140 158

Foreign currency translation adjustment (159) 244 -812 -952 -43

Tax effect on items related to available-for-sale investment – (20) – – -7

Net change in accumulated other comprehensive income (loss) 108 274 (1,132) (1,258) (33)

Comprehensive income (loss) 12,474 (4,100) 12,527 (33,377) (85,363)

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Consolidated statements of cash flow

	Q1 ended (Unaudited)		Years ended		
	March 28, 2015	March 29, 2014	December 27, 2014	December 28, 2013	December 29, 2012
	(USD, in thousands)				
Cash Flows from Operating Activities:					
Net income (loss)	12,366	(4,374)	13,659	(32,119)	(85,330)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:					
Depreciation and amortization	6,586	6,314	25,917	24,562	23,661
Amortization of debt discount and issuance costs	2,234	2,020	8,395	4,522	–
Amortization of premium on investments	954	828	3,772	1,539	2,068
Stock-based compensation expense	7,208	6,672	28,394	31,976	41,819
Other gain	(19)	(20)	(9)	(276)	(388)
Changes in assets and liabilities:					
Accounts receivable	23,391	(6,762)	(53,951)	6,341	(26,517)
Inventory	(12,103)	(3,354)	(25,486)	(3,036)	(40,623)
Prepaid expenses and other assets	1,141	(3,797)	(8,324)	(3,162)	6,140
Accounts payable	(10,317)	(2,080)	18,810	(20,202)	15,410
Accrued liabilities and other expenses	(12,895)	(13,448)	11,866	11,272	6,915
Deferred revenue	2,797	(909)	8,788	7,337	3,763
Accrued warranty	(1,501)	3,477	4,132	6,426	3,616
Net cash provided by (used in) operating activities	**19,842**	**(15,433)**	**35,963**	**35,180**	**(49,466)**
Cash Flows from Investing Activities:					
Purchase of available-for-sale investments	(80,022)	(80,223)	(302,398)	(288,140)	(54,150)
Purchase of cost-method investment	–	–	(5,500)	–	–
Proceeds from sales of available-for-sale investments	2,001	–	28,481	2,850	11,584
Proceeds from maturities and calls of investments	91,280	57,063	208,051	125,624	117,605
Purchase of property and equipment	(7,367)	(5,608)	(23,122)	(21,065)	(25,394)
Reimbursement of manufacturing capacity advance	–	–	–	–	50
Change in restricted cash	352	(479)	(1,571)	(69)	(827)
Net cash provided by (used in) investing activities	**6,244**	**(29,247)**	**(96,059)**	**(180,800)**	**48,868**
Cash Flows from Financing Activities:					
Proceeds from issuance of debt, net	–	–	–	144,469	–
Proceeds from issuance of common stock	10,131	7,054	24,707	23,185	11,580
Minimum tax withholding paid on behalf of employees for net share settlement	(3,950)	(1,619)	(1,846)	(1,544)	(882)
Net cash provided by financing activities	**6,181**	**5,435**	**22,861**	**166,110**	**10,698**
Effect of exchange rate changes on cash	(139)	164	(600)	(826)	108
Net change in cash and cash equivalents	**32,128**	**(39,081)**	**(37,835)**	**19,664**	**10,208**
Cash and cash equivalents at beginning of period	**86,495**	**124,330**	**124,330**	**104,666**	**94,458**
Cash and cash equivalents at end of period	**118,623**	**85,249**	**86,495**	**124,330**	**104,666**
Supplemental disclosures of cash flow information:					
Cash paid for income taxes, net of refunds	897	303	1,697	2,135	923
Cash paid for interest	–	–	2,625	1,320	–
Supplemental schedule of non-cash financing activities					
Non-cash settlement for manufacturing capacity advance	–	–	–	–	275
Transfer of inventory to fixed assets	1,403	603	2,569	5,458	3,222
Warrant exercise	–	–	–	500	–

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Segments and revenue by geographic region

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Infinera's CEO reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Infinera has one business activity. Accordingly, Infinera is considered to be in a single reporting segment and operating unit structure.

Revenue by geographic region is based on the shipping address of the customer. The following tables set forth revenue and long-lived assets by geographic region (USD, in thousands):

Revenue by geographic region

	Years ended		
	December 27, 2014	December 28, 2013	December 29, 2012
Americas:			
United States	476,172	345,734	296,849
Other Americas	34,379	10,377	11,811
	510,551	356,111	308,660
Europe, Middle East and Africa	132,271	150,912	116,663
Asia Pacific	25,257	37,099	13,114
Total revenue	668,079	544,122	438,437

Key ratios

	Q1 (unaudited)		January – December		
Key Ratios (%)	2015	2014	2014	2013	2012
Gross margin	47.2%	40.9%	43.2%	40.2%	35.9%
Operating margin	8.1%	(0.7%)	4.1%	(4.4%)	(18.9%)
Equity/assets ratio	61.7%	61.1%	58.9%	59.6%	67.4%
Debt/equity ratio	23.4%	26.0%	24.3%	26.1%	N/A

Definitions

Gross margin, % Gross profit as a percentage of total revenue.

Operating margin, % Operating income (loss) as a percentage of total revenue.

Equity/assets ratio, % Equity divided by total assets.

Debt/equity ratio, % Interest-bearing liabilities divided by equity.

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Operational and financial review

Background

Infinera provides optical transport networking equipment, software and services to Service Providers across the globe. Optical transport networks are deployed by Service Providers facing significant demands for transmission capacity prompted by increased use of high-speed Internet access, mobile broadband, high-definition video streaming services, business Ethernet services and cloud-based services.

Infinera’s technologies and platforms enable Service Providers to deliver vast amounts of bandwidth with greater ease. Infinera leverages its unique large-scale PICs to deliver innovative optical networking solutions for the most demanding network environments. The Infinera Intelligent Transport Network is an architecture that enables Service Providers to automate, converge and scale their data center, metro, long-haul and subsea optical networks. This architectural approach helps Service Providers to rapidly deploy reliable, differentiated services while reducing their operating costs through scale, multi-layer convergence and automation.

Infinera manufactures large-scale Indium Phosphide PICs, which are used as a key differentiating component inside its Intelligent Transport Network platforms. Infinera’s first and second generation PICs transmit and receive 100 Gbps of WDM transmission capacity and incorporate the functionality of over 60 discrete optical functions into a pair of PICs approximately the size of a fingernail. Infinera’s third generation PICs, commercially available since 2012, transmit and receive 500 Gbps, incorporating over 600 discrete optical functions into a pair of PICs. Infinera’s PICs are combined with the FlexCoherent Processors to deliver coherent optical transmission and with high-performance OTN switching capabilities to offer Service Providers a unique combination of highly-scalable transmission capacity and easy to use bandwidth management tools to simplify transport network operations.

The Infinera DTN-X platform supports 100 Gbps WDM transmission capacity with 500 Gbps super-channels and also integrates 5 Tbps of OTN switching in a single bay. The Infinera DTN-X platform leverages the unique capabilities of Infinera’s 500 Gbps PICs to deliver its high-capacity Intelligent Transport Networks that reduce power, cooling and space requirements while simplifying transport network operations. The Infinera DTN platform currently supports 10 Gbps WDM transmission capacity combined with integrated switching capabilities.

In addition to Service Providers that are looking for network architectures to respond to continued demand for bandwidth across their long-haul and subsea networks, Service Providers are now starting to build networks to support data center interconnections across metro cloud and campus environments. Infinera’s recently introduced Cloud Xpress platform is optimized to help Service Providers build cloud networks with hyper-scale density, simplified operations and low power.

2014 financial and business performance

Infinera’s financial results for 2014 reflected a year of winning footprint, taking care of customers and increasing profitability. Infinera continued the momentum of gaining strong market acceptance of its Intelligent Transport Network and the Infinera DTN-X platform. Infinera grew revenue by 23% compared to 2013, marking the second consecutive year where Infinera had grown significantly faster than the overall DWDM market. Infinera also continued to experience improved gross margin in 2014, demonstrating the leverage it had achieved from its vertical integration and the value proposition of its Intelligent Transport Network.

Throughout the year, Infinera had a steady flow of customers adopting the Infinera DTN-X platform to address their 100 Gbps needs. Since its introduction in mid-2012, Infinera has received purchase commitments for the Infinera DTN-X platform from 59 customers, representing a broad array of Service Providers including Tier 1 carriers, cable operators, ICPs and wholesale and enterprise carriers. Infinera continued to sell the ATN and Infinera DTN platforms as customers leverage the full Infinera product portfolio to best meet their needs. Infinera also started to ship its Cloud Xpress platform in December 2014.

In 2014, Infinera continued to be a technology innovator, as Infinera successfully leveraged its solutions to influence Service Providers to accelerate architectural shifts in the way they build networks. These innovations continue to enable customers to use time as a weapon while simultaneously deploying new services and lowering operational costs.

First quarter 2015 business summary

The first quarter of fiscal 2015 represented Infinera’s fifth consecutive quarter of sequential revenue growth. In the first quarter of fiscal 2015, Infinera continued to experience strong demand from across its customer base. Infinera’s top five customers in the first quarter of fiscal 2015 consisted of a North American Tier 1, two ICPs, and two wholesale and enterprise carriers. As of March 28, 2015, Infinera has sold its products for deployment in the optical networks of 144 customers worldwide. Since the commencement of shipping the Infinera DTN-X platform in the second quarter of 2012, Infinera has 62 customers who have purchased the Infinera DTN-X platform. Infinera continued to see traction for the newly introduced Cloud Xpress. To date, a few of Infinera’s customers have accounted for a significant portion of its revenue. For the three months ended March 28, 2015, two customers individually accounted for

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Information about Infinera

18% and 16% of Infinera’s total revenue, respectively. For the three months ended March 29, 2014, two customers individually accounted for 21% and 16% of Infinera’s total revenue, respectively.

Infinera primarily sells its products through its direct sales force, with a small portion sold indirectly through resellers. Infinera derived 95% and 98% of its revenue from direct sales to customers during the three months ended March 28, 2015 and March 29, 2014, respectively. Infinera expects to continue generating a substantial majority of its revenue from direct sales in the future.

Future business and industry trends

Infinera intends to continue to leverage the Infinera DTN-X platform to increase revenue and expand its market share as customers continue to deploy 100 Gbps transport solutions in their networks. In addition to the Infinera DTN-X platform that is primarily targeted at the long-haul market, Infinera is also optimistic about opportunities in the metro cloud market with its Cloud Xpress platform. This focus on revenue growth will be complemented with overall prudent financial management and continued efforts to drive cost improvements across its products and services. Infinera believes that with sustained revenue growth, Infinera can further leverage its vertically-integrated manufacturing model, which, combined with selling bandwidth capacity into deployed networks, can result in improved future gross profits. Although Infinera will continue to make significant investments in the business, management is committed to managing expenses to deliver bottom line profitability. Management currently believes that research and development expenses, excluding stock-based compensation expenses, will equal approximately 20% of Infinera’s total revenue. Furthermore, Infinera plans to continue to tightly manage other operating expenses.

Infinera’s goal is to be the preeminent provider of optical transport networking systems to Service Providers around the world. In 2015 and beyond, Infinera intends to increase its presence with new and existing customers while leveraging its Infinera DTN-X and Cloud Xpress platforms. In addition, Infinera plans to continue to bring new products to market to further expand the size of the market it is able to address. Infinera’s revenue growth will depend on the continued acceptance of its products, growth of communications traffic and the proliferation of next-generation bandwidth-intensive services, which are expected to drive the need for increased levels of bandwidth. Infinera is headquartered in Sunnyvale, California, with employees located throughout the Americas, Europe and the Asia Pacific region. Infinera expects to continue to add personnel in the United States and internationally to develop its products and provide additional geographic sales and technical support coverage.

Critical accounting policies and estimates

The following operational and financial review and results of operations are based upon Infinera’s condensed consolidated financial statements, which Infinera has prepared in accordance with the U.S. GAAP. The preparation of these financial statements requires management to make estimates, assumptions and judgments that can affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management believes that the estimates and judgments upon which they rely are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent there are material differences between these estimates and actual results, Infinera’s consolidated financial statements will be affected.

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Results of operations

Revenue

The following sets forth, for the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014, certain unaudited condensed consolidated statements of operations information (USD, in thousands, except percentages):

	Three months ended					
	March 28, 2015		March 29, 2014			
	Amount	% of total revenue	Amount	% of total revenue	Change	% Change
Revenue:						
Product	160,843	86%	124,242	87%	36,601	29%
Services	26,019	14%	18,573	13%	7,446	40%
Total revenue	**186,862**	**100%**	**142,815**	**100%**	**44,047**	**31%**
Cost of revenue:						
Product	89,506	48%	78,438	55%	11,068	14%
Services	9,244	5%	5,971	4%	3,273	55%
Total cost of revenue	**98,750**	**53%**	**84,409**	**59%**	**14,341**	**17%**
Gross profit	**88,112**	**47%**	**58,406**	**41%**	**29,706**	**51%**

Total revenue increased by $44.0 million, or 31%, during the three months ended March 28, 2015 compared to the corresponding period in 2014. Total product revenue increased by $36.6 million, or 29%, during the three months ended March 28, 2015 compared to the corresponding period in 2014. These increases were primarily driven by continued strong market adoption of the Infinera DTN-X platform as Infinera's existing and new customers deployed Infinera's products to meet the growing bandwidth needs of their networks. Additionally, Infinera began to ramp up shipments of its Cloud Xpress platform during the three months ended March 28, 2015.

Total services revenue increased by $7.4 million, or 40%, during the three months ended March 28, 2015 compared to the corresponding period in 2014 primarily due to higher on-going support services as Infinera continued to grow its installed base, and to a lesser extent, to higher levels of deployment services as existing and new customers built new networks utilizing Infinera's teams' expertise.

The following table summarizes Infinera's revenue by geography and sales channel for the periods presented (USD, in thousands, except percentages):

	Three months ended					
	March 28, 2015		March 29, 2014			
	Amount	% of total revenue	Amount	% of total revenue	Change	% Change
Total revenue by geography:						
Domestic	127,003	68%	110,691	78%	16,312	15%
International	59,859	32%	32,124	22%	27,735	86%
	186,862	**100%**	**142,815**	**100%**	**44,047**	**31%**
Total revenue by sales channel:						
Direct	177,993	95%	140,474	98%	37,519	27%
Indirect	8,869	5%	2,341	2%	6,528	279%
	186,862	**100%**	**142,815**	**100%**	**44,047**	**31%**

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Domestic revenue increased by $16.3 million during the three months ended March 28, 2015 compared to the corresponding period in 2014. As a percentage of revenue, domestic revenue decreased to 68% of total revenue during the three months ended March 28, 2015 from 78% of total revenue in the corresponding period in 2014. Domestic revenue increased in absolute dollars as Infinera saw sales growth in the enterprise and wholesaler carriers, ICPs and Tier 1 customer verticals based in this region. International revenue increased by $27.7 million to 32% of total revenue during the three months ended March 28, 2015 from 22% of total revenue in the corresponding period in 2014. International revenue increased in absolute dollars and as a percentage of revenue primarily due to increased sales to enterprise and wholesale carriers as they continued to build out their networks.

Infinera believes that the Infinera DTN-X platform is well positioned across its diverse customer base, as existing customers continue to build out their networks and as Infinera gains opportunities to deploy its products with new customers. Infinera continues to see strong demand across multiple regions and customer verticals. Infinera also expects growing momentum with its Cloud Xpress platform as Infinera continues to ramp up shipments in 2015.

The following table sets forth, for fiscal 2014 compared to fiscal 2013 and for fiscal 2013 compared to fiscal 2012, certain consolidated statements of operations information (USD, in thousands, except percentages):

	Years ended					
	December 27, 2014	% of total revenue	December 28, 2013	% of total revenue	Change	% Change
Revenue:						
Product	572,276	86%	465,424	86%	106,852	23%
Services	95,803	14%	78,698	14%	17,105	22%
Total revenue	**668,079**	**100%**	**544,122**	**100%**	**123,957**	**23%**
Cost of revenue:						
Product	340,856	51%	295,715	54%	45,141	15%
Services	38,919	6%	29,768	6%	9,151	31%
Total cost of revenue	**379,775**	**57%**	**325,483**	**60%**	**54,292**	**17%**
Gross profit	**288,304**	**43%**	**218,639**	**40%**	**69,665**	**32%**

	Years ended					
	December 28, 2013	% of total revenue	December 29, 2012	% of total revenue	Change	% Change
Revenue:						
Product	465,424	86%	380,035	87%	85,389	22%
Services	78,698	14%	58,402	13%	20,296	35%
Total revenue	**544,122**	**100%**	**438,437**	**100%**	**105,685**	**24%**
Cost of revenue:						
Product	295,715	54%	259,437	59%	36,278	14%
Services	29,768	6%	21,431	5%	8,337	39%
Total cost of revenue	**325,483**	**60%**	**280,868**	**64%**	**44,615**	**16%**
Gross profit	**218,639**	**40%**	**157,569**	**36%**	**61,070**	**39%**

2014 Compared to 2013. Total revenue increased by $124.0 million, or 23%, in 2014 from 2013. Total product revenue increased by $106.9 million, or 23%, in 2014 from 2013. This increase was primarily driven by the continued strong market adoption of the Infinera DTN-X platform as Infinera's customers continued to deploy Infinera's products to meet the growing bandwidth needs of their networks. The increase in Infinera DTN-X platform revenue was partially offset by a reduction in sales of the Infinera DTN platform.

Total services revenue increased by $17.1 million, or 22%, in 2014 from 2013 due to higher levels of deployment services as customers built new networks utilizing Infinera's teams' expertise as well as higher on-going support services as Infinera continued to grow its installed base.

2013 Compared to 2012. Total revenue increased by $105.7 million, or 24%, in 2013 from 2012. Revenue was positively impacted by increased revenue from sales of the Infinera DTN-X platform in 2013. Revenue included sales to existing customers transitioning their higher-capacity network deployments to the Infinera DTN-X platform and new customers purchasing Infinera's Intelligent Transport Network solutions for the first time.

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This increase in Infinera DTN-X platform revenue was partially offset by a reduction in sales of Infinera's DTN platform.

Total product revenue increased by $85.4 million, or 22%, in 2013 from 2012 reflecting increased sales of Infinera's Infinera DTN-X platform. Total services revenue increased by $20.3 million, or 35%, in 2013 from 2012 primarily due to increased deployment services due to the introduction and deployment of new networks based on the Infinera DTN-X platform.

The following table summarizes Infinera's revenue by geography and sales channel for fiscal 2014 compared to fiscal 2013 and for fiscal 2013 compared to fiscal 2012 (USD, in thousands, except percentages):

	Years ended					
	December 27, 2014	% of total revenue	December 28, 2013	% of total revenue	Change	% Change
Total revenue by geography						
Domestic	476,172	71%	345,734	64%	130,438	38%
International	191,907	29%	198,388	36%	(6,481)	(3)%
	668,079	**100%**	**544,122**	**100%**	**123,957**	**23%**
Total revenue by sales channel						
Direct	633,619	95%	501,375	92%	132,244	26%
Indirect	34,460	5%	42,747	8%	(8,287)	(19)%
	668,079	**100%**	**544,122**	**100%**	**123,957**	**23%**

	Years ended					
	December 28, 2013	% of total revenue	December 29, 2012	% of total revenue	Change	% Change
Total revenue by geography						
Domestic	345,734	64%	296,849	68%	48,885	16%
International	198,388	36%	141,588	32%	56,800	40%
	544,122	**100%**	**438,437**	**100%**	**105,685**	**24%**
Total revenue by sales channel						
Direct	501,375	92%	428,734	98%	72,641	17%
Indirect	42,747	8%	9,703	2%	33,044	341%
	544,122	**100%**	**438,437**	**100%**	**105,685**	**24%**

2014 Compared to 2013. Domestic revenue increased by $130.4 million to 71% of total revenue for 2014 from 64% of total revenue in 2013. Infinera's revenue in North America continued to grow as many of Infinera's largest customers, including a Tier-1 carrier and the ICPs, are based in this region. International revenue decreased by $6.5 million to 29% of total revenue for 2014 from 36% of total revenue in 2013. International revenue decreased in absolute dollars and as a percentage of revenue during 2014 primarily due to lower demand and reduced spending by Service Providers in Europe in light of the challenging economic conditions in that region. In 2014, Infinera's revenue increased in the Latin America region through the use of indirect sales partners.

Infinera believes that the Infinera DTN-X platform is well positioned across its diverse customer base, as existing customers continue to build out their networks and as Infinera gains opportunities to deploy its products with new customers. Infinera continues to see strong demand across multiple regions and customer verticals. Infinera also expects growing momentum with Infinera's Cloud Xpress platform as shipments are ramped up in 2015.

2013 Compared to 2012. Domestic revenue decreased by $48.9 million to 64% of total revenue in 2013 from 68% of total revenue in 2012. International revenue increased by $56.8 million to 36% of total revenue in 2013 from 32% of total revenue in 2012. This increase was primarily due to a number of network deployments in the Asia Pacific region, which increased to 7% of total revenue in 2013 compared to 3% of total revenue in 2012.

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Cost of revenue and gross margin

First quarter 2015 compared to the first quarter 2014. Gross margin increased to 47% during the three months ended March 28, 2015 from 41% in the corresponding period of 2014. The increase was primarily driven by financial leverage gained from Infinera's vertically integrated operating model. As volumes continued to grow, Infinera was able to spread its fixed manufacturing costs over a much broader base of units. In addition, Infinera continued to experience yield improvements in its manufacturing operations. Infinera also improved its services margin, which was driven by Infinera's deployment and spares management offerings.

2014 Compared to 2013. Gross margin increased to 43% in 2014 from 40% in 2013. This increase was due to a combination of the following: financial leverage gained from Infinera's vertically integrated operating model as volumes continue to grow and Infinera was able to spread a primarily fixed cost over a much broader base of units; yield improvements in Infinera's manufacturing operation; and the composition of its revenue included an improved ratio of capacity additions to existing networks versus new network builds.

2013 Compared to 2012. Gross margin increased to 40% in 2013 from 36% in 2012. This increase reflected improvements in manufacturing yields and product costs as Infinera DTN-X platform volumes increased and Infinera ramped production in its manufacturing facilities. These improvements were somewhat offset by a greater mix of lower margin network footprint sales in 2013 as Infinera added new customers and expanded market share with existing customers.

Operating expenses

The following table summarizes Infinera's operating expenses for the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014 (USD, in thousands, except percentages):

	Three months ended					
	March 28, 2015		March 29, 2014			
	Amount	% of total revenue	Amount	% of total revenue	Change	% Change
Operating expenses:						
Research and development	39,257	21%	29,346	21%	9,911	34%
Sales and marketing	21,042	11%	17,862	13%	3,180	18%
General and administrative	12,656	7%	12,254	9%	402	3%
Total operating expenses	**72,955**	**39%**	**59,462**	**43%**	**13,493**	**23%**

The following tables summarize Infinera's operating expenses for fiscal 2014 compared to fiscal 2013, and fiscal 2013 compared to fiscal 2012 (USD, in thousands, except percentages):

	Years ended					
	December 27, 2014	% of total revenue	December 28, 2013	% of total revenue	Change	% Change
Research and development	133,484	20%	124,794	23%	8,690	7%
Sales and marketing	79,026	12%	72,778	14%	6,248	9%
General and administrative	48,452	7%	45,253	8%	3,199	7%
Total operating expenses	**260,962**	**39%**	**242,825**	**45%**	**18,137**	**7%**

	Years ended					
	December 28, 2013	% of total revenue	December 29, 2012	% of total revenue	Change	% Change
Research and development	124,794	23%	117,233	27%	7,561	6%
Sales and marketing	72,778	14%	75,862	17%	(3,084)	(4)%
General and administrative	45,253	8%	47,475	11%	(2,222)	(5)%
Total operating expenses	**242,825**	**45%**	**240,570**	**55%**	**2,255**	**1%**

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 97

Information about Infinera

The following table summarizes the stock-based compensation expense included in Infinera's operating expenses for the periods presented (USD, in thousands):

	Years ended		
	December 27, 2014	December 28, 2013	December 29, 2012
Research and development	8,927	10,900	13,306
Sales and marketing	7,477	7,624	10,450
General and administration	6,383	5,956	9,529
Total	**22,787**	**24,480**	**33,285**

Research and development expenses

First quarter 2015 compared to the first quarter 2014. Research and development expenses increased by $9.9 million, or 34%, during the three months ended March 28, 2015 compared to the corresponding period in 2014 primarily due to increased compensation costs of $5.0 million related to increased hiring to support Infinera's product roadmap. In addition, Infinera has increased spending on prototype and other engineering materials of $2.6 million, increased outside professional services of $1.0 million and higher discretionary spending of $1.3 million to support its growing business.

2014 Compared to 2013. Research and development expenses increased $8.7 million, or 7%, in 2014 from 2013 primarily due to increased compensation expenses of $6.9 million related to higher bonus expense in connection with the improved financial results and increased headcount to allow Infinera to execute to its product roadmap. In addition, Infinera has increased facilities and depreciation costs of $3.0 million, increased costs of professional outside services of $2.1 million to support Cloud Xpress development activities, and increased other discretionary spending of $0.7 million in order to support its growing business. These increases were partially offset by a decrease in prototype and non-recurring engineering expense of $2.0 million due to timing of certain projects and decreased stock-based compensation expense of $2.0 million due to lower equity activity as compared to 2013.

2013 Compared to 2012. Research and development expenses increased $7.6 million, or 6%, in 2013 from 2012. This increase was primarily due to increases in compensation expenses of $8.7 million and professional outside services and other costs of $1.3 million as Infinera continued to add software engineering resources to support the development of Infinera's future products. These increases were offset by decreased stock-based compensation expenses of $2.4 million.

Sales and marketing expenses

First quarter 2015 compared to the first quarter 2014. Sales and marketing expenses increased by $3.2 million, or 18%, during the three months ended March 28, 2015 compared to the corresponding period in 2014 primarily due to increased compensation costs of $1.7 million due to hiring to support the continued expansion of its business and higher sales commissions associated with revenue growth. Infinera also had increased expenses related to customer lab trials of $0.8 million primarily related to its ramp up of the Cloud Xpress platform. In addition, Infinera had $0.7 million of higher discretionary spending to support its growing business.

2014 Compared to 2013. Sales and marketing expenses increased $6.2 million, or 9%, in 2014 from 2013 primarily due to increased compensation expenses of $3.6 million from higher headcount to support the continued expansion of Infinera's business and higher sales commissions associated with revenue growth that was higher than its plan for the year. Infinera also had increased travel, trade show and other marketing related expenses of $2.0 million and other discretionary spending of $0.9 million in order to support its growing business. These increases were partially offset by lower lab trial and related expenses of $0.3 million.

2013 Compared to 2012. Sales and marketing expenses decreased $3.1 million, or 4%, in 2013 from 2012 primarily due to decreased Infinera DTN-X platform related customer lab trial expenses of $4.9 million, stock-based compensation of $2.8 million, and outside services and related expenses of $2.1 million. These reductions were offset by increased compensation and personnel-related expenses of $6.7 million related to higher sales commissions and incremental sales headcount.

General and administrative expenses

First quarter 2015 compared to the first quarter 2014. General and administrative expenses increased by $0.4 million, or 3%, during the three months ended March 28, 2015 compared to the corresponding period in 2014 primarily due to higher compensation and personnel-related costs of $0.7 million, offset by an overall decrease in outside professional services of $0.2 million and lower discretionary spending of $0.1 million.

2014 Compared to 2013. General and administrative expenses increased $3.2 million, or 7%, in 2014 from 2013 primarily due to higher compensation expenses of $2.7 million due to an increase in headcount as Infinera continue to expand its team to support the growing business. In addition, Infinera had increased equipment and software expenses and other discretionary spending of $1.0 million. These increases were partially offset by decreased depreciation expense of $0.5 million.

2013 Compared to 2012. General and administrative expenses decreased $2.2 million, or 5%, in 2013 from 2012 primarily due to decreased stock-based compensation expense of $3.6 million, and lower consulting services and other costs of $1.0 million, offset by increased compensation and personnel-related expenses of $2.4 million.

98 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

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Other income (expense), net

	Three months ended			
	March 28, 2015	March 29, 2014	Change	% Change
	(USD, in thousands)			
Interest income	414	336	78	23%
Interest expense	(2,890)	(2,677)	(213)	8%
Other gain (loss), net	301	(729)	1,030	(141)%
Total other income (expense), net	**(2,175)**	**(3,070)**	**895**	**(29)%**

First quarter 2015 compared to first quarter 2014. Interest income increased slightly during the three months ended March 28, 2015 compared to the corresponding period in 2014 reflecting a higher average investment balance due to cash generated from the business. Interest expense for the first quarter of fiscal 2015 and fiscal 2014 consisted of cash interest payments and amortization of discount and issuance costs related to the Convertible Senior Notes. The change in other gain (loss), net, during the three months ended March 28, 2015 as compared to the same period of 2014 was primarily due to more favorable foreign currency transactions based on the strengthening of the U.S. dollar.

	Years ended		
	December 27, 2014	December 28, 2013	December 29, 2012
	(USD, in thousands)		
Interest income	1,456	923	911
Interest expense	(11,021)	(6,061)	-
Other gain (loss), net	(1,365)	(1,141)	(1,050)
Total other income (expense), net	**(10,930)**	**(6,279)**	**(139)**

2014 Compared to 2013. Interest income increased mainly due to a higher average investment balance due to having the proceeds from the Convertible Senior Notes for the full year and cash generated from the business. Interest expense for 2014 and 2013 consisted of amortization of debt discount costs, debt issuance costs and contractual interest expense related to the Convertible Senior Notes issued in May 2013. Other gain (loss), net for 2014 was mainly comprised of $1.4 million of losses due to foreign currency exchange. Other gain (loss), net for 2013 included $1.4 million of losses due to foreign currency exchange, partially offset by a gain of $0.2 million from auction rate securities ("**ARS**") sold.

2013 Compared to 2012. Interest income increased by an insignificant amount in 2013 compared to 2012 mainly due to higher interest income earned on Infinera's foreign cash balance partially offset by a lower return on domestic investments, despite the higher average investment balance as a result of the proceeds from the Convertible Senior Notes. Interest expense for 2013 consisted of contractual interest expense and amortization of debt discount and debt issuance costs related to the Convertible Senior Notes issued in May 2013. Other gain (loss), net for 2013 included $1.4 million of losses due to foreign currency exchange, partially offset by a gain of $0.2 million from ARS sold. Other gain (loss), net for 2012 included $1.5 million of losses due to foreign currency exchange, partially offset by a gain of $0.5 million from ARS called at par value.

Income tax provision

First quarter 2015 compared to first quarter 2014. Provision for income taxes during the three months ended March 28, 2015 was $0.6 million on pre-tax income of $13.0 million. This compared to a tax provision of $0.2 million on a pre-tax loss of $4.1 million during the three months ended March 29, 2014. The increase in tax provision during the three months ended March 28, 2015 compared to the corresponding period in 2014 is attributed to stronger expected profitability in 2015, taxes being accrued in proportion to quarterly profit as it relates to total profit expected for the year, and higher foreign taxes due to an increase in cost-plus taxable profits. In all periods, the tax expense projected in Infinera's effected tax rate primarily represents foreign taxes of Infinera's overseas subsidiaries compensated on a cost-plus basis regardless of the level of consolidated earnings. Because of Infinera's significant loss carryforward position and corresponding full valuation allowance, Infinera has not been subject to federal or state tax on its U.S. income, with the exception of nominal amounts of state taxes for which the losses are limited by statute. The release of transfer pricing reserves in the future will have a beneficial impact to tax expense, but the timing of the impact depends on factors such as expiration of the statute of limitations or settlements with tax authorities. No significant releases are expected in the near future based on information available at this time.

Infinera recognized income tax expense of $2.8 million on income before income taxes of $16.4 million, $1.7 million on loss before income taxes of $30.5 million and $2.2 million on loss before income taxes of $83.1 million in fiscal years 2014, 2013 and 2012, respectively. The 2014 effective tax rate differs from the expected statutory rate of 35% based upon the utilization of unbenefited U.S. loss carryforwards, offset by state income taxes and foreign taxes provided on foreign subsidiary earnings. The 2013 and 2012 effective tax rates reflect unbenefited current U.S. losses and foreign taxes provided on Infinera's profitable foreign subsidiaries. The increase in 2014 tax expense compared to 2013 tax expense relates primarily to higher state income taxes because of the profitable position of Infinera's U.S. operations, additional tax reserves and an increase in taxable foreign profits. The decrease in

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Information about Infinera

2013 tax expense compared to 2012 tax expense relates primarily to the release of tax reserves due to the lapsing of the statute of limitations.

The valuation allowance for deferred tax assets as of December 27, 2014 and December 28, 2013 was $199.7 million and $202.7 million, respectively. The net change in the valuation allowance consisted of decreases of $3.0 million and $10.7 million for the years ended December 27, 2014 and December 28, 2013, respectively.

As of December 27, 2014, Infinera had net operating loss carryforwards of approximately $309.1 million for federal tax purposes and $278.7 million for state tax purposes. The carryforward balance reflects expected utilization of both federal and state net operating losses for the year ended December 27, 2014. Additionally, Infinera has federal and California research and development credits available to reduce future income taxes payable of approximately $28.0 million and $29.3 million, respectively. Infinera Canada Inc., an indirect wholly owned subsidiary, has Scientific Research and Experimental Development Expenditures ("**SRED**") credits available of $2.1 million to offset future Canadian income tax payable. The federal research credits will begin to expire in the year 2021 if not utilized and the California research credits have no expiration date. Canadian SRED credits will begin to expire in the year 2030 if not fully utilized.

Infinera maintains net operating losses generated from excess tax benefits associated with the accumulated stock award attributes in a memo account, not included in the deferred tax balances. The additional tax benefit associated with these stock award attributes, of which the net operating loss amounts are included in the carryforward amounts noted above is not recognized until the deduction reduces cash taxes payable. At December 27, 2014, Infinera had unbenefited stock option deductions for federal and state tax purposes of $42.0 million and $37.8 million, respectively. When utilized, the estimated tax benefits of approximately $17.8 million will result in a credit to stockholders' equity.

Under the Tax Reform Act of 1986, the amount of benefit from net operating loss and tax credit carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that Infinera may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent as defined over a three-year testing period. As of December 27, 2014, Infinera had determined that while ownership changes had occurred in the past, the resulting limitations were not significant enough to impact the utilization of the tax attributes against Infinera's taxable profits earned to date.

In determining future taxable income, Infinera makes assumptions to forecast federal, state and international operating income, the reversal of temporary differences, and the implementation of any feasible and prudent tax planning strategies. The assumptions require significant judgment regarding the forecasts of future taxable income, and are consistent with Infinera's income forecasts used to manage Infinera's business. Infinera intends to maintain the remaining valuation allowance until sufficient further positive evidence exists to support a reversal of, or decrease, in the existing valuation allowance.

Liquidity and capital resources

Cash, cash equivalents and short-term investments consist of highly-liquid investments in certificates of deposits, money market funds, commercial paper, corporate bonds, U.S. agency notes and U.S. treasuries. Long-term investments primarily consist of corporate bonds. The restricted cash balance amounts are primarily pledged as collateral for certain stand-by and commercial letters of credit related to customer proposal guarantees, value added tax licenses and property leases.

	Three months ended	
	March 28, 2015	March 29, 2014
	(USD, in thousands)	
Net cash flow provided by (used in):		
Operating activities	19,842	(15,433)
Investing activities	6,244	(29,247)
Financing activities	6,181	5,435

	March 28, 2015	March 29, 2014
	(USD, in thousands)	
Cash and cash equivalents	118,623	85,249
Short-term and long-term investments	284,915	259,461
Long-term restricted cash	5,108	4,392
	408,646	**349,102**

	Years ended		
	December 27, 2014	December 28, 2013	December 29, 2012
	(USD, in thousands)		
Net cash flow provided by (used in):			
Operating activities	35,963	35,180	(49,466)
Investing activities	(96,059)	(180,800)	48,868
Financing activities	22,861	166,110	10,698

	Years ended	
	December 27, 2014	December 28, 2013
	(USD, in thousands)	
Cash and cash equivalents	86,495	124,330
Short-term and long-term investments	298,861	237,079
Long-term restricted cash	5,460	3,904
	390,816	**365,313**

100 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Operating activities

Net cash provided by operating activities during the three months ended March 28, 2015 was $19.8 million as compared to net cash used in operating activities of $15.4 million for the corresponding period in 2014.

Net income adjusted for non-cash items was $29.3 million during the three months ended March 28, 2015 compared to a net loss adjusted for non-cash items of $11.4 million for the corresponding period in 2014.

Net cash used to fund working capital was $9.5 million during the three months ended March 28, 2015. Accounts receivables decreased by $23.4 million primarily reflecting linearity of invoicing and collections activities in the period. Inventory increased by $12.1 million in order to support higher expected demand. Accounts payable decreased by $10.3 million primarily reflecting timing of inventory purchases during the period. Accrued liabilities decreased $12.9 million primarily due to reduced levels of compensation related accruals and the corporate bonus payout in the first quarter of fiscal 2015.

Net cash used to fund working capital was $26.9 million during the three months ended March 29, 2014.

Accounts receivables increased by $6.8 million primarily due to timing of acceptance and invoicing of product deployments during the period. Inventory increased due to increased levels of Infinera DTN-X inventory in anticipation of higher customer shipments in the second quarter of 2014. Accounts payable decreased by $2.1 million primarily reflecting timing of purchases and payments of purchases during the period. Accrued liabilities decreased $13.4 million primarily due to reduced levels of compensation related accruals and the corporate bonus payout in the first quarter of fiscal 2014.

Net cash provided by operating activities for 2014 was $36.0 million as compared to net cash provided by operating activities of $35.2 million in 2013 and net cash used in operating activities of $49.5 million in 2012.

Net income for 2014 was $13.7 million, which included non-cash charges of $66.5 million, compared to a net loss of $32.1 million in 2013, which included non-cash charges of $62.3 million. Net loss for 2012 was $85.3 million, which included non-cash charges of $67.2 million.

Net cash used to fund working capital was $44.2 million for 2014. Accounts receivables increased by $54.0 million primarily due to higher revenue levels and the timing of invoicing of network deployments and collections during the period. Inventory levels increased by $25.5 million to support the higher expected demand. Accounts payable increased by $18.8 million primarily reflecting increased inventory purchases and timing of payments during the period. Accrued liabilities increased by $11.9 million primarily reflecting higher levels of compensation related accruals.

Net cash provided by working capital was $5.0 million for 2013. Accounts receivables decreased by $6.3 million primarily due to improved linearity of invoicing. Inventory levels increased by $3.0 million due to increased levels of Infinera DTN-X inventory. Accounts payable decreased by $20.2 million primarily reflecting the timing of inventory purchases and improved linearity of supply. Accrued liabilities increased by $11.3 million primarily related to the timing of vendor invoicing of external services costs.

Net cash used to fund working capital was $31.3 million for 2012. This increase in working capital requirements was primarily related to the introduction of the Infinera DTN-X platform. Inventory levels increased by $40.6 million as Infinera added inventory for the Infinera DTN-X platform while maintaining Infinera DTN platform levels. Accounts receivable increased by $26.5 million primarily due to the timing of acceptance and invoicing of Infinera DTN-X platform deployments during the second half of 2012. Accrued liabilities increased by $6.9 million primarily related to external services performed but not invoiced by vendors.

Investing activities

First quarter 2015 compared to the first quarter 2014. Net cash provided by investing activities during the three months ended March 28, 2015 was $6.2 million compared to net cash used in investing activities of $29.2 million in the corresponding period of 2014. Investing activities during the three months ended March 28, 2015 primarily related to net proceeds of $13.3 million associated with purchases, maturities and sales of investments, offset by capital expenditures of $7.4 million. Investing activities during the three months ended March 29, 2014 primarily related to purchases of investments, net of proceeds from maturities of investments of $23.2 million, and capital expenditures of $5.6 million.

Net cash used in investing activities in 2014 was $96.1 million. This included net cash used of $65.9 million associated with purchases, maturities and sales of investments and $23.1 million of capital expenditures. Infinera also invested an additional $5.5 million in an existing cost-method equity investment during 2014.

Net cash used in investing activities in 2013 was $180.8 million. This included net cash used of $159.7 million associated with purchases, maturities, calls and sales of investments and $21.1 million of capital expenditures. The increase in net cash used in investing activities as compared to 2012 primarily related to the investment of the proceeds received from the issuance of the Convertible Senior Notes.

Net cash provided by investing activities in 2012 was $48.9 million primarily reflecting net proceeds of $75.0 million from maturities, calls and sales of investments, net of purchases in the period, offset by $25.4 million of capital expenditures.

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Information about Infinera

Financing activities

First quarter 2015 compared to the first quarter 2014. Net cash provided by financing activities during the three months ended March 28, 2015 was $6.2 million compared to $5.4 million in the corresponding period of 2014. Financing activities during the three months ended March 28, 2015 and the corresponding period in 2014 included net proceeds from the exercise of stock options and issuance of shares under the Infinera employee stock purchase plan (“ESPP”). These proceeds were offset by the minimum tax withholdings paid on behalf of employees for net share settlements of restricted stock units (“RSUs”).

Net proceeds from financing activities were $22.9 million, $166.1 million and $10.7 million in 2014, 2013 and 2012, respectively. Financing activities primarily included net proceeds from the exercise of stock options and issuance of shares under the ESPP. These proceeds were offset by the minimum tax withholdings paid on behalf of employees for net share settlements of RSUs. Financing activities for 2013 also included net proceeds from the issuance of the Convertible Senior Notes of $144.5 million.

Liquidity

Infinera believes that its current cash, cash equivalents and investments, together with cash generated from operations, exercise of employee stock options and purchases under the ESPP will be sufficient to meet Infinera’s anticipated cash needs for working capital and capital expenditures for at least the next 12 months, including any cash Infinera may be required to expend as part of the Offer. If these sources of cash are insufficient to satisfy Infinera’s liquidity requirements beyond 12 months, Infinera may require additional capital from equity or debt financings to fund its operations, to respond to competitive pressures or strategic opportunities, or otherwise. Infinera may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on Infinera’s financial and operating flexibility. If Infinera raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, Infinera’s existing stockholders (including shareholders in Transmode who accept the Offer) could suffer dilution in their percentage ownership of Infinera, and any new securities Infinera issues could have rights, preferences and privileges senior to those of holders of Infinera Shares.

In May 2013, Infinera issued $150.0 million of 1.75% Convertible Senior Notes, which will mature on June 1, 2018, unless earlier purchased by Infinera or converted. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2013. The net proceeds from the Convertible Senior Notes issuance were approximately $144.5 million and were intended to be used for working capital and other general corporate purposes.

During the three months ended June 27, 2015, the closing price of Infinera Shares exceeded 130 percent of the applicable conversion price of the Convertible Senior Notes on at least 20 of the last 30 consecutive trading days of the quarter; therefore, holders of the Convertible Senior Notes may convert their Convertible Senior Notes during the third quarter of 2015. Any conversion of the Convertible Senior Notes prior to their maturity or acceleration of the repayment of the Convertible Senior Notes could have a material adverse effect on Infinera’s cash flows, business, results of operations and financial condition. Should the closing price conditions be met during the 30 consecutive trading days prior to the end of the third quarter of 2015 or a future quarter, the Convertible Senior Notes will be convertible at their holders’ option during the immediately following quarter. Under current market conditions, Infinera does not expect the Convertible Senior Notes will be converted in the short-term. Based on the closing price of the Infinera Shares of USD 19.59 on March 27, 2015, the if-converted value of the Convertible Senior Notes exceeded their principal amount by approximately USD 83.6 million.

For the 2014 fiscal year, Infinera included the dilutive effects of the Convertible Senior Notes in the calculation of diluted net income per Infinera Share as the average market price was above the conversion price. The dilutive impact of the Convertible Senior Notes was based on the difference between Infinera’s average stock price and the conversion price of the Convertible Senior Notes, provided there is a spread.

Upon conversion, it is Infinera’s intention to pay cash equal to the lesser of the aggregate principal amount or the conversion value of the Convertible Senior Notes.

For any remaining conversion obligation, Infinera intends to pay cash, Infinera Shares or a combination of cash and Infinera Shares, at its election. The carrying value of the Convertible Senior Notes was $119.0 million as of March 28, 2015, which represents the liability component of the $150.0 million principal balance, net of $31.0 million debt discount. The debt discount is currently being amortized over the remaining term until maturity of the Convertible Senior Notes on June 1, 2018. Any future redemption or conversion of the Convertible Senior Notes could impact the timing of the repayment of these Convertible Senior Notes.

As of March 28, 2015, contractual obligations related to the Convertible Senior Notes are payments of $2.6 million due each year from 2015 through 2017 and $151.3 million due in 2018. These amounts represent principal and interest cash payments over the term of the Convertible Senior Notes. Any future redemption or conversion of the Convertible Senior Notes could impact the amount or timing of Infinera’s cash payments. For further

102 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

information regarding the Convertible Senior Notes, see Note 9, “Convertible Senior Notes,” to the Notes to Consolidated Financial Statements set out in the 2014 Annual Report on Form 10-K.

As of March 28, 2015, Infinera had $333.7 million of cash, cash equivalents, and short-term investments, including $15.8 million of cash and cash equivalents held by its foreign subsidiaries. Infinera’s cash in foreign locations is used for operational and investing activities in those locations, and Infinera does not currently have the need or the intent to repatriate those funds to the United States. Infinera’s policy with respect to undistributed foreign subsidiaries’ earnings is to consider those earnings to be indefinitely reinvested. If Infinera were to repatriate these funds, Infinera would be required to accrue and pay U.S. taxes on such amounts, however, due to Infinera’s significant net operating loss carryforward position for both federal and state tax purposes, as well as the full valuation allowance provided against its U.S. and state net deferred tax assets, Infinera would currently be able to offset any such tax obligations in their entirety. However, foreign withholding taxes may be applicable.

Infinera Q2 2015 outlook summary

Infinera provided the following non-GAAP outlook for the quarter ending June 27, 2015 during its conference call with analysts and investors to discuss its first quarter

2015 financial results on April 21, 2015:

Revenue in the range of $195 million – $205 million.

Gross margin in the range of 45% – 47%.

Operating expenses in the range of $68 million – $70 million.

Operating margin in the range of 10% – 12%.

Based on estimated average weighted diluted shares outstanding of 140 million, earnings per share projected to be $0.16 per diluted share, plus or minus a couple of pennies.

These non-GAAP measures exclude non-cash stock-based compensation expenses, acquisition-related costs and amortization of debt discount on Infinera’s Convertible Senior Notes. Infinera believes these adjustments are appropriate to enhance an overall understanding of its underlying financial performance and its prospects for the future, and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with U.S. GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

Infinera had good visibility of the product and customer mix that contributed to the preparation of the non-GAAP outlook for the quarter ending June 27, 2015. This was based upon Infinera’s strong beginning financial backlog and positive bookings momentum in the second quarter of fiscal 2015. Additionally, Infinera performed a detailed review of the operating expenses required to support the business and execute on its product roadmap. These factors and management assumptions were key in developing the outlook above.

On a quarterly basis, Infinera develops a detailed forecast of the upcoming quarter based upon inputs from sales, operations and other functions of the organization. This forecast considers all elements of revenue, cost of sales and operating expenses.

Infinera’s revenue forecast was based on a bottom-up process that incorporated the most current view of backlog, bookings, planned shipments and deployment schedules. This data was consolidated into a quarterly view where the customer and product details were reviewed with the sales, marketing, operations, finance teams as well as members of the senior management. Product mix, customer opportunities and risks were all reviewed and discussed during this process.

Infinera’s cost of sales forecast was comprised of standard cost and other cost elements. Standard cost is updated on a quarterly basis to capture the latest view of component and overhead costs. These costs were applied to each product included in the revenue forecast to calculate the total standard cost for the quarter.

Other cost elements included manufacturing variances, standard revaluation, inventory reserves and warranty costs. Each of these items was forecasted in detail as part of Infinera’s quarterly forecast process. Specific drivers and model assumptions were updated consistently with our latest view of the sales, quality and manufacturing environment. Where it was appropriate, the models and drivers reviewed as part of the forecast process were consistent with the processes that were performed as part of the financial close process. Standard costs and other cost elements were reviewed with the responsible functional leaders and consolidated for review with the members of the senior management on a quarterly basis.

Infinera’s operating expense forecast was developed based on a bottom-up approach, by department on a quarterly basis. Personnel costs such as headcount, salaries, sales commissions, fringe benefits, taxes and travel were reviewed. Additionally, non-personnel related expenses such as consulting, indirect material, depreciation and facilities expense were also reviewed. The data was reviewed with the responsible functional leaders and consolidated for review with the members of senior management.

The expenses are adjusted to remove the quarterly

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 103

Information about Infinera

impacts of the estimated non-cash stock-based compensation expenses, amortization of debt discount on Infinera’s Convertible Senior Notes, and acquisition-related costs.

Additional items such as interest income or expense and tax provisions were also included in the quarterly forecast based on expected future expenses and presented to the members of senior management for review.

Infinera’s guidance for the second quarter as described above is as of April 21, 2015 and based on information available to Infinera at that time. Infinera has not updated its guidance since April 21, 2015 and the inclusion of such guidance in this Offer Document is not meant to be, and should not be read as, a reaffirmation of such guidance or a reflection of Infinera’s current forecast for the second quarter. Infinera’s actual results may differ materially due to risks and uncertainties. These risks and uncertainties include the potential impact of the pendency of the proposed acquisition of Transmode on Infinera’s business and financial results; delays in the development and introduction of Infinera’s products and market acceptance of these products; the effect of changes in product pricing or mix, and/or increases in component costs could have on Infinera’s gross margin; Infinera’s reliance on single-source suppliers; aggressive business tactics by Infinera’s competitors; Infinera’s ability to protect Infinera’s intellectual property; claims by others that Infinera infringes their intellectual property; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery or demand of products; Infinera’s ability to respond to rapid technological changes; and other risks detailed in this Offer Document and in Infinera’s reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update its guidance.

104 INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

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Auditor’s report on forecast

To the Board of Directors of Infinera

We have examined how the Infinera Q2 2015 outlook summary set out on pages 103-104 in Infinera’s Offer Document dated July 7, 2015 has been prepared.

Responsibilities of the Board of Directors and the CEO

It is the Board of Directors’ and the CEO’s responsibility to prepare the forecast, together with the principal assumptions upon which it is based, in accordance with the requirements of the EU Prospectus Regulation (EC) No 809/2004.

Auditor’s responsibility

It is our responsibility to provide an opinion required by Annex 1, item 13.2, of the EU Prospectus Regulation (EC) No 809/2004. We are not required to, nor do we express an opinion on the possibility of achievement of results or the assumptions on which the forecast is based. We do not accept any responsibility for any financial information used in the compilation of the forecast beyond that responsibility we have for auditor’s reports regarding historical financial information issued in the past.

Work performed

We performed our work in accordance with FAR’s Recommendation RevR 5 Examination of Financial Information in Prospectuses. Our work has included an evaluation of the procedures undertaken by the Board of Directors and the CEO in compiling the forecast and the accounting principles when compiling the forecast compared to those principles adopted by Infinera.

We have planned and performed our work so as to obtain the information and explanations we considered necessary in order to obtain reasonable assurance that the forecast has been compiled based on the basis stated on pages 103-104.

Since the forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the forecast. Differences may prove to be material.

Opinion

In our opinion the forecast has been properly compiled on the basis stated on pages 103-104 and in accordance with the accounting principles applied by Infinera.

San Jose, California, USA

July 7, 2015

Ernst & Young LLP

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE 105

Information about Infinera

Capitalization, indebtedness and other financial information

The tables below set out Infinera’s capitalization and financial indebtedness as of March 28, 2015. Infinera’s earnings release and announcement for the second quarter of 2015 will be published on or around July 22, 2015 and a supplement to this Offer Document will be published in connection therewith. In addition to Infinera’s earnings release for the second quarter of fiscal 2015, the supplement will include tables with Infinera’s capitalization and financial indebtedness as of June 27, 2015, the last day of Infinera’s second fiscal quarter.

Capitalization

Infinera’s capitalization as of March 28, 2015 is shown below.

USD M

Total current interest-bearing liabilities -

Guaranteed -

Secured -

Unguaranteed/unsecured -

Total non-current interest-bearing liabilities 119.0

Guaranteed -

Secured -

Unguaranteed/unsecured 119.0

Total shareholders’ equity 507.8

Common stock 0.1

Legal reserve -

Other reserves -

Additional paid-in capital 1,090.7

Accumulated other comprehensive loss (4.5)

Accumulated deficit (578.5)

Financial indebtedness

Infinera’s financial indebtedness as of March 28, 2015 is set forth below.

USD M

(A) Cash 79.0

(B) Cash equivalents 39.6

(C) Current financial investments 215.1

(D) Liquidity (A)+(B)+(C) 333.7

(E) Current financial receivables 131.2

(F) Current bank debt -

(G) Current portion of non-current debt -

(H) Other current financial debt -

(I) Current financial debt (F)+(G)+(H) -

(J) Net current indebtedness (I)-(E)-(D) (464.9)

(K) Non-current bank loans -

(L) Bonds issued -

(M) Other non-current liabilities 119.0

(N) Non-current financial indebtedness

(K)+(L)+(M) 119.0

(O) Net financial indebtedness (J)+(N) (345.9)

Credit facilities and loans

Infinera’s current financing consists of the USD 150 million of 1.75% Convertible Senior Notes issued by Infinera in May 2013 to certain institutional buyers and due on June 1, 2018. The Convertible Senior Notes are governed by an indenture dated as of May 30, 2013, between Infinera, as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). For a description of the Convertible Senior Notes, see “–Shares and ownership structure–Convertible Senior Notes.” For a description of the Indenture, see “–Legal considerations and supplementary information–Indenture relating to Convertible Senior Notes.”

Working capital statement

It is Infinera’s assessment that the existing working capital is sufficient for its current needs for at least the next 12-month period.

Infinera believes that its current cash, cash equivalents and investments, together with cash generated from operations, exercise of employee stock options and purchases under the ESPP will be sufficient to meet the anticipated cash needs for working capital and capital expenditures for at least the next 12 months, including any cash Infinera may be required to expend as part of the Offer. If these sources of cash are insufficient to satisfy Infinera’s liquidity requirements beyond 12 months, Infinera may require additional capital from equity or debt financings to fund its operations, to respond to competitive pressures or strategic opportunities, or otherwise. Infinera may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on Infinera’s financial and operating flexibility. If Infinera raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, the then-existing stockholders (including Transmode shareholders accepting the Offer) could suffer dilution in their percentage ownership of Infinera, and any new securities Infinera issues could have rights, preferences and privileges senior to those of holders of Infinera Shares.

Investments

As of March 28, 2015, Infinera has invested in certificates of deposit, money market funds, commercial paper, corporate bonds, U.S. agency notes and U.S. treasuries. Infinera considers all debt instruments with original maturities at the date of purchase greater than 90 days and remaining time to maturity of one year or less to be short-term investments. Infinera classifies debt instruments with remaining maturities greater than one year as long-term investments, unless Infinera intends to settle its holdings within one year or less and in such case it is considered to be short-term investments. Infinera

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Information about Infinera

termines the appropriate classification of its marketable securities at the time of purchase and re-evaluates such designations as of each balance sheet date.

As of March 28, 2015, Infinera had an investment of $14.5 million in a privately-held company. This investment is accounted for as a cost-method investment, as Infinera owns less than 20 percent of the voting securities and does not have the ability to exercise significant influence over operating and financial policies of the entity. This investment is carried at historical cost in Infinera's condensed consolidated financial statements. Infinera regularly evaluates the carrying value of this cost-method investment for impairment. Infinera has not made any firm commitments on future investments.

	March 28, 2015 (Unaudited)	March 29, 2014 (Unaudited)	December 27, 2014	December 28, 2013	December 29, 2012
			(USD, in thousands)		
Short-term investments	215,080	226,705	239,628	172,660	76,146
Long-term investments	69,835	32,756	59,233	64,419	2,874
Cost-method investments	14,500	9,000	14,500	9,000	9,000

Capital expenditures

Infinera's capital expenditures in property, plant and equipment include the following asset categories: laboratory and manufacturing equipment, furniture and fixtures, computer hardware and software, and leasehold improvements. The following is a summary of Infinera's purchases of property and equipment:

	Q1		Years ended		
	March 28, 2015 (Unaudited)	March 29, 2014 (Unaudited)	December 27, 2014	December 28, 2013	December 29, 2012
			(USD, in thousands)		
Capital expenditures	7,367	5,608	23,122	21,065	25,394

Infinera does not currently have material investment plans that would require capital expenditure (as a percentage of Infinera's revenue) to materially exceed the levels recorded for the fiscal year ended December 27, 2014.

Properties

Infinera's headquarters are located in Sunnyvale, California. Infinera leases facilities in North America, Europe and Asia. The following is a summary of the locations, functions and approximate square footage of those facilities as of December 27, 2014:

Location	Function	Square footage
Sunnyvale, CA	Corporate headquarters and manufacturing	211,000
Allentown, PA	Manufacturing and research and development	44,000
Annapolis Junction, MD	Research and development, service and support	12,000
Bangalore, India	Software development	70,000
Beijing, China	Research and development	22,000
Kanata, Canada	Research and development	6,000
London, United Kingdom	Sales, service and support	6,000
Hong Kong, China	Sales, service and support	2,000
Tokyo, Japan	Sales and support	2,000

The above leases expire between 2015 and 2023. Infinera intends to add new facilities or to expand existing facilities as it continues to hire new employees, and Infinera believes that suitable additional or substitute space will be available as needed to accommodate any such expansion of its operations. Infinera believes that the existing facilities are adequate to meet its business needs through the next 12 months.

Significant changes since March 28, 2015

There has been no substantial change in Infinera's financial or market position since the Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015 was filed with the SEC on May 4, 2015.

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Board of Directors, Executive Officers and Auditor

Board of Directors

The members of the Board, the year of their initial election, their current term of office, position, committee memberships and independence in relation to Infinera, are set forth in the table below.

Name	Function	Year of intial election	Annual Meeting when term expire	Audit Committee	Nominating and Governance Committee	Compensation Committee	Technology and Acquisition Committee	Independent in relation to Infinera1
Kambiz Y. Hooshmand	Chairman of the Board	2009	2017	Member	Member		Chairman	Yes
James A. Dolce, Jr.	Director	2014	2018				Member	Yes
Thomas J. Fallon	Chief Executive Officer	2009	2017					No
Marcel Gani	Director	2014	2016	Member	Member			Yes
Paul J. Milbury	Director	2010	2018	Chairman		Member		Yes
Carl Redfield	Director	2006	2016		Chairman	Member		Yes
Mark A. Wegleitner	Director	2011	2016			Chairman	Member	Yes
David F. Welch	Co-Founder, President	2010	2018				Member	No

1 Independence determined in accordance with the current listing standards of NASDAQ Global Select Market.

Biographies for the members of the Board of Directors

Below are the biographies of the members of the Board.

Kambiz Y. Hooshmand

Chairman of the Board

Kambiz Y. Hooshmand has been a member of Infinera’s Board since December 2009 and has served as Chairman of Infinera’s Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and CEO of Applied Micro Circuits Corporation (“AMCC”), a communications solutions company. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco Systems’ Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems.

Mr. Hooshmand served on the board of directors of Power-One, Inc., an energy efficient power solutions company, from October 2009 to July 2013. Power-One was acquired by ABB Ltd., a power and automation technology company, in July 2013. Mr. Hooshmand holds a B.S. in Electrical Engineering and Computer Science from California State University, Chico and an M.S. in Engineering from Stanford University.

James A. Dolce, Jr.

Director

James A. Dolce, Jr. has been a member of Infinera’s Board since May 2014. Since March 2014, Mr. Dolce has served as the CEO and a director of Lookout, Inc., a mobile security company. Mr. Dolce has been the founder of four successful technology companies and has held senior executive positions at both Juniper Networks, Inc. and Akamai Technologies, Inc. Prior to joining Lookout, Mr. Dolce was the Vice President of Carrier Market Development at Akamai and prior to that, he was the founder and CEO of Verivue, Inc., which was acquired by Akamai. Prior to Verivue, Mr. Dolce served as Executive Vice President of Worldwide Field Operations for Juniper from July 2002 to April 2006, where he led Juniper’s global sales, marketing and customer service efforts. During Mr. Dolce’s tenure, Juniper grew from annual revenue of USD 547 million to USD 2.3 billion. Mr. Dolce joined Juniper through its acquisition of Unisphere Networks, Inc., where he served as CEO from April 1999 to July 2002. During this period, Mr. Dolce guided Unisphere’s rapid growth from initial product launch to over USD 200 million annual revenue. Mr. Dolce currently serves on the board of directors of Juniper Networks. Mr. Dolce holds a B.S. in Computer Engineering from the University of Rhode Island.

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Thomas J. Fallon

Chief Executive Officer and Director

Thomas J. Fallon has served as Infinera’s CEO since January 2010 and as a member of Infinera’s Board since July 2009. From January 2010 to June 2013, Mr. Fallon also served as Infinera’s President. Mr. Fallon served as Infinera’s Chief Operating Officer from October 2006 to December 2009, and as Infinera’s Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations at Cisco Systems. From March 1991 to August 2003, Mr. Fallon served in a variety of functions at Cisco, including General Manager of the Optical Transport Business Unit and Vice President of Service Provider Manufacturing. Prior to joining Cisco, Mr. Fallon served in various manufacturing roles at Sun Microsystems and Hewlett Packard. Mr. Fallon currently serves on the board of Hercules Technology Growth Capital, Inc., a specialty finance company, and the Engineering Advisory Board of the Cockrell School at the University of Texas. Mr. Fallon holds B.S.M.E. and M.B.A. degrees from the University of Texas at Austin.

Marcel Gani

Director

Marcel Gani has been a member of Infinera’s Board since June 2014. Mr. Gani has been an independent consultant since 2009. His previous experience includes Lecturer in Accounting and Finance at the Leavey School of Business at Santa Clara University, and multiple roles at Juniper Networks, including Chief of Staff from January 2005 to March 2006 and Executive Vice President and CFO from February 1997 to December 2004. Prior to Juniper, Mr. Gani served as Vice President and CFO of NVIDIA Corporation from February 1996 to February 1997. Mr. Gani also served as CFO of Grand Junction Networks, Primary Access Corporation and NeXT Computer, Inc. Mr. Gani also serves on the board of directors of Envivio, Inc., a video technology company. Mr. Gani holds a B.S. in Applied Mathematics from Ecole Polytechnique Federal, Lausanne Switzerland, and an M.B.A. from the University of Michigan.

Paul J. Milbury

Director

Paul J. Milbury has been a member of Infinera’s Board since July 2010. Mr. Milbury served as Vice President of Operations and Chief Financial Officer (“CFO”) of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco

Systems, Inc., a networking and telecommunications company, in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Gigamon, Inc. Mr. Milbury holds a B.B.A. in Business and Economics and an M.B.A. from the University of Massachusetts, Amherst.

Carl Redfield

Director

Carl Redfield has been a member of Infinera’s Board since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England Development Center Executive Sponsor, of Cisco Systems. From February 1997 through September 2004, Mr. Redfield served as Cisco Systems’ Senior Vice President, Manufacturing and Logistics. Mr. Redfield holds a B.S. in Materials Engineering from Rensselaer Polytechnic Institute and has completed post-graduate studies at the Harvard Business School.

Mark A. Wegleitner

Director

Mark A. Wegleitner has been a member of Infinera’s Board since May 2011. Since April 2011, Mr. Wegleitner has served as President of Wegleitner Consulting, LLC, a privately owned telecommunications consulting company. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as Chief Technology Officer (“CTO”) for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including CTO from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments. Mr. Wegleitner holds a B.S. in Mathematics from St. John’s University and an M.S. in Electrical Engineering and Computer Science from the University of California at Berkeley.

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David F. Welch, Ph.D.

Co-Founder, President and Director

David F. Welch, Ph.D. co-founded Infinera and has served as its President since June 2013 and as a member of Infinera’s Board since October 2010. Dr. Welch has served as Infinera’s Executive Vice President, Chief Strategy Officer from January 2004 to June 2013, as its Chief Development Officer/Chief Technology Officer from May 2001 to January 2005, as its Chief Marketing Officer from January 2005 to January 2009, and as a member of Infinera’s Board from May 2001 to November 2006. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. Dr. Welch is a Fellow of OSA and the Institute of Electrical and Electronics Engineers and currently sits on the board of directors of AntriaBio, Inc., a biopharmaceutical company. Dr. Welch holds a B.S. in Electrical Engineering from the University of Delaware and a Ph.D. in Electrical Engineering from Cornell University.

Board committees

The Board has four standing committees: an Audit Committee, a Compensations Committee, a Nominating and Governance Committee, and a Technology and Acquisition Committee. Below is a description of each standing committee of the Board. Each committee of the Board has a written charter approved by the Board.

Audit Committee

The Audit Committee reviews and monitors Infinera’s financial statements, financial reporting process and Infinera’s external audits, including, among other things, its internal controls and audit functions, the result and scope of the annual audit and other services provided by its independent registered public accounting firm as well as its compliance with legal matters that have a significant impact on its financial statements. The Audit Committee also consults with its management and its independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of its financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Infinera’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of its independent registered public accounting firm, including approving services and fee arrangements. Any related party transactions are subject to approval by the Audit Committee.

The current members of the Audit Committee are Paul J. Milbury (Chairman), Kambiz Y. Hooshmand and Marcel Gani.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of Infinera’s overall compensation strategy and compensation policies and programs. The Compensation Committee establishes Infinera’s compensation philosophy and policies, administers all of Infinera’s compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that Infinera’s compensation policies and practices promote stockholder interests and support its compensation objectives and philosophy.

The Compensation Committee also oversees, reviews and administers all of Infinera’s material employee benefit plans, including its 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate.

The current members of the Compensation Committee are Mark A. Wegleitner (Chairman), Paul J. Milbury and Carl Redfield.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of Infinera’s corporate governance policies. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of Infinera’s directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of Infinera’s business, ability to think and act independently and with sound judgement, and ability to serve its stockholders’ long-term interests. While Infinera does not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall

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composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the primary emphasis of the Nominating and Governance Committee is to lead the search for, select and recommend candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by Infinera’s executive officers. From time to time, the Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. The Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in Infinera’s next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of Infinera’s Bylaws. Candidates proposed by stockholders are evaluated by the Nominating and Governance Committee using the same criteria as for all other candidates.

The current members of the Nominating and Governance Committee are Carl Redfield (Chairman), Kambiz Y. Hooshmand and Marcel Gani.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which Infinera may engage from time-to-time. The Technology and Acquisition Committee evaluates the execution, financial results and integration of any such potential transactions. In addition, the Technology and Acquisition Committee provides advice and counsel on matters relating to technology development and innovation, as well as enhancing the Board’s understanding to allow for better input and direction regarding Infinera’s strategy, progress and risks.

The current members of the Technology and Acquisition Committee are Kambiz Y. Hooshmand (Chairman), James A. Dolce Jr., Mark A. Wegleitner and David F. Welch.

Corporate governance and code of business conduct and ethics

Infinera complies with the rules and regulations of the SEC and the listing rules for companies listed on the NASDAQ Global Select Market. As part of Infinera’s system of corporate governance, the Board has adopted a code of business conduct and ethics and corporate governance guidelines. The code applies to all of Infinera’s employees, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including its independent directors and consultants, who are not employees of Infinera, with regard to their Infinera-related activities. The code of business conduct and ethics reflects Infinera’s policy of dealing with all persons, including Infinera’s customers, employees, investors and suppliers, with honesty and integrity. The corporate governance guidelines govern, among other things, Board member criteria, responsibilities, compensation and education, Board committee composition and charters, communication activities between stockholders and Infinera and management succession.

Remuneration to the Board of Directors

Infinera’s compensation program for non-employee directors is designed to attract and retain highly-qualified, independent directors to represent stockholders on the Board and to act in their best interests. Infinera’s director compensation program consists of a mix of cash compensation and equity in the form of restricted stock units.

Cash compensation

The table below sets forth the cash compensation program for non-employee directors during fiscal 2014.

Position	Annual Retainer Fee (USD)
Non-Employee Director	50,0001
Chairman of the Board	40,000
Audit Committee Chair	30,000
Audit Committee Member	12,500
Compensation Committee Chair	20,0002
Compensation Committee Member	8,000
Nominating and Governance Committee Chair	10,000
Nominating and Governance Committee Member	5,000
Technology and Acquisition Committee Chair	10,000
Technology and Acquisition Committee Member	5,000

1 Beginning at the start of the second quarter of fiscal 2014, the annual retainer for non-employee directors was increased from USD 40,000 annually to USD 50,000 annually.

2 Beginning at the start of the second quarter of fiscal 2014, the annual retainer for the Compensation Committee chair was increased from USD 16,000 annually to USD 20,000 annually.

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Infinera does not pay any meeting fees for the Board or any of the committees of the Board. Infinera pays the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, Infinera has a policy of reimbursing the non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director equity awards

Non-employee directors are eligible to receive equity awards as follows:

Initial RSU Award. Each individual who commences service as a non-employee director upon his or her election or appointment to the Board at an annual meeting of stockholders will receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ Global Select Market equal to USD 165,000. The Initial RSU Award vests in equal annual installments over three years, subject to his or her continued service with Infinera through each applicable vesting date.

Annual RSU Award. On the date of each annual meeting of stockholders, each individual who continues to serve as a non-employee director after that annual meeting will be eligible to receive a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ Global Select Market equal to USD 165,000. The Annual RSU Award will vest as to 100 percent of the shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera through the vesting date.

In addition to the Initial RSU Award, any individual who is first elected or appointed as a non-employee director other than at an annual meeting of stockholders and at least six months prior to the next annual meeting of stockholders will also be eligible for a RSU award for a number of shares with an aggregate fair market value as reported on NASDAQ equal to USD 165,000 prorated for the number of months remaining until the next scheduled annual meeting of stockholders.

The table below sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of the Board in fiscal 2014.

		Fees earned or paid	Stock Awards	Option Awards
Name	Position	in cash (USD)1	(USD)2	(USD)	Total (USD)
James A. Dolce Jr.3	Director	32,596	327,335	-	359,931
Marcel Gani4	Director	36,099	334,975	-	371,074
Kambiz Y. Hooshmand	Chairman	115,295	163,667	-	278,962
Paul J. Milbury	Director	90,500	163,667	-	254,167
Carl Redfield	Director	70,500	163,667	-	234,167
Mark A. Wegleitner	Director	76,500	163,667	-	240,167
Total		421,490	1,316,978		1,738,468

1 For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairman of the Board, see above under “–Cash compensation.”

2 The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2014 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC 718”) and without any adjustment for estimated forfeitures. These amounts reflect Infinera’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors with respect to these awards at the time the Infinera Shares underlying the RSU awards are vested and/or sold. There can be no assurance that the actual value realized by a non-employee director will be at or near the grant date fair value of the RSU awards granted.

3 Mr. Dolce was appointed as a director effective as of May 15, 2014.

4 Mr. Gani was appointed as a director effective as of June 9, 2014.

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Additional information with respect to director equity awards

		Shares subject to Stock Awards	Shares subject to Option Awards
Name	Position	outstanding at fiscal year-end 20141	outstanding at fiscal year-end 20142
James A. Dolce Jr.	Director	38,018	–
Marcel Gani	Director	35,560	–
Kambiz Y. Hooshmand	Chairman	19,009	100,000
Paul J. Milbury	Director	19,009	32,600
Carl Redfield	Director	19,009	157,100
Mark A. Wegleitner	Director	19,009	70,000
Totalt		149,614	359,700

1 Includes unvested RSU awards.

2 Includes both vested and unvested stock options to purchase Infinera Shares.

Executive Officers of Infinera

The table below sets forth certain information concerning Infinera’s principal executive officer, principal financial officer, and the three most highly compensated individuals serving as executive officers in Infinera

(collectively, the “Executive Officers”). This includes information regarding the name, age, current position, and the year each person joined Infinera.

Name	Age	Position	Employee of Infinera since
Thomas J. Fallon	53	Chief Executive Officer and Director	2004
David F. Welch, Ph.D.	54	Co-founder, President and Director	2001
Brad Feller	41	Chief Financial Officer	2014
Robert J. Jandro	59	Senior Vice President, Worldwide Sales	2013
James L. Laufman	49	Senior Vice President, General Counsel and Corporate Secretary	2014

Biographies of the Executive Officers of Infinera

Below are the biographies for the Executive Officers of Infinera. For the biographies of Thomas J. Fallon and David F. Welch, Ph.D., see “–Biographies for the Members of the Board of Directors.”

Brad Feller has served as Infinera’s Chief Financial Officer since March 2014. Prior to joining Infinera, Mr. Feller served as Interim Chief Financial Officer of Marvell Technology Group Ltd., a fabless semiconductor company, from October 2012 to December 2013, and as Marvell’s Vice President, Corporate Controller, from September 2008 to October 2012. Prior to Marvell, Mr. Feller served as Corporate Controller for Integrated Device Technology, Inc., a semiconductor company, from April 2005 to September 2008 and Financial Reporting Manager from October 2003 to April 2005. Prior to that, Mr. Feller served in various roles at Ernst & Young LLP in the technology practice. Mr. Feller is a certified public accountant (inactive) in the State of California and holds a B.S. degree in Business Administration from San Jose State University.

Robert J. Jandro has served as Infinera’s Senior Vice President, Worldwide Sales, since May 2013. Prior to joining Infinera, Mr. Jandro served as Vice President of Business Development of Openwater Software, Inc., a big data and analytics cloud company, from January 2008 to August 2012. From February 2004 to November 2006, Mr. Jandro served as Chief Executive Officer and President of Nsite Software, Inc., an early cloud company acquired by Business Objects. From March 2000 to August 2002, Mr. Jandro served as Executive Vice President of Global Sales and Services for ONI Systems, an optical networking company. Prior to that, Mr. Jandro worked at Oracle where he last served as the Group Vice President of Oracle’s Communications and Utilities Industries. Mr. Jandro earned a Masters of Management degree from Northwestern University’s Kellogg Graduate School of Management and a B.S. in Business from the University of Missouri-St. Louis.

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Information about Infinera

James L. Laufman has served as Infinera’s Senior Vice President, General Counsel and Corporate Secretary since October 2014. Prior to joining Infinera, Mr. Laufman served as Vice President and General Counsel of Marvell Semiconductor Inc. from October 2008 to October 2014. From September 1999 to October 2008, Mr. Laufman served as General Counsel and Secretary of Integrated Device Technology, Inc. Prior to that, Mr. Laufman served as Senior Corporate Counsel for Quantum Corporation from January 1999 to September 1999. From November 1994 to December 1998, Mr. Laufman served as Vice President and General Counsel of Rohm Corporation. From December 1990 to November 1994, Mr. Laufman worked as an Associate Attorney at the Berliner Cohen and Popelka Allard law firms specializing in the litigation and resolution of commercial transaction matters. Mr. Laufman holds a B.S. in Business Administration, Finance (cum laude) from California State University, Chico and a J.D. from Santa Clara University School of Law.

Remuneration to the Executive Officers

The executive compensation program is designed to balance near-term results with long-term success and to encourage employees to continue to build value through innovation and execution. To fulfill this mission, Infinera has a “pay-for-performance” compensation philosophy that forms the foundation for all decisions regarding executive compensation made by the Compensation Committee. In addition, Infinera is committed to equity-based pay practices, which help insure alignment of executives’ and employees’ interests with the interests of its stockholders. Infinera does not have any pension or retirement plans for its Executive Officers and no amounts are set aside or accrued for Executive Officers’ retirement or pensions.

The table below sets forth information concerning the compensation earned during fiscal 2014 by the Executive Officers.

Namn	Position	Salary (USD)	Bonus	Stock Awards1	Option Awards1	Non-equity incentive plan compensation (USD)	All other compensation	Total
Thomas J. Fallon	CEO	468,029		2,036,202		808,5942	16,4233	3,329,248
Brad Feller4	CFO	346,154	30,0005	1,499,999	96,323	285,7962	1,0343	2,259,306
David F. Welch. Ph.D.	President	374,885		822,290		414,0002	31,7743	1,642,949
Robert J. Jandro	SVP	350,000		532,106		483,0002	11,0683	1,376,174
James L. Laufman6	SVP	62,500		999,996		–7	593	1,062,555

1 The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 13 of the notes to Infinera’s consolidated financial statements contained in its 2014 Annual Report on Form 10-K for a discussion of all assumptions made in determining the ASC 718 values of equity awards.

2 The amounts reported in this column represent annual incentive cash awards earned under Infinera’s 2014 Bonus Plan.

3 This amount represents the payment of accrued vacation time and life insurance premiums.

4 Mr. Feller began his employment as Senior Vice President of Finance on January 13, 2014 and was appointed CFO effective as of March 1, 2014.

5 Mr. Feller received a sign-on bonus in connection with his hiring on January 13, 2014.

6 Mr. Laufman began his employment as Senior Vice President and General Counsel on October 20, 2014 and his base salary was set at USD 325,000.

7 Mr. Laufman was hired in the fourth quarter of fiscal 2014 and, as a result, he was not eligible to participate in the 2014 Bonus Plan.

Severance arrangements

Severance policy

The Compensation Committee has determined that Infinera shall pay severance to Infinera’s Executive Officers in the event the Executive Officers are terminated by Infinera, except in the event of termination following a change of control (see below) or for cause. The Compensation Committee has established the following terms for severance payments, subject to such individual entering into and not revoking a release of claims in Infinera’s favor:

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other Executive Officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

The CEO will be reimbursed for premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of eighteen (18) months and the other Executive Officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If an Executive Officer’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Change of control benefits

The terms below apply with respect to Infinera’s Executive Officers if Infinera undergoes a change of control transaction and the Executive Officers are terminated without cause or as a result of a constructive termination within 12 months following the transaction, subject to the Executive Officers entering into and not revoking a release of claims in Infinera’s favor within 60 days of the termination date:

100 percent of all outstanding equity awards will vest;

The CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other Executive Officers will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other Executive Officers will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Share-based incentive programs

2000 Stock Plan, 2007 Equity Incentive Plan and Employee Stock Purchase Plan

In December 2000, Infinera adopted the 2000 Stock Plan

(“2000 Plan”). Under the 2000 Plan, as amended, Infinera had reserved an aggregate of 14.2 million Infinera Shares for issuance. As of December 27, 2014, options to purchase 0.8 million Infinera Shares were outstanding under the 2000 Plan. The Board decided not to grant any additional options or other awards under the 2000 Plan following Infinera’s IPO in 2007. The 2000 Plan expired on December 6, 2010 and no new equity grants may be made pursuant to the 2000 Plan. However, the 2000 Plan will continue to govern the terms and conditions of the outstanding options previously granted under the 2000 Plan prior to its expiration.

In February 2007, Infinera adopted the 2007 Equity Incentive Plan (“2007 Plan”) and Infinera’s stockholders approved the 2007 Plan in May 2007. Infinera has reserved a total of 46.8 million Infinera Shares for issuance under the 2007 Plan. Pursuant to the 2007 Plan, Infinera may award stock options, restricted stock, RSUs, performance stock units, performance shares and stock appreciation rights to employees, consultants and members of the Board. The 2007 Plan has a maximum term of 10 years from the date of adoption, or it can be earlier terminated by the Board.

The ESPP was adopted by the Board in February 2007 and approved by the stockholders in May 2007. The ESPP was last amended by the stockholders in May 2014 to increase the shares authorized under the ESPP to 16.6 million Infinera Shares. As of March 28, 2015, there were in total 15.7 million Infinera Shares available for grant under the ESPP. Eligible employees may purchase Infinera Shares through payroll deductions at a price equal to 85 percent of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the ESPP are limited to 15 percent of the employee’s compensation and employees may not purchase more than USD 25,000 of stock during any calendar year. Most employees of Infinera are eligible to participate in the ESPP. Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. The ESPP has a 20-year term.

Infinera Shares reserved for future issuance was as follows at the end of fiscal 2014 (in thousands):

December 27, 2014
Outstanding stock options and awards	11,217
Reserved for future option and award grants	17,256
Reserved for future ESPP	7,262
Total Infinera Shares reserved for stock options	35,735
and awards

For more information about the 2000 Plan, the 2007 Plan and the ESPP, see “Note 13 in in Infinera’s annual report on Form 10-K for the fiscal year 2014.”

Shareholdings in Infinera by the Directors and the Executive Officers

The table below sets out information about the Directors’ and Executive Officers’ holdings of Infinera Shares, Infinera Shares subject to stock awards and Infinera Shares subject to stock option awards as of June 27, 2015.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Name	Position	Common stock at June 27, 2015	Shares subject to Stock Awards outstanding at June 27, 20151	Shares subject to Option Awards outstanding at June 27, 20152
Thomas J. Fallon	CEO	819,456	407,256	500,032
Brad Feller	CFO	56,313	161,102	25,000
David F. Welch, Ph.D.3	President	1,297,846	235,904	889,556
Robert J. Jandro	SVP, Worldwide Sales	20,357	170,391	–
James L. Laufman	SVP, General Counsel	–	94,607	–
James A. Dolce, Jr.	Director	25,346	20,585	–
Marcel Gani	Director	23,707	19,766	–
Kambiz Y. Hooshmand4	Chairman	67,576	7,913	–
Paul J. Milbury	Director	37,076	7,913	7,600
Carl Redfield5	Director	88,010	7,913	107,100
Mark A. Wegleitner	Director	30,476	7,913	40,000
All current Executive Officers and directors as a		2,466,163	1,141,263	1,569,288
group (11 persons)

1 Includes unvested time-based RSU and performance-based RSU awards. Upon vesting, each RSU represents a contingent right to receive one share of Infinera common stock.

2 All outstanding stock options to purchase Infinera Shares are fully vested other than a portion of outstanding stock options to Mr. Feller.

3 Consists of (i) 14,132 shares held by Dr. Welch; (ii) 267,971 shares held by The Welch Family Trust dated 4/3/96, (iii) 319,493 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 140,000 shares held by The Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held by SEI Private Trust Company, Trustee of The Welch Family Heritage Trust I u/l dated 19/24/01; and (vi) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.

4 Consists of (i) 35,234 shares held by Mr. Hooshmand; and (ii) 32,342 shares held by 2002 Hooshmand Family Trust UA 3/01/2002.

5 Consists of (i) 39,562 shares held by Mr. Redfield; and (ii) 48,448 shares held by The Carl Redfield Trust 2000 dated 10/18/00.

Lock-up undertakings

Thomas J. Fallon, CEO of Infinera, and David F. Welch, Co-Founder and President of Infinera, have each, subject to certain exceptions, entered into a lock-up agreement pursuant to which they have agreed not to dispose of Infinera securities held or controlled by them (the “Subject Securities”) during a certain period (the “Infinera Holding Period”). The Infinera Holding Period began as of May 1, 2015, and will continue until all of their respective Subject Securities have been released from the holding restrictions pursuant to the following: one-fifth (1/5) of the shares shall be released from the holding restrictions on the forty-fifth day after settlement of the Offer, and one-fifth (1/5) of the shares shall be released from the holding restrictions each month thereafter on the same day of the month as the day of the settlement of the Offer.

Additional information on the Board of Directors and Executive Officers

All members of the Board and the Executive Officers may be reached at the address of Infinera’s principal executive offices, 140 Caspian Court, Sunnyvale, CA 94089, USA.

There are no family ties between the members of the Board and/or the Executive Officers. None of the members of the Board or the Executive Officers has been convicted in any fraudulent offences in the past five years. No member of the Board or the Executive Officers has been involved in any bankruptcy, receiverships or liquidations in the past five years. Nor have any of them in the past five years been the subject of any incrimination and/or sanction by statutory or regulatory authorities (including designated professional bodies). No member of the Board or the Executive Officers has, during the past five years, been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of a company.

No member of the Board or the Executive Officers has any private interests that could conflict with those of Infinera. However, as indicated above, several members of the Board and the Executive Officers have financial interests in Infinera through holdings of shares (or share related financial instruments).

Infinera has not entered into any agreement with any member of the Board or Executive Officers concerning benefits after termination of the assignment. However, certain Executive Officers may be entitled to severance payment if Infinera terminates their employment. For further information see “–Severance arrangements” above.

Auditor

Ernst & Young LLP (303 S Almaden Blvd, San Jose, CA 95110, USA) has been Infinera’s independent registered public accounting firm since 2001. Ernst & Young LLP conducts its audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).

At Infinera’s Annual Meeting held on May 7, 2015, Ernst

& Young LLP was reappointed as independent registered public accounting firm for the fiscal year ending December 26, 2015.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Shares and ownership structure

Share information

Pursuant to Infinera’s Certificate of Incorporation, the authorized capital stock of Infinera consists of 525,000,000 shares, divided into 500,000,000 Infinera Shares and 25,000,000 shares of preferred stock, each with a par value of USD 0.001. The aggregate par value for Infinera’s authorized capital stock is USD 525,000.

As of June 27, 2015, there were 131,164,207 Infinera Shares issued and outstanding. No shares of preferred stock were issued and outstanding. The aggregate par value for Infinera’s issued and outstanding capital stock as of June 27, 2015, was approximately USD 131,164.21. All issued and outstanding shares of capital stock have been fully paid.

At the end of fiscal 2014, Infinera’s issued and outstanding capital stock consisted of 126,160,307 Infinera Shares, with an aggregate par value of approximately USD 126,160.1 Since the end of fiscal 2014 through March 28, 2015, Infinera’s issued and outstanding capital stock has increased by 2,933,337 shares. The aggregate par value of the increase in capital stock is approximately USD 2,933. Such increase is the result of issuances of 2,933,337

Infinera Shares as a result of shares issued under Infinera’s equity incentive and employee benefit programs.

Assuming that all outstanding shares in Transmode are tendered in the Offer under the Original Consideration Alternative, 13,037,699 Infinera Shares will be issued under the Offer, corresponding to approximately 9.9 percent of Infinera Shares outstanding at June 27, 2015.

Assuming that all outstanding shares in Transmode are tendered in the Offer under the Capped Cash Alternative and that a maximum pro-rata reduction is carried out, 5,300,073 Infinera Shares will be issued under the Offer, corresponding to approximately 4.0 percent of Infinera Shares outstanding at June 27, 2015.

The Infinera Shares have been issued under U.S. laws and are denominated in USD. The shares are not subject to any mandatory takeover bids, squeeze-outs or sell-out process. No public takeover bid has occurred since Infinera was established.

For further information on the rights attached to the

Infinera Shares, see “–Constitutive documents and legal comparison.”

The below table shows changes in the number of outstanding shares since January 1, 2012.

Fiscal year	Event	Change, number of shares	Change, aggregate par value, USD	Total number of shares	Par value per share, USD	Aggregate par value, USD
2012	Balance as at January 1, 2012 –
	first day of fiscal year			106,976,197	0.001	106,976.197
2012	Issued under incentive programs	5,485,195	5,485.195	112,461,392	0.001	112,461.392
2013	Issued under incentive programs	7,425,528	7,425.528	119,886,920	0.001	119,886.920
2014	Issued under incentive programs	6,273,387	6,273.387	126,160,307	0.001	126,160.307
2015	Issued under incentive programs	2,933,337	2,933.337	129,093,644	0.001	129,093.644
2015	Balance as at March 28, 2015 –
	last day of Q1 fiscal year 2015			129,093,644	0.001	129,093.644

1 At the end of fiscal 2013, Infinera’s issued and outstanding capital stock consisted of 119,886,920 Infinera Shares, with an aggregate par value of approximately USD 119,887.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Major stockholders

Under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), stockholders who hold a 5 percent or greater security interest in the issuer are required to disclose their holdings to the SEC. The following table sets forth each person, known to the Board based on such filings, holding a 5 percent or greater security interest in Infinera as of June 27, 2015.

Name of beneficial owners	Number of shares	Percentage of shares and votes beneficially owned[1]
FMR LLC[2]	18,792,952	14.3%
The Vanguard Group[3]	7,728,166	5.9%
BlackRock, Inc.[4]	7,108,991	5.4%
Total three largest stockholders	**33,630,109**	**25.6%**
Other stockholders	97,534,098	74.4%
Total	**131,164,207**	**100%**

[1] Based on 131,164,207 Infinera Shares outstanding on June 27, 2015.

[2] Information based on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR, Edward C. Johnson III (FMR's Director and Chairman), Abigail P. Johnson (FMR's Director, Vice Chairman, Chief Executive Officer and President) and Fidelity Growth Company Fund ("**Fidelity**"). Such amendment states that FMR is deemed to be the beneficial owner of 18,792,952 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 11,614,794 shares as a result of its acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Such amendment further states that (a) FMR has sole voting power over 2,200,500 shares, shared voting power over no shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares; (b) Mr. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares; (c) Ms. Johnson has neither sole nor shared voting power over any shares, sole dispositive power over 18,792,952 shares, and shared dispositive power over no shares and (d) Fidelity has sole voting power over 11,614,794 shares, shared voting power over no shares, sole dispositive power over no shares, and shared dispositive power over no shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

[3] According to a Schedule 13G/A filed with the SEC on February 10, 2015 by Vanguard. Vanguard is the beneficial owner of 7,728,166 and has sole voting power with respect to 167,400 shares, sole dispositive power with respect to 7,571,966 shares and shared dispositive power with respect to 156,200 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[4] According to a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock. BlackRock is the beneficial owner of 7,108,991 shares and has sole voting power with respect to 6,841,607 shares and sole dispositive power with respect to 7,108,991 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

Share price development

The Infinera Shares are listed on the NASDAQ Global Select Market under the symbol "INFN." The following table sets forth, for the time periods indicated, the high and low sales prices of the Infinera Shares as reported on the NASDAQ Global Select Market.

	High	Low
Second Quarter 2015	$ 22.95	$ 17.58
First Quarter 2015	$ 19.70	$ 13.00
Fourth Quarter 2014	$ 15.74	$ 9.15
Third Quarter 2014	$ 11.84	$ 8.32
Second Quarter 2014	$ 9.65	$ 7.89
First Quarter 2014	$ 10.14	$ 6.96
Fourth Quarter 2013	$ 11.91	$ 8.59
Third Quarter 2013	$ 12.16	$ 9.24
Second Quarter 2013	$ 11.65	$ 6.06
First Quarter 2013	$ 7.75	$ 5.66

Source: The NASDAQ Global Select Market

118 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Stock performance graph

The following graph compares the cumulative five-year total return to stockholders on Infinera Shares relative to the cumulative total returns of the Nasdaq Composite Index and the NASDAQ Telecommunications Index. An investment of USD 100 (with reinvestment of all dividends, if any) is assumed to have been made in Infinera Shares and in each of the indexes on December 26, 2009 and its relative performance is tracked through December 27, 2014. The NASDAQ Telecommunications Index contains securities of NASDAQ-listed companies classified according to the Industry Classification Benchmark as Telecommunications and Telecommunications Equipment. They include providers of fixed-line and mobile telephone services, and makers and distributors of high-technology communication products.

Comparison of five-year cumulative total return2

Among Infinera Corporation, the NASDAQ

Composite Index, and the NASDAQ

Telecommunications Index

300

250

200

150

100

50

0

Dec 09 Dec 10 Dec 11 Dec 12 Dec 13 Dec 14

Infinera Corp

NASDAQ Composite

NASDAQ Telecommunications

Central securities depository

The Infinera Shares are registered with the DTC in the United States. The registrar and transfer agent for Infinera Shares is Computershare Shareowner Services LLC, 250 Royall Street, Canton, Massachusetts 02021, USA. The Infinera Shares that will be delivered as consideration in the Offer will be registered in the name of the shareholder. No share certificates will be issued with respect to these shares. The shares will be delivered to accepting Transmode shareholders through Euroclear’s systems.

The CUSIP (Committee on Uniform Securities Identification Procedures) number for the Infinera Shares is 45667G103. The ISIN code is US45667G1031.

Stockholder agreements

As far as the Board is aware, there are no stockholders’ agreements or any other agreements in place between the stockholders of Infinera, which aim to exercise joint influence over Infinera. Nor is the Board aware of any agreements or equivalent which may result in any change of control over Infinera.

Dividend and dividend policy

Infinera has not paid any cash dividends on its common stock and does not intend to pay any cash dividends on its common stock in the near future.

If Infinera would change its policy and in the future pay dividends with respect to its shares of common stock, for stockholders holding their shares through Euroclear Infinera intends to pay dividend through Euroclear. However, the methodology for providing payments of dividends through Euroclear has not yet been established and no agreement with Euroclear regarding administration of dividend has been entered into. The lack of agreement with Euroclear does not deprive holders of shares of the right to receive any future dividend payments, but may cause delays and other problems in relation to the administration of the dividend. For further information see “–Constitutive documents and legal comparison–Dividends.”

Convertible Senior Notes

In May 2013, Infinera issued the Convertible Senior Notes to certain institutional buyers.

The initial conversion rate is 79.4834 Infinera Shares per USD 1,000 principal amount of Convertible Senior Notes, subject to anti-dilution adjustments. The initial conversion price is approximately USD 12.58 per Infinera Share. Based on the initial conversion rate and if fully converted, the Convertible Senior Notes entitle to in aggregate 11,922,510 Infinera Shares, corresponding to approximately 9.1 percent of Infinera’s shares outstanding as of June 27, 2015.

Throughout the term of the Convertible Senior Notes, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividends. Holders of the Convertible Senior Notes will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Accrued but unpaid interest will be deemed to be paid in full upon conversion

2 USD 100 invested on December 26, 2009 in stock or December 31, 2009 in index, including reinvestment of dividend, if any. Index calculated on month-end basis.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

rather than canceled, extinguished or forfeited. Holders may convert their Convertible Senior Notes under the following circumstances:

during any fiscal quarter commencing after the fiscal quarter ending on September 28, 2013 (and only during such fiscal quarter) if the last reported sale price of the Infinera Shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130 percent of the conversion price on each applicable trading day;

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per USD 1,000 principal amount of Convertible Senior Notes for each trading day of the measurement period was less than 98 percent of the product of the last reported sale price of Infinera Shares and the conversion rate on each such trading day;

upon the occurrence of specified corporate events described under the Indenture, such as a consolidation, merger or binding share exchange; or

at any time on or after December 1, 2017 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Senior Notes at any time, regardless of the foregoing circumstances.

If Infinera undergoes a fundamental change as defined in the Indenture governing the Convertible Senior Notes, holders may require Infinera to repurchase for cash all or any portion of their Convertible Senior Notes at a repurchase price equal to 100 percent of the principal amount of the Convertible Senior Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), Infinera will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Convertible Senior Notes in connection with such make-whole fundamental change.

For further information, see “–Operational and

financial review–Liquidity,” “–Legal considerations and supplementary information–Material agreements”, Note

9 in Infinera’s annual report on Form 10-K for the fiscal year 2014 and Note 9 in Infinera’s quarterly report on Form 10-Q for the first quarter 2015.

Share-based incentive programs

Infinera has adopted three share-based incentive programs (the 2000 Plan, the 2007 Plan and the ESPP). Under the 2007 Plan and the ESPP, 22,094,666 Infinera Shares are available for future grant as of June 27, 2015, corresponding to approximately 16.8 percent of Infinera’s shares outstanding as of June 27, 2015. The 2000 Plan expired on December 6, 2010 and no new equity grants may be made pursuant to the 2000 Plan. For further information on the share-based incentive programs, see

“–Board of Directors, Executive Officers and Auditor–Share-based incentive programs.”

Board authorizations

The Board can authorize, by majority vote and without stockholder approval, the issuance of additional Infinera Shares, up to the number of shares authorized and not outstanding under Infinera’s certificate of incorporation. Consequently, the issuance of Infinera Shares will not require stockholder approval.

Provided that all conditions for completion of the Offer are fulfilled and the Offer is completed, the Board has authorized the issuance of the Infinera Shares to be delivered to accepting Transmode shareholders.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Infinera

Legal considerations and supplementary information

General corporate information

Infinera’s full corporate name (and trading name) is Infinera Corporation. Infinera is a U.S. corporation incorporated in the State of Delaware, under the Delaware corporate number 3325877. The address of Infinera’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, the United States of America. Infinera was incorporated on December 6, 2000 under the name “Don 1, Inc.,” and originally operated under the name “Zepton Networks.” Infinera is headquartered in Sunnyvale, California, USA and Infinera’s principal executive offices are located at 140 Caspian Court, Sunnyvale, CA 94089, USA. Infinera’s business is conducted in accordance with the General Corporation Law of the State of Delaware.

Material agreements

Presented below is a summary of material contracts (other than contracts entered into in the ordinary course of business) into which either Infinera or its subsidiaries has entered within the two years immediately preceding the date of this Offer Document, as well as a summary of any other contract (that is not a contract entered into in the ordinary course of business) that either Infinera or its subsidiaries has entered into that contains obligations or entitlements that are material to Infinera as of the date of this Offer Document.

Indenture relating to Convertible Senior Notes

On May 30, 2013, Infinera issued USD 150 million aggregate principal amount of 1.75% Convertible Senior Notes due 2018, which includes the exercise in full of the overallotment option granted to the initial purchasers of the Convertible Senior Notes (the “Initial Purchasers”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Interest on the Convertible Senior Notes is payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. The Convertible Senior Notes will mature on June 1, 2018, unless earlier repurchased or converted (for further information about the circumstances for early conversion see “–Shares and ownership structure–Convertible Senior Notes”). Infinera may not redeem the Convertible Senior Notes prior to maturity. Infinera issued the Convertible Senior Notes pursuant to the Indenture dated as of May 30, 2013 by and between Infinera and U.S. Bank National Association, as trustee. The Convertible Senior Notes are unsecured and do not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by Infinera. The initial conversion rate is 79.4834 Infinera Shares per USD 1,000 principal amount of Convertible Senior Notes (equivalent to an initial conversion price of approximately USD 12.58 per Infinera Shares). The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjust for any accrued and unpaid interest. For further information see “–Shares and ownership structure–Convertible Senior Notes,” Note 9 in Infinera’s annual report on Form 10-K for the fiscal year 2014 and Note 9 in Infinera’s quarterly report on Form 10-Q for the first quarter 2015.

Legal and arbitration proceedings

Infinera conducts operations in several countries and, in the ordinary course of business, Infinera is from time to time subject to disputes, claims and administrative procedures.

Cambrian Science patent infringement litigation

On July 12, 2011, Infinera was notified by Level 3 that Cambrian filed suit against Level 3 and six other defendants, including Cox Communications, Inc., XO Communications, LLC, Global Crossing Limited, 360Networks (USA), Inc., Integra Telecom, Inc. and IXC, Inc. dba Telekenex (collectively, the “Defendants”) in the U.S. District Court for the Central District of California alleging infringement of the ‘312 Patent and requesting damages for such alleged infringement (the “Cambrian Claim”). The nature of the Cambrian Claim involves allegations of infringement of the ‘312 Patent resulting from the Defendants’ use of certain products and systems in the Defendants’ networks, including the Infinera DTN platform. On August 24, 2011, Cambrian amended the complaint to name Infinera as a defendant. Infinera assumed the defense of the Cambrian Claim and filed an answer to Cambrian’s complaint on September 21, 2011, in which Infinera denied infringement of the ‘312 Patent and raised other defenses. Cambrian filed a second amended complaint on October 6, 2011, which included many of the same allegations as in the original complaint. Infinera filed a response to the second amended complaint on October 21, 2011, in which Infinera maintained the same denials and defenses as in the initial answer. On December 23, 2011, Infinera filed a motion requesting that the district court stay the case with respect to each of the above-noted customer Defendants. Cambrian filed its opposition to Infinera’s motion on December 30, 2011. Infinera’s request was denied in the district court’s decision on March 7, 2012. Infinera presented evidence on the appropriate

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meanings of relevant key words used in the patent claims during a claim construction hearing on November 20, 2012.

On June 17, 2013, the district court issued an order regarding claim construction, in which the district court agreed with almost all of Infinera’s proposed claim constructions. On October 17, 2013, the parties met for a court-mandated mediation. On April 24, 2014, Infinera filed two motions for summary judgment relating to non-infringement and Cambrian’s claim to an earlier date of invention. The district court held a hearing on the summary judgment motions on June 9, 2014. On July 2, 2014, the district court granted Infinera’s motion for summary judgment on non-infringement and entered a final judgment of non-infringement of the ‘312 Patent. On August 1, 2014, Cambrian filed a notice of appeal regarding the ruling of non-infringement to the Court of Appeals for the Federal Circuit (“CAFC”) and Cambrian’s appeal brief was filed on November 6, 2014. Infinera filed a response brief on January 5, 2015, and on February 2, 2015, Cambrian filed their reply brief. Oral argument of this appeal took place on May 5, 2015 and the matter was submitted to the CAFC for decision. On June 29, 2015, the CAFC affirmed the district court’s claim construction and grant of summary judgment of non-infringement. After the district court granted summary judgment, Infinera is seeking to recover certain costs and attorney’s fees from Cambrian.

As of March 28, 2015, Infinera concluded that the likelihood of a loss with respect to this suit was remote and the amount of any loss would be insignificant. Infinera does not believe the outcome of this matter will have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. Factors that Infinera considered in the determination of the likelihood of a loss and the estimate of that loss in respect to this matter included the merits of the case, the district court granting the motion for summary judgment for non-infringement, the entry of final judgment of non-infringement and the current stage of the litigation. However, the outcome of such legal matters is inherently unpredictable and subject to uncertainty.

Related party transactions

Infinera has adopted a formal policy providing that its Executive Officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with Infinera without the prior consent of the Audit Committee, or other independent members of the Board in the case it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for Infinera to enter into a transaction with an Executive Officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds USD 120,000 must first be presented to the Audit Committee for review, consideration and approval. All of Infinera’s directors, Executive Officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to Infinera, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, Infinera’s best interests, as Infinera’s Audit Committee determines in the good faith exercise of its discretion.

No transactions have taken place between Infinera and any related parties during the fiscal years 2012-2014 and during the current fiscal year up to the date of this Offer Document.

Advisors

Infinera has retained Morgan Stanley & Co. LLC, operating, as required, through its affiliate, Morgan Stanley & Co. International plc, as financial adviser; Mannheimer Swartling Advokatbyrå AB as Swedish legal adviser; and Wilson Sonsini Goodrich & Rosati, P.C. as U.S. legal adviser in connection with the Offer.

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Constitutive documents and legal comparison

Infinera is incorporated in the state of Delaware and the rights of Infinera stockholders are currently governed by the DGCL, the Nasdaq Listing Rules, U.S. Federal law and by Infinera’s certificate of incorporation and bylaws (together the “Constitutive Documents”). Transmode is organized under the laws of Sweden and the rights of Transmode shareholders are currently governed by Swedish law and regulations, Nasdaq Stockholm’s Rulebook for issuers, the Swedish Corporate Governance Code (the “Swedish Code”) (the provisions of the Swedish Code apply on a “comply or explain” basis) and by Transmode’s articles of association. After the completion of the Transaction, shareholders of Transmode will become stockholders of Infinera and will become subject to the DGCL and the certificate of incorporation and the bylaws of Infinera.

The following is a summary of the rights of holders of Infinera Shares based on the DGCL and Infinera’s certificate of incorporation and bylaws. The summary also sets out certain differences between Delaware corporate law and Delaware corporate governance principles compared to the Swedish Companies Act (the “Companies Act”) (to the extent applicable to companies whose shares are traded on a regulated market) and the Swedish Code, with the aim to highlight material differences between the rights of Infinera stockholders and the rights of Transmode shareholders. It should be noted that Infinera is not required to comply with the corporate governance rules of the Swedish Companies Act or of the Swedish Code. This summary is not intended to be a complete discussion of the respective rights of Infinera stockholders and Transmode shareholders but is of a general nature only. It does not claim to give an exhaustive account of the aforementioned corporate documents, nor of all potentially relevant differences between Delaware and Swedish law or corporate governance requirements, material or not. Further important information is provided in the sections “–Board of Directors, Executive Officers and Auditor” and “–Shares and ownership structure.”

General

Infinera’s Amended and Restated Certificate of Incorporation is dated 12 June 2007 and its Amended and Restated Bylaws were adopted on 11 February 2009.

The business of Infinera

Delaware law / Infinera’s Constitutive Documents

Under the DGCL, a corporation’s certificate of incorporation must set forth the nature of the business or purposes to be conducted or promoted. It is sufficient to state, either alone or with other businesses or purposes, that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any.

Pursuant to Article III of its certificate of incorporation, the purpose of Infinera is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Swedish law

Under the Companies Act, the objectives of a Swedish company must be set out in the articles of association. These objectives set out the limits within which the company can operate.

Pursuant to Section 3 of Transmode’s articles of association, Transmode shall design, develop, manufacture and sell products in the area of telecommunications systems through the company itself or through subsidiaries, including providing management services, financial and group management services, and conduct other business compatible therewith.

Shares and share capital

Delaware law / Infinera’s Constitutive Documents

Under the DGCL, if the corporation is to be authorized to issue more than one class of stock, the certificate of incorporation must set forth the total number of shares of all classes of stock which the corporation shall have authority to issue and the number of shares of each class and must specify the par value (if any) of the shares of each such class.

The authorized capital stock of Infinera consists of 500,000,000 shares of common stock, USD 0.001 par value and 25,000,000 shares of preferred stock, USD 0.001 par value, which may be issued from time to time in one or more series pursuant to resolution adopted by the by the Board. The Board is authorized, subject to limitations prescribed by law, to fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences.

As of June 27, 2015, there were 131,164,207 Infinera Shares outstanding and no shares of preferred stock outstanding.

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Swedish law

Under the Companies Act, the articles of association of a company must state the share capital or, where the share capital may be determined at a lower or higher amount without an alteration of the articles of association, the minimum share capital and maximum share capital, whereupon the minimum share capital shall be not less than one-fourth of the maximum share capital. The articles of association must also state the number of shares or, where a minimum share capital and a maximum share capital are stated in the articles of association, a minimum and maximum number of shares whereupon the relationship between the minimum share capital and the minimum number of shares shall be the same as the relationship between the maximum share capital and the maximum number of shares.

Under the Companies Act, a company may issue different classes of shares provided that such classes of shares are specified in the company’s articles of association and that the maximum number of shares in the articles of association are not exceeded.

Issuance of shares

Delaware law / Infinera’s Constitutive Documents

The authorized but unissued shares of Infinera common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NASDAQ Global Select Market (see “–Certain extraordinary corporate actions and restrictions on change of control” below). Thus, Infinera’s

Board of Directors can authorize, by majority vote and without stockholder approval, the issuance of additional Infinera Shares as well as shares of preferred stock, up to the number of shares authorized and not outstanding under Infinera’s certificate of incorporation.

These additional shares may be deemed to have an anti-takeover effect and may delay or prevent a change of control of Infinera. In particular, Infinera’s Board could issue shares of preferred stock that could, depending on the terms of the series, discourage a potential acquirer from making an unsolicited acquisition attempt or otherwise deter a transaction that a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Under the DGCL, a proposed amendment to the certificate of incorporation to change the number or type of shares of authorized capital stock requires the approval of the Board of Directors and the affirmative vote of a majority of all shares entitled to vote on the matter. If an amendment would adversely affect the rights of any stockholder of a particular class or series of stock, a majority of the outstanding shares of that class or series, voting as a class, also must vote to authorize the amendment.

Swedish law

Under the Companies Act, resolutions on new share issues are passed by the shareholders at a shareholders’ meeting. At a shareholders’ meeting, the shareholders may also authorize the Board of Directors to issue new shares, provided that the authorization is within the limits of the number of shares and share capital set out in the company’s articles of association. Further, the Board of Directors may resolve to issue new shares without such authorization, provided that the resolution is conditioned upon the shareholders’ approval at a shareholders’ meeting and within the limits of the number of shares and share capital set out in the company’s articles of association.

Further, under the Companies Act, an alteration of the articles of association to amend the limits of the number of shares and share capital requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of alteration, however in any case a valid resolution requires not less than two-thirds of the votes cast and of the shares represented at the meeting.

Pre-emptive rights

Delaware law / Infinera’s Constitutive Documents

Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess pre-emptive rights to subscribe to additional issuances of the corporation’s stock.

Infinera’s certificate of incorporation does not provide that stockholders possess any pre-emptive right to subscribe to additional issuances of Infinera’s capital stock.

Swedish law

Under the Companies Act, shareholders have pre-emptive rights (Sw. företrädesrätt) to subscribe for new shares issued in proportion to their shareholdings as of a certain record date for the new share issue. Pre-emptive rights to subscribe do not apply with respect to shares issued for consideration other than cash, shares issued pursuant to convertible debentures or warrants previously granted by the company. The pre-emptive rights to subscribe for new shares may also be set aside by a resolution passed by two-thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue.

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Redemption provisions

Delaware law / Infinera’s Constitutive Documents

Under the DGCL, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption, provided that if a corporation redeems its stock, immediately following any such redemption, the corporation must have outstanding one or more shares of one or more classes which shares together must have full power to vote on matters submitted to a vote of stockholders. Holders of Infinera Shares do not have redemption rights under the certificate of incorporation and bylaws.

Swedish law

Under the Companies Act, a listed company may purchase a maximum of ten percent of all outstanding shares in the company provided that a shareholders’ meeting has resolved upon this with a qualified majority. A shareholders’ meeting may also resolve upon the redemption of the company’s shares. Purchase of own shares or redemption of the company’s shares may only be made if, after the payment of the purchase or redemption price, there is sufficient coverage for the company’s restricted equity and the payment is justified, taking into consideration the equity required for the type of operations, the company’s need for consolidation and liquidity as well as the company’s financial position in general.

Voting rights

Delaware law / Infinera’s Constitutive Documents

Delaware law and Infinera’s certificate of incorporation provide that each stockholder is entitled to one vote for each Infinera Share held on all matters submitted to a vote of stockholders. Infinera’s stockholders do not have cumulative voting rights.

Should the Board authorize the issuance of shares of preferred stock, the Board is authorized, subject to limitations prescribed by law, to fix the voting rights for these shares of preferred stock.

Swedish law

Under the Companies Act, different classes of shares may have different voting rights. No share may however have a voting right which exceeds the voting rights of any other share by more than ten times.

Dividends

Delaware law / Infinera’s Constitutive Documents

Infinera has not paid any cash dividends to date and does not intend to pay any cash dividends on the Infinera Shares in the near future. If Infinera should change its policy and in the future pay cash dividends with respect to Infinera Shares, holders of Infinera Shares would be entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor, subject to any preferential dividend rights of any outstanding shares of preferred stock. The Board determines the record date for any dividends declared. Thereafter, the ex-dividend date would typically be set by Infinera’s stock exchange. A stockholder of record that owns Infinera’s stock on the record date will be entitled to receive the dividend payment. Any party who purchases Infinera’s stock on or after the ex-dividend date will not be entitled to the dividend payment. If a holder of Infinera Shares entitled to a future dividend, if any, cannot be reached for a certain period of time (which time period varies from state to state), the stockholder’s claim to the dividend amount will typically be abandoned to the stockholder’s last known state of residence. In the case of a foreign stockholder, the dividend amount would typically revert to Infinera’s state of incorporation. Neither the DGCL, nor Infinera’s certificate of incorporation or bylaws contain any restrictions regarding the right to dividends of stockholders outside the United States or Sweden. However, U.S. withholding tax is normally deducted with respect to non-U.S. stockholders. For further information see “Material U.S. federal income tax considerations–Tax consequences to non-U.S. holders–Consequences of ownership of Infinera Shares–Dividends.”

Swedish law

Under the Companies Act, only a vote of shareholders at a shareholders’ meeting may authorize the payment of dividends. A resolution to pay dividends may, with some exceptions, not exceed the amount recommended by the Board of Directors. Dividends may only be made if, after the payment of the dividend, there is sufficient coverage for the company’s restricted equity and the payment of dividends is justified, taking into consideration the equity required for the type of operations, the company’s need for consolidation and liquidity as well as the company’s financial position in general. Each person who is registered as a shareholder in the share register maintained by Euroclear as of the record date for the dividend determined at the shareholders’ meeting (usually the second business day following the shareholders’ meeting) will be entitled to receive the dividend distribution. Dividends are normally distributed to the shareholders through Euroclear. Where a shareholder cannot be reached through Euroclear, the shareholder’s claim on the company with respect to the dividend amount will remain in force and shall be limited in time only pursuant to the general Swedish rules regarding a 10-year limitations period for claims. Where any claim is time-barred, the dividend shall inure to the company.

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Distribution of assets upon liquidation

Delaware law / Infinera’s Constitutive Documents

A corporation dissolved in accordance with the DGCL is required to make arrangements to pay all claims or obligations in full if there are sufficient assets. If there are insufficient assets, claims and obligations shall be paid or provided for in accordance with their priority, and, among claims of equal priority, ratably to the extent of assets legally available. Any remaining assets shall be distributed to the stockholders of the dissolved corporation (but not before the expiration of 150 days from the date of the last notice provided pursuant to Delaware law). Upon the liquidation, dissolution, or winding up of Infinera, the holders of Infinera Shares are entitled to receive ratably the net assets of Infinera available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

Swedish law

Under the Companies Act, all shares carry equal rights in a liquidation unless otherwise provided in the articles of association of the company.

Stockholders’ meetings

Annual meetings and extraordinary meetings

Delaware law / Infinera’s Constitutive Documents

The DGCL provides that the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the Board of Directors. Notwithstanding the foregoing, the Nasdaq Listing Rules require Infinera to hold an annual meeting of stockholders no later than one year after the end of its last completed fiscal year. In addition, under Delaware law, if a company does not hold an annual meeting of stockholders within 13 months of its last annual meeting, any stockholder or director may seek an order from the Delaware Court of Chancery to require a meeting. Special meetings of the stockholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Infinera’s bylaws require that an annual meeting be held each year and that special meetings of stockholders be called only by the Board, the chairperson of the Board, the Chief Executive Officer, or the president if there is no Chief Executive Officer. The Board may determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication. Business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. The results of a stockholder vote should be filed with the SEC within four business days after the meeting.

Swedish law

Under the Companies Act, shareholders’ meetings shall be held in the city where the Board of Directors holds its office. An annual shareholders’ meeting shall be held within six months of the expiry of each financial year. The Swedish Code stipulates that the Chairman of the Board of Directors together with a quorum of directors, as well as the managing director, shall attend shareholders’ meetings. The Chairman of the shareholders’ meeting shall be nominated by the nomination committee and elected by the shareholders’ meeting. The minutes of a shareholders’ meeting shall be available on the company’s website no later than two weeks after the meeting.

Extraordinary shareholders’ meetings may be called by the Board of Directors, where the Board believes that reason exists to hold a general meeting prior to the next ordinary general meeting. The Board of Directors shall also convene an extraordinary general meeting where an auditor of the company or owners of not less than one-tenth of all shares in the company demand in writing that such a meeting be convened to address a specified matter.

Notices

Delaware law / Infinera’s Constitutive Documents

Under the DGCL, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Swedish law

Under the Companies Act, notice of an annual general meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of an annual general meeting. In general, notice of extraordinary general meetings must be issued no sooner than six weeks and no later than three weeks before the meeting. Listed companies must always notify shareholders of a general meeting by advertisement in the Swedish Official Gazette and on the company’s website. Subject to its articles of association, the company must either publish the full notice in a daily newspaper with nation-wide circulation or a short form message containing information regarding the notice and where it can be found. The notice shall include an agenda listing each item that the meeting is to resolve upon.

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Record date

Delaware law / Infinera’s Constitutive Documents

Under the DGCL and Infinera’s bylaws, Infinera’s Board may fix the record date for a stockholder meeting, which record date must not be more than 60 nor less than 10 days before the date of such meeting.

Swedish law

Under the Companies Act, in order for a shareholder in a company to participate in a shareholders’ meeting, the holder must have his or her shares registered in his or her own name in the shareholders’ register kept by the central securities depository on the fifth weekday prior to the date of the shareholders’ meeting.

Advance notice requirements for stockholder proposals and director nominations

Delaware law / Infinera’s Constitutive Documents

Infinera’s bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing.

To be timely, a stockholder nominating individuals for election to the Board of Directors or proposing business must provide advance notice to Infinera not less than 45 days nor more than 75 days prior to the anniversary date on which Infinera mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. In the case of stockholder nominations of directors at a special meeting, notice must be provided to Infinera not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Swedish law

A shareholder who wishes to have a matter addressed at a shareholders’ meeting shall submit a written request therefor to the Board of Directors. The matter shall be addressed at the meeting, provided the request was received by the Board of Directors: (i) not later than one week prior to the earliest date on which notice to attend the shareholders’ meeting may be issued; or (ii) after the date specified in point (i), but in due time for the matter to be included in the notice to attend the meeting.

Voting at stockholders’ meetings

Delaware law / Infinera’s Constitutive Documents

Stockholders holding shares as of the record date may vote their shares in person at a stockholder meeting.

Shares held beneficially in street name (including shares registered with Euroclear and held by Euroclear through its account with Brown Brothers Harriman) may be voted in person at the stockholder meeting only if the stockholder obtains a legal proxy issued in its name from the broker, trustee or other nominee that holds such stockholder’s shares.

Stockholders of record may also vote by submitting a proxy by mail or over the internet, or by telephone. Stockholders that hold shares beneficially in street name may vote by proxy by submitting voting instructions to their broker, trustee or other nominee.

Swedish law

Under the Companies Act, shareholders of record as of the record date are entitled to vote at a general meeting (in person or by appointing a proxy holder). Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a general meeting must request to be temporary registered as a shareholder of record at the record date. Shareholders must also, if provided for in the articles of association, give notice of their intention to attend the shareholders’ meeting.

Limits on ability of stockholders to act by written consent

Delaware law / Infinera’s Constitutive Documents

Delaware law provides that unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

Infinera’s certificate of incorporation provides that its stockholders may not act by written consent. In addition, Infinera’s bylaws require that special meetings of stockholders be called only by the Board, the chairperson of the Board, the Chief Executive Officer, or the president if there is no Chief Executive Officer. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of Infinera’s stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Swedish law

There is no right of shareholders to act by written consent unless all shareholders of the company agree, which is not a practical possibility for Swedish companies whose shares are traded on a regulated market.

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Certain extraordinary corporate actions and restrictions on change of control

Delaware law / Infinera’s Constitutive Documents

Generally, under the DGCL, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires: (i) the approval of the Board of Directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter. Infinera’s certificate of incorporation does not require a vote of a larger portion of stock.

Under the listing rules of The NASDAQ Stock Market, acquisitions involving the following require stockholder approval: (a) where any director, officer or substantial stockholder of the issuer has a 5 percent or greater interest (or such persons collectively have a 10 percent or greater interest), in the company or assets to be acquired or the consideration to be paid in the transaction and the issuance of Infinera Shares could result in an increase in outstanding Infinera Shares or voting power of 5 percent or more; or (b) where, due to the issuance of additional Infinera Shares, or securities convertible into or exercisable for Infinera Shares, other than a public offering for cash: (i) the Infinera Shares have, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or securities; or (ii) the number of Infinera Shares to be issued is or will be equal to or in excess of 20 percent of the number of Infinera Shares outstanding before the issuance of such stock or securities.

Infinera is also subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless: (i) prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15 percent or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15 percent or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. Infinera expects the existence of this provision to have an anti-takeover effect with respect to transactions Infinera’s Board does not approve.

Swedish law

Under the Companies Act, a merger requires a resolution to be passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of companies involved, however in any case a valid resolution requires not less than two-thirds of the votes cast and the shares represented at the meeting. A liquidation requires a resolution to be passed at a shareholders’ meeting supported by more than half of the votes cast, unless otherwise provided in the articles of association of the company. A material change of the operations conducted by the company may require a change of the company’s objectives in the articles of association. For further information see “–Amendment to the Constitutive Documents.”

Good practice on the Swedish stock market requires that certain decision making procedures be applied if a Swedish listed company decides to transfer or acquire shares in a subsidiary, a business or other assets, to or from a Board member, a deputy Board member, the managing director, the deputy managing director, other employees or larger shareholders (including related parties to such persons). Under these procedures the transfer or acquisition must be approved by the shareholders at a shareholders’ meeting and the Board of Directors must obtain a valuation report or fairness opinion from an independent expert as a basis for the decisions by the shareholders’ meeting. Moreover, the Board of Directors shall prepare a statement/report regarding the proposed transfer or proposed acquisition.

Mandatory takeover bids / squeeze-out rules

Delaware law / Infinera’s Constitutive Documents

The DGCL provides that a parent corporation owning at least 90 percent of each class of the stock of a subsidiary

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entitled to vote on a merger can merge with that subsidiary without advance notice or consent of the minority stockholders upon approval by the parent’s Board of Directors.

Swedish law

Under the Swedish Takeover Act, a person who (alone or in concert with a closely related third party) acquires shares carrying 30 percent or more of the voting rights in a Swedish company listed on a regulated market within the EEA or an equivalent market outside the EEA must make a public offer for the remaining shares in the company.

Under the Companies Act, a shareholder holding more than 90 percent of the shares in a company is entitled to acquire the remaining shares from the other shareholders in the company on a compulsory basis. Correspondingly, a minority shareholder is also in such situation entitled to demand that the majority shareholder purchase his or her shares.

Board of Directors

Number of directors

Delaware law / Infinera’s Constitutive Documents

The DGCL provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. Infinera’s certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by Infinera’s Board. The current number of directors of Infinera is fixed at 8.

Swedish law

Under the Companies Act, a public company shall have a Board of Directors consisting of at least three Board members. More than half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office (Sw. Bolagsverket)). The actual number of Board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association.

Nomination, appointment and removal of directors

Delaware law / Infinera’s Constitutive Documents

Infinera’s bylaws provide that nomination of persons for election to Infinera’s Board at a meeting of stockholders may be made by or at the direction of the Board or by any stockholder of Infinera entitled to vote at the meeting who complies with the requisite notice procedures and specifies certain information as set forth in Infinera’s bylaws. To be timely, a stockholder nominating individuals for election to the Board must provide advance notice to Infinera not less than 45 days nor more than

75 days prior to the anniversary date on which Infinera mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. In the case of stockholder nominations of directors at a special meeting, notice must be provided to Infinera not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Infinera’s certificate of incorporation and bylaws provide for the division of its Board into three classes, with no one class having more than one more director than any other class, serving staggered three year terms. Infinera’s directors are elected by a plurality vote, which means that the directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the meeting will be elected.

Under the DGCL, directors may be removed from office, with or without cause, by a majority stockholder vote. Infinera’s certificate of incorporation and bylaws provide that any director may be removed from office by the stockholders only for cause.

These provisions may have the effect of making it more difficult for a third party to acquire control of Infinera, or of discouraging a third party from attempting to acquire control of Infinera.

Directors of the corporation are elected at annual meetings of stockholders. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, at any meeting of the Board rather than by stockholders at a stockholders’ meeting. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

Under the listing rules of The NASDAQ Stock Market, a majority of the members of Infinera’s Board must be independent. In addition, all of the members of Infinera’s Audit Committee and Compensation Committee must be independent, and director nominees selected or recommended to the Board for selection must be chosen by an independent nomination committee or by a majority of the independent members of the Board.

Swedish law

Under Swedish law, the Board of Directors shall, except for any employee representatives, be elected by the annual general meeting of shareholders, unless the articles of association provide otherwise. The members of the

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Board of Directors are usually elected for the period until the end of the next annual general meeting of shareholders, unless a longer term of up to four financial years is set out in the articles of association. It is possible for a Board member to be re-elected for a new term of office. Directors may be removed from office, with or without cause, by the shareholders’ meeting.

The Swedish Code includes certain independence requirements for the directors, according to which more than 50 percent of the directors shall be independent of the company and two out of these shall also be independent of major shareholders.

Companies to which the Swedish Code applies shall have a nomination committee. In addition to nominating directors, the nomination committee shall nominate the Chairman of the Board of Directors and the auditors and shall also propose fees to each director and to the auditors. The nomination committee’s proposals are to be presented in the notice of the shareholders’ meeting and on the company’s website.

Powers of the Board of Directors

Delaware law / Infinera’s Constitutive Documents

Pursuant to the DGCL and Infinera’s bylaws, the business and affairs of Infinera are generally managed by or under the direction of a Board.

Swedish law

Under the Companies Act, the Board of Directors is responsible for the organization of the company and the management of the company’s affairs. The Board shall regularly assess the company’s financial position and, where the company is the parent company in a group, the group’s financial position. Moreover, the Board shall ensure that the company’s organisation is structured in such a manner that accounting, management of funds, and the company’s finances in general are monitored in a satisfactory manner.

The Board of Directors in a public company shall appoint a managing director and may also appoint one or more deputy managing directors. The managing director is responsible for the day-to-day management of the company in accordance with law, which normally includes appointing the other senior executives. The managing director shall be resident within the European Economic Area (unless otherwise approved by the Companies Registration Office).

Remuneration of directors and Executive Officers

Delaware law / Infinera’s Constitutive Documents

Infinera’s Board has the authority to fix the compensation of directors. In addition, Infinera is required under the Nasdaq Listing Rules to have a Compensation Committee to provide independent oversight over executive compensation. To this end, Infinera’s Compensation

Committee is responsible for establishing Infinera’s compensation philosophy and policies, administering all of its compensation plans for Executive Officers, and recommending the compensation for non-employee directors of the Board. The Compensation Committee also oversees, reviews and administers all of Infinera’s material employee benefit plans, including Infinera’s 401(k) plan, and reviews and approves various other compensation policies and matters.

The Nasdaq Listing Rules require Infinera to adopt and maintain a Compensation Committee charter which specifies, among other things, the Compensation Committee’s responsibility for determining, or recommending to the Board for determination, the compensation of the Chief Executive Officer and all other Executive Officers of Infinera.

Swedish law

Under the Companies Act, the remuneration to the Board of Directors shall be determined by the annual general meeting of shareholders, specifying the amount for each director. For companies complying with the Swedish Code, the nomination committee’s proposal to the annual general meeting of shareholders shall include a proposal regarding the remuneration to each director.

In addition, companies shall pursuant to the Swedish Code have a remuneration committee. The remuneration committee shall prepare the Board of Directors’ resolutions regarding executive compensation and shall also monitor and evaluate the company’s principles and levels of remuneration to the executive management, including programs for variable compensation. The Chairman of the Board of Directors may chair the remuneration committee, while other committee members shall be independent of the company and the management. The Swedish Code also stipulates that variable compensation paid in cash to the executive management shall be subject to predetermined limits regarding the total outcome. The Board of Directors shall consider (i) making payment conditional on the performance proving to be sustainable over time and (ii) introducing the right to reclaim remuneration that has been paid on the basis of information which later proves to be manifestly misstated. Furthermore, all share and share-price related incentive schemes for the executive management shall be approved by a shareholders’ meeting.

Right to indemnification

Delaware law / Infinera’s Constitutive Documents

Infinera’s bylaws provide that Infinera shall indemnify its directors, officers and employees to the fullest extent not prohibited by the DGCL (as presently existing or as may thereafter be amended). Infinera is not required to indemnify any director, officer or employee in connection with any proceeding initiated by such person unless the proceeding

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was authorized by the Board. Expenses incurred by persons receiving such indemnification in connection with proceedings may be paid by Infinera as incurred and before final disposition of the proceedings upon receipt of an undertaking by or on behalf of such person to repay the amount if it is determined ultimately that such person is not entitled to be indemnified by Infinera.

The DGCL and Infinera’s bylaws provide that Infinera has the power to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the bylaws.

Swedish law

Swedish corporate law does not contain specific provisions requiring that the articles of association provide for indemnification of Board members, officers or other persons. It is not uncommon, however, for listed Swedish companies to have specific insurance protection arrangements for its Board members and officers. Under the Companies Act, the annual shareholders’ meeting shall resolve on the discharge of the Board of Directors and the managing director from liability. An action for damages on behalf of the company may be available in certain circumstances against a founder, Board member, managing director, auditor or shareholder of the company. Such an action may be instituted where at a shareholders’ meeting the majority, or a minority comprising the owners of at least one-tenth of all shares, has supported the proposal that such an action be instituted. The action for damages in favor of a company may be conducted by owners of at least one-tenth of all shares.

Amendment to the Constitutive Documents

Delaware law / Infinera’s Constitutive Documents

Under Delaware law, the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

Infinera’s certificate of incorporation provides that Infinera reserves the right to amend any provision contained in the certificate of incorporation in the manner prescribed by statute, and all rights conferred upon the stockholders in the certificate of incorporation are granted subject to this reservation.

Delaware law provides that a corporation’s stockholders have the power to vote to amend its bylaws, although the corporation’s certificate of incorporation may give the Board of Directors the power to amend bylaws as well. Pursuant to Infinera’s bylaws, the Board is expressly authorized to adopt, amend or repeal the Bylaws.

Swedish law

Under the Companies Act, an alteration of the articles of association requires a resolution passed at a shareholders meeting. The number of votes required for a valid resolution depends on the type of alteration, however in any case a valid resolution requires not less than two-thirds of the votes cast and of the shares represented at the meeting. The Board of Directors is not authorized to make amendments to the articles of association.

Financial statements, auditor’s reports, auditors and Audit Committee

Delaware law / Infinera’s Constitutive Documents

Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), U.S. public companies are required to deliver audited financial statements in connection with certain of their periodic public reports. These financial statements are audited by Infinera’s independent auditors. Infinera’s relationship with the independent auditors is managed by the audit committee of Infinera’s Board in accordance with the pre-approval and independence requirements and the standards for the audit committee conduct set forth in the rules and regulations of the SEC and NASDAQ.

Swedish law

Under the Companies Act, the shareholders at the annual shareholders’ meeting shall adopt the balance sheet and the profit and loss statement. The annual report, together with the auditors’ report, must be presented at a shareholders annual meeting held within six months of the end of the financial year. A copy of the annual report and the auditors’ report must be made available to the shareholders not less than three weeks before the meeting. Pursuant to the Swedish Code, the Board of Directors shall ensure that the company’s six- or nine-month report is reviewed by the company’s auditor.

Auditors are appointed by a general meeting of shareholders, whereby a registered accounting firm may be appointed auditor. The Swedish Code requires that the Board of Directors shall at least once annually meet the company’s auditor without any member of the executive management present.

Companies whose shares are listed on a regulated market must have an audit committee, unless the assignments of such committee are carried out by the Board of Directors. The audit committee shall, among other things, monitor the company’s financial reporting, internal control, internal audit and risk management, review and monitor the auditor’s impartiality and independence and assist in the preparation of election of auditors.

The members of the audit committee must not be employed by the company and at least one member of the

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committee must be independent and have accounting or auditing skills. Additional independence requirements are set forth in the Swedish Code.

Corporate governance reports

Delaware law / Infinera’s Constitutive Documents

Companies subject to the reporting requirements of the Exchange Act are required to file with the SEC, among other reports and notices: (i) an annual report on Form 10-K within 60 days after the end of each fiscal year; (ii) quarterly reports on Form 10-Q within 40 days after the end of each of the first three fiscal quarters of each year; and (iii) current reports on Form 8-K within four business days after the occurrence of important corporate events (collectively, the “Periodic Reports”). The Periodic Reports are intended to supplement the information that has previously been made public in prior filings with the SEC and also require that Infinera’s principal Executive Officer and principal financial officers make certain certifications regarding Infinera’s internal controls. Under the Exchange Act proxy rules, Infinera must also comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings. Infinera’s Periodic Reports and proxy statement relating to the annual stockholder meeting provide current and prospective investors with information about, among other things, Infinera’s financial performance, corporate history, organizational and leadership structure, equity, holdings, and subsidiaries. Infinera is required to provide certain prescribed information about its directors and Executive Officers in its 10-K or proxy statement, including information regarding their professional backgrounds, ages, equity ownership in Infinera, compensation, and, in the case of directors, qualifications to serve on the Board.

Swedish law

Swedish companies whose shares are subject to trading on a regulated market shall according to law prepare an annual corporate governance report, with information about, among other things, the key elements of the internal control systems, information about major shareholders, information about the Board of Directors and its committees and any mandates for the Board of Directors to issue new shares or acquire treasury shares.

In addition to the requirements as to the content of such report stipulated by legislation, the Swedish Code requires that the company in the report state which rules of the Swedish Code it has not complied with, explain the reasons for each case of non-compliance and describe the solution it has adopted instead. Moreover, the corporate governance report shall include certain information regarding the division of work among the directors and its committees, certain information about the directors and the managing director (such as age, principal education, work experience and shareholdings in the company) and details on any infringement of the stock exchange rules or good practice on the securities market during the past year.

The company must also have a section on its website devoted to corporate governance matters, where the company’s three most recent corporate governance reports are to be posted, together with, among other things, the articles of association, information about the nomination committee, information about upcoming shareholders’ meetings, the minutes of shareholders’ meetings held during the past three years, information about the directors, the managing director and the auditor and a description of the company’s system of variable remuneration to the Board of Directors and the executive management, as well as of each outstanding share and share price related incentive scheme.

Requirements for insider reporting

U.S. Federal Securities Law / Infinera’s Constitutive Documents

Section 16 of the Exchange Act requires directors, officers and stockholders beneficially owning more than 10 percent of the company’s outstanding common stock to report their ownership of the company’s equity securities. These individuals and entities must report initial ownership of the company’s equity securities and any change in the amount of securities owned thereafter, and in some cases an annual statement of beneficial ownership must be reported. The reports are commonly referred to as Forms 3, 4, and 5 and are publicly available on the SEC’s website at www.sec.gov. Under Section 16 of the Exchange Act, individuals or entities that enter into certain acquisition and disposition transactions (or similarly certain disposition and acquisition transactions) involving the company’s equity securities in any period of less than six months must forfeit any net profits from such transactions to the company.

Under Section 13 of the Exchange Act, stockholders beneficially owning more than 5 percent of the company’s outstanding common stock are also required to file certain reports with the SEC disclosing the beneficial ownership and, in certain instances, their intentions with respect to their equity ownership and the relevant company. These reports are commonly referred to as Schedule 13D and Schedule 13G filings and are publicly available on the SEC’s website at www.sec.gov.

The Exchange Act also requires companies to disclose certain purchases of equity securities by themselves and their affiliated purchasers in their annual and quarterly reports covering the applicable fiscal period in which such shares were purchased.

Infinera has also adopted an insider trading policy pursuant to which certain individuals who have or may have

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access to material non-public information must refrain from the purchase or sale of Infinera’s securities other than during the period in any fiscal quarter beginning on the third trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and continuing until the twenty-first (21st) day prior to the end of the then current fiscal quarter, and are also subject to certain internal pre-clearance requirements. Pursuant to Rule 10b5-1 under the Exchange Act and Infinera’s policies, individuals may adopt non-discretionary share trading plans that permit them to buy or sell the company’s common stock notwithstanding the trading limitations described above.

Swedish law

Under Swedish law, persons holding an insider position (Sw. insynsställning) in a company with shares listed on Nasdaq Stockholm are required to report their holdings of shares and other financial instruments in such company (including holdings of certain closely affiliated natural and legal persons) and any changes in such holdings to the SFSA. The reporting shall be made in accordance with the Swedish Act on Reporting Obligations for Certain Holdings of Financial Instruments (SFS 2000:1087) and the reports are publicly available on the SFSA’s website www.fi.se. In addition, the same act stipulates a trading ban for the managing director, the deputy managing director(s), the members and deputy members of the Board of Directors, the external auditor and deputy auditor, as well as for the company itself, during the thirty days preceding the publication of the company’s ordinary quarterly interim reports (including the day of publication).

A holder of shares in a company with shares listed on Nasdaq Stockholm must report to the SFSA information on any acquisitions or transfers of shares in the company resulting in the holding reaching, exceeding or falling below 5, 10, 15, 20, 25, 30, 50, 66 2/3 or 90 percent of the aggregate number of shares or voting rights in the company. The SFSA will publish such reports.

The company itself must publish information about any acquisitions or transfers of own shares resulting in the company’s holding reaching, exceeding or falling below the aforementioned thresholds. The company will also be subject to additional disclosure rules of Nasdaq Stockholm relating to the acquisitions or transfers of own shares.

Obligations for a company to disclose changes in its share capital

Obligations for a company to disclose changes in its share capital

Under U.S. securities laws and Nasdaq listing requirements, a company is required to register shares that are offered and issued pursuant to a public offering. The company must file a publicly available registration statement with the SEC, disclosing certain information about the company and the securities to be offered and issued.

A company may also issue additional shares in a private offering or other unregistered offering. Any such unregistered offering generally must be reported in the company’s annual or quarterly report for the applicable fiscal period in which such shares were sold.

Swedish law

Where the total number of shares or votes in a company with shares listed on Nasdaq Stockholm is increased or reduced, the company shall publish information regarding such change. The disclosure shall be made on the last trading day of the calendar month in which the increase or decrease occurs.

Requirements for distribution of information to the markets

U.S. Federal Securities Law / Infinera’s Constitutive Documents

Under U.S. securities laws and Nasdaq listing requirements, a company is required to file annual and quarterly reports with the SEC and to also generally disclose information about certain specific events within four business days of the relevant event. These reports are referred to as Form 10-Ks (annual report), Form 10-Qs (quarterly reports) and Form 8-Ks (current reports) and are available on the SEC’s website. Regulation Fair Disclosure (FD) also generally prohibits companies from selectively disclosing material information to certain individuals, such as analysts, investors and stockholders, before public disclosure of the information. Nasdaq disclosure rules also require companies to give notice to Nasdaq before releasing certain information publicly.

Swedish law

A company with shares listed on Nasdaq Stockholm is required to publish certain information by means of a press release, including but not limited to financial reports, information relating to shareholders’ meetings, issues of securities, changes to its board, management or auditors, acquisitions or divestments of businesses, transactions with closely related parties, as well as information about decisions or other facts and circumstances that are reasonably expected to affect the price of the company’s securities. Further, the company shall keep available on its website its financial reports (for a minimum of five years from the date of disclosure) and all other information disclosed by the company under the rules of Nasdaq Stockholm (for a minimum of three years from the date of disclosure).

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Historical financial information

Incorporation by reference

Infinera’s audited consolidated financial statements and the auditors’ report for the fiscal years 2012–2014, and Infinera’s unaudited consolidated financial statements for the first quarter 2015, are part of this Offer Document and should be read as part thereof. These financial statements can be found in Infinera’s Annual Reports on Form 10-K for the fiscal years 2012-2014 and in Infinera’s Quarterly Report on Form 10-Q for the first quarter 2015, where reference is as follows.

Infinera Corporation Annual Report on Form 10-K for the fiscal year ended December 27, 2014: page 54 (consolidated balance sheets), page 55 (consolidated statements of operations), page 56 (consolidated statements of comprehensive income/loss), page 59 (consolidated statements of cash flow), pages 60-93 (accounting principles and notes) and page 52 (auditors’ report);

Infinera Corporation Annual Report on Form 10-K for the fiscal year ended December 28, 2013: page 60 (consolidated balance sheets), page 61 (consolidated statements of operations), page 62 (consolidated statements of comprehensive income/loss), pages 65 (consolidated statements of cash flow), pages 66-98 (accounting principles and notes) and page 58 (auditors’ report);

Infinera Corporation Annual Report on Form 10-K for the fiscal year ended December 29, 2012: page 58 (consolidated balance sheets), page 59 (consolidated statements of operations), page 60 (consolidated statements of comprehensive income/loss), page 63 (consolidated statements of cash flows), pages 64-96 (accounting principles and notes) and page 56 (auditors’ report); and

Infinera Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015: page 3 (consolidated balance sheets), page 4 (consolidated statements of operations), page 5 (consolidated statements of comprehensive income/loss), page 6 (consolidated statements of cash flow) and pages 7-23 (accounting principles and notes).

The portions of Infinera’s reports on Form 10-K and 10-Q that are not incorporated by reference, contain information presented elsewhere in this Offer Document or that is not relevant to investors and are not part of this Offer Document. Infinera’s consolidated financial statements for the fiscal years 2012-2014 have been audited by Ernst & Young LLP and the audit reports are attached to the respective reports on Form 10-K.

Other than Infinera’s audited financial statements for the financial years 2012-2014, the pro forma financial statement on pages 64–73, Infinera’s Q2 2015 outlook summary on pages 103–104 and the selected consolidated historical financial information on pages 87–91 of this Offer Document, no information herein has been audited, reviewed, or examined by Infinera’s auditor.

Documents on display

The following documents are available in electronic form at Infinera’s website, www.infinera.com. Copies of the documents are also available upon request during ordinary weekday office hours at Infinera’s headquarters at 140 Caspian Court, Sunnyvale, CA 94089, during the validity of the Offer Document.

Infinera’s Certificate of Incorporation

Infinera’s Bylaws

Infinera’s annual reports on Form 10-K for the fiscal years 2012, 2013, 2014.

Infinera’s quarterly report on Form 10-Q for the first quarter 2015.

In addition, Infinera’s prospectus and Registration Statement on Form S-4 will be made available from the date it has been registered with the SEC.

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Information about Infinera

Independent Auditor’s Report Regarding Selected Historical Financial Information

To the Board of Directors and Shareholders of Infinera Corporation

We have examined the selected historical financial information of Infinera Corporation included in the Company’s Offer Document on pages 87–91, which comprise the three year period ended December 27, 2014. We have not audited or reviewed the company’s unaudited published interim report for the three-month period ended March 28, 2015.

Responsibility of the Board of Directors for the financial reports

The Board of Directors is responsible for ensuring that the selected historical financial information is prepared and accurately extracted from the historical financial statements for the three year period ended December 27, 2014. The Board of Directors is also responsible for ensuring that the selected historical financial information is prepared and presented in an accurate manner in accordance with the requirements of the Swedish Act (1991:980) on Trading in Financial Instruments and the Nasdaq Stockholm’s takeover rules.

Auditor’s responsibility

Our responsibility is to express an opinion on the presentation of the selected historical financial information based on our examination, conducted in accordance with FAR’s Recommendation RevR 5 Examination of Financial Information in Prospectuses.

Opinion

In our opinion, the Company’s presentation of selected historical financial information for the three year period ended December 27, 2014 has been accurately derived from the Company’s financial statements.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the financial statements of Infinera Corporation for the fiscal years 2012, 2013 and 2014 and have expressed unqualified opinions on those financial statements.

San Jose, California, USA

July 7, 2015

Ernst & Young LLP

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Information about Transmode

The below is a summary description of Transmode. The information set out in this description is, unless otherwise stated, based on publicly available information, primarily gathered from Transmode’s annual report for the financial year 2014, Transmode’s website and Transmode’s prospectus from its initial public offering in 2011, and has been reviewed by the Board of Directors of Transmode. See “–Report by the Board of Directors of Transmode.”

Business description

General

Transmode AB is a limited company incorporated and domiciled in Stockholm, Sweden. Transmode is headquartered in Stockholm and its shares have been listed on Nasdaq Stockholm (TRMO) since May 2011.

Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on WDM and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages in the form of cost-efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.

Since 2000 Transmode has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe. Infonetics Research currently estimates that Transmode’s main market of metro WDM equipment will grow by an average of nine percent from 2014 to 2019. Transmode conducts its operations from its headquarters in Stockholm, Sweden, where research and development, deliveries and logistics, marketing, sales support, technical support, finance, administration and management are located. Transmode also has a support and service center in Dallas, Texas, U.S. and a smaller support center in Hong Kong. Transmode has local resources in the UK, Germany, Switzerland, Poland, the Netherlands, Italy, Spain, France, Russia, Malaysia, Singapore, Japan, Canada and Mexico.

Transmode’s products and services are sold directly to end-customers and via resellers and partners globally. The division between direct sales and resellers varies between regions, but for Transmode as a whole, 77 percent of all sales were made via the direct sales channel in 2014.

At year-end 2014, Transmode had 281 employees, a decrease of three employees from year-end 2013.

History

Transmode was formed through the merger of Transmode Systems AB and Lumentis AB in March 2005. Transmode Systems AB had focused on CWDM technology for smaller networks, while Lumentis AB had focused on DWDM technology for use in larger networks. Both Transmode Systems AB and Lumentis AB were started by, amongst others, engineers with experience from Ericsson’s WDM development. Transmode Systems AB commenced its operations in 2000, launching its first all-optical CWDM solution for metro networks in 2001, with its first major CWDM customer deployment to a Swedish utility taking place the same year, followed by its first major customer win in the United Kingdom in 2002. Lumentis AB also commenced its operations in 2000 and brought its first DWDM solution for metro networks to market in 2002, when it also served its first customers. After the merger, Transmode completed the operational integration of the merged businesses and continued to enhance its product portfolio.

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Business concept, targets and strategies

Mission statement

Transmode’s Mission Statement is to deliver packet-optical networking solutions that increase network capacity in a cost-effective and sustainable manner and to make its customers successful, today and tomorrow.

Targets

Transmode’s overall targets:

To grow faster than the market

To grow profitably

To have very satisfied customers

To be an attractive employer

To contribute to a sustainable society

Transmode’s Board of Directors has adopted the following financial targets:

For Transmode’s yearly sales growth to be higher than the yearly growth of the global market for metro WDM equipment.

To have an operating margin of 12 percent (excluding extraordinary items) or more over a business cycle.

To propose an annual dividend, which over time, is between 25 and 50 percent of Transmode’s profit for the year for the preceding fiscal year.

Strategies

Focusing on the core segment – alternative operators and metro WDM

In deregulated markets, there are a large number of alternative operators and cable TV operators that need flexible, scalable and cost-efficient WDM solutions for metro networks. In this segment, which is in growth on all continents, Transmode has its largest customer base.

Geographical growth – expansion outside Transmode’s home market Europe

The majority of Transmode’s sales are in Europe. For continued growth, it is important that Transmode expand its presence further, primarily in the Americas and APAC. Transmode is achieving this by increasing the number of sales resources, as well as deepening and extending its collaborations with resellers and partners. As Transmode expands geographically, its Code of Conduct is a key tool for maintaining high standards of business ethics, environmental considerations and corporate social responsibility throughout the value chain.

Leading the integration of Ethernet functionality in optical metro networks

Most of the traffic increase in networks, fixed and mobile, takes the form of Ethernet-based data traffic. For most Transmode customers, managing this traffic simply and cost-efficiently is a top priority. Transmode has developed a strong portfolio and market positioning in this segment – packet-optical networks. Per data from Infonetics, Transmode had the number one market share in Packet Optical in EMEA in calendar years 2013 and 2014.

Exploiting product flexibility to grow into new customer segments

Transmode’s products can be compared to building blocks that can be combined to solve specific problems for many different types of customer. This flexibility is used to exploit new opportunities outside Transmode’s core segment. Transmode can, for example, address large operators through niche solutions that help them manage the fast-growing capacity need in access networks with cost and energy efficiency. Business customers, who benefit from energy-efficient and compact products in data centers, are another example.

Cost focus – low fixed costs, high margins and efficient utilization of capital

Transmode has aimed to control its own costs and customers’ costs by focusing on cost-efficiency in all parts of its business. A simple organizational structure and centralized operations create high efficiency and reduce administrative costs.

Focusing on organic growth

Transmode focuses on organic growth, but continuously screens potential value-creating acquisitions and strategic partnerships in segments that complement its existing product portfolio, bring access to new geographic markets and/or enhance opportunities in selected customer segments.

Products and services

Solutions

Transmode’s cost-efficient solutions create value for operators in different ways by enabling them to increase capacity, cut operating expenses, offer new services and access new customers. Transmode’s broad portfolio of products and services creates high customer value in several parts of its customers’ organizations, such as their technology and sales functions.

Products

Transmode’s products address metro and regional networks, which are subject to stringent cost-efficency requirements, and where the need for data capacity is growing. This need is satisfied by transponders and muxponders that can transmit up to 100 Gbps per wavelength. Transmode launched a new generation of compact and energy-efficient 100G products in 2014. These new products fit existing chasses, which means upgrades are easy. Transmode also launched a new generation of 10 Gbps products with six transponders

– “HEX” – and extremely low energy consumption of

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5W/10G transponder.

Other products enhance network flexibility such as re-configurable optical add/drop multiplexors (“ROADMs”), which can be used to remote control light and wavelengths. Approximately one-half of Transmode’s sales are to customers with ROADM-enabled flexible optical networks.

Some products help operators migrate WDM technology further out in networks, to base stations or enterprises. Transmode’s iAccess solution and its innovative iWDM-PON technology enable network operators to build scalable and cost-efficient Ethernet access for a raft of these applications.

Transmode also launched a new Fronthaul Muxponder optimized for the transport of multiple CPRI and Synchronous Ethernet services over a single 10G wavelength in 2014. The new Muxponder has lower latency than its predecessor, and both units have synchronization characteristics that aim to satisfy the high standards of CPRI transport. Transmode also offers units that can manage and transmit Ethernet traffic such as intelligent muxponders that include functionality for switching this traffic. Transmode launched the market’s first fully pluggable 100G metro solution with coherent optics in 2014, which also has integrated Ethernet switching functionality. This combines high flexibility with low energy consumption and a compact implementation. The unit is a member of Transmode’s Native Packet Optical 2.0 family, which helps network operators enhance the services offered in their networks, making networks even more flexible and scalable. Transmode’s solutions in this segment are highly successful – over 50 percent of its largest customers use this technology. To enable customers to manage and develop their networks effectively, Transmode is offering Enlighten™, a multi-layer management suite. This system was further enhanced in 2014 through stepwise implementation of SDN. This enables customers to automate planning and the opening of new optical connections in their networks. Cost efficiency and scalability are consistent qualities of Transmode products, enabling customers to progressively expand capacity and functionality as needs change. This also means that their initial investment is limited. Moreover, scalability implies that with the same product portfolio, Transmode can satisfy demand in access and regional networks. Transmode products are modular, providing great flexibility and the capability to adapt functionality to specific customer needs. Another benefit is that these products are no more complex than necessary. Simplicity helps cut costs and improve operational reliability, as well as reducing power consumption, and thus, reduces environmental burden.

Transmode’s product portfolio

Transmode’s product portfolio consists of the TM-Series, TS-Series and TG-Series, as well as Enlighten™:

The TM-Series is Transmode’s most sophisticated platform and offers the greatest flexibility, capacity, coverage and functionality. TM-Series products are deployed in all Transmode customer groups.

The TS-Series is a simpler platform that is user friendly.

Its primary application is for enterprise services.

The TG-Series is a passive optical platform for access networks, which facilitates the implementation of WDM technology. These products can be used in harsh environments without temperature control or access to electrical power. This product is in widespread usage, mainly by large telecom operators.

Enlighten™ is a multi-layer management suite, for planning, implementing and monitoring an optical network consisting of Transmode products.

Services

Transmode’s services sales share of total sales continued to increase in 2014, to approximately eight percent of Transmode’s total sales. The largest service segment, software upgrades and technical customer support, increased sales during this period. Those service segments with the highest growth were spare parts and pre-staging. Transmode’s Technical Assistance Center delivers software updates and global servicing and support 24/7/365. In spare parts supply, Transmode offers 24-hour delivery from a central warehouse. Additionally, Transmode operates local spare parts depots, which can cut delivery lead-times for spare parts to a few hours regardless of the customer’s location worldwide. Transmode also provides pre-staging, which means that equipment is assembled and configured prior to delivery, enabling faster and simpler installation with the customer. Pre-staging can cut installation lead times on site by up to 50 percent compared to traditional delivery. This also reduces the risk of installation errors. Transmode also offers general and customer-specific training packages in network design, implementation, as well as operation and maintenance.

Market

Transmode addresses equipment for packet-optical networks that interlink cities and regions, so called metro-networks, which can be divided between regional networks, aggregation networks and access networks.

Transmode has a broad customer base, mainly consisting of cable TV operators and alternative operators, as well as mobile operators, traditional/large telecom operators and enterprises.

Transmode does business worldwide, and continuously endeavors to expand into new geographic markets. Its regional sales organization supports its geographical expansion, strengthening customer relationships by

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bringing competence and resources close to customers. Transmode sells its products and services through its own sales team and through partners. Its largest partner is NEC of Japan, with whom it operates a strategic global partnership. It also has a number of regional and local partners, a few examples being ATEA, Telindus, Xantaro, Opnet and SAK Data. Transmode has a total of over 50 partners. Its partnering program continued to evolve in 2014, with the aim of further enhancing its potential to access new customers in the business and alternative operator segments. The split between direct and reseller sales varied between regions, but for Transmode overall, the direct sales share was 77 percent in 2014.

Research and development

Transmode’s product development focuses on five areas: increased capacity and reach, increased flexibility, integrated Ethernet functionality, WDM access and operation and maintenance systems.

In metro networks, the most common transmission speed of optical fiber is now 10 Gbps per wavelength. However, customer needs for capacity are constantly increasing. Transmode launched a new generation of 100G products optimized for metro networks in 2014, which cut the cost of applications of 100G in metro networks, conferred greater flexibility and simpler management of spare parts and operations. These new products also reduce power consumption, and enable users to fit more units into a smaller space. Flexibility is crucial for the remote control of wavelengths and data streams centrally and for enhancing network functionality as needs change. Transmode’s products deliver a high level of flexibility in networks. Transmode’s development of Ethernet products is intended to further improve the control of data traffic, and to integrate it into optical networks simply and cost-efficiently. Demand for this type of product is growing rapidly and is a high priority for Transmode. One of the 100G cards that Transmode launched in 2014 has integrated Ethernet switching functionality.

In the access area, Transmode is developing products to address customer needs arising when optical fiber and WDM technology extend further out in networks. The combination of intelligent access products and cost-efficient optical filters enables higher capacity at a lower price. Transmode’s multi-layer management suite EnlightenTM allows customers to plan, manage and develop their networks efficiently. New functions are continuously being added to this system to permit customers to reduce their operating expenses and benefit from new network functionality.

Transmode has broad-based competence in the technology segments central to its business: software, hardware, optics and communication technologies such as Ethernet. The core of Transmode’s R&D work is gradually migrating towards software, occupying over two-thirds of Transmode’s developers. Research and development expenses amounted to SEK 157.8 million, or 17.0 percent of Transmode’s sales in 2014. In order to support its research and development work, Transmode is a member of a number of organizations such as TM Forum, an industrial organization that promotes standardization in operations and maintenance, MEF, an organization which standardizes and certifies Ethernet products, the Open Networking Foundation, which conducts standardization initiatives relating to Software Defined Architecture, OpenDaylight, a collaborative open source code project that promotes SDN and Network Functions Virtualization, the International Telecommunication Union, a dedicated United Nations body whose purposes include developing global standards for optical transport networks, the Broadband Forum, a collaborative venture working on access solutions for fixed networks, and the WDM-PON Forum, a collaborative organization that develops and trains the market in WDM-based access techniques.

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Board of Directors, senior management and auditor

The Board of Directors

Members

Tom Nyman, Chairman of the Board since 2013. Member of the Board since 2005.

Born 1960.

Education: Bachelor of Science in Business and Administration, Stockholm University.

Other positions: Chairman of the Board of Birdstep AS, Adra Match AS, op5 AB and Netigate AB. Member of the Board of Tom Nyman AB and Pod Investment AB.

Holdings of shares in Transmode:

Own: 3,500 shares

Through legal entity: 9,223,140 shares.

Torbjörn Nilsson, Member of the Board since 2010. Born: 1953.

Education: Master of Science in Engineering, Lund University and Master of Business Administration, Stockholm University.

Other positions: Member of the Board of Flexenclosure AB (publ), Clavister AB, TJN MediaCom AB, ENEA AB and IPCO AS.

Holdings of shares in Transmode:

Own: 18,816 shares.

Helena Nordman-Knutson, Member of the Board since 2013.

Born: 1964

Education: Master of Business Administration, majoring in international marketing, Swedish School of Economics, Helsinki, Finland, and Master of Political Sciences, majoring in international politics, University of Helsinki, Finland.

Other positions: Senior Consultant at Hallvarsson & Halvarsson.

Holdings of shares in Transmode:

Own: 1,000 shares.

Axel Roos, Member of the Board since 2011. Born: 1971

Education: Master of Laws, Lund University. Authorized Financial Analyst and Certified European Financial Analyst, Stockholm School of Economics.

Other positions: Member of the Board and CEO of Pod Investment AB. Chairman of the Board of Trälleborgsintressenter AB. Member of the Board of Dyrken Aktiebolag, Aktiebolaget Skåneintressenter, Aktiebolaget Sydsvenska Intressenter, Gravhögen AB and Fredrik Roos Stiftelse. Deputy member of the Board of op5 AB.

Holdings of shares in Transmode:

Own: 2,000 shares.

Through legal entity: 9,223,140.

Kevin Taylor, Member of the Board since 2012 Born: 1961.

Education: De La Salle School; St. Illtyds, Cardiff, United Kingdom.

Other positions: President of BT Global Services. Chairman of HKFC Youth Rugby. Voting member of the Hong Kong Jockey Club. Member of the Board of Hyder Consulting.

Holdings of shares in Transmode:

Own: 9,597 shares.

Roland R. Thornton, Member of the Board since 2013. Born: 1952 Education: Bachelor of Science with a concentration in business administration, Indiana University, USA. Other positions: Member of the Board of Denver Foundation, Food Bank of the Rockies and Denver Rotary Club.

Holdings of shares in Transmode: 0 shares.

Ian Jenks, Member of the Board since 2015. Born: 1954

Education: Degree in Aeronautical Engineering, Bristol University, United Kingdom.

Other positions: Member of the Board of Optimal Payments Limited (OPAY), Birdstep Technology ASA (BIRD), Econic Limited, Nexeon Limited and Seren Photonics Limited.

Holdings of shares in Transmode: 0 shares.

Senior management

Members

Karl Thedéen, CEO since 2007. Born: 1963

Education: Master of Science in Systems Engineering from the Royal Institute of Technology, Stockholm. Previous positions: Various senior positions within Ericsson Group including member of the Board of Ericsson Network Technologies AB between 2004–2007, Vice President of the Wireline Product Area for Ericsson AB between 2004–2006 and Sales Manager for TeliaSonera between 2002–2004.

Other current positions: Member of the Board of Latour Industries AB and HMS Networks AB.

Holdings of shares in Transmode:

Own: 419,050 shares.

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Sten Nordell, Chief Technology Officer since 2009 Born: 1958

Education: Bachelor of Science in Business Administration and Economics, Stockholm University. Studies in Natural Sciences and Computer Technology, the Royal Institute of Technology, Stockholm in co-operation with Åsö Adult Education College in Stockholm for one year. Previous positions: Served as Chief Convergence Officer of Telenor AB between 2007–2008 and Vice President of Network and Platform Strategy of Telenor AS between 2003–2007.

Other current positions: Member of the Board of Acreo AB.

Holdings of shares in Transmode:

Own: 50,701 shares.

Lena Båvegård, Vice President Quality and Sustainability since 2013.

Born: 1967

Education: Master of Science in Electrical Engineering, the Royal Institute of Technology, Stockholm.

Previous positions: Previously served in various managerial positions at Q-Med between 2005–2011 including Director of Quality Assurance. Various positions within Ericsson between 1991–1999. Consultant in the telecommunications and medical technology industries between 1999–2005.

Other current positions: -

Holdings of shares in Transmode:

Own: 854 shares. Spouse: 3,000 shares.

Dan Rydberg, Vice President Operations and Customer Services since 2010.

Born: 1956

Education: Master of Science in Metallurgy, the Royal Institute of Technology, Stockholm.

Previous positions: Managing Director of Maquet Critical Care AB between 2007–2010 and COO between 2003–2007. Member of the Board of Maquet Nordic AB between 2008–2010. Several Director and management positions within Ericsson AB and SKF AB.

Other current positions: -Holdings of shares in Transmode:

Own: 1,247 shares.

Johan Wilsby, Chief Financial Officer since 2013. Born: 1966

Education: Master of Science, majoring in Finance and Marketing, Stockholm School of Economics.

Previous positions: Previously served as Director of Finance & Administration of the Nordic and Baltic operations of Hewlett-Packard between 2008–2013. Worked for Microsoft where he was Director of Finance & Administration for Western Europe between 2004–2007.

Other current positions: -Holdings of shares in Transmode:

Own: 4,343 shares.

Ingrid Nordmark, Vice President Research and Development since 2013.

Born: 1960

Education: Master of Science in Engineering Physics and Electrical Engineering, Linköping University.

Previous positions: Served in various managerial positions with Ericsson between 1994–2013. In the past six year, she has primarily been responsible for the development of Ericsson’s LTE portfolio, the fourth generation of mobile systems.

Other current positions: Member of the Board of DEK Technologies.

Holdings of shares in Transmode:

Own: 1,496 shares.

Björn Andersson, Vice President Americas since 2013. Born: 1971

Education: Bachelor of Science in Computer Electronics, Umeå University.

Previous positions: Transmode’s Vice President Sales between 2006–2013. Director of Pre-Sales between 2005–2006 and Account Manager/Solution Manager for Lumentis AB between 2002–2005. Product Manager at Ericsson Telecom. Key Account Manager at Sycamore Networks.

Other current positions: -Holdings of shares in Transmode:

Own: 52,625 shares.

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Magnus Grenfeldt, Vice President, Product Management since 2014.

Born: 1969

Education: Master of Science in Materials Physics, Uppsala University.

Previous positions: Previously served as Transmode’s Vice President Nordics and CIS/MEA between 2013–2014 and Director of Solutions Sales between 2012–2013. Over 15 years’ telecommunications industry experience and has held senior management positions including Sales Director, Nordics and Baltics at ADVA. Senior Manager of Business Development at Sycamore Networks and various managerial positions at Ericsson.

Other current positions: -Holdings of shares in Transmode:

Own: 1,088 shares.

Mark Burton, Vice President Europe since 2013. Born: 1967

Education: Higher National Diploma in Electronics and Telecommunications Engineering, Coventry Technical College, UK.

Previous positions: Joined Transmode in 2007 and has managed the business in the United Kingdom and Ireland. Has held senior management positions including VP of United Kingdom Carrier Sales at Nortel. Key sales positions at Fujitsu and GPT/Marconi.

Other current positions: -Holdings of shares in Transmode:

Own: 9,118 shares. Spouse: 5,815 shares.

Mark Stevens, Vice President APAC since 2014. Born: 1957

Education: Master of Business Administration, University of Melbourne and Bachelor of Engineering, Monash University.

Previous positions: Over 20 years’ experience in the telecommunications industry in the APAC region. Has held senior management positions for companies including Nortel Networks, and most recently, ECI Telecom.

Other current positions: -Holdings of shares in Transmode:

Own: 906 shares.

Auditor

The annual general meeting 2015 elected audit firm PricewaterhouseCoopers (PwC) as auditor with the authorized public accountant Johan Engstam as auditor in charge for the term up until the end of the annual general meeting 2016. The office address of PwC is Torsgatan 21, SE-113 97 Stockholm, Sweden.

Miscellaneous information

In the event of termination of employment a six month mutual notice period shall apply for the Chief Executive Officer. For termination initiated by Transmode, extra remuneration of six months’ salary may be payable if certain conditions are satisfied.

For members of the senior management, the notice periods are between three and six months for termination initiated by themselves. For termination initiated by Transmode, notice periods are between three and nine months. Certain senior managers also have additional remuneration corresponding to a maximum of six months’ salary. In no case does total basic remuneration during notice periods, including additional remuneration, exceed 12 months’ salary.

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Selected consolidated historical financial information

The information below regarding Transmode has been extracted from the audited annual reports 2012, 2013 and 2014 and from the interim reports for the first quarter of 2014 and 2015, which have not been reviewed by Transmode's auditor. The consolidated financial statements for Transmode have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the EU, and also in accordance with the Swedish Annual Accounts Act (*Sw. Årsredovisningslagen* (1995:1554) and the Swedish Financial Reporting Board's (*Sw. Rådet för finansiell rapportering*) recommendation RFR 1. The audited annual reports for Transmode are available on Transmode's website (www.transmode.com). Complete information of the financial development of Transmode and its financial position is available in the annual reports for 2014, 2013 and 2012. Figures stated in *"Selected consolidated historical financial information"* are rounded to million SEK whereas the calculations are performed using an extended set of decimals. Percentages are displayed with one decimal and are also rounded. Some calculations may appear to sum incorrectly due to rounding.

Consolidated income statement

	Q1 (unaudited)		January - December		
SEK M	**2015**	**2014**	**2014**	**2013**	**2012**
Sales of goods	269.5	212.9	857.2	964.7	961.7
Sale of services	19.8	18.4	72.8	64.4	49.2
Total sales	**289.3**	**231.3**	**930.0**	**1,029.1**	**1,010.9**
Cost of goods and services provided	(137.6)	(117.7)	(458.8)	(507.6)	(512.1)
Gross profit	**151.7**	**113.6**	**471.2**	**521.5**	**498.8**
Other income	1.1	0.3	0.1	0.9	1.3
Research and development costs	(46.2)	(36.4)	(157.8)	(155.6)	(130.5)
Selling expenses	(48.8)	(46.0)	(199.1)	(179.7)	(166.0)
Administrative expenses	(10.7)	(9.8)	(38.8)	(35.0)	(32.9)
Other operating expenses	0.0	(0.2)	(5.0)	(3.6)	0.0
Operating profit/loss	**47.1**	**21.5**	**70.6**	**148.5**	**170.7**
Financial income	1.3	2.5	7.1	6.5	6.6
Financial expenses	-0.4	(0.5)	(0.3)	0.5	(0.49
Net financial income/expenses	**0.9**	**2.0**	**6.8**	**7.0**	**6.2**
Taxes	(10.2)	(4.9)	(15.9)	(32.2)	(37.7)
Profit for the period/year	**37.8**	**18.6**	**61.5**	**123.3**	**139.2**
Attributable to:					
Equity holders of the parent company	37.8	18.6	61.5	123.3	139.2
Average no of shares before dilution ('000)	27,709	27,728	27,714	27,782	27,724
Basic earnings per share (SEK)	1.36	0.67	2.22	4.44	5.02
Average no of shares after dilution ('000)	27,709	27,728	27,714	27,782	27,789
Diluted earnings per share	1.36	0.67	2.22	4.44	5.01

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Consolidated balance sheet

	Q1 (unaudited)		January - December		
SEK M	2015	2014	2014	2013	2012
ASSETS					
Fixed assets					
Intangible assets					
Goodwill	88.4	88.4	88.4	88.4	88.4
Licenses	6.4	4.1	4.9	4.4	–
Capitalized development expenses	127.8	100.1	125.1	87.8	64.2
Technology	–	4.7	1.2	5.9	10.6
	222.6	**197.3**	**219.6**	**186.5**	**163.2**
Tangible assets					
Leasehold improvements	1.4	1.6	1.2	1.8	2.2
Machinery and equipment	26.4	21.8	25.6	23.1	19.9
	27.8	**23.4**	**26.8**	**24.9**	**22.1**
Financial assets					
Deferred tax asset	3.4	2.2	3.4	2.2	1.2
Other financial assets	5.9	5.4	5.9	5.3	2.6
	9.3	**7.6**	**9.3**	**7.5**	**3.8**
Total non-current assets	**259.7**	**228.3**	**255.7**	**218.9**	**189.1**
Current assets					
Inventories	102.1	93.8	89.0	85.9	99.4
Accounts receivable	191.2	204.6	168.6	184.7	150.4
Other current receivables	15.2	9.3	21.8	20.5	27.4
Prepaid expenses and accrued income	21.2	16.9	15.8	13.3	8.1
Cash and cash equivalents	319.5	410.1	294.8	431.5	376.8
Total current assets	**649.2**	**734.7**	**590.0**	**735.9**	**662.1**
TOTAL ASSETS	**908.9**	**963.0**	**845.7**	**954.8**	**851.2**
EQUITY AND LIABILITIES					
Equity attributable to equity holders of the parent company					
Share capital	5.6	5.6	5.6	5.6	5.6
Other contributed capital	537.0	646.0	537.0	646.0	646.0
Translation difference	0.9	(0.9)	0.2	(0.9)	(0.9)
Accumulated profit or loss	78.5	67.5	40.2	51.7	(17.9)
Total equity	**622.0**	**718.2**	**583.0**	**702.4**	**632.8**
Long-term liabilities					
Other provisions	5.4	5.0	5.1	4.9	4.4
Deferred tax liability	41.1	36.4	40.7	33.9	27.9
Total long-term liabilities	**46.5**	**41.4**	**45.8**	**38.8**	**32.3**
Current liabilities					
Accounts payable	126.6	103.0	96.9	103.0	93.0
Tax liability	10.0	–	5.2	2.9	0.5
Provisions	10.6	14.5	11.6	16.6	21.2
Other current liabilities	13.2	17.4	25.3	20.1	11.4
Accrued expenses and deferred income	80.0	68.5	77.9	71.0	60.0
Total current liabilities	**240.4**	**203.4**	**216.9**	**213.6**	**186.1**
TOTAL EQUITY AND LIABILITIES	**908.9**	**963.0**	**845.7**	**954.8**	**851.2**

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Consolidated statement of cash flows

SEK M	Q1 (unaudited) 2015	2014	January - December 2014	2013	2012
Cash flow from operating activities					
Profit/loss after financial items	48.0	23.5	77.4	155.5	176.9
Adjustment for non-cash items					
Depreciation and amortization	14.4	11.1	48.9	36.4	29.6
Profit/loss from disposals and retirements of non-current assets	0.0	0.1	0.2	–	0.2
Change in provisions	4.3	(1.4)	4.8	(4.4)	10.1
Net financial income/expense	(0.9)	(2.0)	(6.8)	(7.0)	(6.2)
Interest paid	0.0	0.0	0.0	0.0	(0.1)
Interest received	0.3	0.5	3.4	7.4	7.8
Other received/paid financial income/ expense	0.9	(0.3)	(0.3)	0.6	(0.4)
Income tax paid	(4.2)	(6.3)	(11.8)	(25.8)	(33.8)
Cash flow from operating activities before changes in working capital	**62.8**	**25.2**	**115.8**	**162.7**	**184.1**
Increase (-)/decrease (+) in inventories	(14.6)	(8.0)	(11.3)	14.9	(1.7)
Increase (-)/decrease (+) in trade receivables	(24.4)	(11.5)	12.0	(33.4)	13.2
Increase (+)/decrease (-) in trade payables	19.3	(4.1)	11.0	30.5	(18.9)
Cash flow from operating activities	**43.1**	**1.6**	**127.5**	**174.7**	**176.7**
Cash flow from investing activities					
Acquisitions of intangible assets	(14.6)	(19.7)	(72.5)	(52.0)	(42.7)
Acquisitions of tangible assets	(3.8)	(0.9)	(11.6)	(10.5)	(9.8)
Change in other financial assets	0.0	(0.1)	(0.6)	(2.6)	(1.5)
Cash flow from investing activities	**(18.4)**	**(20.7)**	**(84.7)**	**(65.1)**	**(54.0)**
Cash flow from financing activities					
Net share issue	–	–	–	–	3.6
Purchases of treasury shares	–	(3.3)	(3.3)	(4.8)	–
Dividend to equity holders of the parent company	–	–	(180.1)	(50.0)	(41.7)
Cash flow from financing activities	**–**	**(3.3)**	**(183.4)**	**(54.8)**	**(38.1)**
Increase/decrease in cash and cash equivalents	**24.7**	**(22.4)**	**(140.6)**	**54.8**	**84.6**
Cash and cash equivalents, at beginning of period/year	294.8	431.5	431.5	376.8	293.8
Exchange rate difference in cash and cash equivalents	0.0	1.0	3.9	(0.1)	(1.6)
Cash and cash equivalents, at end of period/ year	**319.5**	**410.1**	**294.8**	**431.5**	**376.8**

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Key ratios and per share data

	Q1 (unaudited)		January – December		
Key Ratios	**2015**	**2014**	**2014**	**2013**	**2012**
Sales by region (SEK M)					
EMEA	231.5	192.7	761.0	858.4	807.6
Americas	47.4	29.8	135.0	123.7	185.6
APAC	10.4	8.8	34.0	47.0	17.7
Total sales	**289.3**	**231.3**	**930.0**	**1,029.1**	**1,010.9**
Gross profit (SEK M)	151.7	113.6	471.2	521.5	498.8
Operating profit/loss (SEK M)	47.1	21.5	70.6	148.5	170.7
Profit for the period/year (SEK M)	37.8	18.6	61.5	123.3	139.2
Working capital (SEK M)	89.3	121.1	78.2	90.9	99.2
Net cash (SEK M)	319.6	410.6	295.3	432.0	377.3
Cash flow from operating activities (SEK M)	43.1	1.6	127.5	174.7	176.7
Change in total sales (%)	25.1	(3.8)	(9.6)	1.8	10.2
Gross margin (%)	52.5	49.1	50.7	50.7	49.3
Operating margin (%)	16.3	9.3	7.6	14.4	16.9
Profit margin (%)	13.1	8.1	6.6	12.0	13.8
Working capital/ total sales (%)	9.1	11.1	9.7	10.6	10.0
Equity/assets ratio (%)	68.4	74.6	68.9	73.6	74.3
Average no of shares before dilution('000)	27,709	27,728	27,714	27,782	27,724
Basic earnings per share (SEK)	1.36	0.67	2.22	4.44	5.02
Average no of shares after dilution ('000)	27,709	27,728	27,714	27,782	27,789
Diluted earnings per share (SEK)	1.36	0.67	2.22	4.44	5.01
Number of employees at end of period/year	276	290	281	284	269

Definitions

Regions — Americas: North and South America
EMEA: Europe, Middle East and Africa
APAC: Asia and Pacific region

Total sales — Income from sale of goods and services.

Growth

Change in total sales — Change from the corresponding preceding period as a percentage of total sales.

Margin measures

Gross margin — Gross profit as a percentage of total sales.

Operating margin — Operating profit/loss as a percentage of total sales.

Profit margin — Profit for the year as a percentage of total sales.

Capital structure

Working capital — Inventories, accounts receivable and other non interest-bearing current assets less accounts payable and other interest-free current liabilities. The working capital percentage measurement is based on the average of data as of the end of each quarter for the last 12-month period (five measurements) and is stated as a percentage of total sales calculated on a rolling 12-month period.

Net cash/net debt — Cash and cash equivalents and interest-bearing financial fixed assets less interest-bearing liabilities.

Equity/assets ratio — Shareholders' equity as a percentage of total assets.

146 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Transmode

Share capital and ownership structure

Share information

Transmode shares (ISIN code SE0001471103) have been listed on Nasdaq Stockholm (TRMO) since May 2011. Transmode is included in the Mid Cap segment and is classified as a company in the Technology sector.

Transmode's share capital amounts to SEK 5,557,735.20 divided between 27,788,676 shares which implies a quota value of SEK 0.20 as of the date of this Offer Document. All of Transmode's outstanding shares have been fully paid.

All shares are of the same class, i.e. ordinary shares. All shares carry equal voting rights and equal rights to Transmode's capital, profit, potential surplus in the event of liquidation and equal preferential rights to new shares issued by Transmode.

Share capital development

The table below indicates the development of the company's share capital since January 1, 2005.

Time	Transaction	Change in number of shares	Ordinary shares	Pref. C	Pref. D	Pref. E	Pref. F	Total share capital (SEK)
2005	Starting balance Lumentis AB		2,107,288	–	–	–	–	
2005	Merger between Lumentis AB and Transmode Systems AB		63,488,811	28,923,078	185,286,052	135,667,180	–	4,133,251.21
2007	New issue	59,269,309	63,488,811	28,923,078	185,286,052	135,667,180	59,269,309	4,725,944.30
2007	New issue	3,238,442	63,448,811	28,923,078	185,286,052	135,667,180	62,507,751	4,758,328.72
2009	Exercise of warrants	5,812,251	69,261,062	28,923,078	185,286,052	135,667,180	62,507,751	4,816,451.23
2010	New issue	6,336,617	75,597,679	28,923,078	185,286,052	135,667,180	62,507,751	4,879,817.40
2011	New issue[1]	20	75,597,680	28,923,080	185,286,060	135,667,180	62,507,760	4,879,817.60
2011	Reverse split[2]	(463,582,672)	3,779,884	1,446,154	9,264,303	6,783,359	3,125,388	4,879,817.60
2011	Conversion[3]	–	24,399,088	–	–	–	–	4,879,817.60
2011	Exercise of warrants[4]	2,907,960	27,307,048	–	–	–	–	5,461,409.60[6]
2012	Exercise of warrants[5]	481,628	27,788,676	–	–	–	–	5,557,735.20[7]

[1] New issue of shares in connection with the reverse split resolved at the extra general meeting April 7, 2011.
[2] Reverse split in proportion 1:20 resolved at the extra general meeting April 7, 2011. Transmode had in total 24,399,088 shares after the reverse split.
[3] The conversion of all preference shares into ordinary shares in connection with the IPO.
[4] Total number of warrants exercised during 2011.
[5] Total number of warrants exercised during 2012.
[6] Total share capital as of December 31, 2011.
[7] Total share capital as of December 31, 2012.

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 147

Information about Transmode

Shareholder structure

The table below shows the shareholding structure in Transmode as of April 30, 2015, including any known changes thereafter.

Shareholder1 Number of shares Percentage of shares and votes

Pod Investment AB 9,223,140 33.19

Lannebo Fonder 3,168,364 11.40

Swedbank Robur Fonder 2,365,670 8.51

Nordea Bank Norge Nominee 2,224,842 8.01

Nordea Investments Funds 1,520,940 5.47

SEB 1,246,287 4.48

AMF – Försäkring och Fonder 518,834 1.87

Lancelot Avalon 490,433 1.76

Karl Thedéen2 419,026 1.51

Riksbankens Jubileumsfond 415,000 1.49

Total, ten largest shareholders 21,592,536 77.70

Other shareholders 6,196,140 22.30

Total 27,788,676 100.00

1 Foreign banks and other nominees may be registered for one or more clients, which may imply that the actual owner of shares is not stated. Source: Euroclear as of April 30, 2015.

2 Karl Thedéen has acquired 24 shares under the company’s long term incentive programs since April 30, 2015, and his current number of shares therefore amounts to 419 050.

Share price development

The chart below shows the share price development on Nasdaq Stockholm between January 1, 2012 and April 8, 2015, the last trading day prior to announcement of the Offer. The share price decreased by 36 percent in 2014, compared with the Nasdaq Stockholm Technology Hardware and Equipment Index, which increased by 16 percent. During the same period, the Nasdaq Stockholm Mid Cap Index increased by 18 percent. At year-end, the market capitalization was SEK 2,042 million based on a share price of SEK 73.50. As of April 8, 2015, the market capitalization was SEK 2,674 million based on a share price of SEK 96.50. A total of 5,956,660 shares were traded during 2014 on Nasdaq Stockholm, representing an increase of 13.7 percent compared to 2013.

Share Price Performance, 1 January 2012 - 8 April 2015

Price (SEK) 160 140 120 100 80 60 40 20 0

Volume (000s) 2 000 1 750 1 500 1 250 1 000 750 500 250 0

jan-12 apr-12 jul-12 okt-12 jan-13 apr-13 jul-13 okt-13 jan-14 apr-14 jul-14 okt-14 jan-15 apr-15

Transmode Share Turnover, 000s

OMX Stockholm Mid Cap Index

OMX Stockholm Technology Hardware & Equipment Index

Notes

1. Market data as of 4/8/2015

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Information about Transmode

Central securities depository

The articles of association of Transmode contain a “central securities depository clause” (Sw: avstämnings-förbehåll) and its shares are registered in the electronic securities system maintained by Euroclear (Euroclear Sweden AB, PO Box 191, SE-101 23 Stockholm, Sweden) as central securities depository. No share certificates have been issued for the shares.

Shareholder agreements, etc.

The Board of Directors of Transmode is not aware of any shareholders’ agreements or any other agreements or similar arrangements between the shareholders of Transmode which aim to exercise joint influence over Transmode or that may lead to a change in the control of Transmode.

For a description of the Accepting Shareholders’ undertakings to accept the Offer and Pod’s lock-up undertaking, see “The Offer–Undertaking to accept the Offer and lock-up undertaking.”

Dividend and dividend policy

Under the dividend policy adopted by Transmode’s Board of Directors, Transmode’s target is to propose a yearly dividend which over time is between 25 percent and 50 percent of Transmode’s profit for the preceding fiscal year.

According to the dividend policy, when proposing a dividend for a financial year, the Board of Directors should consider Transmode’s investment requirement, finance needs and liquidity requirements as well as Transmode’s financial targets. At the annual general meeting held on April 16, 2015, it was resolved to pay a dividend of SEK 1.95 per share to the shareholders. During 2014, an ordinary dividend of SEK 1.80 per share and an extra dividend of SEK 4.70 per share were paid to the shareholders.

Share-based incentive schemes

Long-term incentive programs 2013–2015

The annual general meetings of Transmode in 2013, 2014 and 2015 respectively resolved to implement long-term incentive programs. The programs encompass all Transmode’s employees.

Participating employees who make a personal investment in equities in Transmode (saving shares) will be allotted, free of charge, shares in Transmode (by matching share rights and performance share rights) approximately three years after their investment (the vesting period), provided that certain conditions are fulfilled. No new shares are issued in connection with allotment under the programs, since shares allotted to participating employees come from Transmode’s treasury shares. For additional details, see the below section “–Board authorizations and holdings of treasury shares.” As a result of Transmode’s treasury repurchases, the long-term incentive programs will not result in any dilution of the outstanding share capital of Transmode.

In total, the 2013 program currently encompasses a maximum of 27,544 saving shares, which confer the right to allotment of a maximum of 74,212 shares in Transmode.

In total, the 2014 program currently encompasses a maximum of 45,105 saving shares, which confer the right to allotment of a maximum of 131,066 shares in Transmode.

In total, the 2015 program currently encompasses a maximum of 68,500 saving shares, which confer the right to allotment of a maximum of 161,200 shares in Transmode.

In order to ensure delivery of shares in Transmode under the long-term incentive programs, Transmode’s Board of Directors has been authorized to resolve to buy back treasury shares. In the event the Offer is declared unconditional and completed, the Board of Directors of Transmode shall, in accordance with the conditions of the programs, resolve how to handle the outstanding long-term incentive programs.

Board authorizations and holdings of treasury shares

At the 2015 annual general meeting of Transmode it was resolved that the Board of Directors of Transmode shall be authorized to resolve on repurchase of Transmode shares on Nasdaq Stockholm, up to an amount such that Transmode’s holdings do not at any time exceed 1.6 percent of the total number of shares and votes in Transmode (comprising all incentive programs resolved on by the annual general meetings in Transmode from 2013-2015), and that Transmode’s Board of Directors shall be authorized to resolve on transfers of up to 161,200 shares to participants in the long-term incentive program 2015.

As of the date of this Offer Document, Transmode’s holding of treasury shares amounts to 79,440, which corresponds to approximately 0.29 percent of Transmode’s share capital.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Transmode

Articles of association of Transmode

Articles of Association of Transmode AB (publ)

Company Reg. No 556588-9101

§1

The company’s name is Transmode AB. The company is a public company (publ).

§2

The Board of Directors shall maintain its registered office in Stockholm.

§3

The company shall design, develop, manufacture and sell products in the area of telecommunications systems through the company itself or through subsidiaries, including providing management services, financial and group management services, and conduct other business compatible therewith.

§4

The share capital of the company shall be no less than SEK 4,000,000 and no more than SEK 12,000,000.

§5

The number of shares shall be no less than 20,000,000 and no more than 60,000,000.

§6

The Board of Directors shall consist of no less than three and no more than eight members.

§7

The company shall have one or two auditors with no more than two deputy auditors. A registered auditing firm may also be appointed auditor.

§8

Notice convening a general meeting shall be issued through announcement in Post- och Inrikes Tidningar as well as on the company’s website. Announcement to the effect that notice convening a general meeting has been issued shall be made in Svenska Dagbladet.

To be authorised to attend a general meeting, the shareholders shall notify the company not later than 4:00 p.m. on the date stated in the notice convening the meeting. This day may not be a Sunday, public holiday, Saturday, Midsummer Eve, Christmas Eve or New Year’s Eve and may not be earlier than the fifth weekday before the meeting.

§9

The financial year of the company shall be the calendar year.

§10

The company’s shares must be registered in a central securities register pursuant to the Financial Instruments Accounts Act (1998:1497).

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Information about Transmode

Interim report January-March 2015

transmode

Transmode AB (publ)

Interim Report January-March 2015

January-March 2015

- Sales were SEK 289.3 (231.3) m, an increase of 25.1%, or 11.0% adjusted for exchange rate fluctuations.
- Operating profit was SEK 47.1(21.5) m, corresponding to an operating margin of 16.3% (9.3).
- Net profit was SEK 37.8 (18.6) m.
- Basic and diluted earnings per share were SEK 1.36 (0.67).
- Cash flow from operating activities was SEK 43.1 (1.6) m.

	Jan-Mar			Oct-Dec	
SEK m	2015	2014	Change %	2014	Change %
Sales by region:					
EMEA	231.5	192.7	20.1	195.3	18.5
Americas	47.4	29.8	59.0	48.8	-2.9
APAC	10.4	8.8	18.5	11.6	-10.3
Total Sales	**289.3**	**231.3**	**25.1**	**255.7**	**13.1**
Operating profit	47.1	21.5	119.9	25.6	85.0
Operating margin (%)	16.3	9.3		10.0	
Profit for the period	37.8	18.6	102.9	21.4	76.5
Diluted and basic earnings per share (SEK)	1.36	0.67	103.0	0.77	76.5
Cash flow from operating activities	43.1	1.6		39.7	

TRANSMODE AB (PUBL) | CORPORATE ID NO. 556588-9101
P.O. BOX 42114, SE-126 14 STOCKHOLM, SWEDEN | +46 8 410 88 000 | WWW.TRANSMODE.COM

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 151

Information about Transmode

transmode

A strong start to 2015 — back in profitable growth

The positive progress of the final quarter 2014 continued in the first quarter of the year. Sales increased by 25% year on year to SEK 289 m. Operating profit was SEK 47 m, equating to an operating margin of 16%, driven by a high gross margin of 52%. I’m very pleased that we’re able to report such high growth and profitability levels again.

Our new 100G products continue to gain very positive responses from both existing and new customers. Liberty Global, the world’s largest international cable TV operator, has started to build 100G networks across Europe using Transmode’s TM-Series platform. The features of these products such as low energy consumption, size and pricing, open up new business opportunities including solutions for Data Center Interconnect (DCI), which we saw several examples of in the quarter. Our strategic initiative on increased partner sales and a sharper focus on service sales has paid off, and indicates continued stable progress in the quarter.

The Americas reported a very strong sales increase of 59%, with good activity in North and South America, and increased sales from existing and new customers. Our initiative and strategic change of our operations in the Americas, which commenced in late-2013, is paying off very positively, and we believe this region will keep generating high growth in 2015.

EMEA reported a sales increase of 20%, mainly driven by increased sales of Data Center

Interconnect (DCI) products to network operators and enterprise customers. Several of our largest customers in EMEA have a somewhat lower rate of investment, but we think that most of them will be in growth for the full year 2015.

APAC remains fairly project dependent, but did achieve growth of 18%, mainly explained by positive progress in Southeast Asia. Our initiative on new partners in APAC is continuing to produce positive results.

Based on this good profitability, we’re continuing to make selective investments in product development and marketing to create the potential for continued profitable growth.

I’m pleased that we’re back in high growth, and have reported profits for this quarter consistent with some of our best quarters. I’m reiterating my positive view of our market, driven by the brisk underlying growth of data traffic in metro networks, as corroborated by progress in recent quarters.

Karl Thedéen

Chief Executive Officer

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Information about Transmode

Significant Events in the Quarter

Transmode announced that regional operator COMLINK in the US has started deploying 100G Managed services using Transmode’s TM-Series platform

In the quarter, FNE Finland upgraded its network using Transmode’s Metro 100G Solution, based on pluggable optics and supporting the latest coherent CFP technology.

Transmode initiated a collaboration with APFUTURA and integrated its APEX outside plant management system for additional fixed network elements with Transmode’s Enlighten™ network management ecosystem.

Cabildo Insular de Tenerife (the Tenerife Authority on the Canary Islands, Spain) has built a high-capacity network using equipment from Transmode and APFUTURA.

In the quarter, Transmode demoed its new 100G products at several sector conferences including Metro Connect in the US and WDM & Next Generation Optical Networking in South Africa.

Sales

January-March 2015

Sales in the quarter were SEK 289.3 (231.3) m, an increase of 25.1% year on year. Adjusted for exchange rate fluctuations, the increase was 11.0%.

Sales in EMEA were up by 20.1% or by 9.7% adjusted for exchange rate fluctuations. This growth is driven by sales to small and medium-sized customers, primarily from solutions for Data Center Interconnect (DCI). Several of Transmode’s largest customers are still showing indications of a lower rate of investment than in the first quarter of the previous year.

Sales increased by 59.0% in the Americas (North and South America), or by 23.3% adjusted for exchange rate fluctuations. The high sales increase in the Americas is mainly driven by large-scale deliveries to several major existing accounts in the US.

In APAC, which is more project dependent and thus subject to quarterly fluctuations, sales increased by 18.5% to SEK 10.4 m, or decreased by 8.1% adjusted for exchange rate fluctuations. Our new partner initiative in the region is continuing to generate positive results.

transmode

Total sales by quarter, Q1 2014 – Q1 2015

SEK m

300

250

200

150

100

50

0

231.3

250.0

193.0

255.7

289.3

Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015

Total sales by region, January-March 201

16% 4% 80%

EMEA Americas APAC

Total sales by region

Jan-Mar Jan-Mar

SEK m 2015 2014 Change %

EMEA 231.5 192.7 20.1

Americas 47.4 29.8 59.0

APAC 10.4 8.8 18.5

Total Sales 289.3 231.3 25.1

Results of Operations

January-March 2015

Gross profit for the quarter was SEK 151.7 (113.6) m, corresponding to a gross margin of 52.5% (49.1). The increased gross margin is due to a combination of product mix and higher service sales.

Gross profit in the first quarter of the previous year would have been SEK 9.1 m higher after adjustments for exchange rate fluctuations against the SEK.

Operating expenses for the quarter, excluding other income and other operating expenses, were SEK 105.7 (92.2) m. Research and development expenses increased in the quarter, mainly explained by reduced capitalization and increased amortization. Development expenses of SEK 12.5 (19.7) m were capitalized in the period, and amortization of capitalized development expenditure was SEK 9.8 (7.4) m. The increased operating expenses are mainly due to a sharper focus on business

3

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Information about Transmode

transmode

development, product launches and negative exchange rate development. Transmode is maintaining cost control consistent with the previously reported cost and efficiency program, but is simultaneously continuing to invest in segments where there is growth opportunities.

Other operating expenses are largely net exchange rate games of SEK 1.1 (0.3) m, of which gains on currency contracts of SEK 1.3 (loss of 0.4) m and losses on balances with customers and suppliers of SEK 0.2 (gains of 0.7) m.

Operating profit for the quarter was SEK 47.1 (21.5) m, corresponding to an operating margin of 16.3% (9.3).

Quarterly operating profit and operating margin

Q1 2014 – Q1 2015

SEK m

70

60

50

40

30

20

10

0

Operating profit, SEK m Operating margin, %

Per cent

20%

15%

10%

5%

0%

Q1 2014 Q2 2014 Q3 2014 Q4 2014 Q1 2015

Cash Flow, Investments and Financial Position

January-March 2015

Cash flow from operating activities was SEK 43.1 (1.6) m in the period. Transmode is reporting improved cash flow in the quarter despite working capital increasing, mainly because of a strong profit after financial items.

Working capital at the end of the period was SEK 89.3 (121.1) m.

Investments in property, plant and equipment in the period were SEK 3.8 (0.9) m. Investments in intangible assets were SEK 14.6 (19.7) m, of which capitalized development expenses were SEK 12.5 (19.7) m, and software licenses for Transmode’s new products were SEK 2.1 (-) m.

In the first quarter of the previous year, the company made SEK 3.3 m of treasury share purchases in its incentive program.

Total cash flow for January - March was SEK - 24.7 (-22.4) m.

Transmode’s cash and cash equivalents were SEK 319.5 (410.1) m at the end of March. Arranged credit facilities were SEK 12.0 (12.0) m, of which SEK 4.3 (4.1) m were utilized for bank guarantees issued.

As of 31 March 2015, the company had currency forward contracts on commitments to sell currency of EUR 13.5 m at an average spot rate of SEK/EUR 9.34 and GBP 3.9 m at an average spot rate of SEK/GBP 12.14. The fair value of currency forward contracts is recognized as other current assets and other current liabilities.

Fair value of derivative instruments

31 Mar 31 Mar 31 Dec

SEK m 2015 2014 2014

Other current assets 0.7 – –

Other current liabilities -2.3 -0.9 -5.0

Net asset/(liability) -1.6 -0.9 -5.0

Currency forward contracts are recognized in valuation hierarchy level 2 in accordance with IFRS 13. For other financial instruments, fair value corresponds to book value.

Equity and the Transmode Share

Consolidated equity was SEK 622.0 (718.2) m at the end of March 2015. The total number of shares was 27,788,676 as of 31 March 2015. Transmode acquired a total of 79,440 treasury shares. This brings the total number of outstanding shares to 27,709,236.

The consolidated equity/assets ratio was 68.4% (73.9) at the end of March 2015.

Employees

Transmode had 276 (290) employees as of 31 March 2015. The average number of employees in the quarter was 276 (289).

Transactions with Related Parties

There were no significant transactions with related parties in the first three months of 2015.

Risks and Uncertainty Factors

Transmode’s operations are exposed to certain risks that can affect its business, results of operations or financial position to a lesser or greater extent. Transmode has established a process for identifying risks and decision-making relating to risk management.

Transmode’s Annual Report for 2014 describes the company’s risk exposure from perspectives including market, operations, customers and finances. In Transmode’s assessment, since the presentation of the Annual Report, no additional significant risks and uncertainty factors have arisen that could be

4

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Information about Transmode

transmode

expected to affect the company. However, the macroeconomic situation has meant that the exchange rate against the SEK for our most important currencies, GBP, USD and EUR, has been, and may remain, volatile.

The political situation in Eastern Europe has not had an impact on our business, but we are monitoring progress closely.

Parent Company

The parent company, Transmode AB, is primarily a holding company, which holds and manages shares in subsidiaries and also sells certain group-wide services to subsidiaries. At the end of the quarter, the parent company had 13 (15) employees.

Parent company sales in the quarter were SEK 5.5 (5.9) m, all of which relate to invoicing of services sold to subsidiaries. Operating profit/loss was SEK -1.9 (-1.3) m. At the end of the reporting period, the parent company held cash and cash equivalents of SEK 32.7 (99.7) m.

Accounting Policies

This Interim Report has been prepared in accordance with IFRS (International Financial Reporting Standards) as endorsed by the EU Commission for application in the EU. This Interim Report has been prepared in accordance with IAS 34 Interim Financial Reporting and the Swedish Annual Accounts Act. For a description of the group’s accounting policies and definitions of certain terms, please refer to the Annual Report 2014. The policies applied are essentially unchanged since the previous year.

The parent company’s financial statements have been prepared in accordance with the Swedish Annual Accounts Act and RFR 2, Accounting for Legal Entities. In most cases, this implies that the parent company applies the same IFRS/IAS as in the Consolidated Accounts, albeit subject to certain exemptions as stated in the Consolidated Accounts for 2014.

New and revised IFRSs that have become effective after 1 January 2014 have not had any effect on Transmode’s financial position and results of operations.

Significant Events after the End of the Reporting Period

Transmode’s Board of Directors has unanimously recommend the shareholders of Transmode to accept the public offer from Infinera, announced on 9 April 2015.

In the third quarter of 2015, Johan Wilsby, Transmode’s CFO will be leaving Transmode for a new appointment outside the company. A recruitment process for a replacement has begun.

Transmode has reported that Liberty Global, the world’s largest international cable TV operator, has started to build 100G networks in Europe using Transmode’s TM-series platform.

The AGM on 16 April re-elected Board members Torbjörn Nilsson, Helena Nordman-Knutson, Tom Nyman, Axel Roos, Kevin Taylor and Roland Thornton. Ian Jenks was elected as a new Board member. The AGM re-elected Tom Nyman as Chairman of the Board.

Approving the Board of Directors’ proposal, the AGM approved a dividend to shareholders of SEK 1.95 per share. Monday 20 April 2015 was set as the record date for the dividend. Dividends are scheduled for disbursement on Thursday 23 April 2015.

The AGM also adopted the Board of Directors’ proposal for a long-term incentive program. This program involves the foundation of a long-term share savings program involving all of Transmode’s some 290 employees, and may involve maximum granting of 161,200 shares.

The AGM also approved the Board of Directors’ proposal to authorize the Board of Directors to decide to purchase treasury shares on NASDAQ Stockholm, corresponding to a maximum of 1.6% of all the shares of the company (involves all the share savings programs 2013-2015 approved by AGM) and the transfer of a maximum of 161,200 treasury shares to participants in the 2015 program.

Seasonality

Transmode experiences some seasonal effect on the company’s sales from quarter to quarter. In recent years, like many other companies in the telecom industry, Transmode’s sales have often tended to be lower in the first quarter and higher in the fourth quarter. However, the division of sales between quarters is primarily controlled by large customers’ purchasing patterns.

Operating expenses are also sequentially low in the third quarter, due to the majority of vacations being taken.

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Information about Transmode

transmode

Outlook

Transmode’s market is driven by the underlying increase in data traffic driven by video applications, business services, cloud computing and mobile broadband. Accordingly, there is a continued substantial need for investment in equipment that increases the capacity of optical fiber networks. At present, there is nothing to suggest that these underlying drivers are weakening.

Reporting Dates

Interim Report, April-June, 16 July 2015

Interim Report, July-September, 22 October 2015

Invitation to Press and Analysts’ Conference Call

Transmode AB will host a conference call (in English) for investors, analysts and the media on 29 April at 9.00 a.m. where Karl Thedéen, CEO, and Johan Wilsby, CFO, will present and comment on Transmode’s Interim Report. To participate, call +44 (0)203 428 1436, or alternatively the Swedish no. +46 (0)8 566 42701, and state “Transmode conference call” a few minutes before the scheduled start. The conference call and the presentation will also be streamed live on Transmode’s website: http://www.transmode.com/sv/investerare/rapporter/delarsrapporter. The presentation will also be available on the company’s website after the conference concludes.

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Information about Transmode

Financial Statements

Condensed Consolidated Income Statement

SEK m	Jan-Mar 2015	Jan-Mar 2014	Apr 2014-Mar 2015	Jan-Dec 2014
Sales	289.3	231.3	988.0	930.0
Cost of goods and services provided	-137.6	-117.7	-478.7	-458.8
Gross profit	**151.7**	**113.6**	**509.3**	**471.2**
Other income	1.1	0.3	0.2	0.1
Research and development expenses	-46.2	-36.4	-167.6	-157.8
Selling expenses	-48.8	-46.0	-201.9	-199.1
Administrative expenses	-10.7	-9.8	-39.7	-38.8
Other operating expenses	0.0	-0.2	-4.1	-5.0
Operating profit	**47.1**	**21.5**	**96.2**	**70.6**
Net financial income / expenses	0.9	2.0	5.7	6.8
Profit before tax	**48.0**	**23.5**	**101.9**	**77.4**
Taxes	-10.2	-4.9	-21.2	-15.9
Profit for the period	**37.8**	**18.6**	**80.7**	**61.5**
Attributable to:				
Equity holders of the parent company	37.8	18.6	80.7	61.5
Average no of shares before dilution ('000)	27,709	27,728	27,709	27,714
Basic earnings per share (SEK)	1.36	0.67	2.91	2.22
Average no of shares after dilution ('000)	27,709	27,728	27,709	27,714
Diluted earnings per share (SEK)	1.36	0.67	2.91	2.22
Operating profit above includes				
– Amortization of intangible fixed assets	-11.6	-8.9	-42.1	-39.4
– Depreciation of tangible fixed assets	-2.8	-2.2	-10.1	-9.5

Condensed Consolidated Statement of Comprehensive Income

SEK m	Jan-Mar 2015	Jan-Mar 2014	Apr 2014-Mar 2015	Jan-Dec 2014
Profit for the period	**37.8**	**18.6**	**80.7**	**61.5**
Other comprehensive income				
Items that can be subsequently reversed in the income Statement				
Translation differences	0.7	0.0	1.8	1.1
Income tax relating to components of other comprehensive income	–	–	–	–
Other comprehensive income for the period, net of tax	**0.7**	**0.0**	**1.8**	**1.1**
Total comprehensive income for the period	**38.5**	**18.6**	**82.5**	**62.6**
Attributable to:				
Equity holders of the parent company	38.5	18.6	82.5	62.6

7

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 157

Information about Transmode

transmode

Condensed Consolidated Statement of Financial Position

SEK m	31 Mar 2015	31 Mar 2014	31 Dec 2014
ASSETS			
Goodwill	88.4	88.4	88.4
Capitalized development expenses	127.8	100.1	125.1
Other intangible assets	6.4	8.8	6.1
Tangible fixed assets	27.8	23.4	26.8
Deferred tax asset	3.4	2.2	3.4
Other financial assets	5.9	5.4	5.9
Total non-current assets	**259.7**	**228.3**	**255.7**
Inventories	102.1	93.8	89.0
Accounts recivable	191.2	204.6	168.6
Other current assets	36.4	26.2	37.6
Cash and cash equivalents	319.5	410.1	294.8
Total current assets	**649.2**	**734.7**	**590.0**
TOTAL ASSETS	**908.9**	**963.0**	**845.7**
EQUITY AND LIABILITIES			
Equity	**622.0**	**718.2**	**583.0**
Deferred tax liability	41.1	36.4	40.7
Provisions	5.4	5.0	5.1
Total long-term liabilities	**46.5**	**41.4**	**45.8**
Accounts payable	126.6	103.0	96.9
Provisions	10.6	14.5	11.6
Other current liabilities	103.2	85.9	108.4
Total current liabilities	**240.4**	**203.4**	**216.9**
TOTAL EQUITY AND LIABILITIES	**908.9**	**963.0**	**845.7**

8

158 INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Transmode

transmode

Condensed Consolidated Statement of Cash Flows

SEK m	Jan-Mar 2015	Jan-Mar 2014	Apr 2014-Mar 2015	Jan-Dec 2014
Profit after financial items	**48.0**	**23.5**	**101.9**	**77.4**
Non-cash items	19.0	8.0	61.2	50.2
Income tax paid	-4.2	-6.3	-9.7	-11.8
Cash flow from operating activities before changes in working capital	**62.8**	**25.2**	**153.4**	**115.8**
Changes in working capital	-19.7	-23.6	15.6	11.7
Cash flow from operating activities	**43.1**	**1.6**	**169.0**	**127.5**
Acquisitions of intangible and tangible assets	-18.4	-20.6	-81.9	-84.1
Change in other financial assets	0.0	-0.1	-0.5	-0.6
Cash flow from investing activities	**-18.4**	**-20.7**	**-82.4**	**-84.7**
Purchases of treasury shares	–	-3.3	–	-3.3
Dividend to equity holders of the parent	–	–	-180.1	-180.1
Cash flow from financing activities	**–**	**-3.3**	**-180.1**	**-183.4**
Increase / decrease in cash and cash equivalents	**24.7**	**-22.4**	**-93.5**	**-140.6**
Cash and cash equivalents at the beginning of the period	**294.8**	**431.5**	**410.1**	**431.5**
Exchange rate differences in cash and cash equivalents	0.0	1.0	2.9	3.9
Cash and cash equivalents at the end of the period	**319.5**	**410.1**	**319.5**	**294.8**

Condensed Statement of Changes in Equity

SEK m	Jan-Mar 2015	Jan-Mar 2014	Apr 2014-Mar 2015	Jan-Dec 2014
Opening balance	**583.0**	**702.4**	**718.2**	**702.4**
Total comprehensive income for the period	38.5	18.6	82.5	62.6
Share-based payment	0.5	0.5	1.4	1.4
Purchases of treasury shares	–	-3.3	–	-3.3
Dividend to equity holders of the parent	–	–	-180.1	-180.1
Closing balance	**622.0**	**718.2**	**622.0**	**583.0**

9

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 159

Information about Transmode

transmode

Key ratios

Jan-Mar Apr 2014- Jan-Dec

SEK m / % 2015 2014 Mar 2015 2014

Sales by region (SEK m):

EMEA 231.5 192.7 799.8 761.0

Americas 47.4 29.8 152.6 135.0

APAC 10.4 8.8 35.6 34.0

Total Sales 289.3 231.3 988.0 930.0

Gross profit (SEK m) 151.7 113.6 509.3 471.2

Operating profit (SEK m) 47.1 21.5 96.2 70.6

Profit for the period (SEK m) 37.8 18.6 80.7 61.5

Working capital (SEK m) 89.3 121.1 89.3 78.2

Net cash (SEK m) 319.6 410.6 319.6 295.3

Cash flow from operating activities (SEK m) 43.1 1.6 169.0 127.5

Sales, change in (%) 25.1 -3.8 -3.2 -9.6

Gross margin (%) 52.5 49.1 51.6 50.7

Operating margin (%) 16.3 9.3 9.7 7.6

Profit margin (%) 13.1 8.1 8.2 6.6

Working capital/sales (%) 9.1 11.1 9.1 9.7

Equity/ssets ratio (%) 68.4 73.9 68.4 68.9

No of shares at end of period (‘000) 27,789 27,789 27,789 27,789

No of outstanding shares at end of period (‘000) 27,709 27,709 27,709 27,709

For definitions of key ratios, please refer to the Annual Report for 2014, which is available at the company’s website: www.transmode.com.

10

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Transmode

Condensed Parent Company Income Statement

SEK m	Jan-Mar 2015	2014	Apr 2014-Mar 2015	Jan-Dec 2014
Sales	**5.5**	**5.9**	**21.6**	**22.0**
Administrative expenses	-7.4	-7.2	-28.5	-28.3
Other operating income and expenses	0.0	0.0	0.0	0.0
Operating profit/loss	**-1.9**	**-1.3**	**-6.9**	**-6.3**
Net financial income / expenses	0.6	1.2	58.4	59.0
Profit/loss after financial expenses	**-1.3**	**-0.1**	**51.5**	**52.7**
	0.3	0.0	-0.4	-0.7
Profit/loss for the period	**-1.0**	**-0.1**	**51.1**	**52.0**

Condensed Parent Company Balance Sheet

SEK m	31 Mar 2015	31 Mar 2014	31 Dec 2014
Assets			
Financial fixed assets	470.4	468.2	469.3
Total non-current assets	**470.4**	**468.2**	**469.3**
Other current assets	67.5	130.4	68.5
Cash and cash equivalents	32.7	99.7	34.4
Total current assets	**100.2**	**230.1**	**102.9**
Total assets	**570.6**	**698.3**	**572.2**
Equity and liabilities			
Equity	**559.5**	**687.0**	**559.9**
Provisions	**2.4**	**1.7**	**2.0**
Other current liabilities	8.7	9.6	10.3
Total current liabilities	**8.7**	**9.6**	**10.3**
Total liabilities and equity	**570.6**	**698.3**	**572.2**
Pledged assets	None	None	None
Contingent liabilities	None	None	None

11

INFINERA'S OFFER TO THE SHAREHOLDERS OF TRANSMODE 161

Information about Transmode

transmode

The Board of Directors and CEO hereby certify that this Interim Report gives a true and fair view of the group’s operations, sales, results of operations and financial position. The information presented corresponds to fact and no material omissions have been made that could affect the presentation of the group and parent company in the accounts.

Stockholm, Sweden, 28 April 2015

Karl Thedéen

Chief Executive Officer

This Report has not been reviewed by the company’s auditors.

This information is mandatory for Transmode AB (publ) to publish pursuant to the Swedish Securities Markets Act and/or the Swedish Financial Instruments Trading Act. The information was submitted for publication at 8.00 a.m. on 29 April 2015.

This is a translation of the Swedish original. In case of any inconsistency between the Swedish and English version, the Swedish version shall prevail.

For more information please contact

Johan Wilsby

Chief Financial Officer

Transmode AB

+46 (0)8 410 88189

johan.wilsby@transmode.com

About Transmode

Transmode is a global provider of packet-optical networking solutions that enable fixed line and mobile network operators to cost effectively address the capacity needs created by the rapid growth in video and data traffic. These solutions are important building blocks in next-generation high-speed optical networks that support services such as broadband backhaul, mobile data backhaul, video delivery services and cloud computing. Transmode’s solutions are designed to increase the capacity, flexibility and functionality of metro and regional networks and are based on Wavelength Division Multiplexing (WDM) and transport technologies such as Ethernet. Transmode’s Native Packet Optical 2.0 architecture gives customers key advantages such as cost efficient Ethernet services, ultra-low latency, low power consumption and future proof network design.

Transmode is headquartered in Stockholm, Sweden and is listed on the NASDAQ Stockholm Exchange (TRMO). Since 2000 the company has installed more than 50,000 systems for over 650 fixed and mobile network operators, service providers, large enterprises and public institutions in over 50 countries across the globe.

For additional information about Transmode, please visit www.transmode.com.

For more information about Transmode, visit www.transmode.com

12

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Information about Transmode

Report by the Board of Directors of Transmode

The description of Transmode on pages 136–162 of this Offer Document has been reviewed by the Board of Directors of Transmode. In the opinion of the Board of Directors of Transmode, this condensed description of Transmode provides an accurate and fair, although not complete, view of Transmode.

Stockholm, July 7, 2015

Transmode AB (publ)

The Board of Directors

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

Certain tax considerations in Sweden

The following is a summary of certain Swedish tax issues related to the Offer to the shareholders in Transmode, applicable to individuals and limited liability companies tax resident in Sweden (unless otherwise stated). The summary is based on the legislation currently in force and is intended as general information only. The summary does not purport to be a comprehensive description of all tax issues that may be relevant in relation to the Offer. For example it does not address: (i) shares held by partnerships or shares held as current assets in business operations, (ii) the specific rules on tax-exempt capital gains (including non-deductibility for capital losses) or dividends in the corporate sector that may be applicable when shares are considered to be held for business purposes (Sw. näringsbetingade andelar)1, (iii) the special rules that may apply to shares in companies that are or previously have been closely held or shares that have been acquired by means of so called “qualified shares” in closely held companies, or (iv) shares or other equity-related securities that are held on a so called investment savings account (Sw. investeringssparkonto) and that are subject to special rules on standardized income. Moreover, special tax rules apply to certain categories of investors, including, for example, investment companies and insurance companies, which are not covered here. The tax treatment of each individual shareholder depends on such holder’s particular circumstances. Each shareholder should therefore consult a tax advisor for information on the specific implications that may arise in an individual case, including the applicability and effect of foreign rules and tax treaties for the avoidance of double taxation.

Individuals

General on capital gains taxation

For shareholders in Transmode that accept the Offer and thereby dispose of certain of their shares in Transmode in exchange for cash consideration, a taxable capital gain or deductible capital loss may arise. Capital gains are taxed as income from capital at a rate of 30 percent. The capital gain or loss is normally calculated as the difference between the sales proceeds, after deducting sales costs, and the tax basis. The tax basis for all shares of the same class and type is calculated together in accordance with the average cost method (Sw. genomsnittsmetoden).

Upon the sale of listed shares, the tax basis may alternatively be determined according to the standard method as 20 percent of the sales proceeds after deducting sales costs.

Capital losses on listed shares are fully deductible against taxable capital gains on listed and un-listed shares and on other listed equity-related securities realized in the same year, except for units in securities funds or special funds which consist solely of Swedish receivables (Sw. räntefonder). Capital losses on shares and other equity-related securities which cannot be set off in this way can be deducted with up to 70 percent against other income from capital. If there is a net loss in the capital income category, a tax reduction is allowed against municipal and national income tax, as well as against real estate tax and municipal real estate charges. A tax reduction of 30 percent is allowed on the portion of such net loss that does not exceed SEK 100,000 and of 21 percent on any remaining loss. Such net loss cannot be carried forward to future fiscal years.

Roll-over relief in share-for-share exchange

For shareholders in Transmode who accept the Offer and thereby dispose of certain of their Transmode shares in exchange for Infinera Shares (either pursuant to the Original Consideration Alternative or pursuant to a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative), no immediate taxation will occur at the time of the share-for-share exchange provided that the Swedish tax rules on roll-over relief (Sw. framskjuten beskattning vid andelsbyten) apply. Under these rules, the tax basis in the disposed Transmode shares will instead “roll-over” to the received Infinera Shares. The received Infinera Shares are thus considered to have

1 Listed shares are deemed to be held for business purposes if the shareholding constitutes a capital asset for the investor and the holding amounts to at least 10 percent of the voting rights or is connected to the business conducted by the owner company (or other related company defined in a certain manner). Listed shares must be held for a period of twelve months for the provisions to apply. For these purposes, shares delisted in connection with the initiation of a compulsory acquisition or the like are still considered listed.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

been acquired for a consideration equal to the tax basis in the disposed Transmode shares. It should be noted that according to the Swedish Tax Agency, the standard method may not be used when calculating the tax basis in a roll-over relief situation.

In order for the rules on roll-over relief to apply, amongst other things, it is required that the offeror will own more than 50 percent of the total voting power in Transmode at the end of the calendar year when the disposal takes place, unless certain exceptions apply. Provided that the Offer is completed, Infinera intends to hold shares in Transmode in such manner that this requirement will be met.

Transmode shares that are disposed of in exchange for cash consideration will be subject to capital gains taxation in the year when the Transmode shares are disposed of. Roll-over relief is thus only applied to the Transmode shares that are exchanged for Infinera Shares.

Only whole numbers of Infinera Shares will be distributed to shareholders in Transmode who accept the Offer. In case shareholders receive a fraction of a new share in Infinera, the fraction received will be added together with other such fractions and disposed of for the shareholders’ account. Any cash received from such disposal will be subject to taxation in the year when the disposal occurs as described above.

Individuals do not need to report the exchange of Transmode shares for Infinera Shares in their income tax returns in order to receive the roll-over relief. Cash consideration must, however, be reported including the cash for the received fraction of shares in Infinera that are disposed of for the shareholders’ account.

A capital gain or loss from the share-for-share exchange for an individual who has received roll-over relief will become taxable or deductible in the year when the individual subsequently disposes of the received Infinera Shares, unless the Infinera Shares are disposed of in another share-for-share exchange where the rules on roll-over relief apply.

A capital gain from the share-for-share exchange will also become taxable if an individual who has received roll-over relief ceases to have his or her private residence (Sw. bosatt) within the European Economic Area (EEA) or ceases to permanently stay (Sw. stadigvarande vistas) within the EEA. However, such a capital gain is only taxable if the individual is liable to tax in Sweden for capital gains according to what is set out in the section “–Certain tax considerations for non-resident shareholders” below or if the individual remains tax resident in Sweden due to essential connections (Sw. väsentlig anknytning) to Sweden. A capital gain in this situation is calculated as the difference between the market value of the received Infinera Shares at the time of the share-for-share exchange and the tax basis in the disposed Transmode shares.2 Any capital gain that is taxed when an individual no longer fulfills the requirements of being resident or permanently staying within the EEA, will be included in the tax basis for any received Infinera Shares.

Limited liability companies

General on capital gains taxation

For limited liability companies, all income, including taxable dividends and capital gains, is taxed as business income at a rate of 22 percent. Capital gains and capital losses are calculated in the same manner as described above with respect to individuals.

Deductible capital losses on shares may only be deducted against taxable capital gains on shares and other equity-related securities. Such capital losses may also, if certain requirements are fulfilled, be offset against such capital gains in a company within the same group, provided that the companies are entitled to tax consolidation (i.e. that the requirements for exchanging group contributions are met). A capital loss that cannot be utilized during a given fiscal year may be carried forward and be offset against taxable capital gains on shares and other equity-related securities during subsequent fiscal years, without limitation in time.

Tax deferral in share-for-share exchange

A limited liability company that realizes a capital gain from the exchange of Transmode shares for Infinera Shares under the Offer may have the possibility to claim a tax deferral (Sw. uppskovsgrundande andelsbyte) for such gain in its income tax return if certain conditions are met.

In order for the rules on tax deferral to apply, amongst other things, it is required that the offeror will own more than 50 percent of the total voting power in Transmode at the end of the calendar year when the disposal takes place, unless certain exceptions apply. Provided that the offer is completed, the Offeror intends to hold shares in Transmode in such a manner that this requirement will be met.

A limited liability company that wishes to obtain tax deferral on the exchange of Transmode shares for Infinera Shares (either pursuant to the Original Consideration Alternative or pursuant to a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative) must report the gain in its income tax return for the divestment

2 Infinera intends to seek general advice from the Swedish Tax Agency on the valuation of the received Infinera Shares at the time of the share-for-share exchange. Information on the valuation will be published on the Swedish Tax Agency’s website (www.skatteverket.se) and on Infinera’s website (www.infinera.com).

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

year and request a deferral of taxation. If a deferral is granted, the capital gain will be determined by the Swedish Tax Agency in its tax assessment in the form of a deferred tax amount which will be allocated pro rata among the Infinera Shares received.3

The deferred amount will generally become taxable when the Infinera Shares are subsequently disposed of or cease to exist. This does not, however, apply if the received Infinera Shares are disposed of in a subsequent share-for-share exchange, provided that the criteria for a continued deferred taxation are met.

Only whole numbers of Infinera Shares will be distributed to shareholders in Transmode who accept the Offer. In case shareholders receive a fraction of a new share in Infinera, the fraction received will be added together with other such fractions and disposed of for the shareholders’ account. Any cash received from such disposal will be subject to taxation in the year when the disposal occurs.

Tax considerations for holders of Infinera Shares

It is expected that capital gains and losses on the Infinera Shares will be taxed in the same manner as capital gains and losses on the Transmode shares.

Infinera has never paid any cash dividends on its common stock and does not intend to pay any cash dividends on common stock in the near future. If Infinera were to change its policy and a dividend were to be paid by Infinera in the future it would generally be taxed as business income at a tax rate of 22 percent for limited liability companies and as income from capital at a rate of 30 percent for individuals. In addition, dividends on the Infinera Shares paid to non-U.S. persons will generally be subject to U.S. withholding tax at a rate of 30 percent. However, under the tax treaty between Sweden and the United States (the “Treaty”), the tax rate is normally reduced to 15 percent on dividends beneficially owned by a person resident in Sweden for the purposes of the Treaty. Under the Treaty, the tax rate is further reduced to 5 percent for companies owning shares representing at least 10 percent of the total voting rights of the company declaring the dividend. The tax rate for companies and pension funds may be further reduced to 0 percent if certain requirements set out in the Treaty are fulfilled. The Treaty rate is applicable only if sufficient information regarding the residency of the stockholder is available. For further information on providing residency of the stockholder, see “Material U.S. federal income tax considerations–Tax consequences to non-U.S. holders–Consequences of ownership Infinera Shares–Dividends.”

Since dividends generally will be taxable in both Sweden and the U.S., double taxation may occur. However, the U.S. withholding tax can be credited from Swedish income tax as a foreign tax credit. The tax credit may not exceed the Swedish income tax attributable to the foreign-source income. If there is no Swedish tax on income in the fiscal year in which a dividend is received (for example, where an individual declares a net loss in the capital income category), no foreign tax credit can be claimed in that year. Instead, subject to certain limitations, a surplus credit may be carried forward for five years. In order to avoid double taxation on any dividends received, the stockholders are required to request a credit of foreign tax paid in their Swedish income tax return.

Disposal of shares received in Infinera

A certain order of priority for shares of the same class and type is applicable if a stockholder, who has received roll-over relief or claimed deferred taxation already owned Infinera Shares before the Offer or has acquired Infinera Shares after the Offer, sells any of these shares. The shares are then deemed to have been disposed of in the following order.

1. Shares acquired prior to the Offer

2. Shares acquired through the Offer

3. Shares acquired after the Offer

Certain tax considerations for non-resident shareholders

Shareholders not tax resident in Sweden, and that are not conducting business through a permanent establishment in Sweden to which the shares are effectively connected, are generally not liable for Swedish capital gains taxation on the disposal of shares. Such holders may, nevertheless, be subject to tax in their country of residence.

However, individuals who are not tax resident in Sweden may be subject to Swedish tax on capital gains from the sale of shares, if they have been resident or permanently lived in Sweden at any time during the calendar year of such sale or during any of the ten preceding calendar years. The applicability of this rule may, however, in many cases be limited by tax treaties for the avoidance of double taxation between Sweden and certain other countries.

3 Infinera intends to seek general advice from the Swedish Tax Agency on the valuation of the received Infinera Shares at the time of the share-for-share exchange. Information on the valuation will be published on the Swedish Tax Agency’s website (www.skatteverket.se) and on Infinera’s website (www.infinera.com).

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences of the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the tax on net investment income, the alternative minimum tax or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation, banks, insurance companies or other financial institutions; tax-exempt organizations; controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; persons that own, or are deemed to own, more than 5 percent of Infinera’s capital stock (except to the extent specifically set forth below); certain former citizens or long-term residents of the United States; partnerships, other pass-through entities or other entities classified as partnerships for U.S. federal income tax purposes (and partners or investors therein); persons who hold Transmode shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; persons who hold or received Transmode shares pursuant to the exercise of any employee stock option or otherwise as compensation; corporations that are subject to the provisions of Section 7874 of the Code; or persons who do not hold their Transmode shares as a capital asset within the meaning of Section 1221 of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds Transmode shares, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Transmode shares, and partners in such partnerships, should consult their tax advisors.

U.S. holder and non-U.S. holder defined

For purposes of this discussion, you are a U.S. holder if you are a beneficial owner of Transmode shares who is, for U.S. federal income tax purposes:

an individual citizen or resident of the United States;

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

an estate whose income is subject to U.S. federal income tax regardless of its source; or

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of Transmode shares (other than a partnership) who is not a U.S. holder.

Tax consequences to U.S. holders

Consequences of the Offer

The receipt of cash, or a combination of cash and Infinera Shares, in exchange for Transmode shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if you are a U.S. holder who receives cash, or a combination of cash and Infinera Shares, in exchange for Transmode shares pursuant to the Offer, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between:

the amount realized, as described in the succeeding sentence; and

your adjusted tax basis in the Transmode shares exchanged therefor.

The amount realized generally will be the sum of:

the fair market value of the Infinera Shares you receive pursuant to the Offer (if any, either pursuant to the Original Consideration Alternative or pursuant to a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative); and

the U.S. dollar value of the Swedish kronor you receive pursuant to the Offer.

For this purpose the fair market value of the shares will be determined on the settlement date of the Offer, in the case of a cash basis U.S. holder, and the date of sale, in the case of an accrual basis U.S. holder. An

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

accrual basis U.S. holder, if it elects, may determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the Offer. If an accrual basis U.S. holder does not make such an election, such accrual basis U.S. holder may have foreign currency exchange gain or loss because of differences between the USD/SEK exchange rates prevailing on the date of sale and on the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss realized by the U.S. holder on the disposition of Transmode shares. Gain or loss must be calculated separately for each block of Transmode shares (i.e. shares acquired at the same cost in a single transaction) exchanged in the Offer. Except with respect to foreign currency gain or loss, any such gain or loss generally would be long-term capital gain or loss if the holding period for the Transmode shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s basis in the Infinera Shares received (if any) will equal such shares’ fair market value as of the date of sale, and the holding period of such shares will start on the day after the sale.

Backup withholding

Backup withholding may apply to payments made in connection with the Offer. Backup withholding will not apply, however, to a U.S. holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form, or (2) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Tax consequences to non-U.S. holders

Consequences of the Offer

If you are a non-U.S. holder, you generally will not be taxed upon the completion of the Offer unless:

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or a fixed base maintained by you in the United States); or

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the completion of the Offer under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30 percent rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30 percent tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the completion of the Offer, which gain may be offset by U.S.-source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses).

Consequences of ownership of Infinera Shares–Dividends

Infinera has never paid any cash dividends on its common stock and does not intend to pay any cash dividends on common stock in the near future. If Infinera were to change its policy and a dividend were to be paid by Infinera in the future, distributions on Infinera Shares paid to non-U.S. holders would constitute dividends for U.S. tax purposes to the extent paid from Infinera’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both Infinera’s current and its accumulated earnings and profits, the excess would constitute a return of capital and would first reduce your basis in Infinera Shares, but not below zero, and then would be treated as gain from the sale of stock as described below under “–Consequences of ownership of Infinera Shares–Gain on disposition of Infinera Shares.”

Subject to the discussion below on effectively connected income, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30 percent of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide Infinera with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or successor form), including a U.S. taxpayer identification number, certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder of Infinera Shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold Infinera Shares through a financial institution or other agent acting on the non-U.S. holder’s behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to Infinera or its paying agent, either directly or through other intermediaries.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States), are exempt from such withholding tax if you satisfy certain certification and disclosure requirements. In order to obtain this exemption, you must provide Infinera with an IRS Form W-8ECI (or successor form) or other applicable IRS Form W-8 (or successor form) properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Consequences of ownership of Infinera Shares–Gain on disposition of Infinera Shares

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other disposition of Infinera Shares received (either pursuant to the Original Consideration Alternative or pursuant to a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative) unless:

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or a fixed base maintained by you in the United States);

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

Infinera Shares constitute a U.S. real property interest by reason of Infinera’s status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, Infinera Shares.

Infinera believes that it is not currently and will not become a USRPHC, and the remainder of this discussion so assumes. However, because the determination of whether Infinera is a USRPHC depends on the fair market value of Infinera’s U.S. real property relative to the fair market value of its other business assets, there can be no assurance that it will not become a USRPHC in the future. Even if Infinera becomes a USRPHC, however, as long as Infinera Shares are regularly traded on an established securities market, such Infinera Shares will be treated as U.S. real property interests only if you actually or constructively hold more than 5 percent of such regularly traded Infinera Shares at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, Infinera Shares.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30 percent rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30 percent tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

U.S. federal estate tax

Infinera Shares beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such stock, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup withholding and information reporting

Generally, Infinera must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of Transmode shares or Infinera Shares made to you may be subject to additional information reporting and backup withholding at a current rate of 28 percent unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Tax issues

appropriate version of IRS Form W-8 (or successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either Infinera or its paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign accounts

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax of 30 percent on dividends on and the gross proceeds from the sale or other disposition of Infinera Shares, paid to a “foreign financial institution” (as specifically defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30 percent on dividends on and the gross proceeds from the sale or other disposition of Infinera Shares paid to a “non-financial foreign entity” (as specifically defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on Infinera Shares and, under current transitional rules, are expected to apply with respect to the gross proceeds from a sale or other disposition of Infinera Shares on or after January 1, 2017. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in Infinera Shares (which may be acquired either pursuant to the Original Consideration Alternative or pursuant to a pro rata reduction of the number of Transmode shares to be acquired for cash consideration under the Capped Cash Alternative).

EACH TRANSMODE SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND HOLDING AND DISPOSING OF INFINERA SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Addresses

Infinera

Infinera Corporation

140 Caspian Court

Sunnyvale, CA 94089

USA

Telephone number: +1 (408) 572-5200

Financial advisors

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

USA

Legal advisors

Mannheimer Swartling Advokatbyrå

PO Box 1711

SE-111 87 Stockholm

Sweden

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

USA

Auditor

Ernst & Young LLP

303 S Almaden Blvd

San Jose, CA 95110

USA

Transmode

Transmode AB

PO Box 42114

SE-12614 Stockholm

Sweden

Telephone number: +46 8 410 88 000

Financial advisors

Lazard AB

Sturegatan 24

SE-114 36 Stockholm

Sweden

Legal advisors

Hannes Snellman Attorneys Ltd

PO Box 7801

SE-103 96 Stockholm

Sweden

Auditor

PricewaterhouseCoopers AB

SE-113 97 Stockholm

Sweden

INFINERA’S OFFER TO THE SHAREHOLDERS OF TRANSMODE

Börstryck/Narva